Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186493
PROSPECTUS
$69,300,000
9.5% Senior Secured Notes due 2015

$9,625,000
9.5% Convertible Notes due 2015
U.S. Concrete, Inc.
Offer to Exchange
Up to $69,300,000 aggregate principal amount of 9.5% Senior Secured Notes due 2015 which have been registered under the Securities Act of 1933 for all $55,000,000 aggregate principal amount of outstanding 9.5% Convertible Secured Notes due 2015.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal & consent (which together constitute the “exchange offer”), to exchange up to $69,300,000 aggregate principal amount of our registered 9.5% Senior Secured Notes due 2015 (the “New Senior Notes”) for all $55,000,000 aggregate principal amount of our outstanding 9.5% Convertible Secured Notes due 2015 (the “Old Convertible Notes”) (in each case, assuming full participation in the exchange offer). The terms of the New Senior Notes will materially differ from the terms of the Old Convertible Notes, including without limitation the fact that the New Senior Notes, unlike the Old Convertible Notes, will not be convertible into our common equity.
The New Senior Notes will bear interest at a rate of 9.5% per annum. Interest on the New Senior Notes, unlike the Old Convertible Notes, will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2013. The New Senior Notes will mature on October 1, 2015 (the “maturity date”), unless earlier repurchased or redeemed. We may redeem some or all of the New Senior Notes in whole or in part, at any time and from time to time, at (1) 100% of their outstanding principal amount, together with any accrued and unpaid interest, through December 31, 2013, (2) 102% of their outstanding principal amount, together with any accrued and unpaid interest, from January 1, 2014, through December 31, 2014, and (3) 103% of their outstanding principal amount, together with any accrued and unpaid interest, from January 1, 2015 through the maturity date.
The New Senior Notes and the guarantees thereof, like the Old Convertible Notes and guarantees thereof, will rank equally in right of payment with all of our existing and future senior indebtedness. Our obligations under the New Senior Notes, like the Old Convertible Notes, will be guaranteed on a senior secured basis by substantially all of our subsidiaries located in the United States (the “guarantors”) as described herein. The New Senior Notes and the guarantees thereof, like the Old Convertible Notes and guarantees thereof, will be secured by first-priority liens on certain of the property and assets directly owned by us and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens and certain exceptions, and by a second-priority lien on our and the guarantors’ assets securing our asset-based revolving credit facility (the “Revolving Facility”) on a first-priority basis, including inventory (including as-extracted collateral), accounts, certain specified mixer trucks, chattel paper, general intangibles (other than collateral securing the New Senior Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions. The New Senior Notes and the guarantees thereof, like the Old Convertible Notes and guarantees thereof, will be effectively subordinated to all indebtedness and other obligations, including trade payables, of each of our existing and future subsidiaries that are not guarantors.
In connection with the exchange offer, we are soliciting consents to amend the indenture and security documents governing the Old Convertible Notes, and the related intercreditor agreement (the "Amendments"). The Amendments will eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Old Convertible Notes and provide for a release of all of the liens on the collateral securing the Old Convertible Notes and the related guarantees under the indenture and the security documents governing the Old Convertible Notes (as so amended, the Old Convertible Notes will be the "Amended Convertible Notes"). If you hold Old Convertible Notes and decline to exchange them in the exchange offer, you will, upon the consummation of the exchange offer, hold Amended Convertible Notes instead of Old Convertible Notes by operation of the Amendments.
Subject to the terms and conditions described in this prospectus, we will exchange any and all Old Convertible Notes that are validly tendered and not properly withdrawn prior to 12:00 midnight, New York City time, on March 21, 2013, unless extended. You may withdraw Old Convertible Notes tendered in the exchange offer at any time prior to the expiration date. Consents may be revoked at any time prior to the expiration date. Consents may be revoked only by withdrawing the related Old Convertible Notes and the withdrawal of any Old Convertible Notes will automatically constitute a revocation of the related consents.
Our common stock is listed on NasdaqCM under the symbol "USCR." As of the date of this prospectus, $55,000,000 aggregate principal amount of the Old Convertible Notes is outstanding. We have not applied, and do not intend to apply, for listing the Old Convertible Notes, the New Senior Notes or the Amended Convertible Notes on any national securities exchange or automated quotation system.
You should carefully consider the risk factors beginning on page 11 of this prospectus before participating in this exchange offer, including without limitation the consequences of failure to exchange described on pages 19 and 40 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 20, 2013

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or such other date stated in this prospectus.
The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our New Senior Notes. In this prospectus, unless the context otherwise requires or indicates, all references to “U.S. Concrete,” “USCR,” the “Company,” “we,” “our” and “us” refer to U.S. Concrete, Inc., a Delaware corporation, and, unless context demands otherwise, its subsidiaries.

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NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OFNEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and file annual, quarterly and current reports and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 with respect to the New Senior Notes and guarantees thereof to be issued in exchange for the Old Convertible Notes, the Amended Convertible Notes, and the respective guarantees thereof. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the New Senior Notes being offered in this exchange offer or the Amended Convertible Notes, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement and the documents incorporated by reference in the registration statement and this prospectus. Statements contained in this prospectus or the documents incorporated by reference regarding the contents of any agreement, contract or other document referred to are not necessarily complete. Reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.
You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the SEC from the SEC’s Public Reference Room at the SEC’s principal office, at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.
We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.
We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the exchange offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
You may direct all questions and requests for assistance, including requests for additional copies of this prospectus or the accompanying letter of transmittal & consent to Global Bondholder Services Corporation, as exchange and information agent for the exchange offer at its address listed on page 39 of this prospectus.
In order to ensure timely delivery of such documents, holders must request this information promptly and in no event later than March 14, 2013, which is five business days before the expiration date. We encourage you to submit any request for documents as soon as possible to ensure timely delivery of the documents prior to the expiration date.

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FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements.” These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the “Risk Factors” section and other cautionary statements included in this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations, except as required by federal securities laws.
There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. Unpredictable or unknown factors we have not discussed in this prospectus also could have material effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises. We advise our existing and potential security holders that they should (1) be aware that important factors to which we do not refer in this prospectus could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

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SUMMARY

This summary highlights material information about us and this offering, but does not contain all of the information that you should consider before deciding whether or not to participate in the exchange offer. You should read this entire prospectus carefully, including the “Risk Factors” included in this prospectus and our audited consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus (our "Consolidated Financial Statements"). This prospectus includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements.”

Our Company

We are a major producer of ready-mixed concrete in select markets in the United States.  We operate our business through two segments: our ready-mixed concrete segment and our aggregate products segment.  We are a leading producer of ready-mixed concrete in substantially all the markets in which we have operations.  Ready-mixed concrete products are important building materials that are used in a vast majority of commercial, residential and public works construction projects.

All of our operations are in (and all of our sales are made within) the United States.  We operate principally in Texas, California and New Jersey/New York, with those markets representing approximately 41%, 28%, and 18%, respectively, of our consolidated revenues for the year ended December 31, 2012.  According to publicly available industry information, those states represented a total of 30% of the consumption of ready-mixed concrete in the United States in 2012 (Texas: 16%; California: 10%; and New Jersey/New York: 4%).  Our total revenue from continuing operations for the year ended December 31, 2012 was $531.0 million, of which we derived approximately 89.2% from our ready-mixed concrete segment, 3.4% from our aggregate products segment and 7.4% from our other operations.  For more information on our consolidated revenues and results of operations for the years ended December 31, 2012 and 2011 and our consolidated total assets as of December 31, 2012 and 2011, see our Consolidated Financial Statements included elsewhere in this prospectus.

As of December 31, 2012, we had 101 fixed and 11 portable ready-mixed concrete plants and seven aggregates facilities.  During 2012, these plants and facilities produced approximately 4.8 million cubic yards of ready-mixed concrete and 3.3 million tons of aggregates. We lease two other aggregates facilities to third parties and retain a royalty on production from those facilities.

On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle Precast, Inc. ("Oldcastle"). The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items. The transaction was completed on August 20, 2012.

On September 14, 2012, we purchased four ready-mixed concrete plants and related assets and inventory from Colorado River Concrete L.P., Cindy & Robin Concrete, L.P. and E&R Artecona Family Limited Partnership (collectively, "CRC") in our west Texas market. The purchase of these assets allows us to expand our business in two of our major markets: west Texas and north Texas.

On October 30, 2012, we completed the acquisition of all the outstanding equity interests of Bode Gravel Co., a California subchapter S corporation ("Bode Gravel"), and Bode Concrete LLC, a California limited liability company ("Bode Concrete," and together with Bode Gravel, the "Bode Companies"), pursuant to an equity purchase agreement, dated October 17, 2012. Bode Gravel and Bode Concrete operate two ready-mixed concrete plants, one new portable plant and 41 mixer trucks in the San Francisco area and produced approximately 243,000 cubic yards of ready-mixed concrete in 2011.

On December 17, 2012, we completed the sale of substantially all of our assets associated with our Smith Precast operations ("Smith") located in Phoenix, Arizona, to Jensen Enterprises, Inc., dba Jensen Precast ("Jensen"). The assets purchased by Jensen included certain facilities, fixed assets and working capital items. In addition, Jensen assumed the obligations of a capital lease previously held by Smith.

Our Business

Our ready-mixed concrete segment engages principally in the formulation, preparation and delivery of ready-mixed concrete to the job sites of our customers.  Ready-mixed concrete is a highly versatile construction material that results from combining coarse and fine aggregates, such as gravel, crushed stone and sand, with water, various chemical admixtures and cement. We also provide services intended to reduce our customers’ overall construction costs by lowering the installed, or “in-place,” cost of concrete. These services include the formulation of mixtures for specific design uses, on-site and lab-based product quality control, and customized delivery programs to meet our customers’ needs. We generally do not provide paving or other finishing services, which construction contractors or subcontractors typically perform.  We provide our ready-mixed concrete from our operations in north and west Texas, northern California, New Jersey, New York, Washington, D.C. and Oklahoma.

Our aggregate products segment produces crushed stone, sand and gravel from seven aggregates facilities located in New Jersey and Texas.  We sell these aggregates for use in commercial, industrial and public works projects in the markets they serve, as well as consume them internally in the production of ready-mixed concrete in those markets.  We produced approximately 3.3 million tons of aggregates in 2012 from these facilities with Texas producing 48% and New Jersey 52% of that total production. We believe our aggregates reserves provide us with additional raw materials sourcing flexibility and supply availability, although they provide us with a minimal supply of our annual consumption of aggregates.  In addition, we have agreements to lease our sand pit operations in Michigan and one quarry in West Texas for which we receive a royalty based on the volume of product produced and sold during the terms of the leases.

The sale of our California and Arizona precast operations during 2012 represented a disposal of a significant majority of our previously reported precast operating segment. These disposals were part of our strategy to become the premier focused domestic supplier of ready-mixed concrete in the United States. As such, during the fourth quarter of 2012, we made changes to better align our operating and reportable segments with our overall strategy and the manner in which we organize and manage our business. Our two reportable segments now include ready-mixed concrete and aggregate products as described below. Historical segment results have been reclassified to conform with these changes.

We derive substantially all of our revenues from the sale of ready-mixed concrete and aggregate products to the construction industry in the United States. We typically sell our products under purchase orders that require us to formulate, prepare and deliver the product to our customers’ job sites.  The principal states in which we operate are Texas, California and New Jersey/New York.  Revenue by principal location, as a percentage of revenue from continuing operations, was as follows:

	2012	2011
North and west Texas	41%	37%
California	28%	32%
New Jersey/New York	18%	21%

We serve substantially all segments of the construction industry in our markets.  Our customers include contractors for commercial and industrial, residential, street and highway and other public works construction. The approximate percentages of our concrete product revenue by type of construction activity were as follows in 2012 and 2011:

	2012	2011
Commercial and industrial	52%	67%
Residential	20%	16%
Street, highway and other public works	28%	17%

The geographic markets for our products are generally local, and our operating results are subject to fluctuations in the level and mix of construction activity that occur in our markets.  The level of activity affects the demand for our products, while the product mix of activity among the various segments of the construction industry affects both our relative competitive strengths and our operating margins.  Commercial and industrial projects generally provide more opportunities to sell value-added products that are designed to meet the high-performance requirements of these types of projects.

Our customers are generally involved in the construction industry, which is a cyclical business and is subject to general and more localized economic conditions, including the recessionary conditions impacting all our markets.  In addition, our business is impacted by seasonal variations in weather conditions, which vary by regional market.  Accordingly, demand for our products and services during the winter months are typically lower than in other months of the year because of inclement weather.  Also, sustained periods of inclement weather and other adverse weather conditions could cause the delay of construction projects during other times of the year.

Corporate Information

We were incorporated under the laws of the State of Delaware in 1997. Our principal offices are located at 331 North Main Street, Euless, Texas, 76039, and our telephone number is (817) 835-4165. Our website is www.us-concrete.com. Information contained on our website does not constitute a part of this prospectus.

The Exchange Offer and Consent Solicitation

The material terms of the exchange offer and the consent solicitation are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this prospectus entitled “The Exchange Offer and Consent Solicitation.”

Securities Subject to the Exchange Offer
All of our outstanding 9.5% Convertible Secured Notes due 2015, which were issued on August 31, 2010. As of the date of this prospectus, $55,000,000 aggregate principal amount of our Old Convertible Notes is outstanding, of which approximately $34,692,000 aggregate principal amount has been tendered and not withdrawn.

The Exchange Offer
We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal & consent, to exchange up to all of our outstanding Old Convertible Notes for $1,260 in principal amount of our 9.5% Senior Secured Notes due 2015 per $1,000 of principal amount of Old Convertible Notes. The Old Convertible Notes may be tendered and Consents may be delivered only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted.

The Consent Solicitation
As part of the exchange offer, we are soliciting the consent of the holders of the requisite aggregate principal amount of outstanding Old Convertible Notes to make amendments (the “Amendments”) to the indenture (the “Old Convertible Note Indenture”) and the security documents (the “Old Convertible Note Security Documents”) governing the Old Convertible Notes and to the related Intercreditor Agreement governing the priority of the liens securing our debt (the “Intercreditor Agreement”). A holder of Old Convertible Notes may not consent to the Amendments without tendering their Old Convertible Notes for exchange and may not tender their Old Convertible Notes for exchange without consenting to the Amendments.

Proposed Amendments
The Amendments would eliminate substantially all of the restrictive covenants contained in the Old Convertible Note Indenture and certain events of default and provide for a release (the “Collateral Release”) of all of the liens on the collateral securing the Old Convertible Notes and securing the related guarantees under the Old Convertible Note Indenture and the Old Convertible Note Security Documents. The Amendments would provide that the liens that formerly secured the Old Convertible Notes would instead secure the New Senior Notes, and would increase the maximum priority secured debt amount of the lenders under the Revolving Facility. See “The Exchange Offer and Consent Solicitation—Amendments.”

Accrued and Unpaid Interest
Holders whose Old Convertible Notes are accepted for exchange will be entitled to receive a cash payment for accrued and unpaid interest on the Old Convertible Notes to, but excluding, the settlement date.

Expiration; Withdrawal of Tenders and Revocation of Consent
This exchange offer and consent solicitation will expire at 12:00 midnight, New York City time, March 21, 2013, or such later date and time to which we extend it. Subject to the requirements of the Exchange and Consent Agreements (as defined below), we may extend the expiration date for the exchange offer. A tender of Old Convertible Notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date, and such withdrawal will constitute a concurrent valid revocation of the related consent. Any Old Convertible Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer, and will remain outstanding as Amended Convertible Notes.

Settlement Dates
The New Senior Notes issued pursuant to this exchange offer will be delivered promptly following the expiration date to the holders whose Old Convertible Notes have been validly tendered and not properly withdrawn.

Conditions to this Exchange Offer
This exchange offer is subject to, among other things, the effectiveness of the registration statement of which this prospectus forms a part and certain other customary conditions, some of which we may waive, subject to the requirements of the Exchange and Consent Agreements. In addition, this exchange offer is conditioned on (1) at least 82.5% of the outstanding principal amount of Old Convertible Notes being validly tendered and not properly withdrawn (the “Minimum Tender Condition”), (2) the consent of the holders of at least 66 2/3% of the outstanding Old Convertible Notes not held by our affiliates (the “Minimum Consent Condition”) and (3) the consent of the Revolving Facility Agent (as defined below) to the amendments to the

Intercreditor Agreement. Some or all of these conditions may be waived by the Company subject to the terms and conditions of the Exchange and Consent Agreements. See “The Exchange Offer and Consent Solicitation—Conditions to this Exchange Offer.”

For the purposes of the Minimum Consent Condition, the term "affiliates" refers to "Affiliates" of the Company as such term is used in the Old Convertible Note Indenture, and means any person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the Company. For these purposes, “control” means the power to direct management and policies of the Company, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Procedures for Tendering Old Convertible Notes
If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal & consent, or a copy of the letter of transmittal & consent, according to the instructions contained in this prospectus and the letter of transmittal & consent. You must also mail or otherwise deliver the letter of transmittal & consent, or the copy, together with the Old Convertible Notes and any other required documents, to the Exchange and Information Agent at the address set forth on the cover of the letter of transmittal & consent. If you hold Old Convertible Notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program ("ATOP") procedures of DTC, by which you will agree to be bound by the letter of transmittal & consent. By using the ATOP procedures to tender Old Convertible Notes, you will not be required to deliver a letter of transmittal & consent to the Exchange and Information Agent. However, you will be bound by the terms of the letter of transmittal & consent.
You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to allow adequate processing time for your instruction prior to the expiration date.
BECAUSE WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES, YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS PRIOR TO THE EXPIRATION DATE. See “The Exchange Offer and Consent Solicitation—Procedures for Tendering and Delivering Consents.”

Consequences of Failure to Exchange
If the Amendments become operative, the Old Convertible Notes that are not exchanged pursuant to the exchange offer will be subject to the terms of the Old Convertible Note Indenture as modified by the supplemental indenture effecting the Amendments and will remain outstanding as Amended Convertible Notes. Among other things, as a result of the adoption of the Amendments, substantially all of the restrictive covenants contained in the Old Convertible Note Indenture (and related references in the Old Convertible Notes) and certain events of default and related provisions with respect to the Old Convertible Notes will be eliminated and holders of Amended Convertible Notes will not be entitled to the benefits of such covenants or events of default. Further, as a result of the Amendments, holders of the Amended Convertible Notes will not be entitled to a security interest in any assets of the Company or the guarantors. The elimination of these covenants and events of default and security interest will permit the Company to take certain actions previously prohibited that could increase the credit risks with respect to the Company, adversely affect the market price and credit rating of the Amended Convertible Notes as described above or otherwise be materially adverse to the interests of holders of the Amended Convertible Notes, which would otherwise not have been permitted pursuant to the Old Convertible Note Indenture prior to the Amendments.
In addition, the outstanding principal amount of the Old Convertible Notes will be reduced if we consummate the exchange offer. This may adversely affect the liquidity of, and consequently market price for, Amended Convertible Notes. Furthermore, as a result of the Amendments, with respect to the interests in the assets securing the New Senior Notes, the Amended Convertible Notes and related guarantees will be effectively junior to the New Senior Notes and related guarantees.

Material U.S. Federal Income Tax Considerations	The Exchange will be treated as a taxable transaction. For a summary of the material U.S. federal income tax consequences of the exchange offer, see “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Senior Notes in this exchange offer.

Exchange and Consent Agreements
We have separately negotiated and entered into exchange and consent agreements with two holders (and their affiliates) of Old Convertible Notes who, as of the date hereof, in the aggregate hold approximately 63.1% of the outstanding principal amount of the Old Convertible Notes (the “Exchange and Consent Agreements”). Pursuant to the terms of the Exchange and Consent Agreements, these holders of Old Convertible Notes have agreed, subject to certain conditions, to tender all of their Old Convertible Notes in the exchange offer and consent to the Amendments. Pursuant to the terms of the Exchange and Consent Agreements, the exchange offer must be consummated prior to April 10, 2013. See “The Exchange Offer and Consent Solicitation—Exchange and Consent Agreements.”

Summary of the Terms of the New Senior Notes

Issuer	U.S. Concrete, Inc.

New Senior Notes Offered	$69,300,000 aggregate principal amount of 9.5% Senior Secured Notes due 2015.

Maturity Date	October 1, 2015.

Interest	9.5% per annum, payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 2013.

Guarantees
The New Senior Notes, like the Old Convertible Notes, will be unconditionally guaranteed by each of the guarantors under the Revolving Facility. As of the date of this prospectus, all of our subsidiaries are guarantors.

Ranking	The New Senior Notes, like the Old Convertible Notes, will be our and the guarantors’ senior secured obligations and will:

• rank equally in right of payment to all of our and the guarantors’ existing and future senior indebtedness;
• rank senior in right of payment to all of our and the guarantors’ future subordinated indebtedness;
• be effectively subordinated to all of our and the guarantors' obligations under the Revolving Facility, to the extent of the value of collateral securing those obligations on a first-priority basis;
• be effectively senior to all our and the guarantors’ obligations under the Revolving Facility, to the extent of the value of collateral securing the New Senior Notes on a first-priority basis; and
• be structurally subordinated to indebtedness and other liabilities of any future non-guarantor subsidiaries.

Collateral
The New Senior Notes and related guarantees will be secured by first-priority liens on certain of the property and assets directly owned by us and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the administrative agent under the Revolving Facility (the “Revolving Facility Agent”)) and certain exceptions (as described in the security documents governing the New Senior Notes (collectively, the “Security Documents”)). Obligations under the Revolving Facility and those in respect of hedging and cash management obligations owed to the lenders (and their affiliates) party to the Revolving Facility (collectively, the “Revolving Facility Obligations”) will be secured by a second-priority lien on such collateral.
The New Senior Notes and related guarantees will also be secured by a second-priority lien on our and the guarantors’ assets securing the Revolving Facility Obligations on a first-priority basis, including inventory (including as-extracted collateral), accounts, certain specified mixer trucks, chattel paper, general intangibles (other than collateral securing the New Senior Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions, as described in the Security Documents.
A material portion of the collateral that will secure the New Senior Notes secures the Revolving Facility Obligations on a first-priority basis and will secure the New Senior Notes on a second-priority basis. The remaining collateral that will secure the New Senior Notes (on a first-priority basis) also secures the Revolving Facility Obligations on a second-priority basis. See “Risk Factors—Risks Related to the New Senior Notes—There may not be sufficient collateral to pay all or any of the New Senior Notes.”

The indenture that will govern the New Senior Notes (the “Indenture”) and the Security Documents will provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent the inclusion of such capital stock in the collateral would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X. In accordance with the collateral cutback provision, the collateral that will secure the New Senior Notes will include capital stock only to the extent that the applicable value of such capital stock is less than 20% of the principal amount of the New Senior Notes outstanding. The applicable value of the capital stock of any subsidiary is deemed to be the greatest of its par value, book value or market value. The list of subsidiaries whose capital stock is subject to the foregoing exclusion, and the extent to which their capital stock is excluded, was determined based upon internal company estimates of fair value and did not include third-party valuation of the subsidiaries, and should not be considered an indication as to what such subsidiaries might be able to be sold for in the market. This list and extent of the exclusion may change as the applicable value of such capital stock or the outstanding principal amount of New Senior Notes changes.  See “Risk Factors—Risks Related to the New Senior Notes—The New Senior Notes will not be secured by a portion of the capital stock of any foreign subsidiaries or of certain domestic companies,” and “Description of the Notes.”

Intercreditor Agreement
In connection with the issuance of the Old Convertible Notes, we and the guarantors had entered into an intercreditor agreement with the collateral agent under the Old Convertible Note Security Documents (the “Old Collateral Agent”) and the Revolving Facility Agent. In connection with the exchange offer, the Intercreditor Agreement will be amended to reflect the elimination of the security interests of the Old Convertible Notes in our and the guarantors’ assets, which security interests will instead secure the New Senior Notes. The Amended Convertible Notes will be unsecured.

The Intercreditor Agreement will set forth the terms on which the Revolving Facility Agent and the collateral agent under the Security Documents (the “New Collateral Agent,” and the term “Collateral Agent” as used herein shall refer to the New Collateral Agent or Old Collateral Agent as context dictates) are permitted to receive, hold, administer, maintain, enforce and distribute the proceeds of their respective liens upon the collateral. The Intercreditor Agreement will grant (1) to the Revolving Facility Agent, the exclusive right to enforce rights, exercise remedies (including setoff) and make determinations regarding the release or disposition of, or restrictions on, the collateral that secures the Revolving Facility Obligations on a first-priority basis and (2) to the Collateral Agent under the Security Documents, the exclusive right to enforce rights, exercise remedies (including setoff) and make determinations regarding the release or disposition of, or restrictions on, the collateral that will secure the New Senior Notes on a first-priority basis, in each case subject to limitations described therein, which limitations include an access right of the Revolving Facility Agent to exercise remedies in respect of its assets located on real property on which the Collateral Agent has a first-priority lien under the Security Documents.

The Amendments, if and when given effect, will include amendments to the Intercreditor Agreement to increase the “ABL Cap Amount” (as defined therein) from $80.0 million to $102.5 million (plus an additional $10.25 million that may be used solely in a limited circumstance), to reflect the release of collateral securing the Old Convertible Notes, and to provide for the liens that formerly secured the Old Convertible Notes to instead secure the New Senior Notes. Following the consummation of the Amendments and the subsequent closing of the exchange offer, we will seek to increase the commitments under the Revolving Facility to an amount not to exceed $102.5 million.

See “Description of the Notes—Intercreditor Agreement” for information regarding certain terms of the Intercreditor Agreement.

Optional Redemption
Unlike the Old Convertible Notes, we may redeem some or all of the New Senior Notes in whole or in part, at any time and from time to time, at (1) 100% of their outstanding principal amount, together with any accrued and unpaid interest, through December 31, 2013, (2) 102% of their outstanding principal amount, together with any accrued and unpaid interest, from January 1, 2014, through December 31, 2014, and (3) 103% of their outstanding principal amount, together with any accrued and unpaid interest, from January 1, 2015 through the maturity date. See “Description of the Notes—Redemption—Optional Redemption.”

Change of Control
If we experience a Change of Control (as defined in the Indenture), the holders of New Senior Notes will have the right to require us to repurchase their New Senior Notes in cash at par plus accrued and unpaid interest thereon. We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Senior Notes in the event of a change of control. See “Description of the Notes—Purchase at the Option of Holders Upon a Change of Control” and “Risk Factors.”

Restrictive Covenants	The Indenture, like the Old Convertible Note Indenture, will contain certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness or issue disqualified stock or preferred stock;
• pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;
• sell assets and issue capital stock of our restricted subsidiaries;
• incur liens;
• make certain investments;
• enter into agreements restricting our restricted subsidiaries’ ability to pay dividends;
• enter into transactions with affiliates;
• consolidate, merge or sell all or substantially all of our assets; and
• designate our subsidiaries as unrestricted subsidiaries.

These limitations are subject to a number of exceptions and qualifications. See “Description of the Notes—Certain Covenants.”

Absence of Public Market	We have not applied, and do not intend to apply, for listing of the New Senior Notes on a national securities exchange or automated quotation system.

Book-Entry Form
The New Senior Notes will be issued in book-entry form, which means that they will be represented by one or more permanent global securities registered in the name of DTC or its nominee. The global securities will be deposited with U.S. Bank National Association, as trustee under the Indenture (or its duly appointed successor, as the case may be, the “Trustee”), as custodian for the depositary. The New Senior Notes will be issued in denominations of $1.00 and integral multiples of $1.00 in excess thereof. See “Book-Entry, Delivery and Form.”

Risk Factors
An investment in the New Senior Notes involves substantial risks. See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the New Senior Notes.

Summary of the Terms of the Old Convertible Notes, as amended by the Amendments

Issuer	U.S. Concrete, Inc.

Maximum Amount of Amended Convertible Notes	$9,625,000 aggregate principal amount of 9.5% Convertible Notes due 2015.

Maturity Date	August 31, 2015.

Interest	9.5% per annum, payable quarterly in cash in arrears on March 1, June 1, September 1 and December 1, commencing June 1, 2013.

Guarantees	The Amended Convertible Notes will remain unconditionally guaranteed by each of the guarantors under the Revolving Facility. As of the date of this prospectus, all of our subsidiaries are guarantors.

Ranking	The Amended Convertible Notes will be unsecured, unlike the Old Convertible Notes, and will:

• rank equally in right of payment to all of our and the guarantors' existing and future senior indebtedness;
• rank senior in right of payment to all of our and the guarantors' future subordinated indebtedness;
• be effectively subordinated to all of our and the guarantors' obligations under the Revolving Facility, to the extent of the value of collateral securing those obligations;
• be effectively subordinated to all of our and the guarantors' obligations under the Indenture and the New Senior Notes, to the extent of the value of collateral securing those obligations; and
• be structurally subordinated to indebtedness and other liabilities of any future non-guarantor subsidiaries.

Conversion Rights
The Amended Convertible Notes, like the Old Convertible Notes, will be convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion rate of 95.23809524 shares of Common Stock per $1,000 principal amount of the Amended Convertible Notes (as may be adjusted from time to time, the “conversion rate”). Holders of the Amended Convertible Notes, like holders of the Old Convertible Notes, will have the right to convert all or any portion of their Amended Convertible Notes into the number of shares of Common Stock equal to the principal amount of the Amended Convertible Notes to be converted divided by the conversion rate then in effect.

The conversion rate will be subject to adjustment to prevent dilution resulting from stock splits, stock dividends, combinations or similar events. There will be no limitation as to the principal amount of the Amended Convertible Notes you will be able to convert at any time.

In connection with any conversion, holders of the Amended Convertible Notes to be converted will also have the right to receive accrued and unpaid interest on such Amended Convertible Notes to the date of conversion (the “Accrued Interest”). We may elect to pay the Accrued Interest in cash or in shares of Common Stock. If we elect to satisfy our obligation to pay the Accrued Interest in shares, the number of shares issuable shall be determined by dividing the Accrued Interest by 95% of the trailing 10-day volume-weighted average price of the Common Stock.

Additional Conversion Rights
The Amended Convertible Notes, like the Old Convertible Notes, will be subject to conversion into Common Stock at our option if the closing price of the Common Stock exceeds 150% of the Conversion Price (as defined below) then in effect for at least 20 trading days during any consecutive 30-day trading period (a "Conversion Event"). “Conversion Price” means, per share of Common Stock, $1,000 divided by the applicable conversion rate, subject to adjustment. As of the date of this prospectus, the Conversion Price is approximately $10.50.

Collateral; Restrictive Covenants
The Amendments, if given effect, will eliminate substantially all of the restrictive covenants contained in the Old Convertible Note Indenture and certain events of default and provide for a release of all of the liens on the collateral securing the Old Convertible Notes and the related guarantees under the Old Convertible Note Indenture and the Old Convertible Note Security Documents. As a result, the Amended Convertible Notes, unlike the Old Convertible Notes, will not have any security interest and will lack substantially all of the restrictive covenants and events of default currently provided for in the Old Convertible Note Indenture. See "The Exchange Offer and Consent Solicitation—Amendments."

Absence of Public Market	We have not applied, and do not intend to apply, for listing of the Amended Convertible Notes on a national securities exchange or automated quotation system.

Book-Entry Form
The Amended Convertible Notes will remain in book-entry form, which means that they will continue to be represented by one or more permanent global securities registered in the name of DTC or its nominee. The global securities have been deposited with U.S. Bank National Association, as trustee under the Old Convertible Note Indenture, as amended by the supplemental indenture implementing the Amendments (or its duly appointed successor, as the case may be), as custodian for the depositary. The Amended Convertible Notes will remain issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. See "Description of the Old Convertible Notes, as Amended by the Amendments—Book-Entry; Delivery and Form."

Risk Factors	The Amended Convertible Notes will entail certain risks. See “Risk Factors” immediately following this summary.

RISK FACTORS
Participating or not participating in the exchange offer involves substantial risks. In addition to the other information in this prospectus, you should carefully read and consider the risk factors set forth below and elsewhere in this prospectus before deciding to participate or not to participate in the exchange offer. Any such risks could adversely affect our business, results of operations, financial condition and liquidity. The price of the New Senior Notes could decline or our ability to make payments with respect to the New Senior Notes could be affected if one or more of these risks and uncertainties develop into actual events, causing you to lose all or part of your investment in the New Senior Notes. Certain statements in the “Risk Factors” section below are forward-looking statements. See “Forward-Looking Statements.”

Risks Related to the New Senior Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the New Senior Notes.

Assuming full participation in the exchange offer, we will have approximately $69.3 million of outstanding senior indebtedness represented by the newly issued New Senior Notes.

Assuming the Amendments become effective, we will seek to increase the commitments under the Revolving Facility to an amount not to exceed $102.5 million. The Amendments include an increase in the ABL Cap Amount to $102.5 million (plus an additional $10.25 million that may be used solely in a limited circumstance). The Revolving Facility provides for overadvances and involuntary protective advances by the Revolving Facility lenders of up to $8.0 million in excess of the Revolving Facility commitments. In connection with an increase in Revolving Facility commitments to $102.5 million, the Revolving Facility lenders may require an increase in the maximum amount of overadvances and involuntary protective advances. As of December 31, 2012, we had approximately $13.3 million drawn under the Revolving Facility.

The negative covenants in the New Senior Notes will, and the negative covenants in the Revolving Facility do, allow us to incur additional indebtedness from other sources in certain circumstances.

As a result of our existing indebtedness and our capacity to incur additional indebtedness, we are, and anticipate continuing to be, a highly leveraged company. This level of indebtedness could have important consequences to holders of the New Senior Notes, including the following:

•	it limits our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•	our interest expense could increase if interest rates in general increase because a portion of our indebtedness bears interest at floating rates;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to a downturn in our business or the economy;

•	the debt service requirements of our indebtedness could make it more difficult for us to make payments on the New Senior Notes and the Amended Convertible Notes;

•
a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness, including indebtedness we may incur in the future, and will not be available for other purposes; and

•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

It is possible we may not be able to generate sufficient cash flow from operations in the future to allow us to service our debt, pay our other obligations as required and make necessary capital expenditures, in which case we may need to dispose of additional assets and/or minimize capital expenditures and/or try to raise additional financing. There is no assurance that any of these alternatives would be available to us, if at all, on satisfactory terms.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the New Senior Notes, and to fund planned capital expenditures will depend on our ability to generate cash from our operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future sources of capital under the Revolving Facility or otherwise may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the New Senior Notes, or to fund our other liquidity needs. If we complete an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness, including the New Senior Notes, on or before maturity. We may not be able to refinance any of our indebtedness, including the Revolving Facility, the New Senior Notes and any Amended Convertible Notes, on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

There may not be sufficient collateral to pay all or any of the New Senior Notes.

The Revolving Facility Obligations are secured by first-priority liens on certain of our assets, including inventory (including, as-extracted collateral), accounts receivable, certain equipment, chattel paper, general intangibles (other than collateral that will secure the New Senior Notes on a first-priority basis), instruments, cash, deposits accounts, securities accounts, letter of credit rights and all supporting obligations, subject to permitted liens and certain exceptions. The New Senior Notes and related guarantees will have a second-priority lien on such assets. The New Senior Notes will also be secured by first-priority liens on substantially all of the other property and assets directly owned by us and our guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens and certain exceptions. The Revolving Facility Obligations are secured by a second-priority lien on such assets.

With respect to the assets that secure the Revolving Facility Obligations on a first-priority basis, the New Senior Notes will be effectively junior to these obligations to the extent of the value of those assets. The rights of the holders of the New Senior Notes with respect to the collateral securing the New Senior Notes will be limited pursuant to the terms of the Intercreditor Agreement. Under the Intercreditor Agreement, the lenders under the Revolving Facility have the ability to restrict your right to proceed against the collateral over which the Revolving Facility Agent has a first-priority lien, subject to certain limitations and exceptions.

The collateral that secures the Revolving Facility Obligations on a first-priority basis will secure the New Senior Notes on a second-priority basis and is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be or have been accepted by the lenders under the Revolving Facility and any other holders of first-priority liens on such collateral from time to time, whether existing on or after the date the New Senior Notes were issued. The existence of such exceptions, limitations, imperfections and liens could adversely affect the value of the collateral that will secure the New Senior Notes as well as the ability of the Collateral Agent to realize or foreclose on such collateral.

The value at any time of the collateral securing the New Senior Notes will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the New Senior Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the collateral may not be sufficient to pay our obligations under the New Senior Notes, in full or at all, together with our obligations under any other indebtedness that is secured on an equal and ratable basis by a first-priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all of the amounts due on the New Senior Notes. Any claim for the difference between the amount, if any, realized by holders of the New Senior Notes from the sale of collateral securing the New Senior Notes and the obligations under the New Senior Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. The Indenture will not require that we maintain a current level of collateral or maintain a specific ratio of indebtedness to asset values. Releases of collateral from the liens securing the New Senior Notes will be permitted under some circumstances (as discussed below).

The Security Documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral that will secure the New Senior Notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from any such sale will be subject to the first-priority or second-priority lien, as applicable, that will secure the New Senior Notes to which the underlying assets were subject. In addition, if we sell any of our assets that constitute collateral securing the New Senior Notes and, with the proceeds from such sale, purchase assets that would not constitute collateral, the holders of the New Senior Notes would not receive a security interest in such purchased assets.

The Indenture and the Revolving Facility will restrict our ability to operate our business and to pursue our business strategies.

The Revolving Facility and the Indenture will limit our ability, among other things, to:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;

•	with respect to the Revolving Facility, make voluntary payments on any indebtedness;

•	sell assets and issue capital stock of our restricted subsidiaries;

•	incur liens;

•	make certain investments;

•	enter into agreements restricting our restricted subsidiaries’ ability to pay dividends, make loans to other U.S. Concrete entities or restrict the ability to provide liens;

•	enter into transactions with affiliates;

•	consolidate, merge or sell all or substantially all of our assets; and

•	with respect to the Indenture, designate our subsidiaries as unrestricted subsidiaries.

There are circumstances, other than repayment or discharge of the New Senior Notes, under which the collateral securing the New Senior Notes and guarantees will be released automatically, without your consent or the consent of the Trustee.

Under various circumstances, all or a portion of the collateral may be released, including:

•	in whole or in part, as applicable, as to all or any portion of property subject to such liens which have been taken by eminent domain, condemnation or other similar circumstances;

•	in whole upon:

•	satisfaction and discharge of the Indenture or as otherwise set forth in the Indenture; or

•	a legal defeasance or covenant defeasance of the Indenture as described in the Indenture;

•
in part, as to any property that (1) is sold, transferred or otherwise disposed of by us or any subsidiary guarantor (other than to us or another subsidiary guarantor) in a transaction not prohibited by the Indenture at the time of such sale, transfer or disposition or (2) is owned or at any time acquired by a subsidiary guarantor that has been released from its guarantee in accordance with the Indenture, concurrently with the release of such guarantee; and

•	in part, in accordance with the applicable provisions of the Security Documents.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale or merger of such subsidiary guarantor in a transaction not prohibited by the Indenture.

Our failure to comply with the covenants contained in the agreement governing the Revolving Facility (the "Credit Agreement") or the Indenture, including as a result of events beyond our control, could result in an event of default which could materially and adversely affect our operating results and our financial condition.

The Revolving Facility contains certain covenants, including compliance with a fixed charge coverage ratio if our Availability (as defined in the Credit Agreemet) falls below a certain threshold. In addition, the Revolving Facility requires us to comply with various operational and other covenants. The Indenture will also contain a financial covenant for compliance with a consolidated secured debt ratio (as defined in the Indenture). See “Description of Other Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the financial covenants contained in our Revolving Facility and “Description of the Notes” for a discussion of financial covenants that will be contained in the Indenture. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default. If we were required to repurchase the New Senior Notes or any of our other debt securities upon a change of control, we may not be able to refinance or restructure the payments on those debt securities. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, the Revolving Facility, the lenders thereunder could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the collateral that secures our obligations under the Revolving Facility on a first-priority basis, which also secures the New Senior Notes on a second-priority basis. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, the Indenture, the holders of the New Senior Notes could institute foreclosure proceedings against the collateral that secures the New Senior Notes on a first-priority basis, which also secures our obligations under the Revolving Facility on a second-priority basis. Any such actions could force us into bankruptcy or liquidation.

The Intercreditor Agreement will limit the rights of the holders of the New Senior Notes and their control with respect to the collateral securing the New Senior Notes.

Under the terms of the Intercreditor Agreement, at any time that obligations that have the benefit of the first-priority liens are outstanding, any actions that may be taken in respect of the related collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, and the approval of amendments to and waivers of past defaults under, the collateral documents, will be at the direction of the collateral agent for the related obligations. The Revolving Facility Agent will direct all such actions with respect to the collateral securing the Revolving Facility Obligations on a first-priority basis, for so long as such Revolving Facility Obligations are outstanding. As a result, the Collateral Agent under the Security Documents will not have the ability to control or direct such actions with respect to such collateral, even if the rights of the holders of New Senior Notes are adversely affected. Additionally, to the extent such collateral is released from securing the first-priority lien obligations, the second-priority liens securing the New Senior Notes will also automatically be released to the extent the holders of the New Senior Notes are obligated to release such liens under the Indenture.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the New Senior Notes and the related guarantees. There are certain other categories of property that are also excluded from the collateral.

The Indenture will permit certain liens in favor of third parties to secure additional debt, including purchase money indebtedness and capitalized lease obligations, and any equipment subject to such liens will be automatically excluded from the collateral securing the New Senior Notes and the related guarantees to the extent the agreements governing such indebtedness prohibit additional liens. Our ability to incur purchase money indebtedness and capitalized lease obligations is subject to the limitations as described under the caption “Description of the Notes.” In addition, certain categories of assets will be excluded from the collateral securing the New Senior Notes and the related guarantees, as described in the Security Documents. Excluded assets will include, but not be limited to, among other things, leaseholds (except to the extent required to perfect a security interest in as-extracted collateral included in the collateral) and the proceeds thereof. If an event of default occurs and the New Senior Notes are accelerated, the New Senior Notes and the related guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The New Senior Notes will not be secured by a portion of the capital stock of any foreign subsidiaries or of certain domestic subsidiaries.

The New Senior Notes will be secured by a pledge of the stock and other securities of our direct and indirect subsidiaries, other than securities in excess of 66% of the issued and outstanding equity interests of our foreign subsidiaries or, to an extent, of certain domestic subsidiaries. Under the SEC regulations in effect on August 31, 2010, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar ownership interests of one of our subsidiaries pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the New Senior Notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the Indenture and the Security Documents will provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent the inclusion of such capital stock in the collateral would cause such subsidiary to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X.

In accordance with the collateral cutback provision, the collateral that will secure the New Senior Notes will include capital stock only to the extent that the applicable value of such capital stock is less than 20% of the principal amount of the notes outstanding. The applicable value of the capital stock of any subsidiary is deemed to be the greatest of its par value, book value or market value.

Although we have not had an external third-party market valuation conducted as to the capital stock of our subsidiaries, we estimate that the value of the capital stock of the following subsidiaries and their respective parent companies exceeded 20% of the principal amount of the Old Convertible Notes as of December 31, 2012: Redi-Mix, LLC, Ingram Concrete, LLC, Eastern Concrete

Materials, Inc., Central Concrete Supply Co., Inc., Bode Gravel Co., Bode Concrete, LLC, U.S. Concrete Texas Holdings, Inc., Alberta Investments, Inc. and USC Atlantic, Inc. As a result, the pledge of the capital stock of these subsidiaries as it relates to the Old Convertible Notes is limited to capital stock of each such subsidiary with an applicable value of less than 20% of the outstanding principal amount of the Old Convertible Notes, or $11 million.

The aggregate percentage of consolidated assets and revenues represented by these subsidiaries as of December 31, 2012 is estimated to be 86% and 90%, respectively. As described above, assets of the subsidiaries whose capital stock is subject to the exclusion have been separately pledged as security for the Old Convertible Notes. The list of subsidiaries whose capital stock is subject to the foregoing exclusion, and the extent to which their capital stock is excluded, was determined based upon internal company estimates of fair value and did not include third-party valuation of the subsidiaries, and should not be considered an indication as to what such subsidiaries might be able to be sold for in the market.

The pledge of the capital stock of our subsidiaries securing the New Senior Notes will be subject to the same collateral cutback provision. We anticipate that the list of affected subsidiaries and the extent of the exclusion will be similar to the list and extent of exclusion with respect to the pledge securing the Old Convertible Notes, but will change as the applicable value of such capital stock changes. Also, the exclusion threshold will be tied to 20% of the outstanding principal amount of the New Senior Notes. We do not know what the outstanding principal amount of the New Senior Notes will be upon the closing of the exchange offer. If all Old Convertible Notes are exchanged for New Senior Notes, there will be $69,300,000 of New Senior Notes outstanding, and the collateral cutback threshold will be $13,860,000. If the Minimum Tender Condition is met and 82.5% of the Old Convertible Notes are exchanged for New Senior Notes, there will be $57,172,500 of New Senior Notes outstanding, and the collateral cutback threshold will be $11,434,500. If New Senior Notes are repurchased or otherwise cease to be outstanding at a later date, the collateral cutback threshold would decrease.

It may be more difficult, costly and time consuming for holders of the New Senior Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

State law may limit the ability of the Collateral Agent to foreclose on the real property and improvements and leasehold interests included in the collateral.

The New Senior Notes will be secured by, among other things, liens on owned real property and improvements in multiple different U.S. jurisdictions. The laws of those states may limit the ability of the Trustee and the holders of the New Senior Notes to foreclose on the improved real property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests that secure debt obligations such as the New Senior Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the New Senior Notes, the Trustee and the Collateral Agent also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates or a secured lender may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the Trustee, the Collateral Agent and the holders of the New Senior Notes from declaring a default and accelerating the New Senior Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The Trustee or the Collateral Agent may not monitor and we may not inform the Trustee or the Collateral Agent of any future acquisition of property and rights that constitute collateral and the necessary action may not be taken to properly perfect the security interest in such after acquired collateral. The Collateral Agent will have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the New Senior Notes against third parties.

The collateral is subject to casualty risks and potential environmental liabilities.
We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses, including those due to fires, earthquakes, severe weather conditions and other natural disasters, that may be uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of our secured obligations, including the New Senior Notes, the related guarantees and the Revolving Facility.

In the event of a total or partial loss to any of our facilities, certain items of equipment or inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture or obtain replacement units or inventory could cause significant delays.

Moreover, the Collateral Agent or the Revolving Facility Agent, as applicable, may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating the release or threatened release of hazardous substances at such real property. Consequently, such agent may decline to foreclose on such collateral or exercise remedies in respect thereof if it does not receive indemnification to its satisfaction from the holders of the New Senior Notes and/or the creditors under the Revolving Facility, as applicable.

Under the Indenture governing the New Senior Notes, unlike the Old Convertible Note Indenture, we will have the right to redeem all or any part of the then outstanding New Senior Notes at any time and from time to time at our sole option.

The Indenture governing the New Senior Notes, unlike the Old Convertible Note Indenture, will provide the Company with the right to redeem all or any part of the then outstanding New Senior Notes from time to time and at any time up to the maturity date. Should we choose to exercise this right, the redemption price for the New Senior Notes would be equal to (1) 100% of their outstanding principal amount, together with any accrued and unpaid interest, through December 31, 2013, (2) 102% of their outstanding principal amount, together with any accrued and unpaid interest, from January 1, 2014, through December 31, 2014, and (3) 103% of their outstanding principal amount, together with any accrued and unpaid interest, from January 1, 2015 through the maturity date. As a result of this redemption right, in the future we may redeem your New Senior Notes at a price that is less than the then present fair market value of such New Senior Notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the New Senior Notes to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if the guarantor at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether a guarantor would be considered to be insolvent. If a court determined that a guarantor was insolvent after giving effect to the guarantee, it could void the guarantee of the New Senior Notes by a guarantor and require you to return any payments received from such guarantor.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the Collateral Agent to repossess and dispose of the collateral upon the occurrence of an event of default under the Indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the Collateral Agent repossessed and disposed of the collateral. Upon the commencement of a case under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

•	how long payments under the New Senior Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the Collateral Agent could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the New Senior Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the Intercreditor Agreement provides that, in the event of a bankruptcy, the Collateral Agent may not object to a number of important matters with respect to the first-priority collateral of the lenders under the Revolving Facility following the filing of a bankruptcy petition so long as any obligation under the Revolving Facility is outstanding. After such a filing, the value of such collateral securing the New Senior Notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of obligations secured by first-priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due in respect of the Revolving Facility Obligations and the New Senior Notes, the holders of the New Senior Notes would hold a secured claim to the extent of the value of the collateral to which the holders of the New Senior Notes are entitled (after the application of proceeds of the collateral securing Revolving Facility Obligations on a first-priority basis) and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the Trustee or the Collateral Agent, including pursuant to any security documents delivered after the date of the Indenture, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holders of the New Senior Notes to receive a greater recovery than if the pledge had not been given; and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Lien searches may not have revealed all liens on the collateral.

We cannot guarantee that the lien searches on the collateral securing the New Senior Notes revealed or will reveal any or all existing liens on such collateral. Any existing lien, including undiscovered liens, could be significant, could be prior in ranking to the liens securing the New Senior Notes and could have an adverse effect on the ability of the Collateral Agent to realize or foreclose upon the collateral securing the New Senior Notes.

Security over all of the collateral may not be in place upon the date of issuance of the New Senior Notes or may not have been perfected on such date.

Certain security interests covering certain collateral, including mortgages on real property and related documentation, control agreements covering deposit accounts and securities accounts, and intellectual property security agreements covering trademarks may not have been in place on the date of issuance of the New Senior Notes or may not be perfected on such date. To the extent a security interest in certain collateral is perfected following the date of the Indenture, it might be avoidable in bankruptcy. See above “—Any future pledge of collateral might be avoidable in bankruptcy.”

An event that adversely affects the value of the New Senior Notes may occur, and that event may not constitute a Change of Control.

Some significant restructuring transactions may not constitute a Change of Control, in which case we would not be obligated to repurchase the New Senior Notes.

Upon the occurrence of a Change of Control, holders of the New Senior Notes will have the right to require us to repurchase their New Senior Notes. However, the definition of “Change of Control” will be limited to only certain transactions or events. Therefore, the change of control provisions will not afford protection to holders of the New Senior Notes in the event of other transactions or events that do not constitute a Change of Control but that could nevertheless adversely affect the New Senior Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, asset sales, mergers or acquisitions initiated by us may not constitute a Change of Control requiring us to repurchase the New Senior Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the New Senior Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the New Senior Notes.

We may not be able to repurchase New Senior Notes or pay in cash amounts contemplated under the Indenture upon the occurrence of certain events.

Upon the occurrence of a Change of Control, the holders of the New Senior Notes will have the right to require us to repurchase their New Senior Notes at par plus accrued and unpaid interest thereon.

It is possible that we will not have sufficient funds at the time of the occurrence of a Change of Control to make any required repurchase of New Senior Notes. In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting other creditors to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Rating agencies may provide unsolicited ratings on the New Senior Notes that could cause the market value or liquidity of the New Senior Notes to decline.

We have not requested a rating of the New Senior Notes from any rating agency and believe it is unlikely that the New Senior Notes will be rated. However, if one or more rating agencies rate the New Senior Notes and assign the New Senior Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the New Senior Notes could be harmed.

There may be no active trading market for the New Senior Notes, and if one develops, it may not be liquid.

The New Senior Notes will constitute new issues of securities for which there is no established trading market. We do not intend to list the New Senior Notes on any national securities exchange or to seek the admission of the New Senior Notes for quotation through an automated quotation system. In addition, any market making activity will be subject to limits imposed by the Securities Act and the Exchange Act, and may be limited during and immediately following this exchange offer. There can be no assurance as to the development or liquidity of any market for the New Senior Notes, the ability of the holders of the New Senior Notes to sell their New Senior Notes or the price at which the holders would be able to sell their New Senior Notes. The liquidity of the trading market in the New Senior Notes, and the market price quoted for the New Senior Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the New Senior Notes.

The ability to transfer the New Senior Notes may be limited by the absence of an active trading market.

We have not listed, and do not currently intend to list, the New Senior Notes for trading on any stock exchange or market or automated quotation system. Holders of the New Senior Notes may be required to bear the risk of their investment for an indefinite period of time. Historically, the market for non-investment grade debt has been subject to substantial volatility, which could adversely affect the prices at which holders of New Senior Notes could sell such New Senior Notes. In addition, the price of the New Senior Notes may decline depending upon prevailing interest rates, the market for similar notes, our operating performance and other factors.

Future trading prices of the New Senior Notes will depend on many factors, including:

•	our operating performance and financial condition;

•	prevailing interest rates;

•	our ability to complete the offer to exchange the Old Convertible Notes for the New Senior Notes;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Senior Notes. The market for the New Senior Notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the New Senior Notes.

We may still be able to incur significantly more debt in the future. This could intensify already-existing risks related to indebtedness such as the New Senior Notes.

The terms of the Indenture and the Revolving Facility contain or will contain restrictions on our and the guarantors’ ability to incur additional indebtedness. However, these restrictions are, or will be, subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or the guarantors could incur significant additional indebtedness in the future, much of which could constitute secured, senior or pari passu indebtedness.

Risks Related to the Exchange Offer and Consent Solicitation

If the proposed Amendments become effective, holders of Amended Convertible Notes will not be entitled to a security interest and will not benefit from the protections provided by the existing restrictive covenants, certain events of default and other provisions.

The proposed Amendments to the Old Convertible Note Indenture, which will require the consent of the holders of at least 66 2/3% of the outstanding principal amount of Old Convertible Notes not held by our affiliates, would eliminate substantially all of the restrictive covenants contained in the Old Convertible Note Indenture and certain events of default and provide for a release of all of the liens on the collateral securing the Old Convertible Notes and the related guarantees under the Old Convertible Note Indenture and the Old Convertible Note Security Documents. As a result, the holders of Amended Convertible Notes will not be entitled to the benefit of a secured position or any of those covenants, events of default and other provisions. The elimination or modification of these provisions will permit us to take certain actions previously prohibited without needing to obtain the consent of any holder of the Amended Convertible Notes. Those actions could increase the credit risks associated with us, as well as adversely affect the market price and credit rating of the Amended Convertible Notes. The release of the liens on the collateral securing the Amended Convertible Notes will leave any Amended Convertible Notes as general unsecured obligations. As such, they will be effectively subordinated to the Revolving Facility Obligations and the New Senior Notes to the extent of the value of the collateral securing such obligations.

If you participate in the exchange offer by tendering your Old Convertible Notes, you will no longer be able to convert your Old Convertible Notes into common stock of the Company.

The New Senior Notes, unlike the Old Convertible Notes, will not be convertible into common stock of the Company. As a result, by tendering your Old Convertible Notes in the exchange offer, you are surrendering your right to convert your debt instrument into common stock of the Company.

You may be adversely affected if you fail to exchange Old Convertible Notes in the exchange offer.

We will only issue New Senior Notes in exchange for Old Convertible Notes that are timely received by the exchange and information agent, together with all required documents, including a properly completed and signed letter of transmittal & consent. Therefore, you should allow sufficient time to ensure timely delivery of the Old Convertible Notes and you should carefully follow the instructions on how to tender your Old Convertible Notes. Neither we nor Global Bondholder Services Corporation, the exchange and information agent, are required to tell you of any defects or irregularities with respect to your tender of the Old Convertible Notes. If you are eligible to participate in this exchange offer and do not tender your Old Convertible Notes or if we do not accept your Old Convertible Notes because you did not tender your Old Convertible Notes properly, then, after we consummate this exchange offer, you will hold Amended Convertible Notes.

After this exchange offer is consummated, if you hold any Amended Convertible Notes, you may have difficulty selling them because there will be fewer Amended Convertible Notes outstanding.

After the consummation of the exchange offer, there may be no active trading market for the Amended Convertible Notes, and if one develops or remains, it may not be liquid.

We have not listed, and do not currently intend to list, the Old Convertible Notes for trading on any stock exchange or market or automated quotation system. To the extent that Old Convertible Notes are exchanged, the trading market for Amended Convertible Notes that remain outstanding is likely to be significantly more limited than it is at present. Historically, the market for non-investment grade debt with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Amended Convertible Notes may be adversely affected to the extent that the principal amount of the Old Convertible Notes exchanged reduces the float. A reduced float may also make the trading price of Amended Convertible Notes more volatile.

Business Risks

Tightening of mortgage lending or mortgage financing requirements could adversely affect the residential construction market and prolong the downturn in, or further reduce, the demand for new home construction, which began in 2006 and has had a negative effect on our sales volumes and revenues.

Since 2006, the mortgage lending and mortgage finance industries experienced significant instability due to, among other things, defaults on subprime loans and adjustable rate mortgages.  In light of these developments, lenders, investors, regulators and other third parties have questioned the adequacy of lending standards and other credit requirements for several loan programs made available to borrowers in recent years.  This has led to reduced investor demand for mortgage loans and mortgage-backed securities, reduced market values for those securities, tightened credit requirements, reduced liquidity, increased credit risk premiums and increased regulatory actions.  Deterioration in credit quality among subprime and other loans has caused many lenders to eliminate subprime mortgages and other loan products that do not conform to Fannie Mae, Freddie Mac, FHA or VA standards.  While mortgage lending conditions have improved since 2010, fewer loan products and tighter loan qualifications in turn continue to make it more difficult for some categories of borrowers to finance the purchase of new homes.  In general, these developments have been a significant factor in the downturn of, and have delayed any general improvement in, the housing market.

Approximately 20% of our 2012 revenue was from residential construction contractors.  While mortgage lending conditions have slightly improved and lending volumes have increased since 2010, tightening of mortgage lending or mortgage financing requirements could adversely affect the availability to obtain credit for some borrowers, or reduce the demand for new home construction, which could have a material adverse effect on our business and results of operations in 2013.  Another downturn in new home construction could also adversely affect our customers focused in this industry segment, possibly resulting in slower payments, higher default rates in our accounts receivable, and an overall increase in working capital.

There are risks related to our internal growth and operating strategy.

Our ability to generate internal growth will be affected by, among other factors, our ability to:

•	attract new customers; and

•	differentiate ourselves in a competitive market by emphasizing new product development and value added sales and marketing, hiring and retaining employees and reducing operating and overhead expenses.

Our inability to achieve internal growth could materially and adversely affect our business, financial condition, results of operations and cash flows.

One key component of our operating strategy is to operate our businesses on a decentralized basis, with local or regional management retaining responsibility for day-to-day operations, profitability and the internal growth of the individual business.  If we do not implement and maintain proper overall business controls, this decentralized operating strategy could result in inconsistent operating and financial practices and our overall profitability could be adversely affected.

Our business is seasonal and subject to adverse weather.

Since our business is conducted outdoors, erratic weather patterns, seasonal changes and other weather-related conditions affect our business. Adverse weather conditions, including hurricanes and tropical storms, cold weather, snow, and heavy or sustained rainfall, reduce construction activity, restrict the demand for our products, and impede our ability to efficiently deliver concrete. Adverse weather conditions could also increase our costs and reduce our production output as a result of power loss, needed plant and equipment repairs, delays in obtaining permits, time required to remove water from flooded operations, and similar events. Severe drought conditions can restrict available water supplies and restrict production. Consequently, these events could adversely affect our business, financial condition, results of operations and cash flows.

Our operating results may vary significantly from one reporting period to another and may be adversely affected by the cyclical nature of the markets we serve.

The relative demand for our products is a function of the highly cyclical construction industry.  As a result, our revenues may be adversely affected by declines in the construction industry generally and in our local markets.  Our results also may be materially affected by:

•	the level of residential and commercial construction in our regional markets, including reductions in the demand for new residential housing construction below current or historical levels;

•	the availability of funds for public or infrastructure construction from local, state and federal sources;

•	unexpected events that delay or adversely affect our ability to deliver concrete according to our customers’ requirements;

•	changes in interest rates and lending standards;

•	the changes in mix of our customers and business, which result in periodic variations in the margins of jobs performed during any particular quarter;

•	the timing and cost of acquisitions and difficulties or costs encountered when integrating acquisitions;

•	the budgetary spending patterns of customers;

•	increases in construction and design costs;

•	power outages and other unexpected delays;

•	our ability to control costs and maintain quality;

•	employment levels; and

•	regional or general economic conditions.

As a result, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.  Furthermore, negative trends in the ready-mixed concrete industry or in our geographic markets could have material adverse effects on our business, financial condition, results of operations and cash flows.

We may lose business to competitors who underbid us, and we may be otherwise unable to compete favorably in our highly competitive industry.

Our competitive position in a given market depends largely on the location and operating costs of our plants and prevailing prices in that market.  Generally, our products are price-sensitive.  Our prices are subject to changes in response to relatively minor fluctuations in supply and demand, general economic conditions and market conditions, all of which are beyond our control.  Because of the fixed-cost nature of our business, our overall profitability is sensitive to minor variations in sales volumes and small shifts in the balance between supply and demand.  Price is the primary competitive factor among suppliers for small or less complex jobs, principally in residential construction.  However, timeliness of delivery and consistency of quality and service, as well as price, are the principal competitive factors among suppliers for large or complex jobs.  Concrete manufacturers like us generally obtain customer contracts through local sales and marketing efforts directed at general contractors, developers, governmental agencies and homebuilders.  As a result, we depend on local relationships.  We generally do not have long-term sales contracts with our customers.

Our competitors range from small, owner-operated private companies to subsidiaries or operating units of large, vertically integrated manufacturers of cement and aggregates.  Our vertically integrated competitors generally have greater manufacturing, financial and marketing resources than we have, providing them with competitive advantages.  Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have competitive advantages over us for jobs that are particularly price-sensitive.  Competitors having greater financial resources or less financial leverage than we do to invest in new mixer trucks, build plants in new areas or pay for acquisitions also will have competitive advantages over us.

We depend on third parties for concrete equipment and supplies essential to operate our business.

We rely on third parties to sell or lease property, plant and equipment to us and to provide us with supplies, including cement and other raw materials, necessary for our operations.  We cannot assure you that our favorable working relationships with our suppliers will continue in the future.  Also, there have historically been periods of supply shortages in the concrete industry, particularly in a strong economy.

If we are unable to purchase or lease necessary properties or equipment, our operations could be severely impacted.  If we lose our supply contracts and receive insufficient supplies from other third parties to meet our customers’ needs or if our suppliers experience price increases or disruptions to their business, such as labor disputes, supply shortages or distribution problems, our business, financial condition, results of operations and cash flows could be materially adversely affected.

In 2006, cement prices rose at rates similar to those experienced in 2005 and 2004, as a result of strong domestic consumption driven largely by historic levels of residential construction that did not abate until the second half of 2006.  From 2007 through 2011, residential construction slowed significantly, which resulted in a decline in the demand for ready-mixed concrete.  However, during 2012, residential construction and related demand for ready-mixed concrete improved for the first time since 2006. While cement prices increased in 2012 as a result of this increased demand, cement supplies were at levels that indicated a very low risk of cement shortages in our markets.  Should demand increase substantially beyond our current expectations, we could experience shortages of cement in future periods, which could adversely affect our operating results, through both decreased sales and higher cost of raw materials.

The departure of key personnel could disrupt our business.

We depend on the efforts of our executive officers and, in many cases, on senior management of our businesses.  Our success will depend on retaining our senior-level managers and officers.  We need to insure that key personnel are compensated fairly and competitively to reduce the risk of departure of key personnel to our competitors or other industries.  To the extent we are unable to attract or retain qualified management personnel, our business, financial condition, results of operations and cash flows could be materially and adversely affected.  We do not carry key personnel life insurance on any of our employees.

We may be unable to attract and retain qualified employees.

Our ability to provide high-quality products and services on a timely basis depends on our success in employing an adequate number of skilled plant managers, technicians and drivers.  Like many of our competitors, we experience shortages of qualified personnel from time to time.  We may not be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy, and our labor expenses may increase as a result of a shortage in the supply of skilled personnel.

 Collective bargaining agreements, work stoppages and other labor relations matters may result in increases in our operating costs, disruptions in our business and decreases in our earnings.

As of December 31, 2012, approximately 33%, or 606, of our employees were covered by collective bargaining agreements, which expire between 2013 and 2016.  Our inability to negotiate acceptable new contracts or extensions of existing contracts with these unions could cause work stoppages by the affected employees.  In addition, any new contracts or extensions could result in increased operating costs attributable to both union and nonunion employees.  If any such work stoppages were to occur, or if other of our employees were to become represented by a union, we could experience a significant disruption of our operations and higher ongoing labor costs, which could materially adversely affect our business, financial condition, results of operations and cash flows.  Also, labor relations matters affecting our suppliers of cement and aggregates could adversely impact our business from time to time.

We contribute to 18 multiemployer pension plans.  During 2006, the “Pension Protection Act of 2006” (the “PPA”) was signed into law.  For multiemployer defined benefit plans, the PPA establishes new funding requirements or rehabilitation requirements, creates additional funding rules for plans that are in endangered or critical status, and introduces enhanced disclosure requirements to participants regarding a plan’s funding status.  The Worker, Retiree and Employer Recovery Act of 2008 (the “WRERA”) was enacted in late 2008 and provided some funding relief to defined benefit plan sponsors affected by recent market conditions.  The WRERA allowed multiemployer plan sponsors to elect to freeze their current funded status at the same funding status as the preceding plan year (for example, a calendar year plan that was not in critical or endangered status for 2008 was able to elect to retain that status for 2009), and sponsors of multiemployer plans in endangered or critical status in plan years beginning in 2008 or 2009 were allowed a three-year extension of funding improvement or rehabilitation plans (extended the timeline for these plans to accomplish their goals from 10 years to 13 years, or from 15 years to 18 years for seriously endangered plans).  Additionally, if we were to withdraw partially or completely from any plan that is underfunded, we would be liable for a proportionate share of that plan’s unfunded vested benefits.  Based on the information available from plan administrators, we believe that our portion of the contingent liability in the case of a full or partial withdrawal from or termination of several of these plans or the inability of plan sponsors to meet the funding or rehabilitation requirements would be material to our financial condition, results of operations and cash flows.

Our overall profitability is sensitive to price changes and minor variations in sales volumes.

Generally, our products are price-sensitive. Prices for our products are subject to changes in response to relatively minor fluctuations in supply and demand, general economic conditions and market conditions, all of which are beyond our control.  Because of the fixed-cost nature of our business, our overall profitability is sensitive to price changes and minor variations in sales volumes.

Instability in the financial and credit sectors may impact our business and financial condition in ways that we currently cannot predict.

Adverse or worsening economic trends could have a negative impact on our suppliers and our customers and their financial condition and liquidity, which could cause them to fail to meet their obligations to us and could have a material adverse effect on our revenues, income from operations and cash flows.  The uncertainty and volatility of the financial and credit sectors could have further impacts on our business and financial condition that we currently cannot predict or anticipate.

Turmoil in the global financial system could have an impact on our business and our financial condition.  Accordingly, our ability to access the capital markets could be restricted or be available only on unfavorable terms.  Limited access to the capital markets could adversely impact our ability to take advantage of business opportunities or react to changing economic and business conditions and could adversely impact our ability to execute our long-term growth strategy.  Ultimately, we could be required to reduce our future capital expenditures substantially.  Such a reduction could have a material adverse effect on our revenues, income from operations and cash flows.

If one or more of the lenders under our Revolving Facility were to become unable or unwilling to perform their obligations under that facility, our borrowing capacity could be reduced.  Our inability to borrow additional amounts under our senior secured credit facility could limit our ability to fund our future operations and growth.

The Indenture and the Revolving Facility will restrict our ability to operate our business and to pursue our business strategies.

The Revolving Facility and the Indenture limit our ability, among other things, to:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;

•	with respect to the Revolving Facility, make voluntary payments on any indebtedness;

•	sell assets and issue capital stock of our restricted subsidiaries;

•	incur liens;

•	make certain investments;

•	enter into agreements restricting our restricted subsidiaries’ ability to pay dividends, make loans to other U.S. Concrete entities or restrict the ability to provide liens;

•	enter into transactions with affiliates;

•	consolidate, merge or sell all or substantially all of our assets; and

•	with respect to the Indenture, designate our subsidiaries as unrestricted subsidiaries.

Governmental regulations, including environmental regulations, may result in increases in our operating costs and capital expenditures and decreases in our earnings.

A wide range of federal, state and local laws, ordinances and regulations apply to our operations, including the following matters:

•	land usage;

•	street and highway usage;

•	noise levels; and

•	health, safety and environmental matters.

In many instances, we must have various certificates, permits or licenses in order to conduct our business.  Our failure to maintain required certificates, permits or licenses or to comply with applicable governmental requirements could result in substantial fines or possible revocation of our authority to conduct some of our operations.  Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain new certificates, permits or licenses, could impede the implementation of any acquisitions.

Governmental requirements that impact our operations include those relating to air quality, solid waste management and water quality.  These requirements are complex and subject to frequent change.  They impose strict liability in some cases without regard to negligence or fault and may expose us to liability for the conduct of or conditions caused by others, or for our acts that complied with all applicable requirements when we performed them.  Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements, or the future discovery of environmental conditions may require us to make unanticipated material expenditures.  In addition, we may fail to identify or obtain indemnification from environmental liabilities of acquired businesses.  We generally do not maintain insurance to cover environmental liabilities.

Our operations are subject to various hazards that may cause personal injury or property damage and increase our operating costs.

Operating mixer trucks, particularly when loaded, exposes our drivers and others to traffic hazards.  Our drivers are subject to the usual hazards associated with providing services on construction sites, while our plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials.  Operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage.  Although we conduct training programs designed to reduce these risks, we cannot eliminate these risks.  We maintain insurance coverage in amounts we believe are consistent with industry practice; however, this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate, or at rates we consider reasonable.  A partially or completely uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on us.

The insurance policies we maintain are subject to varying levels of deductibles.  Losses up to the deductible amounts are accrued based on our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported.  If we were to experience insurance claims or costs above our estimates, our business, financial condition, results of operations and cash flows might be materially and adversely affected.

We may incur material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications.

Our operations involve providing products that must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics.  If we fail or are unable to provide products meeting these requirements and specifications, material claims may arise against us and our reputation could be damaged.  In the past, we have had significant claims of this kind asserted against us that we have resolved.  There currently are claims, and we expect that in the future there will be additional claims, of this kind asserted against us.  If a significant product-related claim or claims are resolved against us in the future, that resolution may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our net revenue attributable to infrastructure projects could be negatively impacted by a decrease or delay in governmental spending.

Our business depends in part on the level of governmental spending on infrastructure projects in our markets.  Reduced levels of governmental funding for public works projects or delays in that funding could adversely affect our business, financial condition, results of operations and cash flows.

Some of our plants are susceptible to damage from earthquakes, for which we have a limited amount of insurance.

We maintain only a limited amount of earthquake insurance, and, therefore, we are not fully insured against earthquake risk.  Any significant earthquake damage to our plants could materially adversely affect our business, financial condition, results of operations and cash flows.

Increasing insurance claims and expenses could lower our profitability and increase our business risk.

The nature of our business subjects us to product liability, property damage, personal injury claims and workers compensation claims from time to time. Increased premiums charged by insurance carriers may further increase our insurance expense as coverage expires or otherwise cause us to raise our self-insured retention. If the number or severity of claims within our self-insured retention increases, we could suffer losses in excess of our reserves. An unusually large liability claim or a string of claims based on a failure repeated throughout our mass production process may exceed our insurance coverage or result in direct damages if we were unable or elected not to insure against certain hazards because of high premiums or other reasons; the availability of, and our ability to collect on, insurance coverage is often subject to factors beyond our control.  Further, allegations relating to workers' compensation violations may result in investigations by insurance regulatory or other governmental authorities, which investigations, if any, could have a direct or indirect material adverse effect on our ability to pursue certain types of business which, in turn, could have a material adverse effect on our financial position, results of operations and cash flows.

Applicable accounting rules relating to the conversion features of the Amended Convertible Notes, if any, may result in increased non-cash derivative loss and may cause volatility in our results of operations due to the requirement to adjust any derivative liability associated with the conversion features to fair value each quarter.

The conversion features that will contained within the Amended Convertible Notes, like those within the Old Convertible Notes, will be deemed to be an embedded derivative under Accounting Standards Codification, or ASC, Topic 815, Derivatives and Hedging, or ASC 815.  In accordance with ASC 815, an embedded derivative related to the conversion features will require bifurcation from the debt component of the Amened Convertible Notes and a separate valuation.  We will recognize the embedded derivative as a liability on our balance sheet, measure it at its estimated fair value and recognize changes in its estimated fair value within our results of operations each quarter.  We will estimate the fair value of the embedded derivative using acceptable valuation methodologies.  Valuation methodologies are complex and require significant judgments.  Additionally, given the volatility of our stock price and the stock price of other comparable companies, which will have a direct impact on our valuation, future changes in the estimated fair value of the conversion features of the Amended Convertible Notes may have a material impact on our results of operations.  As a result of the required bifurcation of the embedded derivative related to the conversion features of the Amended Convertible Notes under ASC 815, the carrying value of the Amended Convertible Notes immediately following the consummation of the exchange offer will be less than the face value of such notes when originally issued a Old Convertible Notes.  Such difference will be reflected as an increase to our interest expense using the effective interest rate method over the term of the Amended Convertible Notes.  This discount accretion will result in a significantly higher rate of non-cash interest expense within our results of operations over the stated interest rate of the Amended Convertible Notes and a corresponding decrease to our net income.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer and consent solicitation. Any Old Convertible Notes that are properly tendered pursuant to the exchange offer and consent solicitation and accepted for exchange will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES
The following table contains our ratio of earnings to fixed charges for the years ended December 31, 2011 and 2012. You should read these ratios in connection with our Consolidated Financial Statements included elsewhere in this prospectus. Because we did not have preferred stock outstanding during any such periods, our ratio of earnings to combined fixed charges and preferred dividends for any given period is equivalent to our ratio of earnings to fixed charges.

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2011	2012
	(dollars in millions)
Ratio of Earnings to Fixed Charges	—	—
Deficiency of Earnings to Fixed Charges	$(10.9)	$(29.5)
For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of our income (loss) from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest expense, the interest component of operating lease expense (for these purposes, one-third of rent expense was deemed to be representative of interest), and amortization of discount and capitalized expenses related to indebtedness.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

Who is making the exchange offer?

We, U.S. Concrete, Inc., are offering to exchange an aggregate principal amount of up to $69,300,000 of new 9.5% Senior Secured Notes due 2015 for up to all of our outstanding 9.5% Convertible Secured Notes due 2015.

Why is the Company undertaking the exchange offer and consent solicitation?

We believe that the exchange offer will simplify our capital structure by exchanging the Old Convertible Notes with non-convertible instruments.

Who may participate in the exchange offer and consent solicitation?

Any holder of Old Convertible Notes may participate in the exchange offer and consent solicitation, subject to applicable law.

What will I receive in exchange for my Old Convertible Notes?

If your Old Convertible Notes are accepted for exchange in the exchange offer, you will receive $1,260 principal amount of New Senior Notes for every $1,000 principal amount of Old Convertible Notes tendered. The New Senior Notes have the characteristics described below under the captions “Summary—Summary of the Terms of the New Senior Notes” and “Description of the Notes.”

What are the conditions of the exchange offer?

Our obligation and ability to complete this exchange offer is subject to, among other things, (1) the effectiveness of the registration statement of which this prospectus forms a part, (2) at least 82.5% of the outstanding principal amount of Old Convertible Notes is validly tendered and not properly withdrawn on or prior to the expiration date, (3) the consent of the holders of at least 66 2/3% of the outstanding Old Convertible Notes not held by our affiliates, and (4) the consent of the Revolving Facility Agent to the amendments to the Intercreditor Agreement. Some or all of these conditions may be waived by the Company subject to the terms and conditions of the Exchange and Consent Agreements. See “The Exchange Offer and Consent Solicitation—Conditions to this Exchange Offer.”

Is there a limit to the aggregate principal amount of Old Convertible Notes that will be accepted for exchange in the exchange offer?

No, we are offering to exchange New Senior Notes for all of our currently outstanding Old Convertible Notes.

Will I be taxed on the New Senior Notes I receive in the exchange offer?

The exchange will be treated as a taxable exchange. For a summary of the material U.S. federal income tax consequences of the exchange offer, see “Material U.S. Federal Income Tax Considerations.”

When does the exchange offer expire?
Assuming the conditions to the completion of the exchange offer are satisfied or waived, this exchange offer is expected to expire at 12:00 midnight, New York City time, on March 21, 2013.

Can the exchange offer be extended and under what circumstances?

We may extend the expiration date for the exchange offer for any reason subject to the terms and conditions of the Exchange and Consent Agreements.

How do I participate in the exchange offer?

If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal & consent, or a copy of the letter of transmittal & consent, according to the instructions contained in this prospectus and the letter of transmittal & consent. You must also mail or otherwise deliver the letter of transmittal & consent, or the copy, together with the Old Convertible Notes and any other required documents, to the exchange and information agent at the address set forth on the cover of the letter of transmittal & consent. If you hold Old Convertible Notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal & consent.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR OLD CONVERTIBLE NOTES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER SECURITIES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE.

How do I deliver my consent to the Amendments to the Old Convertible Note Indenture and Old Convertible Note Security Documents?

Any holder that tenders Old Convertible Notes, and whose Old Convertible Notes are accepted for exchange by us, pursuant to the exchange offer will be deemed to have delivered a valid consent to the Amendments to the Old Convertible Note Indenture and the Old Convertible Note Security Documents.

Do I have to separately consent to approve the Amendments to the Old Convertible Note Indenture and the Old Convertible Note Security Documents and the related Intercreditor Agreement?

If you tender your Old Convertible Notes in the exchange offer, you will be deemed to consent to the Amendments. As a result, if you do not desire to approve the Amendments, you should not tender your Old Convertible Notes in the exchange offer. If you have tendered your Old Convertible Notes, you may revoke your consent prior to the expiration date by withdrawing your Old Convertible Notes from the exchange offer.

When will the proposed Amendments become effective?

If we receive the requisite consents to the Amendments, the Amendments to the Old Convertible Note Indenture, the Old Convertible Note Security Documents and the Intercreditor Agreement will become effective immediately prior to the settlement of the exchange offer, which will occur on or about the first business day following the expiration date.

Can I withdraw tendered Old Convertible Notes and revoke my consent?

A tender of Old Convertible Notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date, and such withdrawal will constitute a concurrent valid revocation of the related consent. Any Old Convertible Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

When and how will I receive the New Senior Notes being offered in exchange for my Old Convertible Notes?

Once all of the conditions to the exchange offer are satisfied or waived prior to the expiration date and we are ready to accept all Old Convertible Notes properly tendered and not withdrawn, we will, promptly, effectuate the Amendments, then immediately accept the Old Convertible Notes and issue the New Senior Notes in exchange for the accepted Old Convertible Notes. The New Senior Notes will be issued in book-entry only form and will be represented by one or more permanent global securities deposited with a custodian for, and registered in the name of a nominee of, DTC.

Will the New Senior Notes be freely tradable?

Yes. Generally, the New Senior Notes you receive in the exchange offer will be freely tradable, subject to market conditions, unless you are an affiliate of U.S. Concrete, Inc., as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, in which case you must comply with Rule 144 or another available exemption under the Securities Act. We do not intend to list the New Senior Notes on any securities exchange and there can be no assurance as to the development or liquidity of any market for the new notes. See “Risk Factors—Risks Related to the Exchange Offer and Consent Solicitation.”

Do I have to pay any brokerage fees or commissions or transfer taxes?

Holders who tender Old Convertible Notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal & consent, transfer taxes with respect to the exchange of Old Convertible Notes. We will pay all charges and expenses, other than those transfer taxes described below under the caption "The Exchange Offer and Consent Solicitation—Transfer Taxes," in connection with this exchange offer. It is important that you read the section labeled “The Exchange Offer and Consent Solicitation—Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.

If I decide not to tender, how will the exchange offer affect my Old Convertible Notes?

If the Amendments become operative, the Old Convertible Notes that are not exchanged pursuant to the exchange offer will remain outstanding as Amended Convertible Notes and will be subject to the terms of the Old Convertible Note Indenture as modified by the supplemental indenture effecting the Amendments. The holders of such Amended Convertible Notes will, as a result of the Amendments, have lost substantially all of the protections provided by the current restrictive covenants contained in the Old Convertible Note Indenture and, with respect to the interests in the assets securing the New Senior Notes, the Amended Convertible Notes and related guarantees will be effectively junior to the New Senior Notes and related guarantees to the extent of the value of such assets because the Amended Convertible Notes will not be secured. Additionally, the liquidity and the trading market for the Amended Convertible Notes that remain outstanding may be impaired. You should read the section titled “Description of Other Indebtedness” and “Risk Factors—Risks Related to the Exchange Offer and Consent Solicitation.”

Are Dissenters’ or Appraisal Rights Available in the exchange offer?

No dissenters’ or appraisal rights are available in connection with the exchange offer.

Who can I talk to if I have questions about the exchange offer?

If you have any questions or otherwise need assistance, or if you need additional copies of the offering materials, please contact Global Bondholder Services Corporation, the exchange and information agent, at (866) 924-2200.

To receive copies of our recent SEC filings, you can contact us by mail or refer to the other sources described under “Where You Can Find More Information.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012 on an actual basis and as adjusted to give effect to the consummation of the exchange offer assuming all $55,000,000 aggregate principal amount of Old Convertible Notes we are offering to exchange in the exchange offer is exchanged for $69,300,000 aggregate principal amount of New Senior Notes, and reflecting the estimated expenses of the exchange offer (however, the Minimum Tender Condition is that 82.5%, or $45,375,000 aggregate principal amount, of the outstanding Old Convertible Notes are properly tendered and not validly withdrawn prior to the expiration date).

You should read this table in conjunction with our Consolidated Financial Statements included elsewhere in this prospectus.

	As of December 31, 2012
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents, excluding restricted cash	$4,751	$4,751

Long-term debt, including current portion:
Revolving Facility	$13,300	$13,300
Old Convertible Notes (1)	46,142	—
New Senior Notes	—	69,300
Notes payable and other financing	4,017	4,017
Capital leases	—	—
Total long-term debt, including current portion	63,459	86,617
Equity
Preferred stock	—	—
Common Stock	13	13
Additional paid-in capital	136,451	136,451
Accumulated deficit	(43,196)	(49,181)
Treasury stock at cost	(744)	(744)
Total stockholders' equity	92,524	86,539
Total capitalization	$155,983	$173,156

(1) The net book value of our Old Convertible Notes is shown net of a discount related to the embedded derivative that was bifurcated and separately recorded as a liability on the balance sheet. The discount amortizes to interest expense over the term of the Old Convertible Notes resulting in accretion in the net book value of the Old Convertible Notes to its face value at maturity. The book values of the discount and embedded derivative were $8.9 million and $17.2 million, respectively, at December 31, 2012.

We intend to continue to explore various financing alternatives to improve our capital structure, including reducing debt, extending maturities or relaxing financial covenants. These may include new equity or debt financings or exchange offer with our existing security holders and other transactions involving our outstanding securities given their secondary market trading prices.  In addition, we may consider buying Amended Convertible Notes and New Senior Notes in the market in the future, subject to restrictions in agreements and applicable law. We cannot provide assurances, if we pursue any of these transactions, that we will be successful in completing a transaction on attractive terms or at all.

THE EXCHANGE OFFER AND CONSENT SOLICITATION
No Recommendation
NONE OF THE COMPANY, OUR MANAGEMENT OR OUR BOARD OF DIRECTORS (THE “BOARD”) OR THE EXCHANGE AND INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY OLD CONVERTIBLE NOTES OR REFRAIN FROM TENDERING OLD CONVERTIBLE NOTES IN THE EXCHANGE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OLD CONVERTIBLE NOTES IN THE EXCHANGE OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF OLD CONVERTIBLE NOTES TO TENDER. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CONSIDER CAREFULLY WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO READ CAREFULLY THIS PROSPECTUS, THE REGISTRATION STATEMENT OF WHICH IT FORMS A PART, AND THE EXHIBITS AND SCHEDULES TO THE REGISTRATION STATEMENT IN THEIR ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS.” WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISION ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.
Purpose of the Exchange Offer
The purpose of the exchange offer is to replace our Old Convertible Notes with non-convertible instruments, thereby simplifying our capital structure.
Terms of this Exchange Offer
Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal & consent, we will accept for exchange any Old Convertible Notes validly tendered and not properly withdrawn prior to the expiration date.
We will issue $1,260 principal amount of New Senior Notes for each $1,000 principal amount of Old Convertible Notes surrendered under this exchange offer. The Old Convertible Notes may only be tendered and Consents may only be delivered in amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. However, the New Senior Notes issued in exchange therefor will be issued in denominations of $1.00 and integral multiples of $1.00 in excess thereof.
The Old Convertible Notes are currently convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock, par value $0.001 per share (“Common Stock”), at a conversion rate of 95.23809524 shares of Common Stock per $1,000 principal amount of Old Convertible Notes, or a conversion price of approximately $10.50 per share, subject to adjustment as set forth in the Old Convertible Note Indenture. The holders of the New Senior Notes being offered in this exchange offer will not be entitled to convert their New Senior Notes into shares of Common Stock.
The New Senior Notes will bear interest at 9.5% per year (calculated using a 360-day year consisting of twelve 30-day months), payable semi-annually in cash in arrears on April 1 and October 1, commencing on October 1, 2013. The New Senior Notes, like the Old Convertible Notes, will be unconditionally guaranteed by each of the guarantors under the Revolving Facility and will be secured by first-priority liens on certain of the property and assets directly owned by us and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the Revolving Facility Agent) and certain exceptions (as described in the Security Documents). See “Description of the Notes.”
The exchange offer is conditioned on, among other things, the conditions that (1) we shall have received, on or prior to the expiration of the exchange offer, consents to the Amendments, which have not been revoked, by the holders of at least 66 2/3% in principal amount of the outstanding Old Convertible Notes not held by our affiliates, (2) on or prior to the expiration of the exchange offer, at least 82.5% of the principal amount of outstanding Old Convertible Notes shall have been validly tendered and not properly withdrawn and (3) we shall have received consent from the Revolving Facility Agent regarding the amendments to the Intercreditor Agreement. Some or all of these conditions may be waived by the Company subject to the terms and conditions of the Exchange and Consent Agreements. See “—Conditions to this Exchange Offer.” For the purposes of the foregoing, the term "affiliates" refers to "Affiliates" of the Company as such term is used in the Old Convertible Note Indenture, and means any person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the Company. For these purposes, “control” of means the power to direct management and policies of the Company, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
As of the date of this prospectus, $55,000,000 aggregate principal amount of the Old Convertible Notes is outstanding, of approximately $34,692,000 aggregate principal amount of which has been tendered and not withdrawn. This prospectus and the letter of transmittal & consent are being sent to all registered holders of Old Convertible Notes. There will be no fixed record date for determining registered holders of Old Convertible Notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old Convertible Notes that are not exchanged in this exchange offer will remain outstanding as Amended Convertible Notes and will continue to accrue interest. However, if adopted, the Amendments will eliminate substantially all of the restrictive covenants contained in the Old Convertible Note Indenture and certain events of default and provide for a release of all of the liens on the collateral securing the Old Convertible Notes and the related guarantees under the Old Convertible Note Indenture and the Old Convertible Note Security Documents. See “—Consequences of Failure to Exchange.”
We will be deemed to have accepted for exchange properly tendered Old Convertible Notes when we have given oral or written notice of the acceptance to the exchange and information agent. The exchange and information agent will act as agent for the tendering holders for the purposes of receiving the New Senior Notes from us and delivering New Senior Notes to such holders.
We expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any Old Convertible Notes not previously accepted for exchange, if any of the conditions under the caption “—Conditions to this Exchange Offer” have not been satisfied, on or prior to the expiration date, subject to the terms and conditions of the Exchange and Consent Agreements.
Holders who tender Old Convertible Notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal & consent, transfer taxes with respect to the exchange of Old Convertible Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.
Consent Solicitation
As part of the exchange offer, we are soliciting the consent of holders of the Old Convertible Notes to amend certain terms and conditions of the Old Convertible Note Indenture, the Old Convertible Note Security Documents and the Intercreditor Agreement. The Amendments would eliminate substantially all of the restrictive covenants contained in the Old Convertible Note Indenture and certain events of default and provide for a release of all of the liens on the collateral securing the Old Convertible Notes and the related guarantees under the Old Convertible Note Indenture and the Old Convertible Note Security Documents. The Amendments would also increase the ABL Cap Amount under the Intercreditor Agreement, which will increase the amount of Revolving Facility Obligations that are entitled to the benefit of a first-priority lien in certain collateral.
The consent of holders of at least a majority in aggregate principal amount of Old Convertible Notes outstanding and not held by our affiliates will be required in order to effectuate the Amendments, other than those provisions relating to the collateral securing the Old Convertible Notes. The consent of holders of at least 66 2/3% of the aggregate principal amount of Old Convertible Notes outstanding and not held by our affiliates will be required in order to effectuate the Amendments with respect to the Old Convertible Note Security Documents and those provisions of the Old Convertible Note Indenture relating to the collateral.
If the Amendments are approved and effected, they will be binding on all holders of Old Convertible Notes, including those who do not give their consent to the Amendments and do not tender their Old Convertible Notes in the exchange offer, and therefore hold Amended Convertible Notes. If for any reason the exchange offer with respect to the Old Convertible Notes is not completed, the Amendments will not become effective and the Old Convertible Notes and related guarantees will continue to be subject to the same terms and conditions, and be secured by the same collateral, as before the exchange offer was made.
If you tender your Old Convertible Notes in the exchange offer, you will be deemed to consent to the Amendments. If you consent to the Amendments, you must tender your Old Convertible Notes. Tendered Old Convertible Notes may be withdrawn and consents revoked before the expiration date. Consents given in connection with the tender of Old Convertible Notes cannot be revoked without validly withdrawing Old Convertible Notes from the exchange offer, and Old Convertible Notes cannot be withdrawn from the exchange offer without also revoking the consent related to those Old Convertible Notes. Our receipt of the requisite number of consents or aggregate principal amount of Old Convertible Notes in advance of the expiration date will not result in any change in the terms of the exchange offer.
Amendments
If you tender any Old Convertible Notes at or prior to the expiration date, you will, by the act of tendering, be consenting to the Amendments to the Old Convertible Note Indenture, the Old Convertible Note Security Documents and the Intercreditor Agreement.
Pursuant to the terms of the Old Convertible Note Indenture, the Amendments require the prior written consent of holders of at least a majority in aggregate principal amount of the Old Convertible Notes outstanding and not held by our affiliates (except with respect to covenants related to the collateral, which require the consent of the holders of at least 66 2/3% of the aggregate principal amount of the Old Convertible Notes outstanding and not held by our affiliates). It is anticipated that a supplemental indenture and other documents effecting the Amendments will be executed on the date of or promptly following the expiration of the exchange offer, assuming the conditions to the exchange offer have been satisfied or waived, including the Minimum Tender Condition and the

Minimum Consent Condition, and immediately prior to the issuance of New Senior Notes in exchange for Old Convertible Notes that have been properly tendered and not withdrawn.
The following is a summary of the Amendments with respect to the Old Convertible Notes, the Old Convertible Note Indenture, the Intercreditor Agreement and the Old Convertible Note Security Documents. See “Description of the Old Convertible Notes, as amended by the Amendments” for information regarding the terms of the Old Convertible Notes, the Old Convertible Note Indenture, the Old Convertible Note Security Documents and the Intercreditor Agreement after giving effect to the Amendments.
Collateral Release. The Amendments would provide for the Collateral Release, including by amending the Old Convertible Note Indenture and the Intercreditor Agreement and by terminating or amending, as applicable to effect the Collateral Release, the Old Convertible Note Security Documents.
Deletion of Covenants in the Old Convertible Note Indenture. The Amendments would eliminate the following affirmative and restrictive covenants in the Old Convertible Note Indenture, as well as make corresponding conforming changes to reflect such elimination:

Reference	Description of Provision
Article Three	Purchase at Option of Holders Upon a Fundamental Change of Control
Section 5.12	Notice to Holders Prior to Certain Actions
Section 6.03	Corporate Existence
Section 6.04	Payment of Taxes
Section 6.05	Maintenance of Properties
Section 6.06	Compliance Certificate; Notice of Default
Section 6.07	Waiver of Stay, Extension or Usury Laws
Section 6.08	Limitations on Additional Indebtedness
Section 6.09	Limitations on Restricted Payments
Section 6.10	Limitations on Liens
Section 6.11	Limitations on Asset Sales
Section 6.12	Limitations on Transactions with Affiliates
Section 6.13	Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries
Section 6.14	Additional Note Guarantees
Section 6.15	Further Assurances
Section 6.16	Report to Holders
Section 6.17	Limitations on Designation of Unrestricted Subsidiaries
Section 6.19	Information Regarding Collateral
Section 6.20	Impairment of Security Interest
Section 6.21	Insurance
Section 6.22	Consolidated Secured Debt Ratio
Article Seven	Successor Corporation
Section 12.01	Collateral and Security Documents
Section 12.02	Recordings and Opinions
Section 12.03	Release of Collateral
Section 12.04	Certificates of Trustee
Section 12.05	Suits to Protect the Collateral
Section 12.06	Authorization of Receipt of Funds by the Trustee Under the Security Documents
Section 12.07	Purchaser Protected
Section 12.08	Powers Exercisable by Receiver or Trustee
Section 12.09	Release Upon Termination of the Issuer’s Obligations

Amendments to Events of Default in the Old Convertible Note Indenture. The Amendments would eliminate certain Events of Default under the Old Convertible Note Indenture. The only Events of Default that would remain relate to payment defaults (clauses (i) and (ii) of Section 8.01), conversion (clauses (iii), (v) and (vi) of Section 8.01), bankruptcy defaults (with respect to U.S. Concrete only) (clauses (xi) and (xii) of Section 8.01) and guarantees (clause (xiii) of Section 8.01).
Amendments to Intercreditor Agreement. The Amendments would amend the Intercreditor Agreement to increase the “ABL Cap Amount” (as defined therein) from $80.0 million to $102.5 million (plus an additional $10.25 million that may be used solely in a limited circumstance), to reflect the Collateral Release, and to provide for the liens that formerly secured the Old Convertible Notes to instead secure the New Senior Notes. The Amended Convertible Notes will be unsecured.
Amendment to Old Convertible Notes. The Amendments would make any necessary conforming changes to the Old Convertible Notes.
Expiration Date; Extensions; Amendments
This exchange offer will expire at 12:00 midnight, New York City time on March 21, 2013, unless we extend it. The New Senior Notes issued pursuant to this exchange offer will be delivered promptly following the expiration date to the holders who validly tender their Old Convertible Notes.
In order to extend this exchange offer, we will notify the exchange and information agent orally or in writing of any extension. We will notify in writing or by public announcement to the registered holders of Old Convertible Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
We reserve the right:

•
to extend this exchange offer or to terminate this exchange offer and to refuse to accept Old Convertible Notes not previously accepted if any of the conditions set forth below under the caption “—Conditions to this Exchange Offer” have not been, or we reasonably determine cannot be, satisfied, on or prior to the expiration date; or

•	to amend the terms of this exchange offer in any manner.
Any such extension, termination or amendment will be subject to the rights and privileges of the signatories to the Exchange and Consent Agreements, subject to our right to terminate the exchange offer if the exchange has not been consummated prior to April 10, 2013, other than as a result of our breach of any of the terms of the Exchange and Consent Agreements or a delay in the consummation of the exchange offer caused by us.
Any such extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Convertible Notes. If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Convertible Notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we decrease the percentage of Old Convertible Notes being sought, we will extend this exchange offer for at least ten business days from the date that notice of such decrease is first published, sent or given by us to holders of the Old Convertible Notes. We currently do not intend to decrease the percentage of Old Convertible Notes being sought.
Without limiting the manner in which we may choose to make public announcements of any extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.
Conditions to this Exchange Offer
Notwithstanding any other provision of the exchange offer to the contrary, we will not accept for exchange, or exchange any New Senior Notes for, any Old Convertible Notes, and we will terminate this exchange offer as provided in this prospectus before accepting any Old Convertible Notes for exchange if any of the following conditions have not been met, on or prior to the expiration of the exchange offer:

•
the registration statement of which this prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement (and no proceeding for that purpose) shall have been instituted, or be pending, by the SEC; and

•	the trustee under the indenture governing the Old Convertible Notes shall have executed and delivered the supplemental indenture giving effect to the Amendments to the Old Convertible Note Indenture;

•	the indenture governing the New Senior Notes shall have been qualified under the Trust Indenture Act of 1939, as amended; and

•
no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated, enforced by or otherwise be in effect as the result of an act by any court or governmental authority, that prohibits the consummation of the exchange offer on, or consistent with, the terms and conditions set forth in this prospectus and of each of the Exchange and Consent Agreements, and such condition remains in effect.

Furthermore, we will not be required to accept for exchange, or exchange any New Senior Notes for, any Old Convertible Notes unless on or prior to the expiration of the exchange offer:

•
we have received consents to make the Amendments, which have not been revoked, by the holders of at least 66 2/3% in principal amount of outstanding Old Convertible Notes not held by our affiliates (the "Minimum Consent Condition");

•	at least 82.5% of the outstanding principal amount of Old Convertible Notes have been validly tendered and not properly withdrawn (the "Minimum Tender Condition"); and

•
the Revolving Facility Agent has consented to the amendments to the Intercreditor Agreement to increase the ABL Cap Amount, to enable to the New Senior Notes and related guarantees to have valid liens and perfected security interests on the collateral as described elsewhere herein, and to effect the Collateral Release.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open (subject to the terms and conditions of the Exchange and Consent Agreements). This may include, without limitation, altering or waiving the Minimum Tender Condition. Consequently, we may delay acceptance of any Old Convertible Notes by giving oral or written notice of such extension of the expiration date to the registered holders of the Old Convertible Notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all Old Convertible Notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Convertible Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.
We expressly reserve the right, subject to the terms and conditions of the Exchange and Consent Agreements, to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any Old Convertible Notes not previously accepted for exchange, if any of the conditions of this exchange offer specified above are not satisfied, including the Minimum Tender Condition or the Minimum Consent Condition. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Convertible Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
Subject to the terms and conditions of the Exchange and Consent Agreements, we may assert these conditions regardless of the circumstances that may give rise to them, or waive them in whole or in part at any time or at various times except as to the requirements that (i) the registration statement of which this prospectus forms a part be declared effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purposes shall have been instituted or pending and (ii) the indenture relating to the New Senior Notes be qualified under the Trust Indenture Act of 1939, as amended. If we waive any of the other conditions to the exchange offer, such waiver will apply equally to all holders of the Old Convertible Notes tendered in the exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. There are no dissenters’ rights of appraisal under Delaware law applicable to this exchange offer.
Procedures for Tendering and Delivering Consents
Only a holder of Old Convertible Notes may tender such Old Convertible Notes in this exchange offer. To tender in this exchange offer and give your consent to the Amendments, a holder must:

•
complete, sign and date the letter of transmittal & consent, or a facsimile of the letter of transmittal & consent; have the signature on the letter of transmittal & consent guaranteed if the letter of transmittal & consent so requires; and mail or deliver such letter of transmittal & consent or facsimile to the exchange and information agent prior to the expiration date; or

•	comply with DTC's Automated Tender Offer Program procedures described below.
In addition, either:

•	the exchange and information agent must receive Old Convertible Notes along with the letter of transmittal & consent; or

•
the exchange and information agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Old Convertible Notes into the exchange and information agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message.

We are not providing for procedures for tenders of Old Convertible Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during normal business hours on or prior to the expiration date. If you hold your Old Convertible Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the exchange offer a number of days before the expiration date in order for such entity to tender Old Convertible Notes on your behalf on or prior to the expiration date. Tenders not completed prior to 12:00 midnight, New York City time, at the end of the expiration date will be disregarded and of no effect.
To be tendered effectively, the exchange and information agent must receive any physical delivery of the letter of transmittal & consent and other required documents at the address set forth below under “—Exchange and Information Agent” prior to the expiration date.
The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal & consent.
The method of delivery of Old Convertible Notes, the letter of transmittal & consent and all other required documents to the exchange and information agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange and information agent before the expiration date. Holders should not send us the letter of transmittal & consent or Old Convertible Notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
Any beneficial owner whose Old Convertible Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal & consent and delivering its Old Convertible Notes, either:

•	make appropriate arrangements to register ownership of the Old Convertible Notes in such owner's name; or

•	obtain a properly completed bond power from the registered holder of Old Convertible Notes.
The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.
Signatures on a letter of transmittal & consent or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Convertible Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal & consent; or

•	for the account of an eligible institution.
If the letter of transmittal & consent is signed by a person other than the registered holder of any Old Convertible Notes listed on the Old Convertible Notes, such Old Convertible Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Old Convertible Notes and an eligible institution must guarantee the signature on the bond power.
If the letter of transmittal & consent or any Old Convertible Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal & consent.
 The exchange and information agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use ATOP to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal & consent and delivering it to the exchange and information agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the Old Convertible Notes to the exchange and information agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange and information agent. The term “agent's message” means a message transmitted by DTC, received by the exchange and information agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that it is tendering Old Convertible Notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal & consent; and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Convertible Notes and withdrawal of tendered Old Convertible Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Convertible Notes not properly tendered or any Old Convertible Notes the acceptance of which would, in the opinion of our outside counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Convertible Notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal & consent) will be final and binding on all parties, subject to any rights of the signatories to the Exchange and Support Agreements pursuant to the terms thereof. Unless waived, any defects or irregularities in connection with tenders of Old Convertible Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Convertible Notes, neither we, the exchange and information agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Convertible Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Convertible Notes received by the exchange and information agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange and information agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal & consent, promptly following the expiration date.
Book-Entry Transfer
The exchange and information agent will make a request to establish an account with respect to the Old Convertible Notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of Old Convertible Notes by causing DTC to transfer such Old Convertible Notes into the exchange and information agent's account at DTC in accordance with DTC's procedures for transfer.
Withdrawal of Tenders and Revocation of Consent
Except as otherwise provided in this prospectus, holders of Old Convertible Notes may withdraw their tenders at any time prior to the expiration date. The valid withdrawal of Old Convertible Notes will be deemed to be a concurrent revocation of the consent to the Amendments. Holders of Old Convertible Notes may only revoke their consent by validly withdrawing the related Old Convertible Notes prior to the expiration date.
For a withdrawal to be effective:

•
the exchange and information agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange and Information Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.
Any such notice of withdrawal must:

•	specify the name of the person who tendered the Old Convertible Notes to be withdrawn;

•	identify the Old Convertible Notes to be withdrawn, including the principal amount of such Old Convertible Notes; and

•	where certificates for Old Convertible Notes have been transmitted, specify the name in which such Old Convertible Notes were registered, if different from that of the withdrawing holder.
If certificates for Old Convertible Notes have been delivered or otherwise identified to the exchange and information agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.
If Old Convertible Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Convertible Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any Old Convertible Notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any Old Convertible Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Convertible Notes tendered by book-entry transfer into the exchange and information agent’s account at DTC according to the procedures described above, such Old Convertible Notes will be credited to an account maintained with DTC for Old Convertible Notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Old Convertible Notes may be retendered by following one of the procedures described under “—Procedures for Tendering and Delivering Consents” above at any time on or prior to the expiration date.

Exchange and Information Agent
Global Bondholder Services Corporation has been appointed as exchange and information agent and information agent for this exchange offer. It will assist with the mailing of this prospectus and solicitation statement and related materials to holders of Old Convertible Notes, respond to inquiries of and provide information to holders of Old Convertible Notes in connection with the exchange offer and consent solicitation and provide other similar advisory services as we may request from time to time. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal & consent as follows:

Global Bondholder Services Corporation
65 Broadway - Suite 404
New York, New York 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774
Toll free: (866) 924-2200
Facsimile (for eligible institutions only): (212) 430-3775/3779
Delivery of the letter of transmittal & consent to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal & consent.
Exchange and Consent Agreements
In connection with the exchange offer, we have negotiated and entered into separate exchange and consent agreements, dated as of December 20, 2012 (the "Exchange and Consent Agreements"), with (1) affiliates of Whippoorwill Associates, Inc. and (2) affiliates of Monarch Alternative Capital LP who, as of the date hereof, hold approximately $22,717,000 and $11,975,000, respectively (or 41.3% and 21.8%, respectively) of the outstanding Old Convertible Notes in the aggregate. Pursuant to the Exchange and Consent Agreements, such security holders agreed to tender all of their Old Convertible Notes in the exchange offer and consent to the Amendments. As of the date hereof, such security holders have tendered and not withdrawn all of their Old Convertible Notes for exchange. Pursuant to the terms of the Exchange and Consent Agreements, we agreed to take all actions reasonably necessary to consummate the exchange offer prior to April 10, 2013.
We have agreed to reimburse the legal fees of counsel retained to represent, severally and not jointly, holders of Old Convertible Notes that have executed Exchange and Consent Agreements in connection with the entering into of such agreements. We have arranged for such counsel, subject to conflicts and other customary considerations, to upon request represent, severally and not jointly, any other holders of Old Convertible Notes who request such representation in connection with the exchange offer, and we have agreed to reimburse the legal fees of such counsel in connection with any such representation.
The foregoing description is not complete and is qualified in its entirety by a reference to the complete text of the Exchange and Consent Agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
Fees and Expenses
We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.
We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange and information agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. Furthermore, Houlihan Lokey, Inc. ("Houlihan") was retained by and has acted as a financial adviser to the Company, was in involved in discussions with the holders of Old Convertible Notes with respect to the Exchange and Consent Agreements and will be involved with discussions with investors regarding the exchange offer. We have agreed to pay Houlihan reasonable and customary fees (including a success fee), reimburse Houlihan for its reasonable out-of-pocket expenses and to indemnify Houlihan.
Our expenses in connection with this exchange offer include:

•	SEC registration fees;

•	fees and expenses of the Trustee;

•	fees and expenses of exchange and information agent;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes
We will pay all transfer taxes, if any, applicable to the exchange of Old Convertible Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•
certificates representing Old Convertible Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Convertible Notes tendered;

•	tendered Old Convertible Notes are registered in the name of any person other than the person signing the letter of transmittal & consent; or

•	a transfer tax is imposed for any reason other than the exchange of Old Convertible Notes under this exchange offer.
If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal & consent, the amount of such transfer taxes will be billed to that tendering holder.
Holders who tender their Old Convertible Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register New Senior Notes in the name of, or request that Old Convertible Notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.
Consequences of Failure to Exchange
Consummation of the exchange offer and consent solicitation may have adverse consequences to holders of Old Convertible Notes who elect not to participate in the exchange offer and therefore hold Amended Convertible Notes. In particular, the trading market for the Amended Convertible Notes could become more limited than the existing trading market for the Old Convertible Notes and could cease to exist altogether due to the reduction in the amount of the Old Convertible Notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect both the value of the Amended Convertible Notes and the ability of the holders of the Amended Convertible Notes to sell the Amended Convertible Notes.
The Amendments would eliminate substantially all of the restrictive covenants contained in the Old Convertible Note Indenture and certain events of default and provide for a release of all of the liens on the collateral securing the Old Convertible Notes and the related guarantees under the Old Convertible Note Indenture and the Old Convertible Note Security Documents. As a result, if the Amendments become effective, holders of Amended Convertible Notes will not be entitled to the benefit of those covenants, liens, events of default and other provisions. The elimination or modification of these provisions will permit us to take certain actions previously prohibited without needing to obtain the consent of any holder of the Amended Convertible Notes. Those actions could increase the credit risks associated with us, as well as adversely affect the market price of the Amended Convertible Notes that remain outstanding.
See “Risk Factors — Risks Related to the Exchange Offer and Consent Solicitation.”
Accounting Treatment
We will record the New Senior Notes in our accounting records at their face value of $69,300,000. The Old Convertible Notes are recorded at a discount in our accounting records due to the embedded derivative that was bifurcated and separately valued on the balance sheet. Accordingly, we will recognize a gain or loss for accounting purposes in connection with this exchange offer to the extent the discounted amount of the Old Convertible Notes combined with the value of the embedded derivative is greater or less than the face value of the New Senior Notes at the time of the exchange. We will capitalize the expenses of this exchange offer as deferred financing costs and expense these costs over the life of the New Senior Notes.
Other
From time to time, we may in the future seek to acquire untendered Amended Convertible Notes in the open market or privately negotiated transactions, for cash or other consideration, through subsequent exchange offers or otherwise, on terms that may be more or less favorable than the terms of the exchange offer, but we will have no obligation to do so, and our right to do so may be limited by the terms and conditions of our Revolving Facility, the Indenture and other documents.

COMPARISON OF RIGHTS AMONG OLD CONVERTIBLE NOTES, AMENDED CONVERTIBLE NOTES AND NEW SENIOR NOTES

The following is a description of the material differences among the rights of holders of the Old Convertible Notes, the Amended Convertible Notes and the New Senior Notes. Since this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this entire prospectus, and the full text of the documents referred to herein and filed as exhibits to or incorporated by reference in the registration statement, of which this prospectus forms a part, for a more complete understanding of the differences among being a holder of Old Convertible Notes, being a holder of Amended Convertible Notes and being a holder of New Senior Notes.
Amount and Interest
Old Convertible Notes: An aggregate principal amount of $55,000,000 of the Old Convertible Notes is issued, having an interest rate of 9.5% payable quarterly on March 1, June 1, September 1, and December 1.
Amended Convertible Notes: The aggregate principal amount of Amended Convertible Notes will be equal to the aggregate principal amount of Old Convertible Notes, $55,000,000, minus the aggregate principal amount of Old Convertible Notes exchanged for New Senior Notes. If the Minimum Tender Condition is satisfied, the aggregate principal amount of Amended Convertible Notes will be equal to or less than $9,625,000.  If all Old Convertible Notes are exchanged for New Senior Notes, there will be no Amended Convertible Notes. The Amended Convertible Notes will have an interest rate of 9.5% payable quarterly on March 1, June 1, September 1 and December 1, commencing on June 1, 2013.
New Senior Notes: An aggregate principal amount of up to $69,300,000 of the New Senior Notes is being issued, having an interest rate of 9.5% payable semi-annually on April 1 and October 1, commencing on October 1, 2013.
Maturity Date
Old Convertible Notes: The Old Convertible Notes will mature and become payable in full on August 31, 2015.
Amended Convertible Notes: The Amended Convertible Notes will mature and become payable in full on August 31, 2015.
New Senior Notes: The New Senior Notes will mature and become payable in full on October 1, 2015.
Collateral
Old Convertible Notes: The Old Convertible Notes and related guarantees are currently secured by first-priority liens on certain of the property and assets directly owned by us and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien pursuant to the Revolving Facility) with certain exceptions and by a second-priority lien on the assets of the Company and the guarantors securing the obligations under the Revolving Facility on a first-priority basis, including inventory (including as-extracted collateral), accounts, certain specified mixer trucks, chattel paper, general intangibles (other than collateral securing the Old Convertible Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions. The ABL Cap Amount under the existing Intercreditor Agreement is $80.0 million.
Amended Convertible Notes: The Amended Convertible Notes will be unsecured.
New Senior Notes: Holders of the New Senior Notes will have the same collateral rights as holders of the Old Convertible Notes. The ABL Cap Amount under the Intercreditor Agreement, after giving effect to the Amendments, will be $102.5 million (plus an additional $10.25 million that may be used solely in a limited circumstance). Accordingly, in certain circumstances, a larger amount of Revolving Facility Obligations will be entitled to the benefit of a first-priority lien in the collateral that will secure the Revolving Facility Obligations and the New Senior Notes than the amount of Revolving Facility Obligations that are currently entitled to the benefit of a first-priority lien in such collateral.
Conversion Rights
Old Convertible Notes: Each $1,000 principal amount of Old Convertible Notes is convertible into 95.23809524 shares of Common Stock, subject to adjustment as set forth in the Old Convertible Notes Indenture.

Amended Convertible Notes: Each $1,000 principal amount of Amended Convertible Notes is convertible into 95.23809524 shares of Common Stock, subject to adjustment as set forth in the Old Convertible Notes Indenture, as amended by the Amendments.
New Senior Notes: The New Senior Notes will not be convertible.
Optional Redemption
Old Convertible Notes: Except following a Conversion Event (as defined in the Old Convertible Notes Indenture), the Issuer may not redeem the Old Convertible Notes.
Amended Convertible Notes: Except following a Conversion Event (as defined in the Old Convertible Notes Indenture, as amended by the Amendments), the Issuer may not redeem the Amended Convertible Notes.
New Senior Notes: At any time, the Issuer may redeem all or any portion of the then outstanding New Senior Notes at the following percentages of the principal amount, plus interest:
Until December 31, 2013: 100%
January 1, 2014 - December 31, 2014: 102%
January 1, 2015 - October 1, 2015 (the Maturity Date): 103%
Holder's Put Right Upon a Change of Control
Old Convertible Notes: If a Fundamental Change of Control (as defined in the Old Convertible Note Indenture) occurs, each holder of Old Convertible Notes may require the Company to purchase all of such holder's Old Convertible Notes at a purchase price equal to 100% of the principal amount thereof together with any accrued and unpaid interest thereon.
Amended Convertible Notes: If a Fundamental Change of Control (as defined in the Old Convertible Note Indenture, as amended by the Amendments) occurs, each holder of Amended Convertible Notes may require the Company to purchase all of such holder's Amended Convertible Notes at a purchase price equal to 100% of the principal amount thereof together with any accrued and unpaid interest thereon.
New Senior Notes: Holders of New Senior Notes will have a similar put right to that of the holders of Old Convertible Notes. However, for holders of New Senior Notes, the put right will vest on a Change of Control (as defined in the Indenture), which, in addition to the events that would result in a Fundamental Change of Control, will include a merger or consolidation in which 90% or more of the consideration consists of common stock of a company registered on a national exchange, regardless of whether the market capitalization of the acquiror is greater than that of the Company when the merger or consolidation is publicly announced.

Geographical Restrictions on Investments and Asset Acquisitions

Old Convertible Notes: The Old Convertible Note Indenture does not contain covenants directly restricting the ability of the Company to make investments or asset acquisitions that are based on the geographical location of the target or its operations.
Amended Convertible Notes: The Old Convertible Note Indenture, as amended by the Amendments, does not contain covenants directly restricting the ability of the Company to make investments or asset acquisitions that are based on the geographical location of the target or its operations.
New Senior Notes: The Indenture will limit the ability of the Company to use the proceeds of Revolving Facility loans to finance new investments or asset acquisitions that are outside of California, Texas, Oklahoma, New York, New Jersey, Pennsylvania, Maryland, Virginia and the District of Columbia.

MARKET FOR OUR COMMON EQUITY

We operated and reorganized the Company under the provisions of Chapter 11 of the United States Bankruptcy Code from April 29, 2010 until August 31, 2010, which we refer to as our Plan of Reorganization, or Plan. Our common stock that was canceled as a result of our Plan of Reorganization, or our Old Common Stock, ceased trading on the NASDAQ Global Select Market on May 10, 2010 and was traded in the over-the-counter market under the symbol "RMIX.PK" until the effective date of our Plan of Reorganization on August 31, 2010, or the Effective Date. Upon the Effective Date of the Plan, the Old Common Stock was canceled and holders of the Old Common Stock received warrants to acquire common stock in two tranches; which we refer to as Class A Warrants and Class B Warrants, or collectively as the Warrants. The holders of the 8.375% senior subordinated notes due 2014, or the Old Notes, were issued 11.9 million shares of new common stock on the Effective Date, which began trading on the over-the-counter Bulletin Board; which we refer to as the OTC Bulletin Board or OTC BB, on October 15, 2010 under the symbol “USCR”. Our new common stock was listed and began trading on the NASDAQ Capital Market on February 1, 2011 under the symbol “USCR”. The share price of the Old Common Stock bears no relation to the share price of the new common stock.

As of February 25, 2013, shares of our common stock were held by approximately 1,825 stockholders of record. The number of record holders does not necessarily bear any relationship to the number of beneficial owners of our common stock.

The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock:

	2012		2011
	High	Low	High	Low
First Quarter	$5.11	$3.25	$12.03	$7.75
Second Quarter	$6.18	$4.45	$9.79	$8.04
Third Quarter	$7.81	$4.94	$8.85	$4.00
Fourth Quarter	$9.16	$6.05	$4.50	$1.90

We have not paid or declared any dividends since our formation and currently do not intend to pay dividends or the foreseeable future. Additional information concerning restrictions on our payment of cash dividends may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," and Note 9 to our Consolidated Financial Statements included elsewhere in this prospectus, under the sub-heading "Convertible Secured Notes due 2015."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements we make in the following discussion that express a belief, expectation or intention, as well as those that are not historical fact are forward-looking statements that are subject to various risks, uncertainties and assumptions. Our actual results, performance or achievements, or market conditions or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including the risks and uncertainties to which we refer under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

Our Business

The sale of our California and Arizona precast operations during 2012 represented a disposal of a significant majority of our previously reported precast operating segment. These disposals were part of our strategy to become the premier focused domestic supplier of ready-mixed concrete in the United States. As such, during the fourth quarter of 2012, we made changes to better align our operating and reportable segments with our overall strategy and the manner in which we organize and manage our business. Our two reportable segments consist of ready-mixed concrete and aggregate products as described below. Historical segment results have been reclassified to conform with these changes.

We derive substantially all of our revenues from the sale of ready-mixed concrete and aggregate products to the construction industry in the United States. We typically sell our products under purchase orders that require us to formulate, prepare and deliver the product to our customers’ job sites.  The principal states in which we operate are Texas, California and New Jersey/New York.  Revenue by principal location, as a percentage of revenue from continuing operations, was as follows:

	2012	2011
North and west Texas	41%	37%
California	28%	32%
New Jersey/New York	18%	21%

We serve substantially all segments of the construction industry in our markets.  Our customers include contractors for commercial and industrial, residential, street and highway and other public works construction. The approximate percentages of our concrete product revenue by type of construction activity were as follows in 2012 and 2011:

	2012	2011
Commercial and industrial	52%	67%
Residential	20%	16%
Street, highway and other public works	28%	17%

The geographic markets for our products are generally local, and our operating results are subject to fluctuations in the level and mix of construction activity that occur in our markets.  The level of activity affects the demand for our products, while the product mix of activity among the various segments of the construction industry affects both our relative competitive strengths and our operating margins.  Commercial and industrial projects generally provide more opportunities to sell value-added products that are designed to meet the high-performance requirements of these types of projects.

Our customers are generally involved in the construction industry, which is a cyclical business and is subject to general and more localized economic conditions, including the recessionary conditions impacting all our markets.  In addition, our business is impacted by seasonal variations in weather conditions, which vary by regional market.  Accordingly, demand for our products and services during the winter months are typically lower than in other months of the year because of inclement weather.  Also, sustained periods of inclement weather and other adverse weather conditions could cause the delay of construction projects during other times of the year.

Ready-Mixed Concrete.  Our ready-mixed concrete segment engages principally in the formulation, preparation and delivery of ready-mixed concrete to the job sites of our customers.  Ready-mixed concrete is a highly versatile construction material that results from combining coarse and fine aggregates, such as gravel, crushed stone and sand, with water, various chemical admixtures and cement. We also provide services intended to reduce our customers’ overall construction costs by lowering the installed, or “in-place,” cost of concrete. These services include the formulation of mixtures for specific design uses, on-site and lab-based product quality control, and customized delivery programs to meet our customers’ needs. We generally do not provide paving or other finishing services, which construction contractors or subcontractors typically perform.  We provide our ready-mixed concrete from our operations in north and west Texas, northern California, New Jersey, New York, Washington, D.C. and Oklahoma.

Aggregate Products. Our aggregate products segment produces crushed stone, sand and gravel from seven aggregates facilities located in New Jersey and Texas.  We sell these aggregates for use in commercial, industrial and public works projects in the markets they serve, as well as consume them internally in the production of ready-mixed concrete in those markets.  We produced approximately 3.3 million tons of aggregates in 2012 from these facilities, with Texas producing 48% and New Jersey 52% of that total production. We believe our aggregates reserves provide us with additional raw materials sourcing flexibility and supply availability, although they provide us with a minimal supply of our annual consumption of aggregates.  In addition, we have agreements to lease our sand pit operations in Michigan and one quarry in West Texas where we receive a royalty based on the volume of product produced and sold during the terms of the leases.

Market Trends

From 2007 through 2011, construction slowed significantly, which resulted in a decline in the demand for ready-mixed concrete.  However, during 2012, construction and related demand for ready-mixed concrete improved for the first time since 2006. For the year ended December 31, 2012, our ready-mix concrete sales volume increased 19.6% compared to 2011. As a result of this higher sales volume and higher ready-mix sales prices, we experienced increases in our revenue period-over-period. We saw higher average ready-mix sales prices in most of our major markets during the fourth quarter of 2012 and have experienced increases in these prices period-over-period on a consolidated basis over the last seven consecutive fiscal quarters. Although higher raw material and fuel costs somewhat offset these improved volumes and average sales prices, we experienced improvements in operating efficiencies from the higher volumes. In addition, we continue to closely monitor our operating costs and capital expenditures.

Basis of Presentation

As described above, we now operate our business in two reportable segments: (1) Ready-mixed concrete and (2) Aggregate products. Our ready-mixed concrete segment produces and sells ready-mixed concrete.  This segment serves the following principal markets: north and west Texas, California, New Jersey, New York, Washington, D.C. and Oklahoma.  Our aggregate products segment includes crushed stone, sand and gravel products and serves the north and west Texas, New Jersey and New York markets in which our ready-mixed concrete segment operates.

In the fourth quarter of 2012, we changed the income measure used to evaluate performance of our segments to more closely align our reporting with the measure used to calculate the Company's compliance with debt covenants. Historical segment reporting has been recast to conform with this change.

We evaluate segment performance and allocate resources based on Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) from continuing operations excluding interest, income taxes, depreciation, depletion and amortization, derivative gain (loss), and loss on extinguishment of debt. Additionally, Adjusted EBITDA is adjusted for items similar to certain of those used in calculating the Company’s compliance with debt covenants. The additional items that are adjusted to determine our Adjusted EBITDA are:

•	Non-cash stock compensation expense;

•	Expenses associated with the relocation of our corporate headquarters; and

•	Expenses associated with the departure of our former President and Chief Executive Officer during 2011 and hiring of our new President and Chief Executive Officer.

We consider Adjusted EBITDA an indicator of the operational strength and performance of our business. We have included Adjusted EBITDA because it is a key financial measure used by our management to (i) internally measure our operating performance and (ii) assess our ability to service our debt, incur additional debt and meet our capital expenditure requirements.

Adjusted EBITDA should not be construed as an alternative to, or a better indicator of, operating income or loss, is not based on accounting principles generally accepted in the United States of America, and is not necessarily a measure of our cash flows or ability to fund our cash needs. Our measurements of Adjusted EBITDA may not be comparable to similar titled measures reported by other companies.

On August 20, 2012, we completed the sale of substantially all of the Company's California precast operations. On December 17, 2012, we completed the sale of substantially all of our assets associated with our Smith Precast operations. The results of operations for our California precast operations and Smith Precast operations have been included in discontinued operations for the periods presented.

Liquidity and Capital Resources

Our primary liquidity needs over the next 12 months consist of financing seasonal working capital requirements, servicing indebtedness under our Revolving Facility and our Old Convertible Notes and purchasing property and equipment. Our working capital needs are typically at their lowest level in the first quarter, increase in the second and third quarters to fund the increases in accounts receivable and inventories during those periods, and then decrease in the fourth quarter. Availability under the Credit Agreement is governed by a borrowing base primarily determined by our eligible accounts receivable, inventory and trucks (described below). While our working capital needs are typically at their lowest in the first quarter, our borrowing base typically declines also during the first quarter due to lower accounts receivable balances as a result of normal seasonality of our business caused by weather.

The projection of our cash needs is based upon many factors, including our forecasted volume, pricing, cost of materials and capital expenditures. Based on our projected cash needs, we believe that the Revolving Facility will provide us with sufficient liquidity in the ordinary course of business. The Revolving Facility is scheduled to mature in July 2015. If, however, the Revolving Facility is not adequate to fund our operations, or, in the event that our operating results and projected needs are proven to be incorrect, we would need to obtain an amendment to the Credit Agreement, seek other debt financing to provide additional liquidity, or sell assets. We continue to focus on managing our capital investment expenditures in order to maintain liquidity.

The principal factors that could adversely affect the amount of our internally generated funds include:

•	deterioration of revenue, due to lower volume and/or pricing, because of weakness in the markets in which we operate;

•	declines in gross margins due to shifts in our project mix or increases in the cost of our raw materials and fuel;

•
any deterioration in our ability to collect our accounts receivable from customers as a result of weakening in construction demand or as a result of payment difficulties experienced by our customers; and

•	inclement weather beyond normal patterns that could effect our concrete volumes.

Under the terms of the Old Convertible Note Indenture, we are required to meet a consolidated secured debt ratio test (as defined in the Old Convertible Note Indenture), which could restrict our ability to borrow the amount available under the Revolving Facility. The maximum consolidated secured debt ratio, as of the last day of each fiscal month is shown below:

Consolidated
Period	Secured Debt Ratio
April 1, 2012 — March 31, 2013	7.50 : 1.00
April 1, 2013 — March 31, 2014	7.00 : 1.00
April 1, 2014 — March 31, 2015	6.75 : 1.00
April 1, 2015 — and thereafter	6.50 : 1.00

The consolidated secured debt ratio is the ratio of (a) our consolidated total indebtedness (as defined in the Old Convertible Note Indenture) on the date of determination that constitutes the Old Convertible Notes, any other pari passu lien obligations and any indebtedness incurred under the Revolving Facility (including any letters of credit issued thereunder) to (b) the aggregate amount of consolidated cash flow (as defined in the Old Convertible Note Indenture) for our then most recent four fiscal quarters for which our internal financial statements are available ending on or prior to the relevant date of determination. Based on consolidated cash flows for the four fiscal quarters ended December 31, 2012, our consolidated secured debt ratio was 3.22 to 1.00. In the event that we are not able to meet the consolidated secured debt ratio in the future, we would need to seek an amendment to the Old Convertible Note Indenture to provide relief from this covenant. If we do not meet this ratio and are unable to obtain an amendment or waiver of default, we could be in default under the Old Convertible Note Indenture as described below and, among other things, the amount we may borrow under the Revolving Facility could be restricted. Additionally, if our borrowings under the Revolving Facility are restricted, we may not have adequate liquidity to fund our operations. If we were to exceed the consolidated secured debt ratio, this would constitute an event of default under the Old Convertible Note Indenture if we failed to comply for 30 days after notice of the failure has been given to us by the Trustee or by holders of at least 25% of the aggregate principal amount of the Old Convertible Notes then outstanding. If an event of default occurs under the Old Convertible Note Indenture, the Trustee, or holders of at least 25% of the aggregate principal amount of the Old Convertible Notes then outstanding, may accelerate all aggregate principal and accrued and unpaid interest outstanding, which would become immediately due and payable. An event of default could also trigger cross default provisions in the Credit Agreement which could allow these creditors to accelerate outstanding indebtedness. Absent a waiver, amendment or adequate liquidity to fund operations, we would need to reduce or delay capital expenditures, sell assets, obtain additional capital or restructure or refinance our indebtedness. There can be no assurance that we could obtain additional capital or acceptable financing.

We intend to continue to explore various financing alternatives to improve our capital structure, including reducing debt, extending maturities or relaxing financial covenants.  These may include new equity or debt financings or exchange offers with our existing security holders and other transactions involving our outstanding securities given their secondary market trading prices.  In addition, we may consider buying Amended Convertible Notes and New Senior Notes in the market in the future, subject to restrictions in agreements and applicable law. We cannot provide assurances, if we pursue any of these transactions, that we will be successful in completing a transaction on attractive terms or at all.

The following key financial measurements reflect our financial position and capital resources as of December 31, 2012 and 2011 (dollars in thousands):

	2012	2011
Cash and cash equivalents	$4,751	$4,229
Working capital	18,565	52,998
Total debt	$63,459	$61,086

Our cash and cash equivalents consist of highly liquid investments in deposits we hold at major financial institutions.

The discussion that follows provides a description of our arrangements relating to outstanding indebtedness.

Senior Secured Credit Facility due 2015

On August 31, 2012, we and certain of our subsidiaries entered into the Credit Agreement with certain financial institutions named therein, as lenders, or the Lenders, and Bank of America, N.A. as agent and sole lead arranger, or the Administrative Agent, which provides for the Revolving Facility. The Credit Agreement expires on July 1, 2015 and may be prepaid from time to time without penalty or premium. As of December 31, 2012, we had $13.3 million of outstanding borrowings and $12.2 million of undrawn standby letters of credit under the Revolving Facility. As of December 31, 2012, we had net borrowing availability of $52.4 million.

Our actual maximum credit availability under the Revolving Facility varies from time to time and is determined by calculating a borrowing base, which is based on the value of our eligible accounts receivable, inventory and vehicles, which serve as priority collateral on the facility, minus reserves imposed by the Lenders and other adjustments, all as specified in the Credit Agreement. The Credit Agreement also contains a provision for discretionary over-advances and involuntary protective advances by Lenders of up to $8 million in excess of the Revolving Facility commitments. The Credit Agreement provides for swingline loans, up to a $10 million sublimit, and letters of credit, up to a $30 million sublimit. The Credit Agreement also includes an uncommitted accordion feature of up to $45 million in the aggregate allowing for future incremental borrowings, subject to certain conditions, including the modification of the Old Convertible Note Indenture.

Advances under the Revolving Facility are in the form of either base rate loans or “LIBOR Loans” denominated in U.S. dollars. The interest rate for base rate loans denominated in U.S. dollars fluctuates and is equal to the greater of (a) Bank of America’s prime rate; (b) the Federal funds rate, plus 0.50%; or (c) the rate per annum for a 30-day interest period equal to the British Bankers Association LIBOR Rate, as published by Reuters at approximately 11:00 a.m. (London time) two business days prior (“LIBOR”), plus 1.0%; in each case plus 1.50%. The interest rate for LIBOR Loans denominated in U.S. dollars is equal to the rate per annum for the applicable interest period equal to LIBOR, plus 2.75%. Issued and outstanding letters of credit are subject to a fee equal to 2.75%, a fronting fee equal to 0.125% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit. Among other fees, we pay a commitment fee of 0.375% per annum (due monthly) on the aggregate unused revolving commitments under the Revolving Facility.

Up to $30 million of the Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolving Facility. Advances under the Revolving Facility are limited by a borrowing base of (a) 90% of the face amount of eligible accounts receivable (reduced to 85% under certain circumstances), plus (b) ) the lesser of (i) 55% of the value of eligible inventory or (ii) 85% of the product of (x) the net orderly liquidation value of inventory divided by the value of the inventory and (y) multiplied by the value of eligible inventory, and (c) the lesser of (i) $20.0 million or (ii) the sum of (A) 85% of the net orderly liquidation value (as determined by the most recent appraisal) of eligible trucks plus (B) 80% of the cost of newly acquired eligible trucks since the date of the latest appraisal of eligible trucks minus (C) 85% of the net orderly liquidation value of eligible trucks that have been sold since the latest appraisal date and 85% of the depreciation amount applicable to eligible trucks since the date of the latest appraisal of eligible trucks, minus (D) such reserves as the Administrative Agent may establish from time to time in its permitted discretion. The Administrative Agent may, in its permitted discretion, reduce the advance rates set forth above, adjust reserves or reduce one or more of the other elements used in computing the borrowing base.

The Credit Agreement contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on our ability to consolidate or merge; substantially change the nature of our business; sell, lease or otherwise transfer any of our assets; create or incur indebtedness; create liens; pay dividends; and make investments or acquisitions. The negative covenants are subject to certain exceptions as specified in the Credit Agreement. The Credit Agreement also requires that we, upon the occurrence of certain events, maintain a fixed charge coverage ratio of at least 1.0 to 1.0 for each period of twelve calendar months, as determined in accordance with the Credit Agreement. For the trailing twelve month period ended December 31, 2012, our fixed charge coverage ratio was 2.97 to 1.0. As of December 31, 2012, the Company was in compliance with all covenants.

The Credit Agreement also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control of the Company, material money judgments and failure to maintain subsidiary guarantees.

Senior Secured Credit Facility due 2014

Simultaneously with entering into the Credit Agreement referenced above, we terminated our agreement that governed our Senior Secured Credit Facility due 2014 (the "2010 Credit Agreement") which previously provided for a $75.0 million asset-based revolving credit facility. See Note 10 to our Consolidated Financial Statements included elsewhere in this prospectus for additional information.

Convertible Secured Notes due 2015

On August 31, 2010, we issued $55.0 million aggregate principal amount of Old Convertible Notes pursuant to a subscription offering contemplated by the Plan of Reorganization.  The Old Convertible Notes are governed by the Old Convertible Note Indenture, dated as of August 31, 2010. Under the terms of the Old Convertible Note Indenture, the Old Convertible Notes bear interest at a rate of 9.5% per annum and will mature on August 31, 2015. Interest payments are payable quarterly in cash in arrears. Additionally, we recorded a discount of approximately $13.6 million related to an embedded derivative that was bifurcated and separately valued (see Note 11). This discount is being accreted over the term of the Old Convertible Notes and included in interest expense.

The Old Convertible Notes are convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock, at an initial conversion rate of 95.23809524 shares of Common Stock per $1,000 principal amount of Old Convertible Notes, or the Conversion Rate.  The Conversion Rate is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, combinations or similar events.  In connection with any such conversion, holders of the Old Convertible Notes to be converted shall also have the right to receive accrued and unpaid interest on such Old Convertible Notes to the date of conversion (the “Accrued Interest”).  We may elect to pay the Accrued Interest in cash or in shares of Common Stock in accordance with the terms of the Old Convertible Note Indenture.

In addition, if a “Fundamental Change of Control” (as defined in the Old Convertible Note Indenture) occurs prior to the maturity date, in addition to any conversion rights the holders of Old Convertible Notes may have, each holder of Old Convertible Notes will have (i) a make-whole provision calculated as provided in the Old Convertible Note Indenture pursuant to which each holder may be entitled to additional shares of Common Stock upon conversion; which we refer to as the Make Whole Premium, and (ii) an amount equal to the interest on such Old Convertible Notes that would have been payable from the date of the occurrence of such Fundamental Change of Control; which we refer to as the Fundamental Change of Control Date, through the third anniversary of the Effective Date, plus any accrued and unpaid interest from the Effective Date to the Fundamental Change of Control Date (the amount in this clause (ii); which we refer to as the Make Whole Payment).  We may elect to pay the Make Whole Payment in cash or in shares of Common Stock.

If the closing price of the Common Stock exceeds 150% of the Conversion Price (defined as $1,000 divided by the Conversion Rate) then in effect for at least 20 trading days during any consecutive 30-day trading period, or the Conversion Event, we may provide, at our option, a written notice, or the Conversion Event Notice, of the occurrence of the Conversion Event to each holder of Old Convertible Notes in accordance with the Old Convertible Note Indenture.  Except as set forth in an Election Notice (as defined below), the right to convert Old Convertible Notes with respect to the occurrence of the Conversion Event shall terminate on the date that is 46 days following the date of the Conversion Event Notice, or the Conversion Termination Date, such that the holder shall have a 45-day period in which to convert its Old Convertible Notes up to the amount of the Conversion Cap (as defined below).  Any Old Convertible Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap shall be, at the holder’s election and upon written notice to the Company, or the Election Notice, converted into shares of Common Stock on a date or dates prior to the date that is 180 days following the Conversion Termination Date.  The “Conversion Cap” means the number of shares of Common Stock into which the Old Convertible Notes are convertible and that would cause the related holder to “beneficially own” (as such term is used in the Exchange Act) more than 9.9% of the Common Stock at any time outstanding.

Any Old Convertible Notes not otherwise converted prior to the Conversion Termination Date or specified for conversion in an Election Notice shall be redeemable, in whole or in part, at our election at any time prior to maturity at par plus accrued and unpaid interest thereon to the Conversion Termination Date.

The Old Convertible Note Indenture contains certain covenants that restrict our ability to, among other things,

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;

•	sell assets and issue capital stock of our restricted subsidiaries;

•	incur liens;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

The Old Convertible Notes are guaranteed by each of our existing, and will be guaranteed by each of our future, direct or indirect domestic restricted subsidiaries. In connection with the Old Convertible Note Indenture, on August 31, 2010, we and certain of our subsidiaries entered into a Pledge and Security Agreement, or the Pledge and Security Agreement, with the noteholder collateral agent. Pursuant to the Pledge and Security Agreement, the Old Convertible Notes and related guarantees are secured by first-priority liens on certain of the property and assets directly owned by the Company and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the Administrative Agent) with certain exceptions, including a limitation that the capital stock will constitute collateral securing the Old Convertible Notes only if the inclusion of such capital stock as collateral will not require us to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X; which we refer to as the collateral cutback provision. In accordance with the collateral cutback provision, the collateral securing the Old Convertible Notes includes capital stock only to the extent that the applicable value of such capital stock is less than 20% of the principal amount of the notes outstanding. The applicable value of the capital stock of any subsidiary is deemed to be the greater of its par value, book value or market value. Although we have not had an external third-party market valuation conducted as to the capital stock of our subsidiaries, we estimate that the value of the capital stock of the following subsidiaries and their respective parent companies exceeded 20% of the principal amount of the Old Convertible Notes as of December 31, 2012: Redi-Mix, LLC, Ingram Concrete, LLC, Eastern Concrete Materials, Inc., Central Concrete Supply Co., Inc., Bode Gravel Co., Bode Concrete, LLC, U.S. Concrete Texas Holdings, Inc., Alberta Investments, Inc. and USC Atlantic, Inc.  As a result, the pledge of the capital stock of these subsidiaries as it relates to the Old Convertible Notes is limited to capital stock of each such subsidiary with an applicable value of less than 20% of the outstanding principal amount of the Old Convertible Notes, or $11.0 million. The aggregate percentage of consolidated assets and revenues represented by these excluded subsidiaries as of December 31, 2012 is estimated to be 86% and 90%, respectively. As described above, assets of the excluded subsidiaries have been separately pledged as security for the Old Convertible Notes. The list of excluded subsidiaries was determined based upon internal company estimates of fair value and did not include third-party valuation of the subsidiaries, and should not be considered an indication as to what such subsidiaries might be able to be sold for in the market. The list of excluded subsidiaries may change as the applicable value of such capital stock or the outstanding principal amount of Old Convertible Notes changes. Obligations under the Revolving Facility and those in respect of hedging and cash management obligations owed to the lenders (and their affiliates) that are a party to the Credit Agreement; which we collectively refer to as the Revolving Facility Obligations, are secured by a second-priority lien on such collateral.

The Old Convertible Notes and related guarantees are also secured by a second-priority lien on the assets of the Company and the guarantors securing the Revolving Facility Obligations on a first-priority basis, including inventory (including as extracted collateral), accounts, certain specified mixer trucks, general intangibles (other than collateral securing the Old Convertible Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions.

 Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, trade receivables, trade payables, long-term debt, other long-term obligations, and derivative liabilities.  We consider the carrying values of cash and cash equivalents, trade receivables and trade payables to be representative of their respective fair values because of their short-term maturities or expected settlement dates.  The carrying value of outstanding amounts under our Revolving Facility approximates fair value due to the floating interest rate, and the fair value of our Old Convertible Notes was approximately $68.8 million, including the embedded derivative of $17.2 million, at December 31, 2012, and was $53.8 million, including the embedded derivative of $1.6 million, at December 31, 2011. The fair value of issued Warrants was $4.9 million and $0.7 million at December 31, 2012 and 2011, respectively. The fair value of our long-term incentive plan associated with our acquisition of the Bode Companies during 2012 was $8.6 million, including the discount of $1.6 million. See Note 11 to our Consolidated Financial Statements included elsewhere in this prospectus for further information regarding our derivative liabilities, Note 12 regarding the long-term incentive plan related to the Bode Companies acquisition, and Note 13 regarding our fair value disclosure.

Cash Flow

The net cash provided by or used in our operating, investing and financing activities is presented below (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011
Net cash provided by (used in):
Operating activities	$10,722	$(1,544)
Investing activities	(4,806)	(3,929)
Financing activities	(5,394)	4,412
Net increase (decrease) in cash	$522	$(1,061)

Our net cash provided by or (used in) operating activities generally reflects the cash effects of transactions and other events used in the determination of net income or loss. Net cash provided by operating activities was $10.7 million for the year ended December 31, 2012, compared to net cash used in operating activities of $1.5 million in 2011. The 2012 period was favorably impacted by higher non-cash expenses included in our 2012 net loss, primarily the non-cash loss from derivative of $19.7 million, $16.3 million in depreciation, depletion, and amortization, the non-cash loss on extinguishment of debt of $2.6 million, $2.5 million in non-cash stock-based compensation, and $4.1 million in non-cash amortization of debt issuance costs, partially offset by $2.8 million in gains from sales of assets, and $4.0 million of non-cash income tax benefit, partially resulting from the acquisition of the Bode Companies which resulted in the reduction of our valuation allowance on our net deferred tax asset. During the 2011 period, our net cash used in operating activities primarily reflected the net loss for the period, favorably impacted by non-cash expenses included in our net loss for the period consisting primarily of $19.7 million of depreciation, depletion and amortization, $3.7 million in non-cash amortization of debt issuance costs, and $2.1 million of non-cash stock-based compensation, partially offset by a $13.4 million non-cash gain on our derivative.

We used $4.8 million of cash in investing activities in 2012 and used $3.9 million in 2011. During 2012, we received $27.0 million in proceeds from the sale of our California and Phoenix, Arizona precast operating units. In addition, we paid $28.6 million for acquisitions in our west Texas and northern California markets. Cash used in investing activities in 2011 generally reflected purchases of property, plant and equipment, partially offset by disposals of certain excess land and equipment.

Our net cash used in financing activities was $5.4 million in 2012 compared to $4.4 million provided by financing activities in 2011. During 2012, we reduced our borrowings under our credit facilities by $2.0 million and incurred $1.8 million of financing costs in conjunction with new credit arrangements. Our financing activities in 2011 consisted primarily of $6.8 million of net borrowings necessary to operate our business. These net borrowings in 2011 were partially offset by $1.6 million of note payments related to the acquisition of assets in our west Texas market and a redemption payment of our interest in the Michigan joint venture.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements that have, or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. From time to time, we may enter into noncancelable operating leases that would not be reflected on our balance sheet.  For additional discussion on our operating leases, see Note 23 to our Consolidated Financial Statements included elsewhere in this prospectus.

Commitments

The following are our contractual commitments associated with our indebtedness and our lease obligations as of December 31, 2012 (in millions):

Contractual obligations	Total	1 year or less	2-3 years	4-5 years	After 5 years
Principal on debt	$72.3	$1.9	$70.4	$—	$—
Interest on debt (1)	14.3	5.2	9.1	—	—
Operating leases	43.5	8.8	13.5	10.2	11.0
Total	$130.1	$15.9	$93.0	$10.2	$11.0

(1)	Interest payments due under the Old Convertible Notes.

The following are our commercial commitment expirations as of December 31, 2012 (in millions):

Other commercial commitments	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years
Standby letters of credit	$12.2	$12.2	$—	$—	$—
Performance bonds	55.0	55.0	—	—	—
Total	$67.2	$67.2	$—	$—	$—

The standby letters of credit and performance bonds have not been drawn upon as of December 31, 2012. The following long-term liabilities included on the consolidated balance sheet are excluded from the table above:  accrued employment costs, income tax contingencies, insurance accruals and other accruals.  Due to the nature of these accruals, the estimated timing of such payments (or contributions in the case of certain accrued employment costs) for these items is not predictable.  As of December 31, 2012, the total unrecognized tax benefit related to uncertain tax positions was $6.6 million.  It is likely no reduction will occur within the next 12 months.

Acquisitions and Divestitures

Sale of California Precast Operations

On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle for $21.3 million in cash, plus net working capital adjustments. The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items. The transaction was completed on August 20, 2012. The results of operations for these units have been included in discontinued operations for the periods presented.

Purchase of Colorado River Concrete Assets

On September 14, 2012, we purchased four ready-mixed concrete plants and related assets and inventory from CRC in our west Texas market for $2.4 million in cash and a $1.9 million promissory note at an annual interest rate of 4.5%, which will be paid in twenty-four equal monthly installments beginning in January 2013. The purchase of these assets allows us to expand our business in two of our major markets; west Texas and north Texas. We acquired plant and equipment valued at $3.2 million, inventory valued at $0.2 million, and goodwill valued at $1.0 million. No liabilities were assumed in the purchase. The goodwill ascribed to the purchase is related to the synergies we expect to achieve with expansion of these areas in which we already operate. We expect the goodwill to be deductible for tax purposes.

Purchase of Bode Gravel and Bode Concrete Equity Interests

On October 30, 2012, we completed the acquisition of all the outstanding equity interests of the Bode Companies pursuant to an equity purchase agreement, dated October 17, 2012. The Bode Companies operated two ready-mixed concrete plants, one new portable plant and 41 mixer trucks in the San Francisco area and produced approximately 243,000 cubic yards of ready-mixed concrete in 2011. The purchase price for the acquisition, which is subject to specified post-closing adjustments, was $24.5 million in cash, plus working capital and closing adjustments of $1.6 million, plus potential earn-out payments, contingent upon reaching negotiated volume hurdles, with an aggregate present value of up to $7.0 million in cash payable over a six-year period, resulting in total consideration fair value of $33.1 million. We funded the acquisition from cash on hand and borrowings under our 2012 Credit Facility.

Sale of Smith Precast Operations

On December 17, 2012, we completed the sale of substantially all of our assets associated with our Smith operations, located in Phoenix, Arizona, to Jensen for $4.3 million in cash and the assumption of certain obligations. The assets purchased by Jensen included certain facilities, fixed assets, and working capital items. In addition, Jensen assumed the obligations of a capital lease previously held by Smith. The results of operations for this unit have been included in discontinued operations for the periods presented.

Other

In October 2006, we acquired certain aggregates assets located in New Jersey. As a condition of the purchase agreement, additional consideration would be due if we were able to receive permits that allowed us to mine the minerals from certain areas. In April 2012, we obtained the permits necessary to allow us to mine this area of property. Accordingly, we accrued $1.4 million in additional purchase consideration during the quarter ended June 30, 2012. On October 5, 2012, we signed an agreement with the seller to pay a total of $1.0 million in lieu of the $1.4 million contractual payment due to a lower volume of aggregate assets available to mine than originally contemplated in the agreement. We signed a promissory note for the $1.0 million settlement, payable in eight equal quarterly installments at an annual interest rate of 2.5%, which began in November 2012. We made cash payments on these notes of approximately $0.1 million during the year ended December 31, 2012.

During the third quarter of 2012, we made the decision to sell certain of our land and buildings in northern California and classified these assets as held for sale. These assets were recorded at the estimated fair value less costs to sell, which approximated net book value of $2.6 million. This transaction closed during the fourth quarter of 2012 and we received $3.2 million in proceeds. Accordingly, we recorded a gain on sale of assets of $0.6 million, which is included in our statement of operations for the year ended December 31, 2012.

In April 2011, we purchased the assets of a one-plant ready-mixed concrete operation in our west Texas market for $0.2 million in cash. In October 2010, we acquired three ready-mixed concrete plants and related assets in our west Texas market for approximately $3.0 million, plus the value of the inventory on hand at closing. We made cash payments of $0.4 million at closing and issued promissory notes for the remaining $2.6 million at an annual interest rate of 5%. We made cash payments on these notes of approximately $0.4 million during the year ended December 31, 2012.

During the second quarter of 2010, we made the decision to dispose of some of our transport equipment in northern California, and classified these assets as held for sale. These assets were recorded at the estimated fair value less costs to sell of approximately $0.8 million. In March 2011, we completed the sale of our transport equipment for approximately $0.9 million.

In August 2010, we entered into a redemption agreement to have our 60% interest in our Michigan subsidiary, Superior Materials Holdings, LLC, or Superior, redeemed by Superior. At the closing of the redemption on September 30, 2010, the Company and certain of our subsidiaries paid $640,000 in cash and issued a $1.5 million promissory note to Superior as partial consideration for certain indemnifications and other consideration provided by the minority owner and their new joint venture partner pursuant to the redemption agreement. In each of January 2011 and January 2012, we made payments of $750,000 to complete payment of the promissory note.

For additional discussion on our acquisitions and divestitures, see Note 2 to our Consolidated Financial Statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

Preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to our Consolidated Financial Statements included elsewhere in this prospectus describes the significant accounting policies we use in preparing those statements. We believe the most complex and sensitive judgments, because of their significance to our financial statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain. We have listed below those policies which we believe are critical and involve complex judgment in their application to our financial statements. Actual results in these areas could differ from our estimates.

Goodwill

We record as goodwill the amount by which the total purchase price we pay in our acquisition transactions exceeds our estimated fair value of the identifiable net assets we acquire. We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. Generally, we test for goodwill impairment in the fourth quarter of each year, using a two-step process, which requires us to make certain judgments and assumptions in our calculations. The first step of the process involves estimating the fair value of our reporting units and comparing the result to the reporting unit's carrying value. We estimate fair value using an equally weighted combination of discounted cash flows and multiples of revenue and EBITDA. The discounted cash flow model includes forecasts for revenue and cash flows discounted at our weighted average cost of capital. Multiples of revenue and EBITDA are calculated using the trailing twelve months results compared to the enterprise value of the Company, which is determined based on the combination of the market value of our capital stock and total outstanding debt. If the fair value exceeds the carrying value, the second step is not performed and no impairment is recorded. If however, the fair value is below the carrying value, a second step is performed to calculate the amount of the impairment by measuring the goodwill at an implied fair value. We tested for impairment during the fourth quarter of 2012 and 2011 for our reporting unit with existing goodwill and determined that the fair value for the reporting unit well exceeded the carrying value, thus there was no impairment. Our fair value estimate was determined using estimates and assumption we believed to be reasonable at the time. Changes in those assumptions or estimates could impact the calculated fair value of the reporting unit. See Note 4 to our Consolidated Financial Statements included elsewhere in this prospectus for additional information about our goodwill.

Insurance Programs

We maintain third-party insurance coverage in amounts and against the risks we believe are reasonable.  We share the risk of loss with our insurance underwriters by maintaining high deductibles subject to aggregate annual loss limitations.  We believe our workers’ compensation, automobile and general liability per occurrence retentions are consistent with industry practices, although there are variations among our business units.  We fund these deductibles and record an expense for losses we expect under the programs. We determine the expected losses using a combination of our historical loss experience and subjective assessments of our future loss exposure. The estimated losses are subject to uncertainty from various sources, including changes in claims reporting and settlement patterns, judicial decisions, new legislation and economic conditions. Although we believe the estimated losses are reasonable, significant differences related to the items we have noted above could materially affect our insurance obligations and future expense. The amount accrued for self-insurance claims was $9.0 million as of December 31, 2012, compared to $9.9 million as of December 31, 2011, which is currently classified in accrued liabilities. The decrease in 2012 was primarily attributable to improved loss experience.

Income Taxes

We use the liability method of accounting for income taxes. Under this method, we record deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and use enacted tax rates and laws that we expect will be in effect when we recover those assets or settle those liabilities, as the case may be, to measure those taxes.  In cases where the expiration date of tax loss carryforwards or the projected operating results indicate that realization is not likely, we provide for a valuation allowance.

We have deferred tax assets, resulting from deductible temporary differences that may reduce taxable income in future periods.  A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we estimate future taxable income, considering the feasibility of ongoing tax-planning strategies and the realizability of tax loss carryforwards. Valuation allowances related to deferred tax assets can be impacted by changes in tax laws, changes in statutory tax rates and future taxable income levels. If we were to determine that we would not be able to realize all or a portion of our deferred tax assets in the future, we would reduce such amounts through a charge to income in the period in which that determination is made. Conversely, if we were to determine that we would be able to realize our deferred tax assets in the future in excess of the net carrying amounts, we would decrease the recorded valuation allowance through an increase to income in the period in which that determination is made. Based on the assessment, we recorded a valuation allowance of $44.9 million at December 31, 2012 and $38.8 million at December 31, 2011.  In determining the valuation allowance in 2012 and 2011, we used such factors as (i) cumulative federal taxable losses, (ii) the amount of deferred tax liabilities that we generally expect to reverse in the same period and jurisdiction that are of the same character as the temporary differences giving rise to our deferred tax assets and (iii) certain tax contingencies under authoritative accounting guidance related to accounting for uncertainty in income taxes which, should they materialize, would be offset by our net operating loss generated in 2008 through 2012.  We provided a valuation allowance in 2012 and 2011 related to certain federal and state income tax attributes we did not believe we could utilize within the tax loss carryforward periods.

In the ordinary course of business there is inherent uncertainty in quantifying our income tax positions.  We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date.  For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the highest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.  See Note 17 to the Consolidated Financial Statements included elsewhere in this prospectus for further discussion.

Impairment of Long-Lived Assets

We evaluate the recoverability of our long-lived assets when changes in circumstances indicate that the carrying amount of the asset may not be recoverable in accordance with authoritative accounting guidance related to the impairment or disposal of long-lived assets. We compare the carrying values of long-lived assets to our projection of future undiscounted cash flows attributable to those assets.  If the carrying value of a long-lived asset exceeds the future undiscounted cash flows we project to be derived from that asset, we record an impairment loss equal to the excess of the carrying value over the fair value. Actual useful lives and future cash flows could be different from those we estimate. These differences could have a material effect on our future operating results.

Derivative Instruments

We are exposed to certain risks relating to our ongoing business operations.  However, derivative instruments are not used to hedge these risks.  We are required to account for derivative instruments as a result of the issuance of the Warrants and Old Convertible Notes on August 31, 2010.  None of our derivatives manage business risk or are executed for speculative purposes. All derivatives are required to be recorded on the balance sheet at their fair values.  Each quarter, we determine the fair value of our derivative liabilities, and changes result in income or loss. Fair value is estimated using a lattice model for the Old Convertible Notes embedded derivative and a Black-Scholes model for the Warrants. The key inputs in determining fair value of our derivative liabilities of $22.0 million and $2.3 million at December 31, 2012 and 2011, respectively, include our stock price, stock price volatility, risk free interest rates and interest rates for conventional debt of similarly situated companies. Changes in these inputs will impact the valuation of our derivatives and result in income or loss each quarterly period. See Note 11 to our Consolidated Financial Statements included elsewhere in this prospectus for additional information about our derivatives.

Other

We record accruals for legal and other contingencies when estimated future expenditures associated with those contingencies become probable and the amounts can be reasonably estimated.  However, new information may become available, or circumstances (such as applicable laws and regulations) may change, thereby resulting in an increase or decrease in the amount required to be accrued for such matters (and, therefore, a decrease or increase in reported net income in the period of such change).

Recent Accounting Pronouncements

For a discussion of recently adopted accounting standards, see Note 1 to our Consolidated Financial Statements included elsewhere in this prospectus.

Results of Operations

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The following table sets forth selected historical statement of operations information and that information as a percentage of revenue for each of the periods indicated, as well as the increase or decrease from the prior year in dollars and percent.

	(amounts in thousands, except selling prices)
					Increase / (Decrease)
	Year Ended December 31, 2012		Year Ended December 31, 2011		$	%
Revenue	$531,047	100.0%	$445,804	100.0	$85,243	19.1%
Cost of goods sold before depreciation, depletion and amortization:	455,825	85.8	393,719	88.3	62,106	15.8%
Selling, general and administrative expenses	58,978	11.1	49,152	11.0	9,826	20.0
Gain on sale of assets	(649)	(0.1)	(1,221)	(0.3)	572	46.8
Depreciation, depletion and amortization	15,676	3.0	18,586	4.2	(2,910)	(15.7)
Income (loss) from operations	1,217	0.2	(14,432)	(3.2)	15,649	108.4
Interest expense, net	(11,344)	(2.1)	(11,057)	(2.5)	(287)	2.6
Derivative (loss) income	(19,725)	(3.7)	13,422	3.0	(33,147)	(247.0)
Loss on early extinguishment of debt	(2,630)	(0.5)	—	—	(2,630)	—
Other income, net	2,973	0.6	1,138	0.3	1,835	161.2
Loss from continuing operations before income taxes	(29,509)	(5.6)	(10,929)	(2.5)	(18,580)	(170.0)
Income tax benefit	(3,760)	(0.7)	(779)	(0.2)	(2,981)	(382.7)
Loss from continuing operations	(25,749)	(4.8)	(10,150)	(2.3)	(15,599)	(153.7)
Income (loss) from discontinued operations, net of taxes	10	—	(1,553)	(0.3)	1,563	100.6
Net Loss	$(25,739)	(4.8)%	$(11,703)	(2.6)%	$(14,036)	(119.9)%

Ready-mixed Concrete Data:
Average selling price per cubic yard	$97.59		$94.48		$3.11	3.3%
Sales volume in cubic yards	4,839		4,047		792	19.6%
Aggregates Data:
Average selling price per ton	$7.89		$7.46		$0.43	5.8%
Sales volume in tons	3,407		2,741		666	24.3%

Revenue. Our 2012 total revenue increased by $85.2 million, or 19.1%, from $445.8 million in the 2011 period to $531.0 million in the 2012 period, due to increased sales of ready-mixed concrete. Ready-mixed sales increased $85.8 million, or 22.1%, from $388.1 million in the 2011 period to $473.8 million in the 2012 period, driven by a 19.6% volume increase and a 3.3% increase in our average selling price. Sales of aggregates increased to $32.0 million in the 2012 period from $23.9 million in the 2011 period, an increase of $8.1 million, or 34.0%, due to a 24.3% increase in volume and a 5.8% increase in average selling price. Other product revenues and eliminations, which includes our building materials, precast concrete products, lime slurry, hauling business, and eliminations of our intersegment sales, decreased $8.6 million, or 25.5%, to $25.2 million in the 2012 period from $33.9 million in the 2011 period, primarily due to increased intersegment eliminations for aggregate sales made to our ready-mixed concrete segment.

Cost of goods sold before depreciation, depletion and amortization. Cost of goods sold before depreciation, depletion and amortization, or DD&A, increased $62.1 million, or 15.8%, from $393.7 million in the 2011 period to $455.8 million in the 2012 period. Our costs increased primarily due to volume growth in our two segments - ready-mixed concrete and aggregates - resulting in higher material costs, delivery costs, and plant variable costs, which includes primarily labor and benefits, utilities, and repairs and maintenance. Plant fixed costs, which primarily consists of leased equipment costs, property taxes, dispatch costs, and plant management, remained relatively flat year over year.

Selling, general and administrative expenses.  Selling, general and administrative, or SG&A, expenses increased $9.8 million, or 20.0%, in the 2012 period.  Our increased SG&A costs were primarily a result of approximately $2.5 million of costs associated with the relocation of our corporate headquarters from Houston, Texas to Euless, Texas during 2012, as well as $3.4 million for higher bonus accruals, $1.9 million in higher legal fees, which included fees related to our acquisitions and divestitures during the year, and $0.4 million in higher non-cash stock compensation. SG&A expenses in 2011 included approximately $2.8 million of costs related to the departure of our former President and Chief Executive Officer and the costs related to the hiring of our new President and Chief Executive Officer in August 2011. As a percentage of total revenue, SG&A expenses were relatively flat at 11.1% in 2012 versus 11.0% in 2011.

Gain on sale of assets. We recorded a gain on sale of assets of $0.6 million in 2012 versus $1.2 million in 2011. In 2012, we sold certain of our land and buildings in northern California during the fourth quarter of 2012, for which we recorded a gain of $0.6 million. Our gain on sale of assets in 2011 included sales of excess vehicles, land and equipment.

Depreciation, depletion and amortization.  Depreciation, depletion and amortization expense for 2012 decreased $2.9 million, or 15.7%, to $15.7 million, from $18.6 million for 2011, primarily due to certain assets becoming fully depreciated during 2012.

Income (loss) from operations. Income (loss) from operations increased $15.6 million, or 108.4%, to $1.2 million for 2012 from ($14.4) million for 2011. Increased revenue from both higher volume and higher pricing resulted in increased efficiencies that led to improvements in income from operations as a percentage of revenue, which we refer to as operating margins. Operating margins increased to 0.2% for 2012 compared to (3.2%) for 2011.

Interest expense, net.  Net interest expense for 2012 was relatively flat at $11.3 million for 2012, compared to $11.1 million for 2011, reflecting interest on borrowings under our credit facilities, interest on our Old Convertible Notes, and non-cash amortization of our deferred financing costs and the discount on our Old Convertible Notes.

Derivative income (loss). For the 2012 period, we recorded a non-cash loss on derivative of $19.7 million related to fair value changes in our embedded Old Convertible Notes derivative and the Warrants. This was a $33.1 million change from the 2011 period, when we recorded a non-cash gain on derivative of $13.4 million.  All derivatives are required to be recorded on the balance sheet at their fair values in accordance with United States Generally Accepted Accounting Practices, or U.S. GAAP.  Each quarter, we determine the fair value of our derivative liabilities and any changes result in income or loss for the period. The key inputs in determining fair value of our derivative liabilities include our stock price, stock price volatility, risk free interest rates and interest rates for conventional debt of similarly situated companies. Changes in these inputs will impact the valuation of our derivatives and result in income or loss each quarterly period. For the year ended December 31, 2012, we recorded a non-cash loss from fair value changes in our Old Convertible Notes embedded derivative of approximately $15.5 million, primarily due to an increase in the price of our common stock and changes in our stock price volatility. In addition, we recorded a non-cash loss from fair value changes in the Warrants during 2012 of approximately $4.2 million due primarily to the increase in the price of our common stock.

Loss on extinguishment of debt. In the third quarter of 2012, we recorded a $2.6 million non-cash charge to write-off the unamortized balance of our deferred costs associated with the 2010 Credit Agreement that was terminated concurrently with the August 2012 signing of the Credit Agreement.

Other income, net. Other income for the 2012 period was $3.0 million compared to $1.1 million for the 2011 period. The increase in 2012 was primarily due to the receipt of $0.5 million in royalty payments related to mineral rights on a property in west Texas received during the second quarter of 2012, and the receipt of $0.6 million during the fourth quarter of 2012 for an insurance settlement related to litigation filed in previous years for which no benefit was expected to be received by the Company.

Income tax benefit.  We recorded an income tax benefit allocated to continuing operations of approximately $3.8 million and $0.8 million for the years ended December 31, 2012 and December 31, 2011, respectively. Our effective tax rate differs substantially from the federal statutory rate primarily due to the application of a valuation allowance that reduced the recognized benefit of our deferred tax assets.  In addition, certain state income taxes are calculated on bases different than pre-tax income (loss).  This resulted in recording income tax expense in certain states that experience a pre-tax loss.

In accordance with U.S. GAAP, the recognized value of deferred tax assets must be reduced to the amount that is more likely than not to be realized in future periods.  The ultimate realization of the benefit of deferred tax assets from deductible temporary differences or tax carryovers depends on the generation of sufficient taxable income during the periods in which those temporary differences become deductible.  We considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based on these considerations, we relied upon the reversal of certain deferred tax liabilities to realize a portion of our deferred tax assets and established a valuation allowance as of December 31, 2012 and 2011, for other deferred tax assets because of uncertainty regarding their ultimate realization.  Our total net deferred tax liability as of December 31, 2012 and 2011 was $0.5 million and $1.1 million for each year, respectively.

We reorganized pursuant to Chapter 11 of the Bankruptcy Code under the terms of our Plan with an effective date of August 31, 2010. Under our Plan, our previously outstanding 8.375% Senior Subordinated Notes due 2014 were cancelled, giving rise to cancellation of indebtedness income, or CODI.  The Internal Revenue Code, or IRC, provides that CODI arising under a plan of bankruptcy reorganization is excludible from taxable income, but the debtor must reduce certain of its tax attributes by the amount of CODI realized under the Plan.  Our CODI and required tax attribute reduction did not cause a significant change in our recorded deferred tax liability.  Our required reduction in tax attributes, or deferred tax assets, was accompanied by a corresponding release of valuation allowance that is currently reducing the carrying value of such tax attributes.

We underwent a change in ownership for purposes of Section 382 of the IRC as a result of our Plan and emergence from Chapter 11 on August 31, 2010.  As a result, the amount of our pre-change net operating losses, or NOL's, and other tax attributes that are available to offset future taxable income are subject to an annual limitation.  The annual limitation is based on the value of the corporation as of the effective date of the Plan.  The ownership change and the resulting annual limitation on use of NOLs are not expected to result in the expiration of our NOL carryforwards if we are able to generate sufficient future taxable income within the carryforward periods.  However, the limitation on the amount of NOLs available to offset taxable income in a specific year may result in the payment of income taxes before all NOLs have been utilized.  Additionally, a subsequent ownership change may result in further limitation on the ability to utilize existing NOLs and other tax attributes.

Gain (loss) from discontinued operations.  On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle for $21.3 million in cash, plus net working capital adjustments. The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items. The transaction was completed on August 20, 2012. For 2012, we recognized a $1.5 million gain from the sale of these operations. The gain, results of operations, and income tax expense for these units have been included in discontinued operations for the periods presented.

On December 17, 2012, we completed the sale of substantially all of our assets associated with Smith located in Phoenix, Arizona, to Jensen for $4.3 million in cash and the assumption of certain obligations. The assets purchased by Jensen included certain facilities, fixed assets, and working capital items. In addition, Jensen assumed the obligations of a capital lease previously held by Smith. We recognized a $0.6 million gain in the fourth quarter of 2012 from the sale of these operations. The results of operations for this unit have been included in discontinued operations for the periods presented.

Segment information

Ready-mixed concrete

The following table sets forth key financial information for our ready-mixed concrete segment for the periods indicated:

	(amounts in thousands, except selling prices)
	Year Ended December 31,		Increase / (Decrease)
	2012	2011	$ or cubic yards, as applicable	%

Ready-mixed Concrete Segment
Revenue	$473,807	$388,056	$85,751	22.1%
Segment revenue as a percentage of total revenue	89.2%	87.0%
Adjusted EBITDA	$41,486	$22,205	$19,281	86.8%
Adjusted EBITDA as a percentage of segment revenue	8.8%	5.7%

Ready-mixed Concrete Data:
Average selling price per cubic yard	$97.59	$94.48	$3.11	3.3%
Sales volume in thousands of cubic yards	4,839	4,047	792	19.6%

Revenue. Our ready-mixed concrete sales provided 89.2% of our total revenue in 2012, versus 87.0% in 2011. Segment revenue increased $85.8 million, or 22.1%, over 2011 levels. This increase was driven primarily by a 19.6% increase in sales volume, or 0.8 million cubic yards. Increased volume provided $74.8 million, or approximately 87.3%, of our ready-mixed concrete revenue growth. We also  experienced an approximate 3.3% increase in our ready-mix average selling price per cubic yard during 2012 when compared to 2011. Increased selling price contributed $12.6 million, or 14.7%, of our revenue growth. Increased sales reserves reduced our revenues by $1.3 million, or 1.4%. Our volume was higher in all of our major markets, excluding the New York/New Jersey area, which was down slightly versus prior year and was impacted by Hurricane Sandy. Our average selling price increased in all of our major markets.

Adjusted EBITDA.  Adjusted EBITDA for our ready-mixed concrete segment increased from $22.2 million in the 2011 period to $41.5 million in the 2012 period, an increase of $19.3 million, or 86.8%. Driving this increase was a 19.6% increase in sales volume plus a 3.3% increase in our average selling price, which increased total revenue by $85.8 million. Partially offsetting the higher revenue was the increased cost of goods sold associated with the higher volume of sales. Our variable costs, which include primarily material costs, labor and benefits costs, utilities, and delivery costs, were all higher due to the higher volume. Conversely, we were able to spread our fixed plant costs, which consist primarily of property taxes, equipment rental, and plant management costs, which were flat year over year, over a higher volume, resulting in greater efficiencies and higher segment Adjusted EBITDA. Segment Adjusted EBITDA as a percentage of segment revenues increased to 8.8% in 2012 from 5.7% in the 2011 period, reflecting primarily the higher revenues and greater efficiencies.

Aggregate Products

The following table sets forth key financial information for our aggregate products segment for the periods indicated:

	(amounts in thousands, except selling prices)
	Year Ended December 31,		Increase / (Decrease)
	2012	2011	$ or tons, as applicable	%

Aggregate Products Segment
Revenue	$31,997	$23,877	$8,120	34.0%
Segment revenue as a percentage of total revenue	6.0%	5.4%
Adjusted EBITDA	$4,142	$3,203	$939	29.3%
Adjusted EBITDA as a percentage of segment revenue	12.9%	13.4%

Aggregates Data:
Average selling price per ton	$7.89	$7.46	$0.43	5.8%
Sales volume in thousands of tons	3,407	2,741	666	24.3%

Revenue.  Sales of our aggregate products provided 6.0% of our total revenue in 2012, compared to 5.4% in 2011. Segment revenue increased $8.1 million, or 34.0%, over prior year sales. We sell our aggregates to external customers and also sell them internally to our ready-mixed concrete segment at a market price. Approximately 42.9% of our 2012 aggregates sales, or $13.7 million, were to our ready-mixed segment, versus 43.8%, or $10.5 million, in 2011. Contributing to our overall aggregates revenue growth was a volume increase of 0.7 million tons, which provided $5.0 million, or 61.2%, of our aggregates revenue growth. Our average selling price rose 5.8%, which provided $1.2 million, or 14.5%, of our aggregates revenue increase. In addition, freight charges to deliver the aggregates to the external customer, which are included in revenue, increased $1.4 million during 2012 and contributed 16.9% to our aggregates revenue growth.

Adjusted EBITDA.  Adjusted EBITDA for our aggregates segment increased to $4.1 million in the 2012 period from $3.2 million in the 2011 period, primarily reflecting the higher sales volume, partially offset by the related higher cost of goods sold. Our variable costs associated with cost of goods sold, which includes quarry labor and benefits, utilities, repairs and maintenance, pit costs to prepare the stone and gravel for use, and delivery costs, all increased due to the higher sales volumes. Our quarry fixed costs, which includes primarily property taxes, equipment rental, and plant management costs, increased slightly over the prior year, primarily due to higher overhead costs. Overall, our segment Adjusted EBITDA as a percentage of segment revenue decreased to 12.9% in 2012 from 13.4% in 2011, primarily due to the increase in fixed costs.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain risks relating to our ongoing business operations.  However, derivative instruments are not used to hedge these risks.  We are required to account for derivative instruments as a result of the issuance of the Warrants and Old Convertible Notes associated with our Plan of Reorganization.  None of our derivatives manage business risk or are executed for speculative purposes.

All derivatives are required to be recorded on the balance sheet at their fair values.  Each quarter, we determine the fair value of our derivative liabilities, and changes result in income or loss. The key inputs in determining fair value of our derivative liabilities of $22.0 million and $2.3 million at December 31, 2012 and 2011, respectively, include our stock price, stock price volatility, risk free interest rates and interest rates for conventional debt of similarly situated companies. Changes in these inputs will impact the valuation of our derivatives and result in income or loss each quarterly period. A 5% increase in the stock price, volatility and risk free interest rates would increase the value of our warrant derivative liability by approximately $1.1 million, resulting in a loss in the same amount. A 5% decrease would result in a decrease in the warrant derivative liability of approximately $1.1 million, and an increase in income of the same amount. A 5% increase in the stock price, volatility and conventional debt interest rates would increase the value of our embedded Old Convertible Notes derivative liability by approximately $1.3 million, resulting in a loss in the same amount. A 5% decrease would result in a decrease in the value of our embedded Old Convertible Notes derivative liability of approximately $2.1 million, and an increase in income of the same amount. During the year ended December 31, 2012, we recorded losses from fair value changes in our embedded Old Convertible Notes derivative of approximately $15.5 million, due primarily to an increase in the price of our common stock. Additionally, we recorded income from fair value changes in our Warrants of approximately $4.2 million during the year ended December 31, 2012, due primarily to the increase in the price of our common stock.

Borrowings under our Revolving Facility expose us to certain market risks.  Interest on amounts drawn varies based on the floating rates under the agreement. Based on the $13.3 million outstanding under this facility as of December 31, 2012, a one percent change in the applicable rate would change our annual interest expense by $0.1 million.

Our operations are subject to factors affecting the overall strength of the U.S. economy and economic conditions impacting financial institutions, including the level of interest rates, availability of funds for construction and level of general construction activity.  A significant decrease in the level of general construction activity in any of our market areas has had and may continue to have a material adverse effect on our consolidated revenues and earnings.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Effective January 1, 2012 and following the completion of our 2011 audit, we changed the accounting firm engaged to complete our annual financial audit from PricewaterhouseCoopers LLP to Grant Thornton LLP.

BUSINESS

Our Company

We are a major producer of ready-mixed concrete in select markets in the United States.  We operate our business through two segments: our ready-mixed concrete segment and our aggregate products segment.  We are a leading producer of ready-mixed concrete in substantially all the markets in which we have operations.  Ready-mixed concrete products are important building materials that are used in a vast majority of commercial, residential and public works construction projects.

All of our operations are in (and all of our sales are made within) the United States.  We operate principally in Texas, California and New Jersey/New York, with those markets representing approximately 41%, 28%, and 18%, respectively, of our consolidated revenues for the year ended December 31, 2012.  According to publicly available industry information, those states represented a total of 30% of the consumption of ready-mixed concrete in the United States in 2012 (Texas: 16%; California: 10%; and New Jersey/New York: 4%).  Our total revenue from continuing operations for the year ended December 31, 2012 was $531.0 million, of which we derived approximately 89.2% from our ready-mixed concrete segment, 3.4% from our aggregate products segment and 7.4% from our other operations.  For more information on our consolidated revenues and results of operations for the years ended December 31, 2012 and 2011 and our consolidated total assets as of December 31, 2012 and 2011, see our Consolidated Financial Statements included elsewhere in this prospectus.

As of December 31, 2012, we had 101 fixed and 11 portable ready-mixed concrete plants and seven aggregates facilities.  During 2012, these plants and facilities produced approximately 4.8 million cubic yards of ready-mixed concrete and 3.3 million tons of aggregates. We lease two other aggregates facilities to third parties and retain a royalty on production from those facilities.

On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle Precast, Inc. The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items. The transaction was completed on August 20, 2012.

On September 14, 2012, we purchased four ready-mixed concrete plants and related assets and inventory from Colorado River Concrete L.P., Cindy & Robin Concrete, L.P. and E&R Artecona Family Limited Partnership, in our west Texas market. The purchase of these assets allows us to expand our business in two of our major markets: west Texas and north Texas.

On October 30, 2012, we completed the acquisition of all the outstanding equity interests of Bode Gravel Co., a California subchapter S corporation, and Bode Concrete LLC, a California limited liability company, pursuant to an equity purchase agreement, dated October 17, 2012. Bode Gravel and Bode Concrete operate two ready-mixed concrete plants, one new portable plant, and 41 mixer trucks in the San Francisco area and produced approximately 243,000 cubic yards of ready-mixed concrete in 2011.

On December 17, 2012, we completed the sale of substantially all of our assets associated with our Smith Precast operations located in Phoenix, Arizona, to Jensen Enterprises, Inc., dba Jensen Precast. The assets purchased by Jensen included certain facilities, fixed assets, and working capital items. In addition, Jensen assumed the obligations of a capital lease previously held by Smith.

Business Segments and Products

The sale of our California and Arizona precast operations during 2012 represented a disposal of a significant majority of our previously reported precast operating segment. These disposals were part of our strategy to become the premier focused domestic supplier of ready-mixed concrete in the United States. As such, during the fourth quarter of 2012, we made changes to better align our operating and reportable segments with our overall strategy and the manner in which we organize and manage our business. Our two reportable segments consist of ready-mixed concrete and aggregate products as described below. Historical segment results have been reclassified to conform with these changes. We also engage in other operations not associated with a reportable segment, including our building materials stores, hauling operations, lime slurry, Aridus® rapid-drying concrete technology, brokered product sales, a recycled aggregates operation, and one remaining precast concrete plant in Pennsylvania.

Ready-Mixed Concrete

General

Our ready-mixed concrete segment engages principally in the formulation, preparation and delivery of ready-mixed concrete to the job sites of our customers.  Ready-mixed concrete is a highly versatile construction material that results from combining coarse and fine aggregates, such as gravel, crushed stone and sand, with water, various chemical admixtures and cement. We also provide services intended to reduce our customers’ overall construction costs by lowering the installed, or “in-place,” cost of concrete. These services include the formulation of mixtures for specific design uses, on-site and lab-based product quality control, and customized delivery programs to meet our customers’ needs. We generally do not provide paving or other finishing services, which construction contractors or subcontractors typically perform.  We provide our ready-mixed concrete from our operations in north and west Texas, northern California, New Jersey, New York, Washington, D.C. and Oklahoma.

Products and Services

Our ready-mixed concrete products consist of proportioned mixes we prepare and deliver in an unhardened plastic state for placement and shaping into designed forms at the job site. Selecting the optimum mix for a job entails determining not only the ingredients that will produce the desired permeability, strength, appearance and other properties of the concrete after it has hardened and cured, but also the ingredients necessary to achieve a workable consistency considering the weather and other conditions at the job site. We believe we can achieve product differentiation for the mixes we offer because of the variety of mixes we can produce, our volume production capacity and our scheduling, delivery and placement reliability.  Additionally, we believe our environmentally friendly concrete (EF Technology®) initiative, which utilizes alternative materials and mix designs that result in lower carbon dioxide, or CO2 emissions, helps differentiate us from our competitors. We also believe we distinguish ourselves with our value-added service approach that emphasizes reducing our customers’ overall construction costs by reducing the in-place cost of concrete and the time required for construction.

From a contractor’s perspective, the in-place cost of concrete includes both the amount paid to the ready-mixed concrete manufacturer and the internal costs associated with the labor and equipment the contractor provides. A contractor’s unit cost of concrete is often only a small component of the total in-place cost that takes into account all the labor and equipment costs required to build the forms for the ready-mixed concrete and place and finish the ready-mixed concrete, including the cost of additional labor and time lost as a result of substandard products or delivery delays not covered by warranty or insurance. By carefully designing proper mixes and using advances in mixing technology, we can assist our customers in reducing the amount of reinforcing steel, time and labor they will require in various applications.

We provide a variety of services in connection with our sale of ready-mixed concrete that can help reduce our customers’ in-place cost of concrete. These services include:

•	production of formulations and alternative product recommendations that reduce labor and materials costs;

•	quality control, through automated production and laboratory testing, that ensures consistent results and minimizes the need to correct completed work; and

•	automated scheduling and tracking systems that ensure timely delivery and reduce the downtime incurred by the customer’s placing and finishing crews.

We produce ready-mixed concrete by combining the desired type of cement, other cementitious materials (described below), sand, gravel and crushed stone with water and, typically, one or more admixtures.  These admixtures, such as chemicals, minerals and fibers, determine the usefulness of the product for particular applications.

We use a variety of chemical admixtures to achieve one or more of five basic purposes:

•	relieve internal pressure and increase resistance to cracking in subfreezing weather;

•	retard the hardening process to make concrete more workable in hot weather;

•	strengthen concrete by reducing its water content;

•	accelerate the hardening process and reduce the time required for curing; and

•	facilitate the placement of concrete having low water content.

We frequently use various mineral admixtures as supplements to cement, which we refer to as cementitious materials, to alter the permeability, strength and other properties of concrete. These materials include fly ash, ground granulated blast-furnace slag, silica fume and other natural pozzolans.  These materials also reduce the amount of cement content used which results in a reduction in CO2 emissions.

We also use fibers, such as steel, glass, synthetic and carbon filaments as additives in various formulations of concrete.  Fibers help control shrinkage cracking, thus reducing permeability and improving abrasion resistance. In many applications, fibers can replace welded steel wire and reinforcing bars. Relative to the other components of ready-mixed concrete, these additives generate comparatively high margins.

Marketing and Sales

Our marketing efforts primarily target concrete sub-contractors, general contractors, governmental agencies, property owners and developers, and home builders whose focus extends beyond the price of ready-mixed concrete to product quality, on-time delivery and reduction of in-place costs.

General contractors typically select their suppliers of ready-mixed concrete. In large, complex projects, an engineering firm or division within a state transportation or public works department may influence the purchasing decision, particularly if the concrete has complicated design specifications. In connection with large, complex projects and in government-funded projects generally, the general contractor or project engineer usually awards supply orders on the basis of either direct negotiation or a competitive bidding process. We believe the purchasing decision for many jobs ultimately is relationship-based.

Our marketing and sales strategy emphasizes the sale of value-added products and solutions to customers more focused on reducing their in-place building material costs than on the price per cubic yard of ready-mixed concrete.  Key elements of our customer-focused approach include:

•	corporate-level marketing and sales expertise;

•	technical service expertise to develop innovative new branded products; and

•	training programs that emphasize successful marketing and sales techniques that focus on the sale of high-margin concrete mix designs.

We have also formed a strategic alliance to provide alternative solutions for designers and contractors by using value-added concrete products. Through this alliance, we offer color-conditioned, fiber-reinforced, steel-reinforced and high-performance concrete and utilize software technology that can be used to design buildings constructed of reinforced concrete.

Operations

Our ready-mixed concrete plants consist of fixed and portable facilities that produce ready-mixed concrete in wet or dry batches. Our fixed-plant facilities produce ready-mixed concrete that we transport to job sites by mixer trucks. Our portable plant operations deploy our 11 portable plant facilities to produce ready-mixed concrete at the job site that we direct into place using a series of conveyor belts or a mixer truck.  We use our portable plants to service high-volume projects or projects in remote locations.  Several factors govern the choice of plant type, including:

•	production consistency requirements;

•	daily production capacity requirements;

•	job site proximity to fixed plants; and

•	capital and financing.

Generally, we construct wet batch plants to serve markets that we expect to have consistently high demand, as opposed to dry batch plants that will serve those markets that we expect will have a less consistent demand.  A wet batch plant generally has a higher initial cost and daily operating expenses, but (i) yields greater consistency with less time required for quality control in the concrete produced, and (ii) generally has greater daily production capacity than a dry batch plant.  We believe that construction of a wet batch plant having an hourly capacity of 250 cubic yards currently would cost approximately $1.6 million, while a dry batch plant having an hourly capacity of 150 cubic yards currently would cost approximately $0.7 million.  As of December 31, 2012, our batch plants included 17 wet batch plants and 95 dry batch plants.

Our batch operator at a dry batch plant simultaneously loads the dry components of stone, sand and cement with water and admixtures in a mixer truck that begins the mixing process during loading and completes that process while driving to the job site. In a wet batch plant, the batch operator blends the dry components and water in a plant mixer from which an operator loads the already mixed concrete into a mixer truck, which leaves for the job site promptly after loading.

Any future decisions we make regarding the construction of additional plants will be impacted by market factors, including:

•	the expected production demand for the plant;

•	capital and financing;

•	the expected types of projects the plant will service; and

•	the desired location of the plant.

Mixer trucks slowly rotate their loads en route to job sites in order to maintain product consistency.  Our mixer trucks typically have load capacities of 10 cubic yards, or approximately 20 tons, and an estimated useful life of 12 years.  A new truck of this size currently costs between $160,000 and $225,000, depending on the geographic location and design specifications.  Depending on the type of batch plant from which the mixer trucks generally are loaded, some components of the mixer trucks usually require refurbishment after three to five years.  As of December 31, 2012, we operated a fleet of over 900 owned and leased mixer trucks, which had an average age of approximately ten years.

In our ready-mixed concrete operations, we emphasize quality control, pre-job planning, customer service and coordination of supplies and delivery. We obtain orders for ready-mixed concrete in advance of actual delivery. A typical order contains specifications the contractor requires the concrete to meet. After receiving the specifications for a particular job, we use computer modeling, industry information and information from previous similar jobs to formulate a variety of mixtures of cement, aggregates, water and admixtures which meet or exceed the contractor’s specifications. We perform testing to determine which mix design is most appropriate to meet the required specifications. The test results enable us to select the mixture that has the lowest cost and meets or exceeds the job specifications. The testing center creates and maintains a project file that details the mixture we will use when we produce the concrete for the job. For quality control purposes, the testing center also is responsible for maintaining batch samples of concrete we have delivered to a job site.

We use computer modeling to prepare bids for particular jobs based on the size of the job, location, desired margin, cost of raw materials and the design mixture identified in our testing process. If the job is large enough and has a projected duration beyond the supply arrangement in place at that time, we obtain quotes from our suppliers as to the cost of raw materials we use in preparing the bid. Once we obtain a quotation from our suppliers, the price of the raw materials for the specified job is informally established. Several months may elapse from the time a contractor has accepted our bid until actual delivery of the ready-mixed concrete begins. During this time, we maintain regular communication with the contractor concerning the status of the job and any changes in the job’s specifications in order to coordinate the multisourced purchases of cement and other materials we will need to fill the job order and meet the contractor’s delivery requirements.  We confirm that our customers are ready to take delivery of manufactured products throughout the placement process.  On any given day, one of our plants may have production orders for dozens of customers at various locations throughout its area of operation.  To fill an order:

•	the customer service office coordinates the timing and delivery of the concrete to the job site;

•	a load operator supervises and coordinates the receipt of the necessary raw materials and operates the hopper that dispenses those materials into the appropriate storage bins;

•
a batch operator, using a computerized batch panel, prepares the specified mixture from the order and oversees the loading of the mixer truck with either dry ingredients and water in a dry batch plant or the premixed concrete in a wet batch plant; and

•	the driver of the mixer truck delivers the load to the job site, discharges the load and, after washing the truck, departs at the direction of the dispatch office.

Our central dispatch system, where available, tracks the status of each mixer truck as to whether a particular truck is:

•	loading concrete;

•	en route to a particular job site;

•	on the job site;

•	discharging concrete;

•	being rinsed down; or

•	en route to a particular plant.

The system is updated continuously on the trucks’ status via signals received from sensors.  In this manner, the dispatcher can determine the optimal routing and timing of subsequent deliveries by each mixer truck and monitor the performance of each driver.

Our plant managers oversee the operations of each of our plants.  Our operational employees also include:

•	maintenance personnel who perform routine maintenance work throughout our plants;

•	mechanics who perform the maintenance and repair work on our rolling stock;

•	testing center staff who prepare mixtures for particular job specifications and maintain quality control;

•	various clerical personnel who perform administrative tasks; and

•	sales personnel who are responsible for identifying potential customers and maintaining existing customer relationships.

We generally operate each of our plants on an extended single shift, with some overtime operation during the year. On occasion, however, we may have projects that require deliveries around the clock.

Aggregate Products

Our aggregate products segment produces crushed stone, sand and gravel from seven aggregates facilities located in New Jersey and Texas.  We sell these aggregates for use in commercial, industrial and public works projects in the markets they serve, as well as consume them internally in the production of ready-mixed concrete in those markets.  We produced approximately 3.3 million tons of aggregates in 2012 from these facilities with Texas producing 48% and New Jersey 52% of that total production. We believe our aggregates reserves provide us with additional raw materials sourcing flexibility and supply availability, although they provide us with a minimal supply of our annual consumption of aggregates.  In addition, we have agreements to lease our sand pit operations in Michigan and one quarry in West Texas for which we receive a royalty based on the volume of product produced and sold during the terms of the leases.

For financial information regarding our reporting segments, see Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus.

Industry Overview

Concrete has many attributes that make it a highly versatile construction material. In recent years, industry participants have developed various uses for concrete products, including:

•	high-strength engineered concrete to compete with steel-frame construction;

•	concrete housing;

•	flowable fill for backfill applications;

•	continuous-slab rail-support systems for rapid transit and heavy-traffic rail lines; and

•	concrete bridges, tunnels and other structures for rapid transit systems.

Other examples of successful innovations that have opened new markets for concrete include:

•	sustainable construction;

•	asphalt pavement with concrete, or “white topping”;

•	paved shoulders to replace less permanent and increasingly costly asphalt shoulders;

•	pervious concrete parking lots for water drainage management, as well as providing a long-lasting and aesthetically pleasing urban environment; and

•	colored pavements to mark entrance and exit ramps and lanes of expressways.

Based on information from the National Ready-Mixed Concrete Association, or NRMCA, we estimate that, in addition to vertically integrated manufacturers of cement and aggregates, independent ready-mixed concrete producers currently operate approximately 4,500 plants in the United States.  Larger markets generally have several producers competing for business on the basis of product quality, service, on-time delivery and price.

Annual usage of ready-mixed concrete in the United States dropped significantly in 2010 and 2011 from its “near record” 2006 level but showed a strong rebound during 2012 with construction activity on the rise. According to information available from the NRMCA, total volumes (measured in cubic yards) from the production and delivery of ready-mixed concrete in the United States over the past three years were as follows (in millions of cubic yards):

	2012	2011	2010
Total ready-mixed volumes	290	265	258

According to recently published McGraw-Hill Construction data, the four major segments of the construction industry accounted for the following approximate percentages of the total volume of ready-mixed concrete produced in the United States in the past three years were as follows:

	2012	2011	2010
Commercial and industrial construction	15%	14%	14%
Residential construction	16%	13%	13%
Street and highway construction and paving	25%	28%	28%
Other public works and infrastructure construction	44%	45%	45%

Barriers to the start-up of new ready-mixed concrete manufacturing operations have been increasing.  During the past decade, public concerns about dust, process water runoff, noise and heavy mixer and other truck traffic associated with the operation of these types of plants and their general appearance have made obtaining the permits and licenses required for new plants more difficult. Delays in the regulatory process, coupled with the capital investment that start-up operations entail, have raised the barriers to entry for those operations.

For a discussion of the general seasonality of the construction industry, see “Risk Factors–Business Risks–Our operating results may vary significantly from one reporting period to another and may be adversely affected by the seasonal and cyclical nature of the markets we serve” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus.

Cement and Other Raw Materials

We obtain most of the materials necessary to manufacture ready-mixed concrete on a daily basis. These materials include cement, other cementitious materials (fly ash, blast furnace slag) and aggregates (stone, gravel and sand), in addition to certain chemical admixtures.  With the exception of chemical admixtures, each plant typically maintains an inventory level of these materials sufficient to satisfy its operating needs for a few days. Our inventory levels do not decline significantly or comparatively with declines in revenue during seasonally low periods. We generally maintain inventory at specified levels to maximize purchasing efficiencies and to be able to respond quickly to customer demand.

Typically, cement, other cementitious materials and aggregates represent the highest-cost materials used in manufacturing a cubic yard of ready-mixed concrete.  We purchase cement from a few suppliers in each of our major geographic markets.  Chemical admixtures are generally purchased from suppliers under national purchasing agreements.

Overall, prices for cement and aggregates increased in 2012, compared to 2011, in most of our major geographic markets. Generally, we negotiate with suppliers on a company-wide basis and at the local market level to obtain the most competitive pricing available for cement and aggregates.  Demand for cement is increasing and will warrant scrutiny as construction activity picks up.  Today, in most of our markets, we believe there is an adequate supply of cement and aggregates. We experienced slightly increased fuel costs during 2012, although we were able to effectively mitigate these fuel costs with higher prices for our products.

We recognize the value in advocating green building and construction as part of our strategy.  We initiated EF Technology®, our commitment to environmentally friendly concrete technologies that significantly reduce potential carbon dioxide, or CO2, emissions.  Our EF Technology® ready-mixed concrete products replace a portion of traditional raw materials with reclaimed fly ash, slag and other materials.  This results in an environmentally superior and sustainable alternative to traditional ready-mixed concrete.  We believe EF Technology® reduces greenhouse gases and landfill space consumption and produces a highly durable product.  Customers can also receive Leadership in Energy and Environmental Design, or LEED, credits for the use of this technology.  We believe our use of this technology creates a competitive advantage over smaller concrete producers and larger vertically integrated aggregate and cement companies that may not focus on this as a first solution. We are positioned to take advantage of the growing demand for these products which could expand our operating margins as they are a lower cost alternative to cement. We are also a supporter of the NRMCA Green-Star program, a plant-specific certification that utilizes an environmental management system based on a model of continual improvement.

Customers

Of our 2012 revenue, commercial and industrial construction contractors represented approximately 52%, residential construction contractors represented approximately 20% and street and highway construction contractors and other public works represented approximately 28%.  In 2012, no single customer or project accounted for more than 10% of our total revenue.

We rely heavily on repeat customers. Our management and sales personnel are responsible for developing and maintaining successful long-term relationships with our key customers.

Competition

The ready-mixed concrete industry is highly competitive. Our competitive position in a market depends largely on the location and operating costs of our plants and prevailing prices in that market. Price is the primary competitive factor among suppliers for small or less complex jobs, principally in residential construction.  However, timeliness of delivery and consistency of quality and service, along with price, are the principal competitive factors among suppliers for large or complex jobs. Our competitors range from small, owner-operated private companies to subsidiaries or operating units of large, vertically integrated manufacturers of cement and aggregates.  Our vertically integrated competitors generally have greater financial and marketing resources than we have, providing them with a competitive advantage.  Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us for jobs that are particularly price-sensitive.

Competitors having greater financial resources or less financial leverage than we do may be able to invest more in new mixer trucks, ready-mixed concrete plants and other production equipment or pay for acquisitions which could provide them a competitive advantage over us.  See “Risk Factors–Business Risks–We may lose business to competitors who underbid us, and we may be otherwise unable to compete favorably in our highly competitive industry.”

Employees

As of December 31, 2012, we had approximately 398 salaried employees, including executive officers and management, sales, technical, administrative and clerical personnel, and approximately 1,456 hourly personnel.  The number of employees fluctuates depending on the number and size of projects ongoing at any particular time, which may be impacted by variations in weather conditions throughout the year.

As of December 31, 2012, approximately 606 of our employees were represented by labor unions having collective bargaining agreements with us. Generally, these agreements have multi-year terms and expire on a staggered basis between 2013 and 2016.  Under these agreements, we pay specified wages to covered employees and in most cases make payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees.

We have not experienced any strikes or significant work stoppages in the past five years. We believe our relationships with our employees and union representatives are very good.

Training and Safety

Our future success will depend, in part, on the extent to which we can attract, retain and motivate qualified employees. We believe that our ability to do so will depend, in part, on providing a work environment that allows employees the opportunity to develop and maximize their capabilities.  We require all field employees to attend periodic safety training meetings and all drivers to participate in training seminars.  We employ a national safety director whose responsibilities include managing and executing a unified, company-wide safety program.  Employee development and safety are criteria used in evaluating performance in our annual incentive plan for salaried employees.

Governmental Regulation and Environmental Matters

A wide range of federal, state and local laws, ordinances and regulations apply to our operations, including the following matters:

•	land usage;

•	street and highway usage;

•	noise levels; and

•	health, safety and environmental matters.

In many instances, we are required to have various certificates, permits or licenses to conduct our business.  Our failure to maintain these required authorizations or to comply with applicable laws or other governmental requirements could result in substantial fines or possible revocation of our authority to conduct some of our operations. Delays in obtaining approvals for the transfer or grant of authorizations, or failures to obtain new authorizations, could impede acquisition efforts.

Environmental laws that impact our operations include those relating to air quality, solid waste management and water quality. These laws are complex and subject to frequent change. They impose strict liability in some cases without regard to negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, businesses may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws also may expose us to liability for the conduct of or conditions caused by others, or for acts that complied with all applicable laws when performed.

We have conducted Phase I environmental site assessments, which are non-intrusive investigations conducted to evaluate the potential for significant on-site environmental impacts, on substantially all the real properties we own or lease and have engaged independent environmental consulting firms to complete those assessments.  We have not identified any environmental concerns associated with those properties that we believe are likely to have a material adverse effect on our business, financial position, results of operations or cash flows, but we can provide no assurance material liabilities will not occur. In addition, we can provide no assurance that our compliance with amended, new or more stringent laws, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional, material expenditures.

We believe we have all material permits and licenses we need to conduct our operations and are in substantial compliance with applicable regulatory requirements relating to our operations.  Our capital expenditures relating to environmental matters were not material in 2012.  We currently do not anticipate any material adverse effect on our business, financial condition, results of operations or cash flows as a result of our future compliance with existing environmental laws controlling the discharge of materials into the environment.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The legislation, among other matters, requires mining companies to provide specific detailed information on health and safety violations on a mine-by-mine basis. The information concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K is incorporated by reference as as exhibit 99.1 to the registration statement of which this prospectus forms a part.

Product Warranties

Our operations involve providing ready-mixed concrete that must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics. If we fail or are unable to provide products meeting these requirements and specifications, material claims may arise against us and our reputation could be damaged. In the past, we have had significant claims of this kind asserted against us that we have resolved. There currently are, and we expect that in the future there will be, additional claims of this kind asserted against us. If a significant product-related claim is resolved against us in the future, that resolution may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Insurance

Our employees perform a significant portion of their work moving and storing large quantities of heavy raw materials, driving large mixer and other trucks in heavy traffic conditions and delivering concrete at construction sites or in other areas that may be hazardous. These operating hazards can cause personal injury and loss of life, damage to or destruction of properties and equipment and environmental damage. We maintain insurance coverage in amounts and against the risks we believe are in accord with industry practice, but this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may be unable to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable.  For additional discussion of our insurance programs, see Note 23 to our Consolidated Financial Statements included elsewhere in this prospectus.

Available Information

Our web site address is www.us-concrete.com. We make available on this web site under  the “investors” section, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after we electronically file those materials with, or furnish them to, the SEC.  Alternatively, the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The SEC’s web site address is www.sec.gov.

Properties

Facilities

The table below lists our concrete plants and aggregate quarries as of December 31, 2012.  We believe these plants are sufficient for our current needs. The volumes shown are the volumes each location produced in 2012.

						Aggregate	Ready-Mixed
	Owned		Leased			Product	Concrete
Locations	Fixed	Portable	Fixed	Portable	Total	Volume (in thousands of tons)	Volume (in thousands of cubic yards)
Ready-Mixed Concrete:
California	16	2	2	—	20	—	1,213
Atlantic Region	18	4	2	2	26	—	1,153
Texas / Oklahoma	62	3	1	—	66	—	2,473
Aggregate Products Segment:
California	—	—	—	—	—	—	—
Atlantic Region	3	—	—	—	3	1,714	—
Texas / Oklahoma	1	—	3	—	4	1,561	—
Other non-reportable segments	1	—	—	—	1	—	—
Total Company	101	9	8	2	120	3,275	4,839

We produce crushed stone aggregates, sand and gravel, from seven aggregates facilities located in Texas and New Jersey. We also own two aggregate quarries that are leased to third parties for which we receive a royalty based on the volume of product produced and sold from the quarries during the term of the lease. We sell aggregates produced from the seven facilities in Texas and New Jersey for use in commercial, industrial and public works projects in the markets they serve, as well as consume them internally in the production of ready-mixed concrete in those markets.  We produced approximately 3.3 million tons of aggregates in 2012, with Texas producing 48% and New Jersey 52% of that total production. We believe our aggregates reserves provide us with additional raw materials sourcing flexibility and supply availability, although they will provide us with minimal supply of our annual consumption of aggregates.

Equipment

As of December 31, 2012, we had a fleet of over 900 owned and leased mixer trucks and over 1,000 other rolling stock and vehicles. Our own mechanics service most of the fleet. We believe these vehicles generally are well maintained and are adequate for our operations. The average age of our owned mixer trucks is approximately ten years.

Legal Proceedings

From time to time, and currently, we are subject to various claims and litigation brought by employees, customers and other third parties for, among other matters, personal injuries, property damages, product defects and delay damages that have, or allegedly have, resulted from the conduct of our operations.  As a result of these types of claims and litigation, we must periodically evaluate the probability of damages being assessed against us and the range of possible outcomes.  In each reporting period, if we determine that the likelihood of damages being assessed against us is probable, and, if we believe we can estimate a range of possible outcomes, then we will record a liability. The amount of the liability will be based upon a specific estimate, if we believe a specific estimate to be likely, or it will reflect the low end of our range.

In May 2008, we received a letter from a multi-employer pension plan to which one of our subsidiaries is a contributing employer, providing notice that the Internal Revenue Service had denied applications by the plan for waivers of the minimum funding deficiency from prior years, and requesting payment of our allocable share of the minimum funding deficiency.

In April 2010, the multi-employer pension plan filed a civil complaint in the United States District Court for the District of New Jersey to collect approximately $1.8 million for this minimum funding deficiency. During the third quarter of 2011, we entered into a settlement agreement with the multi-employer pension plan to pay the $1.8 million over three years plus interest. The $1.8 million was accrued in prior periods. We may receive future funding deficiency demands from this particular multi-employer pension plan, or other multi-employer plans to which we contribute.  We are unable to estimate the amount of any potential future funding deficiency demands because the actions of each of the other contributing employers in the plans has an effect on each of the other contributing employers, the development of a rehabilitation plan by the trustees and subsequent submittal to and approval by the Internal Revenue Service is not predictable, and the allocation of fund assets and return assumptions by trustees are variable, as are actual investment returns relative to the plan assumptions.

As of March 8, 2013, there are no material product defect claims pending against us.  Accordingly, our existing accruals for claims against us do not reflect any material amounts relating to product defect claims.  While our management is not aware of any facts that would reasonably be expected to lead to material product defect claims against us that would have a material adverse effect on our business, financial condition or results of operations, it is possible that claims could be asserted against us in the future.  We do not maintain insurance that would cover all damages resulting from product defect claims.  In particular, we generally do not maintain insurance coverage for the cost of removing and rebuilding structures, or so-called “rip and tear” coverage.  In addition, our indemnification arrangements with contractors or others, when obtained, generally provide only limited protection against product defect claims.  Due to inherent uncertainties associated with estimating unasserted claims in our business, we cannot estimate the amount of any future loss that may be attributable to unasserted product defect claims related to ready-mixed concrete we have delivered prior to December 31, 2012.

We believe that the resolution of all litigation currently pending or threatened against us or any of our subsidiaries will not materially exceed our existing accruals for those matters.  However, because of the inherent uncertainty of litigation, there is a risk that we may have to increase our accruals for one or more claims or proceedings to which we or any of our subsidiaries is a party as more information becomes available or proceedings progress, and any such increase in accruals could have a material adverse effect on our consolidated financial condition or results of operations.  We expect in the future that we and our operating subsidiaries will, from time to time, be a party to litigation or administrative proceedings that arise in the normal course of our business.

We are subject to federal, state and local environmental laws and regulations concerning, among other matters, air emissions and wastewater discharge. Our management believes we are in substantial compliance with applicable environmental laws and regulations. From time to time, we receive claims from federal and state environmental regulatory agencies and entities asserting that we may be in violation of environmental laws and regulations. Based on experience and the information currently available, our management does not believe that these claims will materially exceed our related accruals.  Despite compliance and experience, it is possible that we could be held liable for future charges, which might be material, but are not currently known to us or cannot be estimated by us.  In addition, changes in federal or state laws, regulations or requirements, or discovery of currently unknown conditions, could require additional expenditures.

As permitted under Delaware law, we have agreements that provide indemnification of officers and directors for certain events or occurrences while the officer or director is or was serving at our request in such capacity. The maximum potential amount of future payments that we could be required to make under these indemnification agreements is not limited; however, we have a director and officer insurance policy that potentially limits our exposure and enables us to recover a portion of future amounts that may be paid.  As a result of the insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, we have not recorded any liabilities for these agreements as of December 31, 2012.

We and our subsidiaries are parties to agreements that require us to provide indemnification in certain instances when we acquire businesses and real estate and in the ordinary course of business with our customers, suppliers, lessors and service providers.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information concerning the individuals that are currently serving as our executive officers and/or members of our Board of Directors. The ages of each officer and/or director set forth below is as of December 31, 2012.The following

Name	Age	Position(s) held
William J. Sandbrook	55	Director, President and Chief Executive Officer
William M. Brown	48	Senior Vice President and Chief Financial Officer
Katherine I. Hargis	41	Vice President, General Counsel and Corporate Secretary
Mark B. Peabody	54	Vice President – Human Resources
Wallace H. Johnson	64	Vice President – Marketing and Sales
Kevin R. Kohutek	39	Vice President and Corporate Controller
Louis R. Kala	51	Vice President – Planning and Development
Michael L. Gentoso	58	Regional Vice President – Atlantic Region
Jeff L. Davis	59	Vice President and General Manager – Central Concrete Supply Co., Inc.
Jeffrey W. Roberts	46	Vice President and General Manager – Ingram Concrete, LLC
Niel L. Poulsen	59	Vice President and General Manager – Redi-Mix, LLC
Eugene I. Davis	58	Director and Chairman of the Board
Kurt M. Cellar	43	Director
Michael D. Lundin	53	Director
Robert M. Rayner	66	Director
Colin M. Sutherland	57	Director
Theodore P. Rossi	61	Director

William J. Sandbrook has served as our President and Chief Executive Officer and director since August 2011. From June 2008 until August 2011, Mr. Sandbrook was Chief Executive Officer of Oldcastle Inc.’s Products and Distribution Group. From 2006 to June 2008, Mr. Sandbrook was Chief Executive Officer of Oldcastle Architectural Product’s Group responsible for Oldcastle’s U.S. and Canadian Operations, as well as CRH plc’s business in South America. From 2003 to 2006, Mr. Sandbrook served as President of Oldcastle Materials West Division. Mr. Sandbrook joined Tilcon New York as Vice President in 1992 and became President and Chief Executive Officer three years later. In 1996, Tilcon was acquired by Oldcastle Materials.

Mr. Sandbrook is a 1979 graduate of the U.S. Military Academy at West Point. After receiving his Bachelor of Science he spent thirteen years in the U.S. Army. Mr. Sandbrook’s service included a four-year tour in Germany in cavalry and engineering units, three years as an Associate Professor in the Department of Mathematics at the U.S. Military Academy at West Point and two years as the Army Program representative to Raytheon. While teaching at West Point, Mr. Sandbrook earned his Professional Engineer’s License (PE) in Industrial Engineering. Mr. Sandbrook earned four Master’s Degrees while in the service. He received an MBA from Wharton, a Master of Science in Systems Engineering from the University of Pennsylvania, a Master in Public Policy from the Naval War College and a Master of Arts in International Relations from Salve Regina University. In recognition of his efforts at Ground Zero after the September 11th bombing of the World Trade Center, Bill was named the Rockland County, NY 2002 Business Leader of the Year, the Dominican College 2002 Man of the Year and the American Red Cross 2003 Man of the Year for Southern New York. Our Board of Directors concluded that Mr. Sandbrook is well-qualified to serve as one of our directors based on his significant experience in the building materials industry.

William M. Brown has served as our Senior Vice President and Chief Financial Officer since August 2012.  From November 2007 through August 2012, Mr. Brown served as the Treasurer and Executive Assistant to the Chief Executive Officer, and from 2005 through 2007 as the Treasurer of Drummond Company, Inc., an international coal producer.  From 1999 through 2005, Mr. Brown served in the investment banking department of Citigroup Global Markets Inc., including as a Vice President in the basic industries coverage group.  From 1988 through 1997, Mr. Brown served in the United States Navy as a Naval Special Warfare Officer.

Katherine I. Hargis has served as our Vice President, General Counsel & Corporate Secretary since June 2012. She served as our Deputy General Counsel & Corporate Secretary since December 2011 and as our Assistant General Counsel & Corporate Secretary since November 2011. From December 2006 through December 2011, she served as our Assistant General Counsel.  From February 2006 through December 2006, Ms. Hargis served as an attorney with King & Spalding LLP.  From August 2002 through February 2006, Ms. Hargis served as an attorney for Andrews Kurth LLP.

Mark B. Peabody has served as our Vice President – Human Resources since June 2012. Prior to joining the Company in 2012, Mr. Peabody served as Vice President of Human Resources and Risk Management for Mario Sinacola & Sons Excavating, Inc. from 2008. From 2006 through 2008, Mr. Peabody served as Senior Vice President, Corporate Human Resources for Hanson Building Materials North America, or Hanson, and from 2001 through 2006, he served as Chief Counsel, Labor & Employment for Hanson. From 1995 through 2001, Mr. Peabody served as Associate General Counsel and Senior Labor Attorney for PECO Energy Company.

From 1992 through 1994, he served as an attorney for Reed Smith LLP. From 1987 through 1991, Mr. Peabody served in the United States Air Force Judge Advocate General's Corp. He currently serves in the Air Force Reserve and holds the rank of Lt. Colonel.

Wallace H. Johnson has served as our Vice President – Marketing and Sales since 2004. Mr. Johnson has over 30 years of experience in the construction supply industry. From 2002 through 2004, Mr. Johnson served as Vice President of Sales and Marketing of Systech Inc., a provider of software systems for the ready-mixed concrete and aggregate industries. From 2001 through 2002, he served as Director of Sales of Buildpoint Corp., a provider of online bid management services for general contractors that Construction Software Technologies, Inc. acquired in 2004. From 1977 through 2001, Mr. Johnson served in various sales and sales management positions within the construction products division of W. R. Grace & Co., a global specialty chemicals and materials company, including, from 1996 through 2001, as regional sales manager and, from 1993 through 1996, as North American sales manager.

Kevin R. Kohutek has served as our Vice President and Corporate Controller since June 2012. From 2004 through 2012 and 1997 through 2002, Mr. Kohutek held various positions at ClubCorp Financial Management Corporation, or ClubCorp, most recently as Vice President of Finance and previously as Director of Financial Reporting.  From 2003 through 2004, Mr. Kohutek served as Vice President for US Insurance Agency, the exclusive Texas field marketing office for a division of The Hartford. From 2002 through 2003, Mr. Kohutek served as Director of Account Analysis for Trinity Industries.  Prior to joining ClubCorp in 2002, he served in the assurance practice for KPMG.

Louis R. Kala has served as our Vice President - Planning & Development since June 2012.  Prior to joining U.S. Concrete, Mr. Kala was with Lehigh Hanson from 1999 to 2011, where he held various positions of increasing responsibility in the Finance and Information Technology departments, including Pacific Southwest Region Controller, Eastern Region Finance Director, IT Director for North American Operations and Vice President of Finance.  Mr. Kala received his Certificate in Public Accounting in California in 1994 and worked with Ernst and Young from 1994 through1998 in various audit and taxation roles.  From 1984 through 1994, Mr. Kala served in various manufacturing and sales roles with multiple corrugated packaging companies in the Denver, Colorado area.

Michael L. Gentoso has served as our Regional Vice President – Atlantic Region since 2007. From 1998 through 2007, he served as Vice President and General Manager of Eastern Concrete Materials, Inc., or Eastern, a company we acquired in 2001. Mr. Gentoso has been with Eastern or its predecessors since 1991, serving as Vice President of Operations from 1995 through September 1998, and Vice President of Finance from March 1991 through September 1995. From 1980 through 1991, Mr. Gentoso was employed with the BOC Group PLC, where he held various positions in connection with the accounting and finance departments, including Vice President Ohmeda Medical Equipment, Controller Ohmeda Infant Care Division, Controller Ohmeda Medical Equipment, Manager Financial Planning & Plant Accounting Airco Welding Equipment, and Manager Financial Accounting BOC Group Inc. Mr. Gentoso is the current President of the New Jersey Concrete & Aggregates Association and is a trustee on the TENJ Pension and Welfare Funds in New Jersey.

Jeff L. Davis has served as Vice President and General Manager of Central Concrete Supply Co., Inc., or Central, since 2005. From 2001 to 2005, Mr. Davis served as Vice President of Operations of Central. Prior to joining the Company in 2001, Mr. Davis served as Vice President Concrete for Cadman Inc., a Lehigh Heidelberg Cement Company, operating in the Seattle, Washington market. Mr. Davis has 35 years of experience in the ready-mixed concrete, aggregate and cement industry, serving in various sales and operational roles. Mr. Davis is a past President and Board member of the Washington Concrete and Aggregate Producers Association, past President and Board member of the Idaho Concrete and Aggregate Producers Association, member of the American Concrete Institute, Chairman of the 1997 American Concrete Institute Convention National, and former Chairman of the NRMCA Environmental Task Group of the OES Committee.

Jeffrey W. Roberts has served as the Vice President and General Manager of Ingram Concrete, LLC, or Ingram, since 2006. From 1994 through 2006, Mr. Roberts held various positions of increasing responsibility for Ingram, including Vice President of Sales and Operations from 2003 through 2006, Sales and Operations Manager from 1997 through 2003, and Quality Control Manager from 1994 through 1997. From 1993 to 1994, he served as the Quality Control Manager for Campbell Concrete. From 1990 to 1993, Mr. Roberts served as Technical Sales Representative for Cormix Construction Chemicals (formerly Gifford Hill Chemical), with sales responsibility in southeast Texas. From 1989 to 1990, he served as Sales Representative and Quality Control Assistant for Gifford-Hill Concrete in Ft. Worth, Texas. Mr. Roberts also serves as a member of the Board of Directors of the Texas Aggregate and Concrete Association.

Niel L. Poulsen has served as the Vice President and General Manager of Redi-Mix, LLC, since January 2012.   From October 2004 to April 2010, he was the Vice-President and General Manager for Aggregate Industries’ (Holcim) Aggregate and Ready-Mix divisions in Colorado.  From January 2003 to October 2004, he served with Cemex and the Edw. C. Levy Co. Mr. Poulsen has over 25 years of domestic and international general management experience in ready-mix concrete, aggregates and other construction materials.

Eugene I. Davis has been the Chairman of our Board since 2010. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, or PIRINATE, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law.

Mr. Davis currently serves as a director of Atlas Air Worldwide Holdings, Inc., Global Power Equipment Group Inc., Spectrum Brands, Inc. and WMI Holdings Corp. He is also a director of ALST Casino Holdco, LLC, Trump Entertainment Resorts, Inc. and Lumenis Ltd., whose common stock is registered under the Securities Exchange Act of 1934 but does not publicly trade. During the past five years, Mr. Davis has also been a director of Ambassadors International, Inc., American Commercial Lines Inc., Delta Airlines, Dex One Corp., Foamex International Inc., Footstar, Inc., Granite Broadcasting Corporation, GSI Group, Inc., Ion Media Networks, Inc., Knology, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, Orchid Cellmark, Inc., PRG-Schultz International Inc., Roomstore, Inc., Rural/Metro Corp., SeraCare Life Sciences, Inc., Silicon Graphics International, Smurfit-Stone Container Corporation, Solutia Inc., Spansion, Inc., Tipperary Corporation, Viskase, Inc. and YRC Worldwide, Inc. Mr. Davis is the Chairman of our Board, Chairman and member of our Nominating and Corporate Governance Committee and a member of our Audit Committee. Mr. Davis' broad experience as a director of other public companies, including other consumer products companies, and his qualification as an “audit committee financial expert,” led the Board of Directors to conclude that he should be a member of the Board of Directors.

Kurt M. Cellar has served as one of our directors since 2010. Since January 2008, Mr. Cellar has been a consultant and board member to companies in a variety of industries as well as a private investor.  From 1999 to 2008, Mr. Cellar worked for the hedge fund Bay Harbour Management, L.C., where he was partner and portfolio manager until his departure.

                Mr. Cellar is currently a director of Angiotech Pharmaceuticals, Hawaiian Telcom, Home Buyers Warranty, Horizon Lines and Six Flags Entertainment. He currently serves as the Chairman of the Audit Committee for Six Flags Entertainment and serves as a member of the Audit and Nominating and Governance committees for Hawaiian Telecom. He Chairs the Nominating and Governance committee for Horizon Lines and Co-chairs the board of Angiotech.  From 2009 through 2010, Mr. Cellar served as a director of  RCN Corporation and from 2007 to 2010 he served as a director for Penn Traffic.  Mr. Cellar has a BA in Economics/Business from the University of California, Los Angeles and a Masters in Business Administration from the Wharton School of Business. Mr. Cellar is a Chartered Financial Analyst. Our Board of Directors concluded that Mr. Cellar is well-qualified to serve as one of our directors based on his financial expertise and considerable board experience.

Michael D. Lundin has served as one of our directors since 2010. Since June 2008, he has served as the Head of Operations and Chairman of North Coast Minerals with Resilience Capital Partners, a private equity firm. Previously, Mr. Lundin was the President and Chief Executive Officer of Oglebay Norton Company from December 2003 to 2008, where he also served as the Chief Operations Officer and the President of the Great Lakes Mineral Division and the Michigan Limestone Operations.

Mr. Lundin also serves as the non-executive Chairman of Euramax. Mr. Lundin is also a director of Rand Logistics and Avtron, Inc. Within the last five years, Mr. Lundin served as a director of Broder Borthers, Euramax International Inc., World Technologies, Inc., Oglebay Norton Company and United Shipping Alliance. Mr. Lundin has a BS from the University of Wisconsin-Stout and a Masters in Business Administration from Loyola Marymount University. Our Board of Directors concluded that Mr. Lundin’s experience in the minerals, logistics, and aggregates sector along with his board service makes him well-qualified to serve as one of our directors.

Robert M. Rayner has served as one of our directors since 2010. Mr. Rayner is President of RM Industries, LLC, an advisory firm providing services relating to management, turnarounds and acquisitions primarily to privately-held and private equity owned firms. Mr. Rayner also serves as a director of Distribution International Holdings LLC, an Audax portfolio company. During the last five years, Mr. Rayner has also served as the Chairman of the Board of TestEquity LLC, an Evercore portfolio company, as President and Chief Executive Officer and as a director of Specialty Products & Insulation Co., a leading national distributor of insulation and architectural products and an Evercore portfolio company, and as a director of Industrial Insulation Group LLC. From 1994 to early 2002, Mr. Rayner was the President and Chief Operating Officer of Essroc Corp., or Essroc, the U.S. operations of a global cement company. He had previously served as the Chief Financial Officer and President of the Construction Materials Division of Essroc. Prior to joining Essroc, for 12 years Mr. Rayner held various domestic and international positions in corporate finance, treasury and international business at Pepsi Co., Inc., and before that he was a consulting civil engineer in the U.K. for six years.

In 2001, Mr. Rayner was elected by his peers as the Chairman of the Board of Directors of the Portland Cement Association, the non-profit organization for the cement producers in the United States and Canada. Mr. Rayner holds a civil engineering degree from Bristol University, England and is a professional member of the U.K. Institution of Civil Engineers. He has a Masters in Business Administration in finance from the London Business School and a Diploma in International Management from London Business School, New York University and Hautes Etudes Commerciales, France. Our Board of Directors concluded that Mr. Rayner is well-qualified to serve as one of our directors based on his experience in the cement industry, financial expertise and prior board experience.

Colin M. Sutherland has served as one of our directors since 2010. In May 2012, he was appointed Vice President Commercial Strategy for Votorantim Cement North America, a leading producer of cement, aggregates and ready-mixed concrete in the Great Lakes region.  From April 2011 to May 2012, he was Vice President Corporate Development of The Waterford Group, a privately-held company based in Ontario that operates in the aggregates, ready-mixed concrete and industrial services sectors. From July 2010 to March 2011, he served as Special Corporate Development Advisor to the Chief Executive Officer of Armtec Infrastructure Inc., one of North America's largest producers of pre-cast and pre-stressed concrete components and structures.  Previously Mr. Sutherland served as the Executive Vice President of Catawba Resources from March 2007 to April 2010, and as the Vice President, Business Development, Integration & Strategy at Holcim (US) Inc. from August 2003 to February 2007.  From October 2001 to July 2003, he served as the Paris-based Vice President, Cementitious Materials with Lafarge S.A. following a period as Group Integration Director for Blue Circle Industries PLC from February 2001 to September 2001. Prior to that, he held the position of Director of Corporate Development for Blue Circle North America from September 1995 to January 2001.  Mr. Sutherland holds a Bachelor of Commerce degree from the Queen's University.  He has also pursued graduate studies at the Wharton School of Business. Based on Mr. Sutherland's over 30 years of experience in the cement, concrete & aggregates sectors, combined with his knowledge of the Company's markets, our Board of Directors concluded that he is well-qualified to serve as one of our directors.

Theodore P. Rossi has served as one of our directors since December 2011. Mr. Rossi has over 40 years of experience in the manufacturing and marketing of hardwood products. From 2009 to the present, Mr. Rossi has served as Chairman and Chief Executive Officer of Rossi Group, LLC, a leading manufacturer and exporter of hardwood lumber. From 2006 to 2009, Mr. Rossi served as Chairman and Chief Executive Officer of Rossi American Hardwoods, one of the largest producers and exporters of hardwood lumber in the USA. Mr. Rossi served as President and is currently on the Executive Committee of the National Hardwood Lumber Association. He is former Chairman of the American Hardwood Export Council and has been a member of its Board of Directors since 1988. Mr. Rossi is currently Chairman of the Executive Committee for the Hardwood Federation and is President. Mr. Rossi is past Chairman of the Mt. St. John Foundation and a former member of the Board of Trustees of the University of Connecticut. Based on Mr. Rossi’s extensive experience in the hardwood products sector, our Board of Directors concluded that he is well-qualified to serve as one of our directors.

Director Independence

Our Board has determined that six of our directors, Messrs. Davis, Cellar, Lundin, Rayner, Sutherland and Rossi are “independent directors” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq stock market rules and that none has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director. There were no transactions, relationships or arrangements that were considered by our Board in determining the independence of such directors. Accordingly, the majority of the Board is currently and, if all the director nominees are elected, will be comprised of independent directors.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”).
For 2012, the following individuals constitute our “Named Executive Officers”:

•William J. Sandbrook - Director, President and Chief Executive Officer;

•William M. Brown - Senior Vice President and Chief Financial Officer (appointed August 22, 2012);

•Wallace H. Johnson - Vice President-Marketing and Sales;

•Niel L. Poulsen - Vice President and General Manager - Redi-Mix, LLC;

•Jeff L. Davis - Vice President and General Manager - Central Concrete Supply Co., Inc.;

•James C. Lewis - Former Senior Vice President and Chief Financial Officer (resigned April 26, 2012);

•
Kent D. Cauley - Former Vice President of Finance (Mr. Cauley served as our Controller from November 2008 through April 2012, as our Vice President and Controller from April 2012 through May 2012, and as our chief accounting officer from April 27, 2012 until August 21, 2012); and

•Gary J. Konnie - Former Vice President - Human Resources (resigned June 29, 2012).

This Compensation Discussion and Analysis addresses the following topics:

•our compensation-setting process;

•our compensation philosophy and policies regarding executive compensation;

•the elements of our executive compensation program, including our compensation decisions for fiscal year
2012; and

•post-employment arrangements for our Named Executive Officers.

The Compensation-Setting Process

Committee Meetings

Our Compensation Committee (“Compensation Committee” or “Committee”) meets as often as it determines necessary to perform its duties and responsibilities and works with management to establish the agenda for each meeting.

The Committee typically meets at least annually with our Chief Executive Officer, Vice President of Human Resources, and General Counsel, and when appropriate and as needed, outside advisors. The Committee also meets as needed in executive sessions without management, including at least annually to evaluate the performance of our Chief Executive Officer, to determine his bonus for the prior fiscal year, to set his base salary for the then-current calendar year, and to consider and approve any grants to him of equity incentive compensation. The Committee typically receives and reviews materials in advance of each meeting. These materials include information that our management believes will be helpful to the Committee, as well as materials that the Committee has specifically requested. Depending on the agenda for the particular meeting, this information may include:

•reports of other officers’ and general managers’ compensation;

•financial reports on year-to-date performance versus budget and versus prior year performance;

•calculations and reports on levels of achievement of individual and corporate performance objectives;

•information regarding compensation levels at peer groups of companies identified by our Compensation
Committee and compensation consultants, and reports our prior and current year performance versus those peer groups;

•management’s proposals for salary, bonus and long-term incentive compensation; and

•proposed bonus information for all eligible employees.

Management’s Role in the Compensation-Setting Process

Management plays a key role in the compensation-setting process for the executive officers, except with respect to the Chief Executive Officer.  The most significant aspects of management’s role are:

•recommending salary adjustments and equity compensation awards;

•recommending strategic objectives and business performance targets for approval by the Compensation
Committee in connection with incentive compensation plans; and

•evaluating employee performance.

The Compensation Committee has designated our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources, collectively, as the “Administrator” of our short-term incentive plan, which is our annual cash bonus plan.  The Compensation Committee chose those individuals because of their access to financial information and individual performance criteria necessary to administer the plan. The Administrator has the authority to interpret the plan, to exercise discretion in interpolating performance levels and award payouts outside of or between the designated benchmarks, as well as to take all steps and make all determinations in connection with the short-term incentive plan and bonus payouts as it deems necessary. All incentive award payouts must ultimately be approved by the Committee.

Our Chief Executive Officer also participates in Committee meetings at the Committee’s request to provide:

•information regarding our strategic objectives;

•his evaluations of the performance of all executive officers; and

•compensation recommendations as to all executive officers (excluding himself).

While the Committee considers the recommendation of our Chief Executive Officer, the Committee has the ultimate authority in making compensation decisions.

Executive Compensation Philosophy and Policies

Our ability to hire and retain executives and other key employees is essential to our success and the value provided to our stockholders. Thus, the objectives of our executive compensation program are to:

•attract and retain highly qualified and productive individuals;

•motivate executives to achieve annual and long-term financial and strategic goals;

•be competitive with our peers;

•align individual objectives with Company objectives without encouraging excessive risk-taking; and

•encourage an ownership mentality and align the long-term financial interest of our executives with those of our stockholders.

We believe that we offer a work environment in which executive employees are allowed to use their abilities to achieve personal and professional satisfaction. However, we also understand that our executive employees have a choice regarding where they pursue their careers, and the compensation we offer plays a significant role in their decisions to choose to remain with us. In order to achieve our objectives, our executive compensation program is designed to:

•Be competitive. We seek to deliver fair and competitive compensation for our executive employees, including the NEOs, by targeting the fixed portion of their compensation at or near the market median in the peer group described below.

•Pay for performance. We seek to compensate our executive employees fairly for their contributions to our short- and long-term financial and strategic performance by providing variable compensation through our annual short-term incentive plan and long-term equity incentive plan.

•Emphasize stock ownership. Our compensation philosophy includes using equity-based compensation to attract and retain executive officers and align executive compensation with the interests of our stockholders.

We believe these principles will reward and encourage our management to deliver increasing stockholder value over time, and help us to attract and retain top executive talent.

Compensation Consultants and Competitive Benchmarking

Compensation Consultants

In February 2012, the Compensation Committee engaged Towers Watson, a nationally recognized executive compensation consulting firm, to analyze our current compensation program to determine if it continued to be appropriate and properly support our business strategy and, if not, to recommend a revised compensation program for executives and key employees. In connection therewith, Towers Watson:

•had multiple conversations with the Chairman of our Compensation Committee and our Vice President of
Human Resources from February 2012 through February 2013;

•advised the Compensation Committee in 2013 with respect to the review and selection of our 2013 peer group; and

•advised the Compensation Committee regarding the design and implementation of an annual short-term incentive plan for 2012 and valuation of our long-term equity incentive awards and respective performance metrics for 2013.

The Compensation Committee has assessed the independence of Towers Watson pursuant to applicable SEC and NASDAQ rules and has concluded that Towers Watson's work for the Compensation Committee does not raise any conflict of interest.

We have used both Towers Watson and Equilar, a proxy compensation database resource, in prior years, including 2009, 2010 and 2011 to obtain compensation data for competitive benchmarking to ascertain the median target level for total compensation and various compensation elements for our executive officers, including the NEOs and certain other positions within the Company. Other than the information obtained from Towers Watson, no other compensation consultants were engaged for the purpose of determining 2012 compensation.

Competitive Benchmarking

Generally, in setting each executive’s base salary, annual bonus, and long-term incentive compensation, our Compensation Committee considers comparative compensation information for equivalent positions from selected peer companies, using benchmark and market data collected and prepared by Towers Watson, Equilar and our management. As discussed above, our compensation policy generally attempts to provide annual base salaries, bonuses and equity compensation opportunities for our NEOs, as well as for other employees, that are competitive (i.e., at approximately the 50th percentile) within the peer group described below. While the Committee considers data from peer companies, the Committee does not employ a formulaic approach in setting compensation.

The Compensation Committee generally uses the 50th percentile as a benchmark for each component of compensation. The Committee takes into consideration each executive’s tenure with our Company, overall experience and level of performance when determining the level of his or her base salary relative to the median. The level of bonus and long-term incentive compensation pay for each executive relative to the 50th percentile reflects each executive’s level of performance and our annual performance relative to our budget approved by our Board as well as the current number of shares available for issuance under our long-term equity incentive plan. However, our Compensation Committee has the flexibility to adjust compensation for key executives with significant industry experience and/or outstanding sustained performance over a period of time, and for executives within individual business units that achieve excellent performance when our results are below budget in the aggregate.

For 2012, compensation data was obtained from Equilar to ascertain the median target level for total compensation. We have used Equilar for the past seven years as a cost-effective solution to obtain peer group compensation data. For 2012, we obtained compensation data for a group of companies with revenues between $400 million and $700 million for which compensation data was available for their top 25 employees. We considered this group of companies to be our peer group for compensation setting purposes for 2012, and this peer group is comprised of Ameron International Corp., Apogee Enterprises, Inc., Builders FirstSource, Inc., Core Laboratories N.V., Eagle Materials, Inc., Great Lakes Dredge and Dock Inc., Huttig Building Products, Integrated Electrical Services, Inc., M.I. Homes, Inc., Matrix Service Inc., Myr Group Inc., Pike Electric Corp., Primoris Services Corp., Simpson Manufacturing Co., Inc., and Texas Industries, Inc. We believe this group of companies was an appropriate peer group for 2012 because their revenues were similar to our revenues, and revenue size provides a reasonable point of reference for comparing like positions and scope of responsibility.

For 2013, the Compensation Committee worked with Towers Watson to revise our peer group to include companies that are more comparable to us in both industry and geographic markets, as well as revenue and mix. Our revised peer group for 2013 is comprised of the following sixteen companies with a median revenue of $573 million:

• Argan, Inc.	• Matrix Service Co.
• Eagle Materials, Inc.	• Monarch Cement Co.
• Forbes Energy Services Ltd.	• Myr Group Inc.
• Furmanite Corporation	• Orion Marine Group, Inc.
• Great Lakes Dredge and Dock Inc.	• Sterling Construction Co., Inc.
• Headwaters Incorporated	• Texas Industries, Inc.
• Integrated Electrical Services, Inc.	• United States Lime & Minerals, Inc.
• Martin Marietta Materials, Inc.	• Vulcan Materials Company

We believe this group of companies is an appropriate peer group for compensation setting purposes because their revenues, industry and geographic markets are most similar to our Company, providing a reasonable point of reference for comparing like positions and scope of responsibility for purposes of executive compensation. It is the Committee's view that (i) we compete for executive officers and employees from companies that are represented by this group, and (ii) investors consider the performance of these public companies when deciding to make an investment in the construction materials sector.

Given the changing nature of our industry and the construction industry, the actual companies used in the benchmarking process may vary from year to year.

Components of Executive Compensation

The primary components of our executive compensation programs are as follows:

•Annual Base Salaries. This fixed component of pay is based on an individual’s particular skills, responsibilities, experience and performance.  The executive officers, as well as other salaried employees, are eligible for annual increases based on performance, experience and/or changes in job responsibilities.

•Annual Bonuses. This variable cash component of pay is based on Company performance, business unit performance, and an individual’s achievement of specified goals measured over a performance period of one year.

•
Long-Term Equity Incentives. This variable equity component of pay is based on an individual’s compensation grade level. For 2012, we granted awards of restricted stock to certain Named Executive Officers, with 60% of any award vesting annually over a three-year period and the remaining 40% vesting upon attainment of a specified performance measure.

•401(k) Plan. All executive officers are eligible to participate in our 401(k) Plan, which we make available to substantially all of our employees, and pursuant to which we match 50% of the first 5% of an employee's contributions, but not exceeding statutory limitations. Effective April 1, 2013, we will increase the match from 50% of the first 5% to 50% of the first 6% of an employee's contributions, subject to statutory limitations.

•Non-Qualified Deferred Compensation Plan. On March 1, 2013, the Board adopted a non-qualified deferred compensation plan anticipated to be effective sometime in 2013. All executive officers, including our current NEOs, will be eligible to participate in the non-qualified deferred compensation plan, under which they may defer up to 75% of their base compensation and 100% of their incentive compensation.

•Health and Welfare Benefits. All executive officers are eligible to participate in health and welfare benefit programs that are available to substantially all salaried employees which provide for basic life, disability and health insurance needs. We do not offer any post-employment retiree health or welfare benefits.

•Severance Benefits. We have entered into executive severance agreements with each of our NEOs, which provide the NEOs with varying severance compensation and benefits if their employment is terminated in a qualifying termination.

Analysis of Our 2012 Executive Compensation Program

Base Salary

Our Compensation Committee’s general approach is to determine base salaries by evaluating (i) the levels of responsibility, prior experience and breadth of knowledge of the executive, (ii) internal equity issues, and (iii) external pay practices. The Committee reviews executive salaries annually based on a variety of factors, including individual scope of responsibility and accountability, individual performance, general levels of market salary increases, peer group data, and our overall financial results. The Committee generally grants salary increases within a pay-for-performance framework. The Committee assesses performance for base salary purposes based on goal accomplishments, with such goals being set by supervisors, or in the case of the Chief Executive Officer, by the Board.  Salaries for all employees, including NEOs, were increased 2% across the Company in 2012 in light of market increases to base pay of 2-3%.

The 2012 base salaries for the NEOs, which became effective April 1, 2012, were as follows:

Name and Title(1)	2012 Base Salary (2)
William J. Sandbrook - President and Chief Executive Officer	$739,500
William M. Brown - Senior Vice President and Chief Financial Officer	280,000
Wallace H. Johnson - Vice President Marketing and Sales	224,400
Niel L. Poulsen - Vice President and General Manager - Redi-Mix, LLC	240,000
Jeff L. Davis - Vice President and General Manager – Central Concrete Supply Co., Inc.	255,314
James C. Lewis - Former Senior Vice President and Chief Financial Officer	280,500
Kent D. Cauley - Former Vice President of Finance	178,500
Gary J. Konnie - Former Vice President – Human Resources	$239,700

1.Mr. Lewis resigned effective April 26, 2012,  Mr. Konnie resigned effective June 29, 2012 and Mr. Cauley resigned effective August 31,
2012.

2.
This amount represents the base salary that was in effect for each NEO as of December 31, 2012, (or, if earlier, the date the NEO resigned from the Company), and does not reflect the amount actually received by the NEO for all of 2012. For amounts actually received by each NEO for 2012 see the “Summary Compensation Table” below.

Effective April, 1 2013, all salaried employees including Messrs. Brown, Johnson, Poulsen and Davis received a 2.5% increase in their base salary. Mr. Sandbrook received a 4% increase in his base salary effective April 1, 2013. The Committee deemed this increase was earned due to his role in the improved performance of the Company in 2012.

Annual Bonus

2012 Annual Salaried Team Member Incentive Plan

Our Compensation Committee typically awards cash bonuses to executive officers on an annual basis. For 2012, the Committee adopted a short-term incentive plan for all our salaried employees, including all our executive officers (the “2012 Plan”). We changed the 2011 short-term incentive plan in 2012 in order to foster an improved safety culture, reward for sound cash stewardship, as well as increase levels of profitability in both the short-term and the long-term. The purpose of the 2012 Plan was to attract, retain, motivate and reward team members for successful Company, business unit and individual performance, with rewards that were commensurate with the level of performance attained. The cash bonus award is intended to be a significant part of an executive officer's total compensation package subject to the performance of the executive officer.

Eligibility. Each salaried employee and executive officer employed by us on December 31, 2012, was considered an eligible participant in the 2012 Plan. Participants hired during 2012 were eligible to receive a pro-rata award that was reflective of their time spent with the Company. In order to receive an award, a Performance Review Form must have been completed by the participant's supervisor and submitted to Human Resources on or before January 31, 2013.

Performance Levels.
Threshold. In order for a bonus to be paid out under the 2012 Plan, the overall Company Adjusted EBITDA performance must have been equal to or greater than 80% of the budget set at the beginning of 2012. The Adjusted EBITDA budget for 2012 was $16,000,000 and therefore, the corresponding threshold was $12,800,000.

Target. In order for a bonus to be paid at 100% of the individual's target, the Company Adjusted EBITDA performance must have been equal to or greater than the target Adjusted EBITDA of $48,000,000. Actual Adjusted EBITDA performance between the threshold of $12,800,000 and the target of $48,000,000 will result in bonus payments being made on an interpolated basis.

Our actual 2012 Company Adjusted EBITDA performance exceeded the threshold level making every participant in the 2012 Plan eligible to receive a bonus award. However, our actual Adjusted EBITDA achievement did not reach the required target level for full payment of target bonuses under the 2012 Plan.

Corporate performance objectives typically have been established based on Adjusted EBITDA, relative to budgeted levels for each business unit and for the overall Company. We define Adjusted EBITDA as our net income (loss) from continuing operations, excluding interest, income taxes, depreciation and amortization, derivative gain (loss), and loss on extinguishment of debt. Additionally, Adjusted EBITDA is adjusted for items similar to certain of those used in calculating the Company's compliance with debt covenants. The additional items that are adjusted to determine our Adjusted EBITDA are:

•non-cash stock compensation expense;

•expenses associated with the relocation of our corporate headquarters; and

•expenses associated with the departure of our former President and Chief Executive Officer and the hiring our our new President and Chief Executive Officer.

Our Compensation Committee periodically reviews the appropriateness of this financial measure, as used in our incentive plans (including the 2012 Plan), the degree of difficulty in achieving the targets based on this measure, as well as certain strategic and nonfinancial objective criteria.

Bonus Award Weighting and Criteria. After the threshold Adjusted EBITDA performance is met, the percent of an individual's target bonus available for payout is determined by our Adjusted EBITDA performance to budget, then by the business unit's Adjusted EBITDA performance to budget (if applicable), and then by the individual's performance against established objectives. For employees in corporate staff positions, 75% of the determination is based on the total Company Adjusted EBITDA performance and 25% is based on the individual's performance against established objectives. For employees with business unit responsibility, 35% of the determination is based on the total Company Adjusted EBITDA, 40% is based on the business unit Adjusted EBITDA, and 25% is based on on the individual's performance against established objectives. Each NEO and participant in the 2012 Plan had an individual target bonus percentage that was (i) based on their grade level, and (ii) expressed as a percentage of their annual base salary, and could potentially earn amounts under the 2012 Plan that range from $0 (if the threshold Adjusted EBITDA performance is not met) to a designated maximum level, based on performance actually achieved. The grade level and target and maximum percentage applicable to each of the NEOs are as set forth in the chart below (because Messrs. Lewis, Konnie and Cauley were not employed as of December 31, 2012 and hence were not eligible to receive an award under the 2012 Plan, they are not included in the chart below):

Named Executive Officer	Grade Level	Target %	Maximum %
William J. Sandbrook	21	100%	200%
William M. Brown	19	40%	80%
Niel L. Poulsen	19	40%	80%
Jeff L. Davis	19	40%	80%
Wallace H. Johnson	18	35%	70%

The amount of a participant’s available target bonus to be paid out under the individual component was determined by the accomplishment of certain objectives specified for the participant and other individual performance criteria. These performance metrics were established at the beginning of 2012 and may have included goal accomplishment, quality of work and where appropriate, managerial competence and safety. The maximum bonus payout that any participant could receive was 200% of their target bonus based on superior performance. The 2012 individual performance objectives of each of the NEOs were as follows:

•
William J. Sandbrook: (i) achieve 2012 total company Adjusted EBITDA budget of $16,000,000; (ii) develop, implement and begin execution of a three (3) year strategic plan including acquisitions and divestitures; (iii) plan, implement, execute, and complete the corporate headquarters relocation from Houston to Euless, Texas; and (iv) management of trade working capital.

•William M. Brown: Payment of a 2012 bonus was established as part of Mr. Brown's offer letter.

•Wallace H. Johnson: (i) develop a marketing strategy to make the Company a leader in each of our markets as the Green Concrete Option; (ii) development of a new Company website with updated websites for each business unit tied to the Company's website; (iii) establish five (5) new license agreements with producers for Aridus; and (iv) roll out and implement corporate-lead business processes and initiatives involving ConAdd, Command QC, OnBase, and OBIEE.

•Niel L. Poulsen: (i) management of trade working capital; (ii) management of safety, including improvement of recordable incident rates, lost time incident rates, and workers' compensation cost per hour; and (iii) improvement in business unit Adjusted EBITDA.

•Jeff L. Davis: (i) management of trade working capital; (ii) management of safety, including improvement of recordable incident rates, lost time incident rates, and workers' compensation cost per hour; and (iii) improvement in business unit contribution margin.

2012 Bonus Awards to Named Executive Officers. The Compensation Committee met in the first quarter of 2013, and pursuant to the 2012 Plan, awarded cash bonuses to participants and NEOs to be paid on March 15, 2013 out of an approved bonus pool of $3.8 million. In 2012, the Company achieved Adjusted EBITDA above the threshold level, Mr. Poulsen's business unit achieved Adjusted EBITDA above the target level, Mr. Davis' business unit achieved Adjusted EBITDA above the target level, Mr. Sandbrook achieved his performance objectives at the target level and Messrs. Johnson, Poulsen and Davis achieved their performance objectives above the threshold level. Based on these performances, the annual bonus calculation for each of the NEOs is set forth in the table below:

Named Executive Officer (1)	Target Bonus Award	Individual Target Bonus (Base Pay x Target Percentage)	Corporate Bonus Percentage	Business Unit Percentage	Individual Goal Factor	2012 Annual Bonus
Wiliam J. Sandbrook	100% of base salary	$739,500	75%	0%	25%	$484,373
William M. Brown (2)	40% of base salary	112,000	75%	0%	25%	40,197
Wallace H. Johnson	35% of base salary	78,540	75%	0%	25%	43,590
Niel L. Poulsen	40% of base salary	96,000	35%	40%	25%	83,712
Jeff L. Davis	40% of base salary	$102,125	35%	40%	25%	$70,467

1.Messrs. Lewis, Konnie and Cauley resigned prior to December 31, 2012 and did not receive a bonus pursuant to the 2012 Plan.

2.Pursuant to Mr. Brown's offer of employment, he received a signing bonus of $25,000, which is not reflected in the chart above. In addition, pursuant to his offer of employment, Mr. Brown's 2012 annual bonus under the 2012 Plan was guaranteed at his target base amount of 40% of his base salary pro-rated in accordance with his length of employment with us in the amount of $40,197. Mr. Brown's offer of employment also provides that, for 2013, 50% of his target bonus amount will be guaranteed.

2013 Incentive Plan. In December of 2012, the Committee approved the 2013 Annual Salaried Incentive Compensation Plan (the “2013 Plan”).  The 2013 Plan replaced the 2012 Plan, but retains the Adjusted EBITDA and individual performance metrics.  Similar to the 2012 Plan, for 2013, if the threshold Adjusted EBITDA is met, the percent of an individual's target bonus available for payout will be determined by the Company's Adjusted EBITDA performance to budget, the business unit's Adjusted EBITDA performance to budget, and then by the individual's performance to established objectives. For employees within business units, 35% of the determination will be based on the U.S. Concrete Adjusted EBITDA, 40% based on the business unit Adjusted EBITDA, and 25% based on the individual's performance against established objectives

The Company revised the threshold Adjusted EBITDA performance levels of the 2013 Plan in order to reflect the Compensation Committee's decision that incentive awards should focus on improving the Company and business unit financial performance as well as the overall ability of plan participants to positively affect Company and business unit performance in the current economic environment.

Long Term Incentive Compensation, Restricted Stock Units, Nonqualified Stock Option Awards, and Restricted Stock

Our Compensation Committee believes that equity compensation is one of the most effective means of creating a long-term link between the compensation provided to executive officers and other key management personnel and the interests of our stockholders. In 2010, we adopted the Management Equity Incentive Plan (the "MEIP"), which is an omnibus equity-based compensation plan that permits the grant of a variety of different equity-based awards to eligible participants, including the Named Executive Officers. We have historically granted restricted stock units (“RSUs”) with associated Incentive RSUs (“IRSUs”), nonqualified stock options, and restricted stock awards to our executive officers under the MEIP.

The Compensation Committee currently awards restricted shares with a combination of time- and performance-based vesting criteria as long-term incentive compensation for all executives. Sixty percent (60%) of the shares subject to the awards will vest over three (3) years in equal annual installments from the date of grant, contingent upon the executive's continued employment. The remaining forty percent (40%) of the number of shares granted pursuant to the awards are subject to certain performance hurdles that must be achieved and are subject to the executive's continued employment. The Compensation Committee has elected to use restricted shares with a combination of time- and performance-based vesting criteria because:

•restricted shares with a combination of time and performance-based vesting criteria provide a motivating form of incentive compensation, help to align the interests of executives with those of our stockholders, foster employee stock ownership, and contribute to the focus of the management team on increasing value for our stockholders; and

•the extended vesting period, which is subject to the executive's continued employment with us, encourages executive retention.

Our equity awards are designed to be competitive with the market of similar sized companies. As a result, it is generally our goal to make awards at the 50th percentile of our peer group as our overall level of profitability improves.
Additionally, in determining the number of shares to be granted to our executive officers, our Compensation Committee takes into account each individual’s position, scope of responsibility, and performance.

The Compensation Committee met in the first quarter of 2012 and approved equity awards to certain NEOs that were granted effective as of April 1, 2012.  Messrs. Davis and Poulsen were each granted 15,000 shares of restricted stock and Mr. Johnson was awarded 10,000 shares of restricted stock. Sixty percent (60%) of such shares will vest over three (3) years in equal annual installments from the date of grant,  subject to the executive's continued employment, and forty percent (40%) of the number of shares granted, which we refer to as the Performance Shares, are subject to additional performance and continued employment requirements. Fifty percent (50%), or half, of the Performance Shares will vest should our share price attain a market-closing share price of $10.00 per share for ten (10) consecutive business days within three (3) years from the date of grant, subject to the executive's continued employment. The other fifty percent (50%), or half of the Performance Shares will vest should our share price attain a market-closing share price of $14.00 per share for ten (10) consecutive business days within three (3) years from the date of grant, subject to the executive's continued employment.  Mr. Brown received an award of 30,000 restricted shares on August 22, 2012, pursuant to his offer of employment, which are subject to the same vesting conditions described above.

Messrs. Lewis, Konnie and Cauley were not granted equity awards in 2012 as they notified the Company of their intention to resign prior to the date the Committee approved equity award grants for 2012.

In addition, the Compensation Committee did not grant Mr. Sandbrook any equity in 2012 as the award of 750,000 restricted shares made to him in 2011 in connection with his appointment as Chief Executive Officer was intended to cover the first three years of his employment.  The restricted shares granted to Mr. Sandbrook in 2011 are subject to the same vesting conditions as described above with respect to the restricted shares granted in 2012, except that different performance hurdles apply to Mr. Sandbrook's Performance Shares. Per the original grant, fifty percent (50%), or half, of the Performance Shares granted to Mr. Sandbrook will vest should our share price attain a market-closing share price of $16.00 per share for ten (10) consecutive business days within three (3) years from the date of grant and the other fifty percent (50%) of the Performance Shares will vest should our share price attain a market-closing share price of $20.00 within four (4) years from the date of the grant, in each case, subject to Mr. Sandbrook's continued employment. On June 8, 2012, the Board, upon recommendation by the Compensation Committee, revised the $16.00 hurdle to $12.00 in order to recognize and reward Mr. Sandbrook's performance with the Company to date, and to provide him with further incentive to continue his leadership. Mr. Sandbrook will be eligible for another equity grant after August 22, 2014.

Consistent with past practice, the Compensation Committee met in the first quarter of 2013 and approved equity awards to the NEOs (other than Mr. Sandbrook, for the reasons described above) that were granted effective as of April 1, 2013, pursuant to the MEIP.  Messrs. Brown, Poulsen and Davis were each granted 10,000 shares of restricted stock and Mr. Johnson was awarded 5,000 shares of restricted stock. As the number of shares approved for each NEO's award was based on a market closing price of $11.25 per share, the number of shares for each award will be adjusted to the nearest 100 shares based on the market closing price on March 29, 2013 to reflect the value of the award as approved. Sixty percent (60%) of such shares will vest over three (3) years in equal annual installments from the date of grant, contingent upon the continued employment of the executive. The remaining forty percent (40%) of the shares granted, which we refer to as the Performance Shares, are subject to additional performance and continued employment requirements. Fifty percent (50%), or half, of the Performance Shares will vest should the average of the daily volume-weighted average share price of the Company's Common Stock over any period of twenty (20) consecutive trading days attain $18.00 per share within the three (3) year period from the date of grant, subject to the executive's continued employment. The other fifty percent (50%), or half of the Performance Shares will vest should the average of the daily volume-weighted average share price of the Company's Common Stock over any period of twenty (20) consecutive trading days attain $22.00 per share within the three (3) year period from the date of grant, subject to the executive's continued employment.

401(k) Plan

We maintain a 401(k) plan in which all non-union employees (hourly and salaried) are eligible to participate. Effective January 1, 2012, the match was increased from forty (40%) to fifty percent (50%) of each dollar contributed by a participating employee up to five percent (5%) of an employee’s eligible compensation, not to exceed the statutory maximum. Effective as of April 1, 2013, the Committee approved an increase in the Company's match to fifty percent (50%) of each dollar contributed by a participating employee up to six percent (6%) of an employee's eligible contribution.

Perquisites and Other Benefits

We provide our executive officers with the opportunity to participate in our other employee benefits programs and to receive certain perquisites.  The employee benefits programs in which our executive officers participate (which provide benefits such as medical coverage and group term life insurance protection) are generally the same programs offered to all our salaried employees. These programs are intended to promote the health and financial security of our employees. The programs are provided at competitive market levels to attract, retain and reward employees.

Perquisites did not constitute a material portion of the compensation to the NEOs for 2012.  However, we do provide payment for the premiums associated with additional term life insurance and whole life insurance for our Chief Executive Officer. We believe the perquisites we do provide are less than those provided by other companies in our industry and are reasonable given recent economic conditions.

Severance Benefits Pursuant to Executive Severance Agreements

Certain executive officers, including each of our NEOs, entered into executive severance agreements with the Company. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios, as described below. We believe these severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Each such agreement also contains a confidentiality covenant, requiring the applicable officer to not disclose our confidential information at any time, as well as noncompetition and nonsolicitation covenants, which prevent the executive from competing with us or soliciting our customers or employees during employment and for one year after the officer’s employment terminates (subject to extension in the event of a change in control, so that the noncompetition and nonsolicitation covenants will extend to cover the number of months post-termination used to determine the severance benefits payable to him. These agreements are described in further detail below under “Potential Payments Upon Termination or Change in Control.”

Deferred Compensation Plan

On March 1, 2013, the Board adopted a non-qualified deferred compensation plan anticipated to be effective sometime in 2013. All executive officers, including our current NEOs, will be eligible to participate in the non-qualified deferred compensation plan, under which they may defer up to 75% of their base compensation and 100% of their incentive compensation.

COMPENSATION PROGRAM AND RISK MANAGEMENT

Our Compensation Committee has conducted a comprehensive review of our compensation structure from the perspective of enterprise risk management and the design and operation of our executive and employee compensation arrangements generally and has concluded that the risks arising from our compensation policies and overall actual compensation practices for employees are not reasonably likely to have a material adverse effect on our Company. Our compensation program as a whole does not encourage or incite our executives or other employees to take unnecessary and excessive risks or engage in other activities and behavior that threaten the value of the Company or the investments of our shareholders, as evidenced by the following design features that we believe mitigate risk-taking:

•Compensation Mix. To encourage appropriate decision-making and facilitate the alignment of the interests of our employees with those of the Company and its shareholders, our compensation program is structured to provide an appropriate balance of “fixed” and “variable” or “at risk” compensation. We believe that the allocation of variable compensation between annual cash incentives and long-term equity incentive compensation along with fixed base salaries meets our objectives and affords us the ability to attract, retain and motivate executives by providing predictable fixed income to meet the current living requirements and significant variable compensation opportunities for long term wealth accumulation.

•Base Salaries. While base salary is the only fixed element of compensation that we provide to our executives and other employees, we believe that the amounts paid are sufficient to meet the essential financial needs of these executives and employees. Consequently, our incentive compensation arrangements are intended to reward their performance if, and only to the extent that, the Company and our shareholders also benefit financially from their stewardship.

•Annual Incentives. Our annual short-term incentive plan applies to salaried employees at each of our business units. While our annual short-term incentive plan for salaried employees differs from year-to-year, cash bonuses are generally awarded under the plan based on some combination of Company and business unit financial results, and individual and business unit accomplishment of strategic goals, which may include strategic position in the market, improvement in operational efficiencies, development of new products, implementation and utilization of information technology, employee development, accomplishment of various safety goals, and completion of specific transactions or projects. We do not believe that the pursuit of these objectives will lead to behaviors that focus executives on their individual enrichment rather than our long-term welfare, and we believe that the annual bonus plan does not encourage excessive risk-taking as the bonus amounts are based on multiple financial and non-financial goals and objectives.

•Long-Term Equity Awards. In addition to the strategic focus of our short-term cash bonus plan, our equity compensation program is specifically intended to create a long-term link between the compensation provided to executive officers and other key management personnel and gains realized by our stockholders. Our Compensation Committee uses restricted shares with a combination of performance based vesting criteria as long-term incentive compensation because, among other reasons, these awards provide a motivating form of incentive compensation, while contributing to the focus of our management team on increasing value for our stockholders. As these awards vest over multiple years, and the vesting of the awards is based generally on continued service with the Company, we believe the awards do not encourage executives to achieve short-term increases in stock price to the detriment of long-term growth.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. The Compensation Committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our compensation objectives.

Clawback Policy

To date, our Board of Directors has not adopted formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, restricted stock agreements covering grants to our NEOs in 2011 and later years do include language providing that the award may be canceled and the award recipient may be required to reimburse us for any realized gains to the extent required by applicable law or any clawback policy that we adopt. Our Compensation Committee is currently evaluating the practical, administrative, and other implications of implementing and enforcing a clawback policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once additional guidance is promulgated by the SEC.

Conclusion

Based upon its review of our overall executive compensation program, the Compensation Committee believes our executive compensation program, as applied to our executive officers, is appropriate and is necessary to retain the executive officers who are essential to our continued development and success, to compensate those executive officers for their contributions and to enhance stockholder value. The Committee believes that the total compensation opportunities provided to our executive officers create a commonality of interests and alignment of our long-term interests with those of our stockholders.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by our Named Executive Officers in fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Other Compensation (6)	Total

William J. Sandbrook	2012	$735,874	$—	$64,000	$—	$484,373	$65,845	$1,350,092
President and Chief	2011	261,806	—	4,071,612		561,156	67,557	4,962,131
Executive Officer (6)

William M. Brown	2012	101,110	65,197	144,360	—	—	121,508	432,175
Senior Vice President and Chief
Financial Officer (7)

Wallace H. Johnson	2012	223,300	30,000	33,740	—	43,590	29,756	360,386
Vice President - Marketing and
Sales

Niel L. Poulsen	2012	217,875	—	50,610	—	83,712	91,246	443,443
Vice President and
General Manager - Redi-Mix (8)

Jeff L. Davis	2012	254,062	—	50,610	—	70,467	6,250	381,389
Vice President and General	2011	249,081	35,000	0	0	—	5,579	289,660
Manager - Central Concrete	2010	245,400	25,000	128,688	19,208	—	276	418,572

James C. Lewis	2012	91,375	—	—	—	—	16,320	107,695
Former Senior Vice President	2011	279,125	—	—	—	—	4,423	283,548
and Chief Financial Officer	2010	68,749	—	173,056	25,831	—	172	267,808

Kent D. Cauley	2012	119,000	—	—	—	—	426,131	545,131
Former Vice President of
Finance

Gary J. Konnie	2012	119,500	—	—	—	—	563,049	682,549
Former Vice President –	2011	238,525	—	—	—	—	648	239,173
Human Resources	2010	$235,000	$94,000	$147,880	$22,072	—	$648	$499,600

1.
The figures shown in the "Salary" column of this table reflect the amount actually received by the NEO as base salary during a specified year, not the NEO’s annual rate of pay for the applicable year. The rates of pay are most likely higher than amounts shown if an NEO began employment with us during a particular year or if an NEO received a salary increase during the year. Annual pay increases for all executive officers are generally not effective until April of a given year.  In addition, an officer’s rate of pay may change over the course of the year due to a change in job title or responsibilities.

2.
The amounts shown in this column for 2012 reflect the $25,000 signing bonus paid to Mr. Brown upon acceptance of his employment offer, a pro-rata target bonus of $40,197 for Mr. Brown for 2012, and the $30,000 retention bonus paid to Mr. Johnson upon relocation of our headquarters to Euless, Texas.

3.
The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of the awards of restricted stock granted in 2012, determined in accordance with FASB ASC Topic 718 to the named executives officers other than Mr. Sandbrook. We determined the fair market value of a restricted stock award on the grant date using the closing price of our common stock on the date of grant. The values shown in this column are not representative of the amounts that may eventually be realized by the executive, which are subject to achievement of the time-and performance-based vesting conditions applicable to the awards and our share price at the time of vesting. For Mr. Sandbrook, represents the incremental fair value, computed as of June 8, 2012, in accordance with FASB ASC Topic 718, with respect to the award of 750,000 restricted shares made to Mr. Sandbrook in 2011. As discussed above under "Analysis of our 2012 Executive Compensation Program-Long Term Equity

Incentive Compensation," the Board amended this award on June 8, 2012 to revise certain performance hurdles. Assumptions used in the calculations of the 2012 amounts are included in Note 9 to our audited consolidated financial statements for the year ended December 31, 2012, which are included in our annual report on Form 10-K for the year ended December 31, 2012.

4.
The amounts in this column reflect the cash bonuses to the named individuals earned in 2012 and paid in 2013, under the 2012 Annual Salaried Team Member Incentive Plan, which is discussed under the heading "Analysis of Our 2012 Executive Compensation Program—Annual Bonus."

5.
The amounts in the “All Other Compensation” column for fiscal year 2012 reflect; (a) matching contributions under our 401(k) Plan of $6,250, $6,282, $4,781, $6,250, $2,295, $3,467 and $3,587 for each of Messrs. Sandbrook, Johnson, Poulsen, Davis, Lewis, Cauley and Konnie, respectively; (b) additional life insurance premiums paid by us for Mr. Sandbrook in the amounts of $20,400 and $9,195; (c) relocation fees of $30,000, $121,508, $23,474 and $75,065 for Mr. Sandbrook, Mr. Brown, Mr. Johnson and Mr. Poulsen; (d) $14,025, $13,730, and $15,672 to Messrs. Lewis, Cauley and Konnie, respectively for accrued, but unused vacation paid out in connection with their resignations; (e) $402,078 and $536,559 in severance to Mr. Cauley and Mr. Konnie, respectively, in addition to $6,856 and $7,231 for COBRA insurance for Mr. Cauley and Mr. Konnie, respectively; and (f) $11,400 to Mr. Poulsen for auto allowance.

6.	No information is reported for Mr. Sandbrook in 2010, as he joined the Company in August 2011.

7.	No information is reported for Mr. Brown for 2010 and 2011, as he joined the Company August 2012.

8.	No information is reported for Mr. Poulsen for 2010 and 2011, as he joined the Company in January 2012.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2012

The following table summarizes the non-equity and equity plan-based awards that our Named Executive Officers received or were eligible to receive during fiscal year 2012.  Our NEOs are eligible to receive all non-equity awards pursuant to the 2012 Annual Salaried Team Member Incentive Plan.  All equity awards were granted pursuant to the U.S. Concrete, Inc. 2010 Management Equity Incentive Plan.

		Estimated Future Payouts Under Non - Equity		Estimated Future Payouts Under Equity
		Incentive Plan Awards (1)		Incentive Plan Awards (2)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	All Other Stock Awards: Number of Shares of Stock (3) (#)	Grant Date Fair Value of Stock and Option Awards ($)
William J. Sandbrook		$739,500	$1,479,000	N/A	N/A	$64,500	(4)

William M. Brown	8/22/2012	N/A	N/A	12,000	18,000	144,360	(5)

Wallace H. Johnson	4/1/2012	78,540	157,080	4,000	6,000	33,740	(6)

Niel L. Poulsen	4/1/2012	96,000	192,000	6,000	9,000	50,610	(7)

Jeff L. Davis	4/1/2012	$102,125	$204,250	6,000	9,000	$50,610	(8)

1.
The NEOs are eligible to earn annual non-equity incentive compensation under our short-term incentive plan for each fiscal year based on achievement of certain performance measures. The overall Company Adjusted EBITDA for 2012 was above the Adjusted EBITDA threshold, so the Company made bonus payments to the named individuals earned in 2012 and paid in 2013, under the 2012 Annual Salaried Team Member Incentive Plan, which is discussed in further under the heading "Analysis of Our 2012 Executive Compensation Program—Annual Bonus." The actual amount paid to Messrs. Sandbrook, Johnson, Poulsen and Davis was $484,373, $43,590, $83,712, and $70,467, respectively, that will be paid by March 15, 2013.  The percentage of base pay for the NEOs for the target bonus was as follows: Mr. Sandbrook (100%), Messrs. Brown, Poulsen and Davis (40%) and Mr. Johnson (35%).  The percentage of base pay for the NEO maximum bonus was as follows: Mr. Sandbrook (200%), and Messrs. Brown, Poulsen and Davis (80%) and Mr. Johnson (70%).

2.
Each Incentive RSU represents the right to receive a cash payment equal to .35020 of a share of our common stock rather than a settlement in the form of shares of our common stock. The applicable performance criteria for the Incentive RSUs are described below.

3.
The amounts in this column represent the Restricted Stock Awards granted on April 1, 2012 to Messrs. Johnson, Poulsen, and Davis and on August 22, 2012, to Mr. Brown. Sixty percent (60%) of these shares will vest over three (3) years annually in equal installments from date of grant and forty percent (40%), which we refer to as the Performance Shares, will vest based on performance conditions over the same three (3) year period. The Performance Shares vest in equal portions, with fifty percent (50%) vesting should the share price attain a market-closing share price of $10.00 per share for ten (10) consecutive business days within three (3) years from the date of grant, and fifty percent (50%) vesting should the share price attain a market-closing share price of $14.00 per share for ten (10) consecutive business days within three (3) years from the date of grant.

4.
Represents the incremental fair value, computed as of June 8, 2012, in accordance with FASB ASC Topic 718, with respect to the award of 750,000 restricted shares made to Mr. Sandbrook in 2011. As discussed above under "Analysis of our 2012 Executive Compensation Program-Long Term Equity Incentive Compensation, "the Board amended this award on June 8, 2012 to revise certain performance hurdles.

5.
The grant date fair value of the restricted stock award was calculated as follows, the August 22, 2012 award for Mr. Brown is based on the closing price of $6.14 per share for 18,000 of such shares, $3.53 per share for 6,000 of such shares and $2.11 per share for the remaining 6,000 of such shares.

6.
The grant date fair value of the restricted stock award was calculated as follows, the April 1, 2012 award for Mr. Johnson is based on the closing price of $4.66 per share for 6,000 of such shares, $1.87 per share for 2,000 of such shares and $1.02 per share for the remaining 2,000 of such shares.

7.
The grant date fair value of the restricted stock award was calculated as follows, the April 1, 2012 award for Mr. Poulsen is based on the closing price of $4.66 per share for 9,000 of such shares, $1.87 per share for 3,000 of such shares and $1.02 per share for the remaining 3,000 of such shares.

8.
The grant date fair value of the restricted stock award was calculated as follows: the April 1, 2012 award for Mr. Davis is based on the closing price of $4.66 per share for 9,000 of such shares, $1.87 per share for 3,000 of such shares and $1.02 per share for the remaining 3,000 of such shares.

Employment Terms

Although the Company has not entered into an employment agreement with any of its Named Executive Officers, certain employment terms are included in each of their executive severance agreements, the severance provisions of which are detailed below under "Potential Payments Upon Termination or Change in Control". Each such agreement specifies the executive’s position, location of employment, monthly base salary and annual paid vacation entitlement.

U.S. Concrete, Inc. Management Equity Incentive Plan

 We adopted the 2010 U.S. Concrete, Inc. Management Equity Incentive Plan (the “Incentive Plan”) in September 2010 pursuant to which awards to employees and directors can be made in the form of stock options, stock appreciation rights, restricted stock, RSUs and other equity or equity-based grants, in addition to grants denominated in cash. The Incentive Plan is administered by the Compensation Committee and as of December 31, 2012, there were 519,614 shares of U.S. Concrete common stock reserved for issuance in connection with awards made under the Incentive Plan.

Nonqualified Stock Option Award Agreements

Pursuant to each nonqualified stock option award agreement issued in accordance with the Incentive Plan, the option vests in equal quarterly installments over the three year period following the date of grant, subject to the executive’s continued employment on each vesting date. Any portion of the option that is unvested on the date of termination will be forfeited, except that if the executive’s employment is terminated without “cause,” any portion of the option that would have become vested during the six-month period following termination will become vested on the date of termination. An optionee generally has until the earlier of (i) 90 days following termination (or 1 year following a termination without cause) or (ii) expiration of the original option term to exercise vested options. All options, vested or unvested, will be forfeited on termination with cause.  Each option award agreement also contains covenants by the executive not to solicit customers or employees of U.S. Concrete during employment and for one year thereafter and an ongoing covenant not to disclose U.S. Concrete’s confidential information. Additionally, pursuant to the terms of each Named Executive Officer’s executive severance agreement, upon a change in control all outstanding unvested options will become fully vested and exercisable. Each of these terms and conditions are described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below.

Restricted Stock Unit Award Agreements

Pursuant to each RSU award agreement issued in accordance with the Incentive Plan, the RSUs vest in equal quarterly installments over the three year period following the date of grant, subject to the executive’s continued employment on each vesting date.  Any portion of the RSUs that are unvested on the date of termination will be forfeited, except that if the executive’s employment is terminated without “cause,” any portion of the RSUs that would have become vested during the six month period following termination will become vested on the date of termination.  Additionally, pursuant to the terms of each Named Executive Officer’s executive severance agreement, upon a “change in control” all outstanding unvested RSUs will become fully vested. Upon vesting, the executive will receive the number of shares of U.S. Concrete common stock that correspond to the number of RSUs that have become vested.

Additionally, with respect to each RSU awarded under the agreement, the executive will receive one Incentive RSU which will entitle the executive to receive a payment equal to 0.35020 of a share of Common Stock to be delivered within 30 days following the later of the date on which (i) the related RSU vests, or (ii) the “Performance Goal” is achieved.  Each Incentive RSU will vest on the same schedule as the related RSU and will be immediately forfeited and canceled if such RSU is forfeited and canceled for any reason. With respect to Incentive RSU grants, the “Performance Goal” will be deemed to have been achieved on the earlier of (a) the conversion on a cumulative basis of 95% of our 9.5% Old Convertible Notes issued pursuant to the Old Convertible Note Indenture or (b) the date we deliver a conversion event notice in accordance with the terms of such Old Convertible Note Indenture. If the Performance Goal is not achieved prior to August 31, 2015, each Incentive RSU will expire without any payment being made with respect thereto. Each of these terms and conditions are described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below.

Restricted Stock Award Agreements

Pursuant to each restricted stock award agreement issued in accordance with the Incentive Plan, sixty percent (60%) of such shares granted pursuant to an award will vest over three (3) years in equal annual installments from the date of grant and forty percent (40%) of the number of shares granted pursuant to an award will vest based on both the passage of time and the satisfaction of certain performance criteria. On June 8, 2012, the Board, upon recommendation of the compensation committee, revised certain performance criteria applicable to the restricted stock award granted to Mr. Sandbrook in 2011. Specifically, the Board revised the $16.00 hurdle to $12.00 in order to recognize and reward Mr. Sandbrook's performance with the Company to date, and to provide him with further incentive to continue his leadership. The incremental fair value associated with this modification is reported above in the "Stock Awards" column to the Summary Compensation Table and the "Grant Date Fair Value of Stock and Options Awards"column to the Grants of Plan-Based Awards for Fiscal Year 2012 table. Any portion of the RSAs that are unvested on the date of termination will be forfeited, except that if the executive’s employment is terminated without “cause,” any portion of the RSUs that would have become vested during the six month period following termination will become vested on the date of termination.  Additionally, pursuant to the terms of each Named Executive Officer’s executive severance agreement, upon a “change in control” all outstanding unvested RSAs will become fully vested. Each of these terms and conditions are described in greater detail in the “Potential Payments Upon Termination or Change in Control” section below.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercsiable	Option exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (6)

William J. Sandbrook	—	—	—	—	337,500(2)		$3,054,375	300,000(2)		$2,715,000

William M. Brown	—	—	—	—	18,000(3)		162,900	12,000(3)		108,600

Wallace H. Johnson	2,443	1,222	$12.00	10/1/2020	4,478(4)		40,526	4,706	(4)	42,589
	2,443	1,222	15.00	10/1/2020	6,000	(5)	54,300	4,000	(5)	36,200
	1,221	611	22.69	10/1/2020
	1,221	611	26.68	10/1/2020

Niel L. Poulsen	—	—	—	—	9,000(5)		81,450	6,000	(5)	54,300

Jeff L. Davis	2,924	1,463	12.00	10/1/2020	5,358(4)		48,490	5,633	(4)	50,982
	2,924	1,463	15.00	10/1/2020	9,000	(5)	$81,450	6,000	(5)	$54,300
	1,462	732	22.69	10/1/2020
	1,462	732	26.68	10/1/2020

Kent D. Cauley	938	0	12.00	8/31/2013	—		—	—		—
	938	0	15.00	8/31/2013
	469	0	22.69	8/31/2013
	469	0	26.68	8/31/2013

Gary J. Konnie	3,360	0	12.00	6/29/2013	—		—	—		—
	3,360	0	15.00	6/29/2013
	1,680	0	22.69	6/29/2013
	1,680	0	$26.68	6/29/2013

1.	All options included in these columns vest on a quarterly basis over three (3) years in equal installments from the date of grant that is shown for that option.

2.
These restricted stock awards were granted on August 22, 2011, the sixty percent (60%) of these shares shown in the Number of Shares or Units of Stock That Have Not Vested column will vest over four (4) years annually in equal installments from date of grant. The forty percent (40%) of shares that are shown in the Equity Incentive Plan Awards column will vest based on time- and performance-based conditions over the same four (4) year period. The time- and~~-~~ performance-based vesting conditions are divided in equal portions, fifty percent (50%) of which will vest should our share price attain a market-closing share price of $12.00 per share for ten (10) consecutive business days within 3 years from the date of grant and 50% will vest should our share price attain a market-closing share price of $20.00 per share for 10 consecutive business days within 4 years from the date of grant.

3.
These restricted stock awards were granted on August 22, 2012, the sixty percent (60%) of these shares shown in the Number of Shares or Units of Stock That Have Not Vested column will vest over three (3) years annually in equal installments from date of grant. The forty percent (40%) of shares that are shown in the Equity Incentive Plan Awards column will vest based on time- and performance-based conditions over the same three (3) year period. The time- and~~-~~ performance-based vesting conditions are divided in equal portions, fifty percent (50%) of which will vest should the share price attain a market-closing share price of $10.00 per share for ten (10) consecutive business days within 3 years from the date of grant and 50% will vest should the share price attain a market-closing share price of $14.00 per share for 10 consecutive business days within 3 years from the date of grant.

4.
Represents an award of Restricted Stock Units (RSUs) and Incentive RSUs granted on October 1, 2010. Fifty percent (50%) of the award (shown in the Number of Shares or Units of Stock That Have Not Vested column) consists of RSUs that shall vest quarterly over three (3) years in equal installments from date of grant and fifty percent (50% ) of the award (shown in the Equity Incentive Plan Awards column) consists of Incentive RSUs that will vest based on achievement of performance criteria over the same 3 year period. Incentive RSUs shall be deemed to have vested on the earlier of (a) the conversion on a cumulative basis of 95% of the 9.5% Convertible Secured Notes due 2015 of the Company issued pursuant to the Indenture dated August 31, 2010 between the Company, U.S. Bank National Association, as Trustee and Noteholder Collateral Agent, and the Guarantors named therein (the “Indenture”), or (b) the date the Company delivers a Conversion Event Notice in accordance with the terms of the Indenture. If the Performance Goal is not achieved prior to the Maturity Date (as defined in the Indenture), each Incentive RSU will expire without any payment being made with respect thereto. The Incentive RSUs will forfeit in the event of a successful completion of the ~~C~~ompany's Exchange Offer recently launched with the filing of the S-4.

5.
These restricted stock awards were granted on granted on April 1, 2012, the sixty percent (60%) of these shares shown in the Number of Shares or Units of Stock That Have Not Vested column will vest over three (3) years annually in equal installments from date of grant. The forty percent (40%) of shares that are shown in the Equity Incentive Plan Awards column will vest based on time- and performance-based conditions over the ~~3~~same three (3) year period. The time- and~~-~~ performance-based vesting conditions are divided in equal portions, fifty percent (50%) will vest should the share price attain a market-closing share price of $10.00 per share for ten (10) consecutive business days within 3 years from the date of grant and 50% will vest should the share price attain a market-closing share price of $14.00 per share for 10 consecutive business days within 3 years from the date of grant.

6.
The market value of the unvested restricted stock awards and RSUs is calculated using the closing market price of our common stock as of December 31, 2012, the last trading day of 2012, which was $9.05. The value of the Incentive RSUs as of December 31, 2012 was determined to be zero due to the low probability of the units becoming issued shares as of that date.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2012

The following table summarizes the vesting of stock awards held by our NEOs during 2012. None of our NEOs exercised stock options in 2012.

Name	Number of Shares Acquired on Vesting (#) (*)	Value Realized on Vesting

William J. Sandbrook	112,500	$680,625

Wallace H. Johnson	4,480	21,325

Jeff L. Davis	5,364	25,533

James C. Lewis	3,606	13,631

Kent D. Cauley	1,910	9,619

Gary J. Konnie	6,160	$27,196

* The table below sets forth the vest date, number of shares vested and the per share market value on vest date.

Name	Vest Date	Shares Acquired on Vesting of Number of Restricted Stock Awards (#)	Per Share Price	Shares Acquired on Vesting of Number of Restricted Stock Units (#)	Per Share Price

William J. Sandbrook	8/22/2012	112,500	$6.05	—	—

Wallace H. Johnson	1/2/2012	—	—	1,120	$2.90
	4/2/2012	—	—	1,120	4.66
	7/2/2012	—	—	1,120	5.00
	10/1/2012	—	—	1,120	6.48

Jeff L. Davis	1/2/2012	—	—	1,341	2.90
	4/2/2012	—	—	1,341	4.66
	7/2/2012	—	—	1,341	5.00
	10/1/2012	—	—	1,341	6.48

James C. Lewis	1/2/2012	—	—	1,803	2.90
	4/2/2012	—	—	1,803	4.66

Kent D. Cauley	1/2/2012	—	—	382	2.90
	4/2/2012	—	—	382	4.66
	7/2/2012	—	—	382	5.00
	8/31/2012	—	—	764	6.31

Gary J. Konnie	1/2/2012	—	—	1,540	2.90
	4/2/2012	—	—	1,540	4.66
	6/29/2012	—	—	3,080	$5.05

PENSION BENEFITS

We do not maintain any defined benefit pension plans that provide for payments or other benefits at, following, or in connection with the retirement of any of our Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Benefits Pursuant to Executive Severance Agreements

Certain executive officers, including each of our NEOs, entered into executive severance agreements with the Company. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios, as described below. We believe these severance benefits reflect the fact that it may be difficult for such employees to find comparable employment within a short period of time. Each such agreement also contains a confidentiality covenant, requiring the applicable officer to not disclose our confidential information at any time, as well as noncompetition and nonsolicitation covenants, which prevent the executive from competing with us or soliciting our customers or employees during the executive officer's employment and for one year after the officer’s employment terminates (subject to extension in the event of a change in control, so that the noncompetition and nonsolicitation covenants will extend to cover the number of months post-termination used to determine the severance benefits payable (as described below)).

In the case of a termination of the applicable officer’s employment (that is not in connection with a “change in control”) either by us without “cause” or by the officer for “good cause” (each term as defined below), the officer would generally be entitled to the following severance benefits:

•a lump-sum payment in cash equal to the officer’s monthly base salary in effect on the date of termination multiplied by 24 in the case of certain officers, including Messrs. Sandbrook and Johnson, and multiplied by 12 in the case of all other applicable officers, including Messrs. Brown, Poulsen and Davis;

•a lump-sum payment in cash equal to the amount of the officer’s target bonus for the bonus year in which the termination occurs, prorated based on the number of days in the bonus year that have elapsed prior to the termination;

•payment of all applicable medical continuation premiums for continuation coverage under the
Consolidated Omnibus Budget Reconciliation Act, or COBRA, for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination;

•a lump-sum payment in cash equal to the value of the officer’s accrued but unpaid salary through the date of such termination, plus the officer’s unused vacation days earned for the year prior to the year in which the termination occurs and a pro rata portion of the vacation days earned for the year in which the termination occurs; and

•(a) in the case of certain officers, including Messrs. Sandbrook and Johnson, a pro rata portion of all outstanding and previously unvested stock options, restricted stock awards, restricted stock units and similar awards granted to the officer by us prior to the date of termination (the “Unvested Awards”) that would otherwise have vested during the six-month period following the date of termination if such termination had not occurred will become vested and exercisable (as applicable), and vested stock options will remain exercisable until the earlier of (1) the expiration of the twelve-month period following termination, and (2) the expiration date of the original term of the applicable stock option; (b) in the case of certain officers, including Messrs. Brown and Poulsen, fifty percent of all Unvested Awards that would otherwise have vested during the twelve month period following the date of involuntary termination shall immediately vest upon the date of termination; and (c) in the case of all other applicable officers, including Mr. Davis, immediate vesting of all Unvested Awards, and immediate lapsing of any restrictions, forfeiture conditions or other conditions or criteria applicable to any such awards on the date of termination.

Our senior management and other employees have made significant contributions to us over the past several years, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of our senior management should be aligned with our stockholders, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our stockholders generally, but that may result in loss of employment for an individual NEO.

In the event there is a “change in control” of our Company and within one year thereafter the officer’s employment is terminated by us without cause or by the officer for good cause, the officer would generally be entitled to the following severance benefits:

•a lump sum payment in cash equal to (a) the sum of (1) the officer’s monthly base salary in effect on the termination date multiplied by 12, and (2) the amount of the officer’s full target bonus for the bonus year in which termination occurs, multiplied by (b) in the case of Mr. Sandbrook and Johnson, 2.5, and in the case of Mr. Brown, Poulsen and Davis, 2.0;

•a lump-sum payment in cash equal to the value of the officer’s accrued but unpaid salary through the date of such termination, plus the officer’s unused vacation days earned for the year prior to the year in which the termination occurs and a pro rata portion of the vacation days earned for the year in which the termination occurs;

•payment by the Company of all applicable medical continuation premiums for continuation coverage under
COBRA for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination; and

•all Unvested Awards shall become fully vested.

In the case of termination by reason of the officer’s death or long-term/permanent disability, the officer or his heirs would be entitled to substantially the same benefits as outlined above for a termination by us without cause or by the officer for good cause in the absence of a change in control, except that any Unvested Awards would not become vested, but instead would terminate immediately, with the exception of any unvested restricted stock units which would immediately vest.

In the case of a termination of the applicable officer’s employment either by us for cause or by the officer without good cause, the officer would be entitled to payments for his accrued but unpaid pro rata monthly base salary and unused vacation, in each case through the date of termination, but all Unvested Awards would be canceled. Also, in the case of a termination by us for cause, all vested stock options held by the officer would remain exercisable for a period of up to 90 days, after which they would expire.

We may be required to reduce the amount of the payments due to Messrs. Sandbrook, Brown, Johnson and Poulsen in certain situations. Their executive severance agreements provide that in the event any payment or distribution to such individual would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and the aggregate amount of all payments that would be subject to the excise tax reduced by all federal, state and local taxes applicable thereto, including the excise tax, is less than the amount such individual would receive, after all such applicable taxes, if such individual received payments equal to an amount which is $1.00 less than three times the such individual's “base amount,” as defined in and determined under Section 280G of the Code, then, such payments shall be reduced or eliminated to the extent necessary so that the aggregate payments received by such individual will not be subject to the excise tax. In no event, however, will we provide them with a tax gross-up payment or other tax assistance payment in the event that an excise tax is imposed upon the executive officer under Section 4999 of the Internal Revenue Code.

Under each executive severance agreement, we would have “cause” to terminate the applicable officer’s employment in the event of:

•the officer’s gross negligence, willful misconduct or willful neglect in the performance of his material duties and services to us;

•the officer’s final conviction of a felony by a trial court, or his entry of a plea of nolo contendere to a felony charge;

•any criminal indictment of the officer relating to an event or occurrence for which he was directly responsible which, in the business judgment of a majority of our Board of Directors, exposes our Company to ridicule, shame or business or financial risk; or

•a material breach by the officer of any material provision of the executive severance agreement.

On the other hand, the officer generally would have “good cause” to terminate his employment if there is:

•a material diminution in his then current monthly base salary;

•a material change in the location of his principal place of employment by us;

•any material diminution in his current position or any title or position to which he has been promoted;

•any material diminution of his authority, duties or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to his current position or any title or position to which he has been promoted (provided, however, that if at any time he ceases to have such duties and responsibilities because we cease to have any securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or cease to be required to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, then the officer’s authority, duties and responsibilities will not be deemed to have been materially diminished solely due to the cessation of such publicly traded company duties and responsibilities);

•any material breach by us of any material provision of the executive severance agreement, including any failure by us to pay any amount due under the executive severance agreement; or

•with respect to Mr. Sandbrook, any restructuring of his direct reporting relationship within our Company.

Under each executive severance agreement, a “change in control” will be deemed to have occurred on the earliest of any of the following dates:

•the date our Company merges or consolidates with any other person or entity, and the voting securities of our
Company outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of the voting securities of our Company or such surviving entity outstanding immediately after such merger or consolidation;

•the date our Company sells all or substantially all of our assets to any other person or entity;

•the date our Company is dissolved;

•the date any person or entity together with its affiliates becomes, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all then outstanding voting securities of our Company; or

•the date the individuals who constituted the nonemployee members of our Board of Directors (the
“Incumbent Board”) as of the effective date of the agreement cease for any reason to constitute at least a majority of the nonemployee members of our Board, provided that, for purposes of this clause, any person becoming a director whose election or nomination for election by our stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board then still in office (or whose election or nomination was previously so approved) will be considered as though such person were a member of the Incumbent Board;

provided, however, a “change in control” shall not be deemed to have occurred in connection with any bankruptcy or insolvency of our Company, or any transaction in connection therewith.

Based on a hypothetical termination date of December 31, 2012 for each of our NEOs who were employed by us on December 31, 2012, the severance benefits for those NEOs due to a termination either by us without “cause” or by the officer for “good cause” in the absence of a change in control pursuant to the terms of the executive severance agreements would have been as follows:

Name	Total Base Salary Sum	Targeted Bonus	Healthcare and Other Insurance Benefits	Fair Market Value of Accelerated Unvested Equity Compensation	Total (*)

William J. Sandbrook	$1,479,000	$739,500	$12,313	$—	$2,230,813
William M. Brown	280,000	112,000	37,177	27,150	456,327
Wallace H. Johnson	448,800	78,540	12,313	38,372	578,025
Niel L. Poulsen	240,000	96,000	26,067	13,575	375,642
Jeff L. Davis	$255,314	$102,125	$26,067	$184,240	$567,746

* For purposes of calculating the amounts above, we have assumed that each NEO took each day of their four weeks of vacation time as of December 31, 2012.

Based on a hypothetical termination without “cause” or by the officer for “good cause” and a "change in control" date of December 31, 2012 for each of our NEOs who were employed by us on December 31, 2012, the change in control termination benefits for those NEOs pursuant to the terms of the executive severance agreements would have been as follows:

Name	Change of Control Sum ((Base Salary Sum + Target Bonus)(change in control multiplier))	Healthcare and Other Insurance Benefits	Fair Market Value of Accelerated Unvested Equity Compensation	Total (*)

William J. Sandbrook	$3,697,500	$12,313	$5,769,375	$9,479,188
William M. Brown	784,000	37,177	271,500	1,092,677
Wallace H. Johnson	757,350	12,313	131,026	900,689
Niel L. Poulsen	672,000	26,067	135,750	833,817
Jeff L. Davis	$714,878	$26,067	$184,240	$925,185

* For purposes of calculating the amounts above, we have assumed that each NEO took each day of their four weeks of vacation time as of December 31, 2012.

Based on a hypothetical termination date of December 31, 2012 for each of our NEOs who were employed by us on December 31, 2012, the severance benefits for those NEOs due to a termination by reason of the officer’s death or long-term/permanent disability, pursuant to the terms of the executive severance agreements would have been as follows:

Name	Total Base Salary Sum	Targeted Bonus	Healthcare and Other Insurance Benefits	Fair Market Value of Accelerated Unvested Equity Compensation	Total (*)
William J. Sandbrook	$1,479,000	$739,500	$12,313	$5,769,375	$8,000,188
William M. Brown	280,000	112,000	37,177	271,500	700,677
Wallace H. Johnson	448,800	78,540	12,313	110,772	650,425
Niel L. Poulsen	240,000	96,000	26,067	135,750	497,817
Jeff L. Davis	$255,314	$102,125	$26,067	$184,240	$567,746

* For purposes of calculating the amounts above, we have assumed that each NEO took each day of their four weeks of vacation time as of December 31, 2012.

Based on a hypothetical change of control date of December 31, 2012 for each of our NEOs who were employed by us on December 31, 2012, the payments and benefits for those NEOs due to a "change in control" (absent termination) for those NEOs pursuant to the terms of the executive severance agreements would have been as follows:

Name	Fair Market Value of Accelerated Unvested Equity Compensation	Total (1)
William J. Sandbrook	$5,769,375	$5,769,375
William M. Brown	271,500	271,500
Wallace H. Johnson	110,772	110,772
Niel L. Poulsen	135,750	135,750
Jeff L. Davis	$184,240	$184,240

Lewis Resignation

On February 20, 2012, James C. Lewis, the Company’s then Senior Vice President and Chief Financial Officer, gave notice of his intention to leave the Company for personal reasons, which became effective upon April 26, 2012.   No payments were made to Mr. Lewis pursuant to his Executive Severance Agreement in connection with his resignation and all Unvested Awards were canceled.

Konnie Severance Agreement

On February 28, 2012, Gary J. Konnie, the Company’s then Vice President – Human Resources, gave notice of his intention to leave the Company for personal reasons, effective upon the Company’s relocation of its corporate headquarters to Euless, Texas, on June 29, 2012. Mr. Konnie’s Executive Severance Agreement, effective October 1, 2010, provided that Mr. Konnie may terminate for “good cause” if there is a change in the location of his principal place of employment.  Because the relocation to Euless, Texas constituted a change in the location of his principal place of employment by us, upon his departure from the Company, Mr. Konnie was eligible to receive severance payments pursuant to Section 1.2(a)(ii) of his Executive Severance Agreement. Pursuant to the Severance Agreement, Mr. Konnie received severance in the amount of $559,462.

Mr. Konnie agreed to provide consulting services to the Company for a period of 6 months following his resignation. Pursuant to the Consulting Agreement, Mr. Konnie  received $10,000 per month, paid upon the first day of each month, for the consulting services for the period of July 1, 2012 through December 31, 2012. During the Consulting Term, Mr. Konnie was entitled to reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Mr. Konnie in the performance of the services.

Cauley Severance Agreement

On April 27, 2012, Kent D. Cauley, the Company’s then Vice President and Controller and principal accounting officer, gave notice of his intention to leave the Company for personal reasons, effective upon the Company’s relocation of its corporate headquarters to Euless, Texas, on June 29, 2012. Mr. Cauley's resignation became effective on August 31, 2012. Mr. Cauley's Executive Severance Agreement, effective February 28, 2011, provided that Mr. Cauley may terminate for “good cause” if there is a change in the location of his principal place of employment.  Because the relocation to Euless, Texas constituted a change in the location of his principal place of employment by us, upon his departure from the Company, Mr. Cauley was eligible to receive severance payments pursuant to Section 1.2(a)(ii) of his Executive Severance Agreement. Pursuant to the Severance Agreement, Mr. Cauley received severance in the amount of $422,664.

DIRECTOR COMPENSATION

Director Retainers and Meeting Fees

For 2012, we paid to each of our nonemployee directors the following fees, with the retainers paid quarterly in advance and the meeting fees paid quarterly in arrears:

•an annual retainer of $40,000 to the Chairman of the Board, in addition to the Board and committee retainers listed below;

•an annual retainer of $40,000 to each member of the Board;

•$1,500 for each Board meeting attended in person and $1,000 for each Board meeting attended telephonically;

•an annual retainer of $15,000 for the Chairman of the Audit Committee;

•an annual retainer of $15,000 for the Chairman of the Compensation Committee;

•an annual retainer of $5,000 for each member (non-chair) of the Audit Committee and Compensation
Committee; and

•$1,000 for each Board committee meeting attended (in person or telephonic), unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no additional fee for attending that committee meeting.

Effective October 12, 2012, we increased the annual retainer we pay to all Board members from $40,000 to $50,000, and, in addition, we increased the annual retainer we pay to the Chairman of the Board from $40,000 to $50,000.

Director Equity Compensation

In 2010, we adopted the Management Equity Incentive Plan, which we refer to as the MEIP, which provides that five percent (5%) of the shares of common stock under the plan may be allocated to director awards and, on May 7, 2012, we amended the MEIP to increase the permitted allocation of shares to directors from 5% to 8.25%.

The Directors initially received a two-year grant in October 2010. Thus no equity awards were made to directors in 2012 except for the award of 9,350 Restricted Stock Units, which we refer to as RSUs, and 9,350 Incentive RSUs, which we refer to as IRSUs, made to Mr. Rossi on July 1, 2012, who joined the Board in November 2011. The Company has recently decided to provided annual awards to Directors as per their remuneration for service to the Company. On January 23, 2013, subject to stockholder approval at the Annual Meeting on May 15, 2013, we adopted the U.S. Concrete, Inc. Long Term Incentive Plan, which we refer to as the LTIP, and pursuant to the LTIP and subject to its approval by stockholders, we made an annual equity grant to Mr. Davis as Chairman of the Board, of 16,830 RSUs, and to Messrs Rayner, Cellar, Lundin, Sutherland and Rossi of 11,220 RSUs, respectively, with 75% of such award vesting on July 1, 2013 and 25% of such award vesting on October 1, 2013, provided the award recipient remains a member of the Board through the applicable vesting dates. The 75% vesting on July 1, 2013 is provided as a catchup of vesting as the awards should have been issued in October 2012.

Other Director Compensation

We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and committee meetings or otherwise in their capacity as directors.

The table below summarizes the compensation we paid to our nonemployee directors during the fiscal year ended December 31, 2012.
.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2012(1)

Name	Fees Earned or Paid in Cash	RSU Awards (2)	Total
Eugene I. Davis	$114,500		$114,500

Kurt M. Cellar	85,000		$85,000

Michael D. Lundin	75,000		$75,000

Robert M. Rayner	82,000		$82,000

Colin M. Sutherland	82,000		$82,000

Theodore P. Rossi (3)	$73,000	$46,750	$119,750

1.
Mr. Sandbrook has served as a director from August 22, 2011 until present. He is not included in this table as he was an employee in 2012 and thus received no additional compensation for his service as a director. The compensation Mr. Sandbrook received in 2012 is fully reflected in the Summary Compensation Table below.

2.
Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value for RSU and IRSU awards granted to the nonemployee directors during 2012, calculated in accordance with FASB ASC Topic 718. Additional information on the assumptions used in the computation of our share-based compensation is included in Note 18 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2012. No equity awards were granted to nonemployee directors in 2012, except to Mr. Rossi who received an +award of 9,350 RSUs and 9,350 IRSUs on July 1, 2012. The RSUs became fully vested October 1, 2012 and the IRSUs shall be deemed to have been achieved upon the attainment of the applicable “Performance Goal,” which occurs on the earlier of (a) the conversion on a cumulative basis of 95% of our 9.5% Company's Convertible Secured Notes due in 2015 issued pursuant to the Indenture dated August 31, 2010 between the Company, U.S. Bank National Association, as Trustee and Noteholder Collateral Agent, and the Guarantors named therein, which we refer to as the Indenture, or (b) the date the Company delivers a Conversion Event Notice in accordance with the terms of the Indenture. If the Performance Goal is not achieved prior to the Maturity Date (as defined in the Indenture), each IRSU will expire without any payment being made with respect thereto. Unearned IRSUs will be forfeited in the event of a successful completion of our Exchange Offer for the 9.5% Convertible Secured Notes recently launched with the filing of a Form S-4 Registration Statement with the Securities and Exchange Commission on February 6, 2013. The aggregate grant date fair value of $46,750 for Mr. Rossi's 2012 stock awards is based on (i) the closing price of $5.00 per share for our common stock on June 30, 2012 (since the July 1, 2012 grant date was not a trading day), with respect to the RSU awards, and (ii) the determination that the grant date fair value with respect to the IRSUs was $0 due to the probability of the IRSUs becoming issued shares.

3.
As of December 31, 2012, Mr. Rossi was the only nonemployee director who held any outstanding, unvested stock awards. Because the RSUs awarded to him in 2012 vested in full on October 1, 2012, the only outstanding unvested stock awards held by Mr. Rossi as of December 31, 2012 were 9,350 IRSUs. None of the nonemployee directors held any outstanding, unexercised stock options as of December 31, 2012.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee, Messrs. Cellar, Lundin, Sutherland and Rossi are “independent directors” in accordance with the applicable Nasdaq listing standards.  No member of the Compensation Committee was, during the year ended December 31, 2012, an officer or employee of U.S. Concrete or any of its subsidiaries. During the year ended December 31, 2012, no member of the Compensation Committee had any material interest in a transaction involving the Company (except for the director compensation arrangements described below) or a material business relationship with, or any indebtedness to, the Company. No interlocking relationship existed during the year ended December 31, 2012 between any member of the Board of Directors or the Compensation Committee and an executive officer of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDERS MATTERS

The following table shows the beneficial ownership of our common stock as of March 18, 2013 (except as set forth in the footnotes below) by each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, each of our current directors, our current named executive officers and all our current directors and current executive officers as a group. Unless otherwise indicated in the footnotes below, each individual named has sole voting and dispositive power with respect to the shares shown, and the address of all those persons is c/o U.S. Concrete, Inc., 310 North Main Street, Euless, Texas 76039.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent

Whippoorwill Associates, Inc. (1)	4,776,341	30.8%
JP Morgan Chase & Co. (2)	1,481,635	11.1%
MacKay Shields LLC (3)	1,430,979	10.7%
Monarch Alternative Capital LP (4)	1,404,792	9.9%
New Generation Advisors, Inc.(5)	960,214	7.1%
William J. Sandbrook (6)	771,803	5.8%
Kurt M. Cellar (7)	56,439	*
Jeff L. Davis (8)	37,481	*
Robert M. Rayner	31,533	*
Wallace H. Johnson (9)	31,507	*
William M. Brown (10)	28,041	*
Gary J. Konnie (11)	26,121	*
Eugene I. Davis	22,439	*
Michael D. Lundin	22,439	*
Colin M. Sutherland	22,439	*
Niel L. Poulsen (12)	15,000	*
Theodore P. Rossi	9,350	*
Kent D. Cauley (13)	6,635	*
James C. Lewis	—	*
All directors and Named Executive Officers as a group (14 persons) (14)	1,081,227	8.1%

*   Less than 1%.

1.
Number of shares owned is based solely on a Schedule 13D/A filed with the SEC jointly by Whippoorwill Associates, Inc. (“Whippoorwill”), Shelley F. Greenhaus and Steven K. Gendal on December 26, 2012, reporting ownership as of December 20, 2012. Mr. Greenhaus is the President and a Principal of Whippoorwill, and Mr. Gendal is a Principal of Whippoorwill. The address for Whippoorwill and Messrs. Greenhaus and Gendal is 11 Martine Avenue, White Plains, NY 10606. The Schedule 13D/A reports beneficial ownership, shared dispositive power and shared voting power for 4,776,341 shares of common stock, 2,612,817 of which were held as common shares and 2,163,524 of which would be issuable upon conversion of the Company's 9.5% convertible secured notes (the “Notes”) that may be deemed to be beneficially owned by Whippoorwill. We have not made any independent determination as to the beneficial ownership of those stockholders, including the applicability of the conversion cap set forth in the indenture governing the Notes that prohibits the conversion of the Notes if after such conversion the holder of the Notes and its affiliates would beneficially own more than 9.9% of the outstanding common stock (the “Conversion Cap”), and are not restricted in any determination we make by reason of inclusion of those stockholders or their shares in this table.

2.
Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on December 31, 2012, reporting ownership as of December 31, 2012. This stockholder's address is 270 Park Avenue, New York, NY 10017. The Schedule 13G/A reports beneficial ownership and sole voting power of 1,458,310 shares of common stock and sole dispositive power for 1,481,635 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

3.
Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on December 31, 2012, reporting ownership as of December 31, 2012. This stockholder's address is 9 West 57th Street, New York, NY 10019. The Schedule 13G/A reports beneficial ownership, sole dispositive power and sole voting power for 1,430,979 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

4.
Number of shares owned is based solely on a Schedule 13G filed with the SEC jointly by Monarch Debt Recovery Master Fund Ltd. (“MDRF”), Monarch Alternative Capital LP (“MAC”), MDRA GP LP (“MDRA GP”) and Monarch GP LLC (“Monarch GP”) on January 22, 2013, reporting ownership based on USCR outstanding share amount as reported on November 9, 2012. MAC serves as advisor to a variety of funds, including MDRF, MDRA GP is the general partner of MAC and Monarch GP is the general partner of MDRA GP. The stockholders' address is c/o Monarch Alternative Capital LP, 535 Madison Avenue, New York, NY 10022. The Schedule 13G reports beneficial ownership, shared dispositive power and shared voting power for 718,545 shares of common stock for MDRF, and 1,404,792 shares of common stock for MAC, MDRA GP and Monarch GP. The 1,404,792 shares include 817,705 shares issuable upon conversion of the Notes, and the application of the Conversion Cap. We have not made any independent determination as to the beneficial ownership of those stockholders and are not restricted in any determination we make by reason of inclusion of those stockholders or their shares in this table.

5.
Number of shares owned is based solely on a Schedule 13G filed with the SEC on February 8, 2012 reporting ownership as of December 31, 2011. This stockholder's address is 49 Union Street, Manchester, MA 01944. The Schedule 13F reports beneficial ownership and shared voting power of 960,214 shares of common stock and shared dispositive power for 960,214 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

6.	Includes 134,303 shares held directly; 637,500 shares of restricted stock which are subject to time-and-performance-based vesting restrictions and have voting rights.

7.	Includes 4,000 shares deemed beneficially owned as co-trustee of the Margaret Cellar 2010 Trust.

8.
Includes 9,067 shares held directly; 12,000 shares of restricted stock which are subject to time-and-performance-based vesting restrictions and have voting rights, 10,966 shares of our common stock issuable upon the exercise of options that have vested or will vest within sixty days of March 18, 2013; and 5,448 shares of our common stock issuable upon the exercise of warrants that have vested or will vest within sixty days of March 18, 2013.

9.
Includes 8,475 shares held directly; 8,000 shares of restricted stock which are subject to time-and-performance-based vesting restrictions and have voting rights, 9,160 shares of our common stock issuable upon the exercise of options that have vested or will vest within sixty days of March 18, 2013; and 5,872 shares of our common stock issuable upon the exercise of warrants that have vested or will vest within sixty days of March 18, 2013.

10.	Includes 4,041 shares of restricted stock held directly and 24,000 which are subject to time-and-performance-based vesting restrictions and have voting rights.

11.
Includes 8,767 shares held directly; 10,080 shares of our common stock issuable upon the exercise of options that have vested or will vest within sixty days of March 18, 2013; and 7,274 shares of our common stock issuable upon the exercise of warrants that have vested or will vest within sixty days of March 18, 2013.

12.	Includes 3,000 shares held directly; 12,000 shares of restricted stock which are subject to time-and-performance-based vesting restrictions and have voting rights.

13.
Includes 2,417 shares held directly; 2,814 shares of our common stock issuable upon the exercise of options that have vested or will vest within sixty days of March 18, 2013; and 1,404 shares of our common stock issuable upon the exercise of warrants that have vested or will vest within sixty days of March 18, 2013.

14.
Includes 1,028,209 shares held directly; 33,020 shares of our common stock issuable upon exercise of options that have vested or will vest within sixty days of March 18, 2013; and 19,998 of our common issuable upon the exercise of warrants that have vested or will vest within sixty days of March 18, 2013 of current directors and current executive officers as a group.

The number of shares and percentage of ownership for each person listed and for the directors and executive officers as a group assumes that shares of common stock those persons may acquire within 60 days after March 18, 2013 are outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Ethics and Business Conduct, all employees (including our NEOs) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of the Company, are required to disclose such matters to our Chief Executive Officer or General Counsel prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work-place.

Our Board of Directors has adopted a written policy for the review, approval and ratification of transactions with related persons. The policy covers related party transactions between us and any of our executive officers and directors or their respective affiliates, director nominees, 5% security holders or family members of any of the foregoing. Related party transactions covered by this policy are reviewed by our Board of Directors to determine whether the transaction is in our best interests and the best interests of our stockholders. As a result, approval of related-party business will be denied if we believe that an employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work.  Our Board members are also responsible for complying with our Code of Ethics and Business Conduct, which is in writing and is available on our Web site at www.us-concrete.com under Investor Relations – Corporate Governance. You may also obtain a written copy by making a request to our Corporate Secretary by mail at U.S. Concrete, Inc., 331 North Main Street, Euless, Texas 76039 or by phone by calling (817) 835-4100.

Described below are transactions or agreements related to our securities and/or that we have entered into with parties that are related to us.

Warrants

On August 31, 2010, we issued warrants to acquire Common Stock, or the New Warrants, in two tranches: Class A Warrants and Class B Warrants. The New Warrants were issued to holders of our common stock that was canceled as a result of our Plan of Reorganization, or the Old Common Stock, pro rata based on a holder’s stock ownership as of the effective date of our Plan of Reorganization.

In connection with the issuance of the Class A Warrants, we entered into a Class A Warrant Agreement, or the Class A Warrant Agreement with American Stock Transfer & Trust Company, LLC, or AST, as warrant agent. Subject to the terms of the Class A Warrant Agreement, holders of Class A Warrants are entitled to purchase shares of Common Stock at an exercise price of $22.69 per share. In connection with the issuance of the Class B Warrants, the Company entered into a Class B Warrant Agreement, or Class B Warrant Agreement, and, together with the Class A Warrant Agreement, or the Warrant Agreements, with AST, as warrant agent. Subject to the terms of the Class B Warrant Agreement, holders of Class B Warrants are entitled to purchase shares of Common Stock at an exercise price of $26.68 per share. Subject to the terms of the Warrant Agreements, both classes of New Warrants will have a seven-year term and will expire on the seventh anniversary of the Effective Date. The New Warrants may be exercised for cash or on a net issuance basis.

If, at any time before the expiration date of the New Warrants, we pay or declare a dividend or make a distribution on the Common Stock payable in shares of our capital stock, or make subdivisions or combinations of our outstanding shares of Common Stock into a greater or lesser number of shares or issue any shares of our capital stock by reclassification of Common Stock, then the exercise price and number of shares issuable upon exercise of the New Warrants will be adjusted so that the holders of the New Warrants will be entitled to receive the aggregate number and kind of shares that they would have received as a result of the event if their New Warrants had been exercised immediately before the event. In addition, if we distribute to holders of the Common Stock an Extraordinary Distribution (defined in each Warrant Agreement to include assets, securities or warrants to purchase securities), then the exercise price of the New Warrants will be decreased by the amount of cash and/or the fair market value of any securities or assets paid or distributed on each share of Common Stock; however, no adjustment to the exercise price will be made if, at the time of an Extraordinary Distribution, we make the same distribution to holders of New Warrants as we make to holders of Common Stock pro rata based on the number of shares of Common Stock for which the New Warrants are exercisable.

Registration Rights Agreement

In connection with the issuance of the Old Convertible Notes, we entered into a registration rights agreement, dated August 31, 2010 (the "Registration Rights Agreement"), under which we agreed, pursuant to the terms and conditions set forth therein, to register the Old Convertible Notes and the Common Stock into which the Old Convertible Notes convert. Under the Registration Rights Agreement, we were required to use commercially reasonable efforts to file a registration statement covering the resale by the Electing Holders (as defined in the Registration Rights Agreement) of convertible notes that are Registrable Securities (as defined in the Registration Rights Agreement) by the first business day following the date that was 366 days following the Effective Date. The Electing Holders include (1) affiliates of Whippoorwill Associates, Inc., and (2) affiliates of Monarch Alternative Capital LP, each of which is also a beneficial holder of more than five percent (5%) of our outstanding common stock, and may include other holders of more than five percent (5%) of our outstanding common stock. We were also required to file a registration statement covering the resale of shares of Common Stock that constitute Registrable Securities by the Electing Holders, on a delayed or continuous basis, within 180 days of the date on which the convertible notes were initially issued. We have filed a registration statement covering the resale of shares of Common Stock that constitute registrable securities for the Electing Holders as described above, and it was declared effective by the SEC on April 8, 2011. We also filed a registration statement covering the resale of the convertible notes that constitute registrable securities for the Electing Holders as described above, and it was declared effective by the SEC on October 26, 2011.

DESCRIPTION OF CAPITAL STOCK
On August 31, 2010 (the “Bankruptcy Date”), we and certain of our subsidiaries (collectively, the “Debtors”) consummated the transactions contemplated by the Debtors’ Plan (the "Plan"), pursuant to Chapter 11 of Title 11 of the United States Code, dated July 27, 2010, as confirmed by the Confirmation Order of the Bankruptcy Court entered on July 29, 2010, and emerged from Chapter 11 in accordance with the Plan.
On the Bankruptcy Date, the Old Common Stock was canceled pursuant to the Plan. On the Bankruptcy Date, the Company issued an aggregate of approximately 11.9 million shares of Common Stock, pursuant to the Plan. In connection with the Plan, the Company adopted an Amended and Restated Certificate of Incorporation (the “Certificate”) and the Third Amended and Restated By-Laws (the “By-laws”), effective as of the Bankruptcy Date.
Set forth below is a description of the Common Stock and other relevant provisions of the Certificate and By-laws. This description of our capital stock is only a summary and is qualified by applicable law and by the provisions of our Certificate and By-laws, copies of which are available as set forth under “Where You Can Find More Information.”
Common Stock
The Certificate authorizes the issuance of 100,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). All of the Common Stock issued under the Plan is fully paid and non-assessable.
Each share of Common Stock (1) has one vote on all matters voted upon by the stockholders of the Company; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, are not entitled to vote on any amendment to the Certificate (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate (including any certificate of designations relating to any series of Preferred Stock), (2) affords no cumulative voting or preemptive rights and (3) is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund.
Holders of Common Stock are entitled to dividends in such amounts and at such times as our Board in its discretion may declare out of funds legally available therefor, subject to the preferences that may apply to any shares of preferred stock outstanding at the time.
Preferred Stock
Pursuant to the Certificate, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by the Board. The Board, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the Common Stock at a premium or otherwise affect the market price of the Common Stock.
Anti-takeover Effects of the Certificate and the Bylaws
Some provisions of the Certificate and the Bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
These provisions include:
Board vacancies
The Certificate authorizes the Board to fill vacant directorships or increase the size of the Board, which may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by this removal with its own nominees.
Cumulative voting
The Certificate does not grant our stockholders the right to cumulative voting in the election of directors. As a result, stockholders may not aggregate their votes for a single director.
Special meeting of stockholders
The Certificate provides that special meetings of our stockholders may be only be called by the Chairman of the Board or by the Board pursuant to a resolution a majority of the Board approves by an affirmative vote.

Authorized but unissued shares
Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of the Common Stock by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of Delaware General Corporation Law
As of the Bankruptcy Date, we were not subject to Section 203 of the Delaware General Corporation Law (as amended, the “DGCL”) because we did not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we had not elected by a provision in our original Certificate or any amendment thereto to be governed by Section 203 of the DGCL. Upon the listing of our Common Stock on the Nasdaq on February 1, 2011, we became subject to Section 203 of the DGCL, except that the restrictions contained in Section 203 of the DGCL do not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that our Common Stock was listed on the Nasdaq.
Transfer Agent
American Stock Transfer & Trust Company, LLC is the transfer agent for the Common Stock.
Indemnification of Directors and Officers
The Bylaws provide that each person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, is indemnified and held harmless, to the fullest extent permitted by applicable law, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.
The rights conferred in the Bylaws includes the right to have the Company pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined that such indemnitee is not entitled to be indemnified under the Bylaws or otherwise.
The Certificate provides that no director of the Company shall be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, subject to certain exceptions.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Facility

On August 31, 2012, we and certain of our subsidiaries party thereto as “Borrowers” and certain of our subsidiaries party thereto as “Guarantors” entered into a Loan and Security Agreement with Bank of America, N.A. as Agent and Sole Lead Arranger and certain financial institutions party thereto as “Lenders.” The key terms of the Revolving Facility are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the Revolving Facility, a copy of which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part and which is available upon request as described under the caption “Where You Can Find More Information.”

The Revolving Facility provides for a revolving credit facility with $80.0 million of Lender commitments. The Company’s actual maximum credit availability under the Revolving Facility varies from time to time and is determined by calculating a borrowing base, which is based on the value of the eligible accounts receivable, inventory and vehicles of the Company and the other co-borrowers, minus reserves imposed by the Lenders and other adjustments, all as specified in the Revolving Facility. The Revolving Facility also contains a provision for up to $8.0 million of overadvances and involuntary protective advances by Lenders. The Revolving Facility provides for swingline loans, up to a $10.0 million sublimit, and letters of credit, up to a $30.0 million sublimit. The Revolving Facility also includes an uncommitted accordion feature of up to $45.0 million in the aggregate allowing for future incremental borrowings, subject to certain conditions. As of December 31, 2012, the Company had $13.3 million in borrowings outstanding under the revolving credit facility and $12.2 million of undrawn standby letters of credit under the Revolving Facility. Proceeds from advances under the Revolving Facility may also be used to finance working capital, permitted acquisitions, and for other lawful corporate purposes.

Following the closing of the exchange offer and the consummation of the Amendments, we will seek to exercise the accordion feature of the Revolving Facility to increase the commitments under the Revolving Facility. We anticipate that the lenders under the Revolving Facility will increase their commitments from $80.0 million to an amount not to exceed $102.5 million, and may increase the provision for overadvances and involuntary protective advances. After giving effect to the Amendments, the ABL Cap Amount will be $102.5 million (plus an additional $10.25 million that may be used solely in a limited circumstance and may not be used for overadvances or involuntary protective advances).

The loans under the Revolving Facility are scheduled to mature on July 1, 2015. The Revolving Facility is secured by liens on substantially all assets owned by the Company and its subsidiaries. Some of the liens securing the Revolving Facility are first-priority liens, including those on inventory (including as-extracted collateral), accounts, certain specified mixer trucks, chattel paper, general intangibles (other than collateral that will secure the New Senior Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions, and others are second-priority liens on assets owned by the Company and its subsidiaries currently securing the Old Convertible Notes on a first-priority basis, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens and certain exceptions.

Interest Rates and Fees

Advances under the Revolving Facility are in the form of either base rate loans or “LIBOR Loans” denominated in U.S. dollars. The interest rate for base rate loans denominated in U.S. dollars fluctuates and is equal to the greatest of (a) Bank of America’s prime rate; (b) the Federal funds rate, plus 0.50%; and (c) the rate per annum for a 30-day interest period equal to the British Bankers Association LIBOR Rate, as published by Reuters at approximately 11:00 a.m. (London time) two business days prior (“LIBOR”), plus 1.0%; in each case plus 1.50%. The interest rate for LIBOR Loans denominated in U.S. dollars is equal to the LIBOR rate per annum for the applicable interest period plus 2.75%. Among other fees, we pay a commitment fee of 0.375% per annum (due monthly) on the aggregate unused revolving commitments under the Revolving Facility. We also pay fees with respect to any letters of credit issued under the Revolving Facility.

Covenants and Events of Acceleration

The Revolving Facility contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on our ability, and in certain instances, our subsidiaries’ ability, to consolidate or merge; substantially change the nature of its business; sell, lease or otherwise transfer any of its assets; create or incur indebtedness; create liens; pay dividends; and make investments or acquisitions. The negative covenants are subject to certain exceptions as specified in the Revolving Facility. The Revolving Facility also requires us, upon the occurrence of certain events, to maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for each period of twelve calendar months, as determined in accordance with the Revolving Facility.

The Revolving Facility also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control of the Company, material money judgments and failure to maintain subsidiary guarantees.

The Old Convertible Notes

On August 31, 2010, the Company issued $55.0 million aggregate principal amount of the Old Convertible Notes pursuant to a subscription offering contemplated by that certain Joint Plan of Reorganization, pursuant to Chapter 11 of the Bankruptcy Code, which was originally filed with the Bankruptcy Court on the Petition Date and supplemented by the Supplement to that certain Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code filed with the Bankruptcy Court on July 19, 2010 and July 22, 2010, and amended on July 27, 2010, relating to the Company and certain of its subsidiaries. The Old Convertible Notes are governed by the Old Convertible Note Indenture. A more detailed description of the Old Convertible Notes prior to giving effect to the Amendments can be found under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Convertible Secured Notes due 2015."
If the Amendments are approved and effected, they will be binding on all holders of Old Convertible Notes, including those who do not give their consent to the Amendments and do not tender their Old Convertible Notes in the exchange offer, and therefore hold Amended Convertible Notes. If for any reason the exchange offer with respect to the Old Convertible Notes is not completed, the Amendments will not become effective and the Old Convertible Notes and related guarantees will continue to be subject to the same terms and conditions, and be secured by the same collateral, as before the exchange offer was made. A more detailed description of the Amendments and of the Amended Convertible Notes can be found under the captions "The Exchange Offer and Consent Solicitation—Amendments" and "Description of the Old Convertible Notes, as amended by the Amendments," respectively.

Intercreditor Agreement

On August 31, 2010, we and certain of our subsidiaries party thereto as guarantors entered into the Intercreditor Agreement dated as of August 31, 2010 among JPMorgan Chase Bank, N.A., as predecessor in interest to Bank of America, N.A., U.S. Bank National Association as trustee and as noteholder collateral agent, the Company and each guarantor (as it may be amended, amended and restated, modified, supplemented, extended, renewed or replaced from time to time the "Intercreditor Agreement"). The Intercreditor Agreement sets forth the terms of the relationship between the Lenders under the Revolving Facility and the holders of the Old Convertible Notes, as described in more detail in the section titled “Description of the Notes.”

In addition, the Amendments, if and when given effect, will include amendments to the Intercreditor Agreement to increase the “ABL Cap Amount” (as defined therein) from $80.0 million to $102.5 million (plus an additional $10.25 million that may be used solely in a limited circumstance), to reflect the release of collateral securing the Old Convertible Notes, and to provide for the liens that formerly secured the Old Convertible Notes to instead secure the New Senior Notes.

DESCRIPTION OF THE NOTES

U.S. Concrete, Inc. (the “Issuer”) will issue up to $69,300,000 aggregate principal amount of 9.5% Senior Secured Notes due 2015 (the “Senior Notes”) under an indenture (the “Indenture”) among itself, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”) and as noteholder collateral agent (together with any successor thereto in such capacity, the “Noteholder Collateral Agent”). The terms of the Senior Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).
The following description is a summary of the material provisions of the Senior Notes, the Indenture, the Intercreditor Agreement and the Security Documents and does not purport to be complete. This summary is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Senior Notes, the Indenture, the Intercreditor Agreement and the Security Documents, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Senior Notes. You may request a copy of the Senior Notes, the Indenture, the Intercreditor Agreement and the Security Documents from us as described under “Where You Can Find More Information.”
For purposes of this description, references to the “Issuer,” “we,” “our” and “us” refer only to U.S. Concrete, Inc., a Delaware corporation, and not to its subsidiaries. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”
General
The Notes
The Senior Notes will:

•	be the Issuer’s senior secured obligations;

•	rank senior in right of payment to any of the Issuer’s Subordinated Indebtedness;

•	rank equally in right of payment with all of the Issuer’s existing and future senior Indebtedness;

•	be effectively subordinated to all of the Issuer’s obligations under the ABL Facility, to the extent of the value of Collateral securing those obligations on a first-priority basis;

•	be effectively senior to all of the Issuer’s obligations under the ABL Facility, to the extent of the value of Collateral securing the Senior Notes on a first-priority basis;

•
be effectively senior to all of the Issuer’s existing and future unsecured obligations, to the extent of the value of the Collateral securing the Senior Notes on a first-priority basis and to the extent of the value of the Collateral securing the Senior Notes on a second-priority basis after payment in full of the ABL Facility obligations that are secured by that Collateral on a first-priority basis; and

•	be structurally subordinated to Indebtedness and other liabilities of any of the Issuer’s future non-guarantor subsidiaries.
The Note Guarantees
The Senior Notes will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest when and as the same shall become due and payable by each of our existing and future direct or indirect domestic Restricted Subsidiaries. On the Issue Date, all of the Issuer’s Subsidiaries will be domestic Restricted Subsidiaries, and none will be Unrestricted Subsidiaries. Under the circumstances described below under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Issuer is permitted to designate certain of its Restricted Subsidiaries as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture. The Unrestricted Subsidiaries will not guarantee the Senior Notes.

The Note Guarantees will:

•	be the Guarantors’ senior secured obligations;

•	rank senior in right of payment to any of the Guarantors’ Subordinated Indebtedness;

•	rank equally in right of payment with all of the Guarantors’ existing and future senior Indebtedness;

•	be effectively subordinated to all of the Guarantors’ obligations under the ABL Facility, to the extent of the value of Collateral securing those obligations on a first-priority basis;

•	be effectively senior to all of the Guarantors’ obligations under the ABL Facility, to the extent of the value of Collateral securing the Note Guarantees on a first-priority basis;

•
be effectively senior to all of the Guarantors’ existing and future unsecured obligations, to the extent of the value of the Collateral securing the Note Guarantees on a first-priority basis and to the extent of the value of the Collateral securing the Note Guarantees on a second-priority basis after payment in full of the ABL Facility obligations that are secured by that Collateral on a first-priority basis; and

•	be structurally subordinated to Indebtedness and other liabilities of any of the Issuer’s future non-guarantor subsidiaries.
Release of a Guarantor
A Guarantor will be released from its obligations under its Note Guarantee and its obligations under the Indenture:

(i)
in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise; provided, that the Net Available Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including “—Certain Covenants—Limitations on Asset Sales;”

(ii)
in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate the covenant described in “—Certain Covenants—Limitations on Asset Sales” and the Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition;

(iii)
if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(iv)
if the Issuer exercises its legal defeasance option or its covenant defeasance option pursuant to “—Legal Defeasance and Covenant Defeasance” or if the Issuer’s obligations under the Indenture are discharged in accordance “—Discharge of Indenture.”

Payment on the Senior Notes; Paying Agent and Registrar; Transfer and Exchange
The Issuer will pay the principal of (and premium, if any) and interest on the Senior Notes in the manner described below. An installment of principal of, or interest on, the Senior Notes will be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment.
The Issuer will maintain or cause to be maintained an office or agency in the Borough of Manhattan, The City of New York, where (a) Senior Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Senior Notes may, subject to the terms of the Senior Notes, be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuer in respect of the Senior Notes and the Indenture may be served. The Issuer may act as Registrar or Paying Agent, except that for the purposes of “—Legal Defeasance and Covenant Defeasance” and “—Discharge of Indenture,” neither the Issuer nor any Affiliate of the Issuer may act as Paying Agent. The Registrar will keep a register of the Senior Notes and of their transfer and exchange and the entries in such register will be conclusive as to the ownership of each of the Senior Notes, absent manifest error. The Issuer, upon notice to the Trustee, may have one or more co-registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The

Issuer will initially appoint the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed. The Issuer may change any Paying Agent or Registrar without notice to any Holder.
A Holder may transfer or exchange Senior Notes at the office of the Registrar in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed for any registration of transfer or exchange of Senior Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
Without the prior written consent of the Issuer, the Registrar will not be required to register the transfer of or exchange of any Senior Note (i) during a period beginning at the opening of business 15 days before the sending of a notice of redemption of Senior Notes and ending at the Close of Business on the day of such sending, (ii) selected for redemption in whole or in part pursuant to the optional redemption provisions of the Indenture, except the unredeemed portion of any Senior Note being redeemed in part, and (iii) beginning at the opening of business on any Record Date and ending at the Close of Business on the related Interest Payment Date.
Any Holder of a beneficial interest in a global note, by acceptance of such beneficial interest, agrees that transfers of beneficial interests in such global note may be effected only through a book-entry system maintained by the Holder of such global note (or its agent) in accordance with the applicable legends thereon, and that ownership of a beneficial interest in such global note shall be required to be reflected in a book-entry system.
The registered Holder of a Senior Note may be treated as the owner of it for all purposes.
Maturity; Interest
The Senior Notes will mature on October 1, 2015.
The Senior Notes will bear interest at rate of 9.5% per annum from the Issue Date until maturity. The Issuer will pay interest semi-annually on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing October 1, 2013. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the rate equal to 2% per annum in excess of the then applicable rate on the Senior Notes; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest on the Senior Notes is computed on the basis of a 360-day year of twelve 30-day months.
The Issuer will pay interest on the Senior Notes to the Persons who are registered Holders of Senior Notes at the Close of Business on the March 15 or September 15 next preceding the Interest Payment Date (each a “Record Date”), even if such Senior Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in the Indenture with respect to defaulted interest. The Issuer will pay principal, premium, if any, and interest on the Senior Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided, that for Holders that have given wire transfer instructions to the Issuer at least three Business Days prior to the applicable payment date, the Issuer will make all payments of principal, premium and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.
Security
The Senior Notes and the Note Guarantees will be secured by first-priority liens on certain of the property and assets directly owned by the Issuer and each of the Guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the Bank Collateral Agent) and certain exceptions (as described in the Security Documents). Obligations under the ABL Facility and those in respect of hedging and cash management obligations owed to the lenders (and their affiliates) party to the ABL Facility are secured by a second-priority lien on such collateral.
The Senior Notes and the Note Guarantees will also be secured by a second-priority lien on the assets of the Issuer and the Guarantors securing the ABL Obligations (as defined below) on a first-priority basis, including inventory (including as-extracted collateral), accounts, certain specified mixer trucks, chattel paper, general intangibles (other than collateral that will secure the Senior

Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions, as described in the Security Documents.
A material portion of the collateral that will secure the Senior Notes will secure the ABL Obligations on a first-priority basis and will secure the Senior Notes on a second-priority basis. The remaining collateral that will secure the Senior Notes (on a first-priority basis) will secure ABL Obligations on a second-priority basis. See “Risk Factors—Risks Related to the New Senior Notes—There may not be sufficient collateral to pay all or any of the New Senior Notes.”
Intercreditor Agreement
On August 31, 2010, the Issuer and the Guarantors entered into the Intercreditor Agreement. The Intercreditor Agreement currently sets forth the terms of the relationship between the holders of the ABL Obligations and the holders of the Convertible Notes. In connection with this offering, the Intercreditor Agreement will be amended (the “Intercreditor Agreement Amendment”) to, among other things, replace all references to the Convertible Notes with references to the Senior Notes. The Intercreditor Agreement Amendment is described below under the caption “—First Amendment to Intercreditor Agreement”. The following paragraphs are a summary of the material provisions of the Intercreditor Agreement, as currently in effect and as it will be amended by the Intercreditor Agreement Amendment in connection with this offering. Unless otherwise provided below, all provisions of the amended Intercreditor Agreement that will apply to the Senior Notes are substantially similar to the provisions of the Intercreditor Agreement as currently in effect that apply to the Convertible Notes. Where appropriate in the context, for purposes of the following description of the Intercreditor Agreement, the term “Intercreditor Agreement” means the Intercreditor Agreement as in effect prior to the effectiveness of the Intercreditor Agreement Amendment.
Restrictions on Claims Subject to Priority Treatment
The Intercreditor Agreement, as amended by the Intercreditor Agreement Amendment, will provide that the holders of the ABL Obligations will be entitled to a first-priority lien (subject to certain exceptions) on the ABL Collateral to secure (a) up to the ABL Cap Amount of the principal amount of revolving loans and letters of credit, less the amount of certain permanent commitment reductions under the ABL Facility as a result of the prepayment of such obligations with the net proceeds from any asset dispositions (for the avoidance of doubt, other than as a result of any replacement, refunding or refinancing of an ABL Obligation (as defined below)), plus (b) interest, indemnities, fees, expenses and other obligations incurred under the ABL Facility and the documents, agreements and instruments governing the ABL Facility (collectively, the “ABL Documents”), plus (c) cash management obligations and obligations in respect of hedging arrangements owed to a lender under the ABL Facility or any affiliate of a lender (collectively, the “ABL Obligations”). The “ABL Cap Amount” is currently $80,000,000, and will be increased by the Intercreditor Agreement Amendment to $102.5 million (plus an additional $10.25 million that may be utilized solely for any future “ABL DIP Financing” as such term is defined in the Intercreditor Agreement). The holders of Senior Notes will be entitled to a first-priority lien (subject to certain exceptions) on the Senior Notes Collateral to secure the principal, interest, indemnities, fees, expenses and other obligations incurred by the Issuer and its subsidiaries under the Senior Note Documents (collectively, the “Senior Notes Obligations”). The holders of the ABL Obligations will also be entitled to a second-priority lien (subject to certain exceptions) on the Senior Notes Collateral to secure the ABL Obligations. The holders of the Senior Notes Obligations will also be entitled to a second-priority lien (subject to certain exceptions) on the ABL Collateral to secure the Senior Notes Obligations.
Restrictions on Enforcement of Liens
The Intercreditor Agreement will provide that so long as the ABL Obligations or Senior Notes Obligations, as applicable, remain outstanding, whether or not any insolvency or liquidation proceeding has been commenced by or against the Issuer or any other Guarantor, the Noteholder Collateral Agent, the holders of the Senior Notes, the Bank Collateral Agent and holders of ABL Obligations will not, as applicable, exercise or seek to exercise any rights or remedies (including setoff) with respect to any Collateral in respect of which such Person does not have a first-priority lien.
The Intercreditor Agreement will provide that the Bank Collateral Agent (on behalf of the holders of the ABL Obligations) or Noteholder Collateral Agent (on behalf of the holders of the Senior Notes Obligations), as applicable, shall have the exclusive right, to enforce rights, exercise remedies (including setoff) and make determinations regarding the release and disposition with respect to the Collateral in which the Bank Collateral Agent or the Noteholder Collateral Agent, as applicable, has a first priority secured lien, without any consultation with or the consent of such other Person, subject to limitations and exceptions set forth in the Intercreditor Agreement.
The Intercreditor Agreement will provide that, until the repayment in full and termination of the ABL Obligations has occurred, the Noteholder Collateral Agent and the holders of the Senior Notes Obligations shall not take or cause to be taken any action that would hinder, delay, limit or prohibit any exercise of remedies under the ABL Facility or other ABL Documents with respect to the

ABL Collateral, including any foreclosure, sale, lease, exchange, transfer or other disposition of the ABL Collateral, whether by foreclosure or otherwise, or that would challenge or contest such lien or that would subordinate the priority of the liens securing the ABL Obligations in respect of the ABL Collateral to the liens securing the Senior Notes Obligations or make the liens on the ABL Collateral securing the Senior Notes Obligations equal ranking to the liens securing the ABL Obligations therein.
The Intercreditor Agreement will provide that, until the repayment in full and termination of the Senior Notes Obligations has occurred, the Bank Collateral Agent and the holders of the ABL Obligations shall not take or cause to be taken any action that would hinder, delay, limit or prohibit any exercise of remedies under the Senior Notes or Security Documents with respect to the Senior Notes Collateral, including any foreclosure, sale, lease, exchange, transfer or other disposition of the Senior Notes Collateral, whether by foreclosure or otherwise, or that would challenge or contest such lien or that would subordinate the priority of the liens securing the Senior Notes Obligations in respect of the Senior Notes Collateral to the liens securing the ABL Obligations or make the liens on the Senior Notes Collateral securing the ABL Obligations equal ranking to the liens securing the Senior Notes Obligations therein; provided, that the Intercreditor Agreement provides the Bank Collateral Agent the right of access to the Senior Notes Collateral to process and prepare the ABL Collateral for sale and to sell or remove the ABL Collateral for a period of 120 days from the earlier of (i) the Bank Collateral Agent giving written notice to the Noteholder Collateral Agent of its election to request access to any parcel or item of Senior Notes Collateral and (ii) the Bank Collateral Agent receiving written notice from the Noteholder Collateral Agent that the Noteholder Collateral Agent has acquired control or possession of relevant Senior Notes Collateral or has, through the exercise of remedies or otherwise, sold such Senior Notes Collateral to any third party purchaser.
Insolvency or Liquidation Proceedings
Until the repayment in full and termination of the ABL Obligations has occurred, if the Issuer or any Guarantor is subject to any insolvency or liquidation proceeding and the Bank Collateral Agent (acting at the direction of the requisite holders of ABL Obligations) desires to consent (or not object) to:

(1)	the use of cash collateral constituting ABL Collateral; or

(2)
the provision of financing to the Issuer or any Guarantor, whether from the holders of ABL Obligations or any other third party under applicable Bankruptcy Law secured by the ABL Collateral (each, a “Post-Petition ABL Financing”);

then the Noteholder Collateral Agent will agree, on behalf of itself and the other holders of Senior Notes Obligations, that each holder of Senior Notes Obligations:

a)
will, subject to certain limitations and conditions set forth in the Intercreditor Agreement, be deemed to have consented to, and will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such Post-Petition ABL Financing on the grounds of a failure to provide “adequate protection” for the Noteholder Collateral Agent’s Lien on the Senior Notes Collateral to secure the Senior Notes Obligations or on any other grounds (and will not request any adequate protection solely as a result of such Post-Petition ABL Financing except as permitted in the Intercreditor Agreement); and

b)
to the extent the Liens on the ABL Collateral securing the ABL Obligations are subordinated to or on parity with the Liens securing such Post-Petition ABL Financing, and subject to the other limitations and exceptions set forth in the Intercreditor Agreement, will subordinate (and will be deemed under the Intercreditor Agreement to have subordinated) the Liens securing the Senior Notes Obligations on any such ABL Collateral to (i) the Liens securing such Post-Petition ABL Financing (and, if applicable, such subordination shall be on the same terms as the Liens securing the ABL Obligations are subordinated thereto), (ii) any adequate protection provided to the Bank Collateral Agent or the holders of ABL Obligations and (iii) any “carve-out” for professional and customary fees and expenses agreed to by the Bank Collateral Agent or the holders of ABL Obligations and approved by the relevant bankruptcy court.

Until the repayment in full and termination of the Senior Notes Obligations has occurred, if the Issuer or any Guarantor is subject to any insolvency or liquidation proceeding and the Noteholder Collateral Agent (acting at the direction of the requisite holders of Senior Notes Obligations) desires to consent (or not object) to:

(1)	the use of cash collateral constituting Senior Notes Collateral; or

(2)
the provision of financing to the Issuer or any Guarantor, whether from the holders of Notes Obligations or any other third party under applicable Bankruptcy Law secured by the Senior Notes Collateral (each, a “Post-Petition Senior Notes Financing”);

then the Bank Collateral Agent will agree, on behalf of itself and the other holders of ABL Obligations, that each holder of ABL Obligations:

a)
will, subject to certain limitations and conditions set forth in the Intercreditor Agreement, be deemed to have consented to, and will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such Post-Petition Senior Notes Financing on the grounds of a failure to provide “adequate protection” for the Bank Collateral Agent’s Lien on the ABL Collateral to secure the ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such Post-Petition Senior Notes Financing, except as permitted in the Intercreditor Agreement); and

b)
to the extent the Liens on the Senior Notes Collateral securing the Senior Notes Obligations are subordinated to or on parity with the Liens securing such Post-Petition Senior Notes Financing, and subject to the other limitations and exceptions set forth in the Intercreditor Agreement, will subordinate (and will be deemed under the Intercreditor Agreement to have subordinated) the Liens securing the ABL Obligations on any such Senior Notes Collateral to (i) the Liens securing such Post-Petition Senior Notes Financing (and, if applicable, such subordination shall be on the same terms as the Liens securing the Senior Notes Obligations are subordinated thereto), (ii) any adequate protection provided to the Senior Notes Collateral Agent or the holders of Senior Notes Obligations and (iii) any “carve-out” for professional and customary fees and expenses agreed to by the Senior Notes Collateral Agent or the holders of Senior Notes Obligations and approved by the relevant bankruptcy court.

Each of the Bank Collateral Agent, the holders of the ABL Obligations, the Noteholder Collateral Agent and the holders of Senior Notes Obligations will agree that they will not oppose any sale or disposition of any Collateral that is supported by the holder of the first-priority lien in such Collateral and the Person holding a second-priority lien in the Collateral will be deemed to have consented under Section 363 of the United States Bankruptcy Code (and otherwise) to any sale supported by the Person holding the first-priority lien in such Collateral and to have released their liens in such assets upon consummation of such sale, but shall retain a lien in the proceeds of such sale; provided, that the Bank Collateral Agent must receive at least 60 days prior notice of the consummation of any sale of real property.
Until the repayment in full of the ABL Obligations, the Noteholder Collateral Agent will agree, on behalf of itself and the other holders of Senior Notes Obligations, that none of them shall seek (or support any other Person in seeking) relief from the automatic stay of Section 362(a) of the Bankruptcy Law or from any other stay in any insolvency or liquidation proceeding or take any action in derogation thereof, in each case in respect of the ABL Collateral, without the prior written consent of the Bank Collateral Agent. Until the repayment in full of the Senior Notes Obligations, the Bank Collateral Agent and holders of ABL Obligations will agree that none of them shall seek relief from the automatic stay of Section 362(a) of the Bankruptcy Law or from any other stay in any insolvency or liquidation proceeding or take any action in derogation thereof in respect of the Senior Notes Collateral, without the prior written consent of the Noteholder Collateral Agent. In addition, neither the Noteholder Collateral Agent nor the Bank Collateral Agent shall seek any relief from the automatic stay with respect to any Collateral that constitutes both ABL Collateral and Notes Collateral without providing 30 days’ prior written notice to the other, unless otherwise agreed by both the Bank Collateral Agent and the Noteholder Collateral Agent.
Subject to the other limitations and exceptions set forth in the Intercreditor Agreement, the Noteholder Collateral Agent (on behalf of itself and the other holders of Senior Notes Obligations) and the Bank Collateral Agent (on behalf of itself and the other holders of the ABL Obligations) will agree that none of them shall contest (or support any other Person contesting) (i) any request by such Person for adequate protection of its interest in the Collateral in which such Person has a first priority secured lien or (ii) any objection by such Person to any motion, relief, action, or proceeding based on a claim by such Person that its interests in the Collateral in which such Person has a first priority secured lien are not adequately protected (or any other similar request under any law applicable to a insolvency or liquidation proceeding).
Order of Application
The Intercreditor Agreement will provide that, (i) any proceeds of any ABL Collateral pursuant to the enforcement of the ABL Facility or any ABL Document or the exercise of any remedial provision thereunder, shall be applied: first, to the payment of costs and expenses (including reasonable attorneys' fees and expenses and court costs) of the Bank Collateral Agent and the holders of the ABL Obligations in connection with such enforcement; second, to the payment of the ABL Obligations in such order as specified in the ABL Facility (excluding any amounts in excess of the ABL Cap Amount); third, to the payment of the Senior Notes Obligations; and fourth, to the payment of any amounts in excess of the ABL Cap Amount, and (ii) any proceeds of any Senior Notes Collateral pursuant to the enforcement of the Senior Notes or any Security Document or the exercise of any remedial provision thereunder, shall be applied: first, to the payment of costs and expenses (including reasonable attorneys' fees and expenses and court costs) of the Noteholder Collateral Agent and the holders of the Senior Notes Obligations in connection with such enforcement; second, to the payment of the Senior Notes Obligations in such order as specified in the Senior Notes; and third, to the payment of the ABL

Obligations (including any amounts in excess of the cap on ABL Obligations). To the extent any excess proceeds remain after the above application, the Bank Collateral Agent or Noteholder Collateral Agent, as applicable, shall deliver such excess proceeds to whosoever may be lawfully entitle to receive the same or as a court of competent jurisdiction may direct.
Release of Liens on Collateral
The Intercreditor Agreement will provide that the (i) second-priority lien held by the Noteholder Collateral Agent, on behalf of the holders of the Senior Notes Obligations, on the ABL Collateral (other than the proceeds of such ABL Collateral) shall be automatically and unconditionally released with no further consent or action of any Person upon any release, sale or disposition of the ABL Collateral that results in a release of the lien granted to the Bank Collateral Agent, on behalf of the holders of the ABL Obligations under the ABL Documents and (ii) second-priority lien held by the Bank Collateral Agent, on behalf of the holders of the ABL Obligations, on the Senior Notes Collateral (other than the proceeds of such Senior Notes Collateral) shall be automatically and unconditionally released with no further consent or action of any Person upon any release, sale or disposition of the Senior Notes Collateral that results in a release of the lien granted to the Noteholder Collateral Agent, on behalf of the holders of the Senior Notes Obligations under the Indenture and Security Documents. In order to effect such foregoing releases, the parties shall promptly execute and deliver any release documents and instruments as the other shall request.
Amendment of Security Documents
The Intercreditor Agreement will provide that in the event the Bank Collateral Agent or the other holders of ABL Obligations and the relevant guarantors enter into any amendment, waiver or consent in respect of any guarantee or any security or collateral document with respect to the ABL Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any guarantee or any security or collateral document with respect to the ABL Documents or changing in any manner the rights of the Bank Collateral Agent, the other holders of ABL Obligations, the Issuer or any other guarantor thereunder, then to the extent such amendment, waiver or consent is with respect to the ABL Collateral, it shall apply automatically to any comparable provision of the Indenture and the comparable Security Document without the consent of the Noteholder Collateral Agent or the holders of the Senior Notes Obligations and without any action by the Noteholder Collateral Agent, the Issuer or any other guarantor, provided, that, (i) no such amendment, waiver or consent shall have the effect of removing assets except to the extent that a release of such lien is permitted by the Intercreditor Agreement; and (ii) notice of such amendment, waiver or consent shall have been given to the Noteholder Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.
The Intercreditor Agreement will provide that in the event the Noteholder Collateral Agent or the other holders of Senior Notes Obligations and the relevant guarantors enter into any amendment, waiver or consent in respect of any guarantee or any security or collateral document with respect to the Indenture and/or the Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any guarantee or any security or collateral document with respect to the Indenture and/or the Security Documents or changing in any manner the rights of the Noteholder Collateral Agent, the other holders of Senior Notes Obligations, the Issuer or any other guarantor thereunder, then to the extent such amendment, waiver or consent is with respect to the Senior Notes Collateral, it shall apply automatically to any comparable provision of the ABL Documents without the consent of the Bank Collateral Agent or the holders of the ABL Obligations and without any action by the Bank Collateral Agent, the Issuer or any other guarantor, provided, that, (i) no such amendment, waiver or consent shall have the effect of removing assets except to the extent that a release of such lien is permitted by the Intercreditor Agreement; and (ii) notice of such amendment, waiver or consent shall have been given to the Bank Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.
Purchase Option
If an event of default has occurred and is continuing and remains uncured or unwaived for at least 30 consecutive days with respect to the ABL Obligations or the Senior Notes Obligations, as the case may be, then all or a portion of the holders of the ABL Obligations or of the holders of the Senior Notes Obligations, as the case may be, shall have the option at any time upon 5 business days’ prior written notice given (i) to the Noteholder Collateral Agent (in the case of the holders of the ABL Obligations) to purchase all of the Senior Notes Obligations or (ii) to the Bank Collateral Agent (in the case of the holders of the Senior Notes Obligations) to purchase all of the ABL Obligations, such purchase to be consummated in either case within 20 calendar days after notice of election of such option. The purchase price shall be equal to the full amount of all ABL Obligations or Senior Notes Obligations, as applicable, then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses but specifically excluding any prepayment premium, make-whole, termination or similar fees) and, with respect to the purchase of the ABL Obligations, shall include the furnishing of cash collateral to the Bank Collateral Agent, in a manner and in such amounts as the Bank Collateral Agent determines is reasonably necessary to provide security for any issued and outstanding letters of credit, hedging obligations and cash management obligations comprising part of the ABL Obligations.

First Amendment to Intercreditor Agreement
In connection with this offering, the Intercreditor Agreement will be amended by the Intercreditor Agreement Amendment to replace all references to the Convertible Notes with references to the Senior Notes. The Intercreditor Agreement Amendment will also increase the “ABL Cap Amount” under the Intercreditor Agreement from $80,000,000 to $102.5 million (plus an additional $10.25 million that may be used solely in a limited circumstance). ABL Obligations in excess of the ABL Cap Amount would have a lower payment priority than other ABL Obligations and Senior Notes Obligations in the event of an application of proceeds of ABL Collateral in connection with the collection, sale or disposition of ABL Collateral. See "—Restrictions on Claims Subject to Priority Treatment" and “—Order of Application.”
Release of Collateral
Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or the Indenture. The Issuer and the Guarantors will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Senior Notes under one or more of the following circumstances:

(i)	to enable the Issuer or any Guarantor to sell, exchange or otherwise dispose of any of the Collateral to the extent not prohibited under “—Certain Covenants—Limitations on Asset Sales;”

(ii)	in the case of a Guarantor that is released from its Guarantee with respect to the Senior Notes, the release of the property and assets of such Guarantor;

(iii)	pursuant to an amendment or waiver in accordance with “—Amendment, Supplement and Waiver;”

(iv)	pursuant to the terms of the Intercreditor Agreement; or

(v)
if the Senior Notes have been discharged or defeased pursuant to “—Discharge of Indenture” or “—Legal Defeasance and Covenant Defeasance;” provided, that in the case of any release in whole pursuant to clauses (i), (ii) and (iii) above, all amounts owing at such time to the Trustee under the Indenture, the Senior Notes, the Senior Notes Guarantees, the Security Documents and the Intercreditor Agreement have been paid.

To the extent applicable, the Issuer will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any release of Collateral permitted by the terms described above will be deemed not to impair the Liens under the Indenture, the Collateral Agreement and the other Security Documents in contravention thereof. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral. In addition, and without limiting the generality of the foregoing, the Subsidiaries of the Issuer may, among other things, without any release or consent by the Trustee (and without the delivery of any Officers’ Certificate or any other documents under the Indenture, except as specified in this paragraph, but otherwise in compliance with the covenants of the Indenture and the Security Documents), conduct ordinary course activities with respect to the Collateral including, without limitation (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Liens and security interests created by the Indenture or any of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Liens and security interests created by the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Liens and security interests created by the Security Documents which it may own or under which it may be operating; (iv) altering, repairing, replacing or changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business or selling, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or interest and in connection with the Issuer’s cash management activities) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture or the Security Documents; and (ix) abandoning any intellectual property which is no longer used or useful in the Issuer’s business. The Issuer must deliver to the Trustee within 30 calendar days following the end of each fiscal year (or such later date as the Trustee shall agree), an Officers’ Certificate to the effect that all releases and withdrawals during the preceding fiscal year (or since the date of the Indenture, in the case of the first such certificate) in which no release or consent of the Trustee was obtained in the ordinary course of the Issuer’s and its Subsidiaries’ business were not prohibited by the Indenture. Notwithstanding any of the foregoing to the contrary, the Trustee will execute and deliver to the Issuer all documents reasonably requested to evidence any such releases of Collateral. In addition, in lieu of releasing the Liens created by any of the Mortgages, the Trustee or Collateral Agent will, at the request of the Issuer, to the extent necessary to facilitate future savings of mortgage recording tax in states that impose such taxes, assign such Liens to any such new lender or collateral agent.
Sufficiency of Collateral
In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the obligations under the Senior Notes and the ABL Obligations. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. The Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Issuer and Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of Issuer and Subsidiaries may not be feasible or of significant value.
Certain Bankruptcy Limitations
The right of the Noteholder Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or the Guarantors prior to the Noteholder Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Senior Notes could be delayed following commencement of a bankruptcy case, whether or when the Noteholder Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the commencement of such case, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”
Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the Senior Notes and any other pari passu obligations, the holders of the Senior Notes and such pari passu obligations would hold secured claims to the extent of the value of the Liens on the Senior Notes Collateral (but subject to any prior Liens), and would hold unsecured claims with respect to any shortfall.
Applicable federal bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Issuer or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.
Redemption
Optional Redemption
The Issuer may, at its option, redeem outstanding Senior Notes, in whole or in part, at any time or from time to time, subject to the procedures described below, at the price applicable to such Redemption Date (the “Redemption Price”), expressed as percentages of the principal amount being redeemed as set forth below, plus accrued and unpaid interest, if any, to the applicable Redemption Date, in respect of the Senior Notes to be redeemed:

Period	Percentage
Through and including December 31, 2013	100%
January 1, 2014 – December 31, 2014	102%
January 1, 2015 – Maturity Date	103%

If the Issuer exercises its right to redeem the Senior Notes, the Issuer will send or cause to be sent a notice of such redemption at least fifteen (15) and not more than forty-five (45) days prior to the Redemption Date to the Holders of the Senior Notes to be redeemed.
In addition to any information required by law, each notice of redemption will specify the following:

(i)	the principal amount of Senior Notes to be redeemed;

(ii)	the date fixed for redemption;

(iii)	the Redemption Price at which such Senior Notes are to be redeemed;

(iv)	the place or places of payment, and that payment will be made upon presentation and surrender of the physical certificate or certificates representing such Senior Notes;

(v)	that the Redemption Price will be paid as specified in the notice; and

(vi)	that interest on such Senior Notes ceased to accrue as of the Redemption Date in accordance with the Indenture.
A notice of redemption may, at the election of the Issuer, be subject to one or more conditions precedent, including completion of a financing.
On or prior to the date fixed for redemption specified in the notice of redemption, the Issuer will deposit with a bank or trust company having an office or agency in the Borough of Manhattan, The City of New York an amount in cash sufficient to redeem on the date fixed for redemption all the Senior Notes so called for redemption at the appropriate Redemption Price.
If fewer than all of the outstanding Senior Notes are to be redeemed, Senior Notes to be redeemed will be selected by the Issuer from outstanding Senior Notes not previously called for redemption by lot or pro rata (as near as may be) or by any other equitable method determined by the Issuer in its sole discretion. If fewer than all Senior Notes represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed Senior Notes without cost to the Holder thereof.
If notice of redemption has been given as described above, on and after the date fixed for redemption (unless the Issuer shall default in the payment of the Redemption Price), such Senior Notes shall be deemed no longer outstanding and the Holders thereof shall have no right in respect of such Senior Notes except the right to receive the Redemption Price thereof.
Mandatory Redemption
No sinking fund, mandatory redemption or other similar provision applies to the Senior Notes.
Purchase at the Option of Holders Upon a Change of Control
If a “Change of Control” occurs, each Holder has the right, at such Holder’s option, to require the Issuer to purchase all of such Holder’s Senior Notes, or any portion thereof in principal amount that is equal to $1.00 or an integral multiple thereof, on a date specified by the Issuer that is not less than 25 Business Days nor more than 30 Business Days after the Change of Control, subject to extension to comply with applicable law (the “Change of Control Purchase Date”), at a purchase price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Change of Control Purchase Date (the “Change of Control Purchase Price”), subject to the satisfaction by the Holder of the requirements set forth below. If the Change of Control Purchase Date occurs after a Record Date and on or prior to the Interest Payment Date to which it relates, the Issuer will pay accrued and unpaid interest to the Holder of record as of the corresponding Record Date and the Change of Control Purchase Price payable to the Holder of such Note will be 100% of the principal amount of such Note.

A “Change of Control” will be deemed to occur at such time as:

(i)
The Issuer consolidates with or merges with or into another Person (other than any Subsidiary of the Issuer) and its outstanding Voting Stock is reclassified into, converted for or converted into the right to receive any other property or security, or the Issuer sells, conveys, transfers or leases all or substantially all of its properties and assets to any Person (other than its Subsidiary); provided, that the foregoing shall not constitute a Change of Control if (x) Persons that beneficially own the Issuer’s Voting Stock immediately prior to the transaction own, directly or indirectly, a majority of the Voting Stock of the surviving or transferee Person immediately after the transaction in substantially the same proportion as their ownership of the Issuer’s Voting Stock immediately prior to the transaction or (y) such transaction is a consolidation, merger or sale, lease, conveyance or other disposition the purpose of which is to effect the Issuer’s redomiciling;

(ii)
Any “person” or “group”, other than the Issuer or any of its Subsidiaries or any employee benefit plan of the Issuer or such Subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of the Issuer’s capital stock then outstanding and entitled to vote generally in elections of directors; or

(iii)
During any period of 12 consecutive months after the Issue Date, Persons who at the beginning of such 12 month period constituted the Issuer’s Board of Directors, together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising its Board of Directors who were either members of the Board of Directors at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Issuer’s Board of Directors.

For purposes of this definition, (i) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, (ii) “group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act and (iii) “person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act, in each case whether or not applicable.
Within five (5) calendar days after the occurrence of a Change of Control, the Issuer shall deliver or cause to be delivered to all Holders of record of the Senior Notes as of such date at their addresses shown in the register for the Senior Notes a notice (the “Change of Control Issuer Notice”) with respect to such Change of Control. Simultaneously with providing such Change of Control Issuer Notice, the Issuer must publicly announce the relevant information through a reputable national newswire in the United States, file such press release with the SEC on Form 8-K and make such information available on the Issuer’s website.
The Change of Control Issuer Notice will:

(i)
state the Change of Control Purchase Price including the amount of interest accrued and unpaid per $1,000 principal amount of Senior Notes to, but excluding, the Change of Control Purchase Date and the Change of Control Purchase Date to which the Change of Control Issuer Notice relates;

(ii)	state the event constituting the Change of Control and the effective date of the Change of Control;

(iii)
state that Holders must exercise their right to elect purchase prior to Close of Business on the Business Day immediately preceding the Change of Control Purchase Date by sending a Change of Control Purchase Notice to the Paying Agent;

(iv)	state the name and address of the Paying Agent;

(v)	state that Senior Notes must be surrendered to the Paying Agent to collect the Change of Control Purchase Price;

(vi)
state that a Holder may withdraw its Change of Control Purchase Notice in whole or in part at any time prior to Close of Business on the Business Day immediately preceding the Change of Control Purchase Date by delivering a valid written notice of withdrawal as described below; and

(vii)	state the CUSIP number of the Senior Notes.
For Senior Notes to be purchased at the option of the Holder, the Holder must deliver to the Paying Agent, at any time after the occurrence of the Change of Control and prior to Close of Business on the Business Day immediately preceding the Change of Control Purchase Date, a duly completed notice (the “Change of Control Purchase Notice”) in the form attached to the Indenture, which must specify:

(1)
if the Senior Notes are Physical Senior Notes, the certificate numbers of the Holder’s Senior Notes to be delivered for purchase or if such Senior Notes are not Physical Senior Notes, the Holder’s notice must comply with the appropriate procedures of the Depositary and its direct and indirect participants;

(2)	the portion of the principal amount of the Holder’s Senior Notes to be purchased, which must be $1.00 or an integral multiple thereof;

(3)	that the Holder’s Senior Notes are to be purchased by the Issuer pursuant to the applicable provisions of the Senior Notes and the Indenture; and

(4)
the method of delivery or book-entry transfer of the Senior Notes to the Trustee (or other Paying Agent appointed by the Issuer) at any time after delivery of the Change of Control Purchase Notice (together with all necessary endorsements) at the applicable Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Issuer), such delivery being a condition to receipt by the Holder of the Change of Control Purchase Price therefor; provided, that such Change of Control Purchase Price will be paid only if the Senior Notes so delivered to the Trustee (or other Paying Agent appointed by the Issuer) conform in all respects to the description thereof in the related Change of Control Purchase Notice and no written notice of withdrawal is received by the Paying Agent at any time prior to the Close of Business on the Business Day immediately preceding the Change of Control Purchase Date.

A Change of Control Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to Close of Business time on the Business Day immediately preceding the Change of Control Purchase Date, specifying:

(i)
if the Senior Notes are Physical Senior Notes, the certificate numbers of the withdrawn Senior Notes, or if such Senior Notes are not Physical Senior Notes, the notice must comply with appropriate procedures of the Depositary and its direct and indirect participants;

(ii)	the principal amount of the Senior Notes with respect to which notice of withdrawal is being submitted, which must be $1.00 or integral multiples thereof; and

(iii)
the principal amount, if any, of such Senior Notes which remains subject to the original Change of Control Purchase Notice and which has been or will be delivered for purchase by the Issuer, which must be $1.00 or integral multiples thereof.

The Issuer will, to the extent required, (i) comply with the provisions of Rule 14e-1 (or any successor provision) and any other tender offer rules under the Exchange Act that may be applicable at the time of the purchase of the Senior Notes and (ii) otherwise comply with all federal and state securities laws so as to permit the rights and obligations under “—Purchase at the Option of Holders Upon a Change of Control” to be exercised in the time and in the manner specified above.
Notwithstanding the foregoing, the Issuer will not be required to make an offer to purchase the Senior Notes after the Maturity Date.
Notwithstanding the foregoing, no Senior Notes may be purchased by the Issuer at the option of the Holders if an Event of Default has occurred and is continuing other than an Event of Default that is cured by the payment of the Change of Control Purchase Price on the Change of Control Purchase Date.
Any purchase by the Issuer will be consummated by the delivery to the Trustee of the consideration to be received by the Holder promptly following the later of the Change of Control Purchase Date or the time of the book-entry transfer or delivery of the Senior Notes.
The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale or lease of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a Holder to require us to purchase its Senior Notes as a result of the conveyance, transfer, sale or lease of less than all of our assets may be uncertain. In addition, the Chancery Court of Delaware has raised the possibility that a change of control as a result of a failure to have “continuing directors” comprising a majority of the board of directors may be unenforceable on public policy grounds.
If a Change of Control were to occur, we may not have enough funds to pay the Change of Control Purchase Price. Our ability to repurchase the Senior Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then-existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the New Senior Notes—We may not be able to repurchase New Senior Notes or pay in cash amounts contemplated under the Indenture upon the occurrence of certain events.” If we fail to purchase the Senior Notes when required following a Change of Control, we will be in default under the Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.
Certain Covenants
The Indenture will contain, among others, the following covenants:
Limitations on Additional Indebtedness
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness.
Notwithstanding the above, the Issuer and the Restricted Subsidiary shall be permitted to incur “Permitted Indebtedness.” Each of the following shall be permitted (the “Permitted Indebtedness”):

(i)
Indebtedness of the Issuer or any Guarantor under the ABL Facility in an aggregate principal amount at any time outstanding not to exceed $102,500,000 (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer or such Guarantor) less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreement in accordance with “—Limitations on Asset Sales;”

(ii)	(a) Senior Notes and Note Guarantees in respect thereof and (b) if unsecured, Convertible Notes (other than Convertible Notes exchanged for Senior Notes) and guarantees thereof;

(iii)	Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Original Issue Date (other than Indebtedness referred to in clauses (i) and (ii) above);

(iv)	Indebtedness under Hedging Obligations (including Swap Obligations) of the Issuer or any Restricted Subsidiary in the ordinary course and not for the purpose of speculation;

(v)
Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, (a) that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (v); (b) any such Indebtedness made by a Note Party shall be evidenced by a promissory note pledged to the Noteholder Collateral Agent for the ratable benefit of the Noteholder Secured Parties pursuant to the Collateral Agreement; and (c) any such Indebtedness made by Note Parties to Subsidiaries that are not Guarantors is either a Permitted Investment or permitted by “—Limitations on Restricted Payments;”

(vi)
Indebtedness in respect of bid, performance, surety bonds, statutory, appeal, export or import, indemnities, customs or revenue bonds or similar instruments in the ordinary course of business and workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances;

(vii)
Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of $20.0 million and 12.5% of Consolidated Net Tangible Assets at the time of the incurrence;

(viii)
Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence and (b) without duplication of clause (a), Banking Services Obligations;

(ix)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(x)	Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (ii), (iii), (xi) or (xii) of this covenant or this clause (x);

(xi)
(A) Acquired Indebtedness of the Issuer or any Restricted Subsidiary, and (B) Indebtedness incurred by the Issuer or any Restricted Subsidiary in contemplation of, or in connection with, or to provide all or any part of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary of or was otherwise acquired by the Issuer or a Restricted Subsidiary or was merged with or into or consolidated with the Issuer or a Restricted Subsidiary of the Issuer; provided that such Indebtedness shall not exceed the greater of $15.0 million or 10% of the Consolidated Net Tangible Assets at the time of incurrence;

(xii)
Acquired Indebtedness of the Issuer or any Restricted Subsidiary assumed or acquired in connection with a transaction governed by, and effected in accordance with, the first paragraph of “—Limitations on Mergers, Consolidations, Etc.” (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition);

(xiii)
Indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing any such acquisition; provided, that the maximum aggregate liability in respect of all such obligations outstanding under this clause (xiii) shall at no time exceed (a) in the case of an acquisition, $5.0 million (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the balance sheet of the Issuer or any Restricted Subsidiary (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(xiv)	Any other Indebtedness of the Issuer or any Restricted Subsidiary if, after giving effect thereto, the Total Leverage Ratio does not exceed 5.00:1.00;

(xv)
Indebtedness of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount, together with the aggregate amount of Investments under clause (12) of the definition of “Permitted Investments,” not to exceed $5.0 million at any time outstanding;

(xvi)	The issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(1)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(2)	any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xvi);

(xvii)
The guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant;

(xviii)	Contribution Indebtedness;

(xix)
The incurrence by the Issuer or any Restricted Subsidiary of Indebtedness consisting of obligations to pay insurance premiums in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding;

(xx)	Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(xxi)
Indebtedness supported by one or more letters of credit issued under the ABL Facility in accordance with clause (i); provided that the amount of Indebtedness permitted to be incurred under this clause (xxi) supported by any such letter(s) of credit shall not exceed the amount of such letter(s) of credit;

(xxii)
Indebtedness issued by the Issuer or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies permitted by clause (iv) of the second paragraph of “—Limitations on Restricted Payments” not in excess of $2.0 million at any time outstanding; and

(xxiii)
The incurrence by the Issuer or any Restricted Subsidiary of additional Indebtedness or the issuance by the Issuer of Disqualified Stock or the issuance by any Restricted Subsidiary of preferred stock in an aggregate principal amount (or accreted value, as applicable) or liquidation value at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness or liquidation value incurred pursuant to this clause (xxiii), not to exceed $5.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xxiii) above, the Issuer shall classify and may reclassify, in its sole discretion, such item of Indebtedness and may divide, classify and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement on the Original Issue Date by the Issuer or any Guarantor shall be deemed to have been incurred under clause (i) above. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly use the proceeds of Indebtedness incurred under Permitted Indebtedness clause (i) to make any Permitted Investments of the types described in clauses (1)(i)(b), (7), (16), (19), (21) or (22) of that definition or to purchase real property or other fixed assets, in each case in an Investment amount or purchase price in excess of $2,000,000 in any transaction or series of related transactions, unless (1) such Investment is made in a Person engaged in a Permitted Business, or such fixed assets are useful in, and are intended to be used in, a Permitted Business, (2) substantially all of the business operations of such Person, or substantially all of such assets, as applicable, are or will be located in California, Texas, Oklahoma, New York, New Jersey, Pennsylvania, Maryland, Virginia or the District of Columbia, and (3) a strategic rationale exists for such Investment or acquisition based on expected synergies or other benefits to the Issuer. For purposes of this paragraph, the repayment of a note or other obligation in respect of the deferred purchase price of an Investment or asset from the proceeds of Indebtedness shall be deemed to constitute an indirect use of such proceeds of Indebtedness to make such Investment or purchase such assets. All determinations under this paragraph shall be made by the Issuer acting in good faith.
Limitations on Restricted Payments
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(i)	A Default shall have occurred and be continuing or shall occur as a consequence thereof; or

(ii)
The amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Original Issue Date (other than Restricted Payments made pursuant to clause (ii), (iii), (iv), (v), (vi), (viii), (ix), (x) or (xi)(B) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(1)
50% of Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Original Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(2)
Subject to clause (ii) of the next paragraph, 100% of the aggregate net cash proceeds received by the Issuer and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by the Issuer, either (x) as contributions to the common equity of the Issuer after the Original Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Original Issue Date, other than (a) any such proceeds or assets received from a Subsidiary of the Issuer; (b) Excluded Contributions; or (c) Designated Preferred Stock, plus

(3)
The aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Original Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange (other than payments of interest with respect thereto)), plus

(4)
In the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Original Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, plus

(5)
Upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

The foregoing will not prohibit:

(i)
The payment by the Issuer or any Restricted Subsidiary of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving or any redemption notice, if on the date of declaration or notice, the payment or redemption would have complied with the provisions of the Indenture;

(ii)
The making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer) of, Qualified Equity Interests of the Issuer or from the substantially concurrent contribution of common equity capital to the Issuer; provided, that net cash proceeds from the issuance and sale of Qualified Equity Interests or from contributions to equity capital of the Issuer under this clause (ii) shall not be included for purpose of calculating amounts under clause (ii)(2) of the preceding paragraph;

(iii)
The redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under “—Limitations on Additional Indebtedness” and the other terms of the Indenture;

(iv)
Payments by the Issuer to redeem Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided, that the aggregate cash consideration paid for all such redemptions shall not exceed the sum of (A) $2.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Original Issue Date of Qualified Equity Interests of the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (iv), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (iv);

(v)
Payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares or upon the purchase, redemption or acquisition of fractional shares, including in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Equity Interests, (iii) stock dividends, splits or combinations or business combinations, or (iv) the conversion of the Convertible Notes or any payment made with respect thereto;

(vi)
Repurchases of Equity Interests (i) deemed to occur upon the exercise of stock options or other similar stock-based awards under equity plans of the Issuer or any of the Issuer’s Restricted Subsidiaries, warrants or other Equity Interests to the extent such Equity Interests represent a portion of the exercise price of those stock options, other similar stock-based awards under equity plans of the Issuer or any Restricted Subsidiary, warrants or other Equity Interests or (ii) in connection with a gross up for tax withholding related to such Equity Interests;

(vii)	Additional Restricted Payments of $5.0 million;

(viii)	Restricted Payments that are made with Excluded Contributions;

(ix)
The redemption of Indebtedness that is contractually subordinated to the Senior Notes pursuant to provisions similar to those described in “—Purchase at the Option of Holders Upon a Change of Control” or “—Limitations on Asset Sales;”; provided that, prior to such redemption, the Issuer (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Senior Notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all Senior Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(x)	The distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(xi)	Any Restricted Payment made in connection with (A) the Transactions or (B) the Exchange Transactions; or

(xii)
Payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indenture, including “—Limitations on Mergers, Consolidations, Etc.”;

provided, that no issuance and sale of Qualified Equity Interests pursuant to clause (ii), (iii) or (iv)(B) above shall increase the Restricted Payments Basket.
For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xiii) of the second paragraph of this covenant, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.
Limitations on Liens
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Original Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom securing any Indebtedness (other than Permitted Liens).
Limitations on Asset Sales
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i)	The Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale;

(ii)	At least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents; and

(iii)
With respect to any Asset Sale of any Senior Notes Collateral, the Net Available Proceeds from such Asset Sale are paid directly by the purchaser thereof to an Asset Sale Proceeds Account over which the Noteholder Collateral Agent has a fully perfected first-priority lien (subject to Permitted Liens) pursuant to arrangements reasonably satisfactory to the Noteholder Collateral Agent for application in accordance with this covenant.

For purposes of clause (ii) above, the following shall be deemed to be cash:

(i)
The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(ii)	The amount of any obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(iii)
The Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to clause (ii) of the preceding paragraph in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, by no later than 12 months following the later of the consummation thereof and the Issuer’s or Restricted Subsidiary’s receipt of the Net Available Proceeds, have applied all or any of the Net Available Proceeds therefrom to:

(i)
If such Net Available Proceeds are proceeds of an Asset Sale of any asset that constitutes Collateral, prepay permanently or repay permanently any Indebtedness secured by such Collateral Security Documents; provided, that if such Net Available Proceeds are proceeds of an Asset Sale of ABL Collateral, such Net Available Proceeds shall be applied as required under the ABL Facility;

(ii)
If such Net Available Proceeds are proceeds of any Asset Sale (other than an Asset Sale of Collateral), to permanently reduce any Pari Passu Indebtedness; provided, however, that if any Pari Passu Indebtedness is so reduced, the Issuer will equally and ratably reduce Indebtedness under the Senior Notes by making an offer to all holders of Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of the Senior Notes; or

(iii)
(A) Invest in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in, or make capital expenditures with respect to, the Permitted Business, (B) acquire Equity Interests in a Person that is a Guarantor or in a Person engaged in a Permitted Business that shall become a Guarantor immediately upon the consummation of such acquisition or (C) a combination of (A) and (B). The Issuer will be deemed to have complied with the provisions set forth in this paragraph if (i) within 365 days after the Asset Sale that generated the Net Available Proceeds, the Issuer (or the applicable Restricted Subsidiary) has entered into and not abandoned or rejected a binding agreement to acquire all or substantially all of the assets of, or any Equity Interests of, another Permitted Business or to make a capital expenditure or acquire other assets that are used or useful in a Permitted Business and that acquisition or capital expenditure is thereafter completed within 180 days after the end of such 365-day period or (ii) in the event such binding agreement described in the preceding clause (i) is canceled or terminated for any reason before such Net Available Proceeds are applied, the Issuer (or the applicable Restricted Subsidiary) enters into another such binding commitment within 180 days of such cancellation or termination of the prior binding commitment; provided that if any second binding commitment is later canceled or terminated for any reason or not entered into before such Net Available Proceeds are applied within 180 days of such second binding commitment, then such Net Available Proceeds shall constitute Excess Proceeds (as defined below). In addition, during the period following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof (which period cannot exceed 365 days), cash (whether or not actual Net Available Proceeds of such Asset Sale) used for the purposes described in subclause (A), (B) and (C) of this clause (iii) that are designated as uses in accordance with this clause (iii), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Available Proceeds applied in accordance with this clause (iii).

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”
When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, make an offer to purchase or redeem any Other Pari Passu Lien Obligations of the Issuer the provisions of which require the Issuer to do so with the proceeds from any Asset Sales, in an aggregate principal amount of Senior Notes and such Other Pari Passu Lien Obligations equal to the amount of such Excess Proceeds as follows:

(i)
The Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in the Indenture, and (b) make an offer to purchase or redeem any such Other Pari Passu Lien Obligations (and permanently reduce the related loan commitment (if any) in an amount equal to the principal amount so redeemed), pro rata in proportion to the respective principal amounts of the Senior Notes and such other Indebtedness required to be redeemed or purchased, the maximum principal amount of Senior Notes and Other Pari Passu Lien Obligations that may be purchased or redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(ii)
The offer price for the Senior Notes will be payable in cash in an amount equal to 100% of the principal amount of the Senior Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture and the redemption price for such Other Pari Passu Lien Obligations (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(iii)
If the aggregate Offered Price of Senior Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Senior Notes, Senior Notes to be purchased will be selected on a pro rata basis; and

(iv)
Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero, if applicable, and released from the Asset Sale Proceeds Account.

To the extent that the sum of the aggregate Offered Price of Senior Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Other Pari Passu Lien Obligations is less than the Payment Amount relating thereto (such difference constituting a “Net Proceeds Surplus”), the Issuer may use the Net Proceeds Surplus, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.
Upon the commencement of a Net Proceeds Offer, the Issuer shall send, by first class mail, a notice to the Trustee and to each Holder at is registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Senior Notes pursuant to the Net Proceeds Offer. Any Net Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(i)	That the Net Proceeds Offer is being made pursuant to this covenant;

(ii)
The Payment Amount, the Offered Price, and the date on which Senior Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notices is mailed (the “Net Proceeds Payment Date”);

(iii)	That any Senior Notes not tendered or accepted for payment shall continue to accrue interest;

(iv)
That, unless the Issuer defaults in making such payment, any Senior Notes accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest on and after the Net Proceeds Payment Date;

(v)
That Holders electing to have any Senior Notes purchased pursuant to any Net Proceeds Offer shall be required to surrender the Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or the Paying Agent at the address specified in the notice at least three days before the Net Proceeds Payment Date;

(vi)
That Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the Net Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(vii)
That if the aggregate principal amount of Senior Notes surrendered by Holders exceeds the Payment Amount, the Issuer shall select the Senior Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Senior Notes in denominations of $1.00, or integral multiples thereof, shall be purchased); and

(viii)
That Holders whose Senior Notes were purchased only in part shall be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered (or transferred by book-entry).

On the Net Proceeds Payment Date, the Issuer shall, to the extent lawful: (1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Net Proceeds Offer, subject to proration if the aggregate Senior Notes tendered exceed the Payment Amount allocable to the Senior Notes; (2) deposit with the Paying Agent U.S. Legal Tender equal to the lesser of the Payment Amount allocable to the Senior Notes and the amount sufficient to pay the Offered Price in respect of all Senior Notes or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Senior Notes or portions thereof being repurchased by the Issuer. The Issuer shall publicly announce the results of the Net Proceeds Offer on the Net Proceeds Payment Date.
The Paying Agent shall promptly send to each Holder of Senior Notes so tendered the Offered Price for such Senior Notes, and the Trustee shall promptly authenticate pursuant to an Authentication Order and send (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Senior Notes surrendered, if any; provided, that each such new Note shall be in principal amount of $1.00 or an integral multiple thereof. However, if the Net Proceeds Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the Close of Business on such Record Date.
The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Senior Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of this compliance.
Limitations on Transactions with Affiliates
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, at any time after the Original Issue Date sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(i)
Such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(ii)	The Issuer delivers to the Trustee:

(x)
With respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the directors of the Issuer who are disinterested with respect to such Affiliate Transaction, approving such Affiliate Transaction or (y) if there are no such disinterested directors, a written opinion described in clause (y) below; and

(y)
With respect to any Affiliate Transaction involving aggregate value of $10.0 million or more, the certificates described in the preceding clause (x) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

The foregoing restrictions will not apply to:

(i)	Transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(ii)
Reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), indemnification arrangements, compensation, employment and severance agreements, in each case approved by the Board of Directors;

(iii)
The entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(iv)	Any Restricted Payments which are made in accordance with “—Limitations on Restricted Payments,” any Permitted Investment or any Permitted Lien;

(v)	Entering into an agreement that provides registration rights to the shareholders of the Issuer or amending any such agreement with shareholders of the Issuer and the performance of such agreements;

(vi)
Any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided, that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(vii)
Any merger, consolidation or reorganization of the Issuer with an Affiliate, solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of the Issuer or any holding company of the Issuer, (b) forming a holding company or (c) reincorporating the Issuer in a new jurisdiction;

(viii)
(a) Any agreement in effect on the Original Issue Date and disclosed in the offering memorandum of the Issuer relating to the offering of the Convertible Notes dated August 16, 2010 (including any documents incorporated by reference therein), as in effect on the Original Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Holders in any material respect than such agreement as it was in effect on the Original Issue Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a);

(ix)	Any contributions to the common equity capital of the Issuer;

(x)	Pledges of Equity Interests of Unrestricted Subsidiaries;

(xi)
(A) The Transactions and/or the payment of any reasonable fees or expenses to the extent incurred as of the Original Issue Date in connection therewith if documented as of Original Issue Date or (B) the Exchange Transactions and/or the payment of any reasonable fees or expenses to the extent incurred as of the Issue Date in connection therewith if documented as of the Issue Date;

(xii)	Transactions with an Affiliate where the only consideration paid is Qualified Equity Interests of the Issuer;

(xiii)	Payment of loans (or cancellation of loans) to employees or consultants in the ordinary course of business in aggregate amount not to exceed $2.0 million; or

(xiv)	Supply and purchase contracts with joint ventures entered into the ordinary course of business consistent with past practice.
Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries
The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

a)	Pay dividends or make any other distributions on or in respect of its Equity Interests;

b)	Make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

c)	Transfer any of its assets to the Issuer or any other Restricted Subsidiary;
except for:

(i)	Encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(ii)	Encumbrances or restrictions existing under, or otherwise required by or imposed pursuant to the terms of Senior Note Documents;

(iii)	Non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(iv)
Encumbrances or restrictions existing under or required by or otherwise imposed pursuant to the terms of agreements existing on the date of the Indenture (including, without limitation, the Credit Agreement) as in effect on that date;

(v)	Restrictions relating to any Lien permitted under the Indenture imposed by the holder of, or otherwise required by or imposed pursuant to the terms of such Lien;

(vi)	Restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

(vii)
Any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(viii)
Any other agreement governing Indebtedness entered into after the Original Issue Date that contains encumbrances and restrictions that are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Original Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Original Issue Date;

(ix)
Customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(x)	Purchase Money Indebtedness incurred in compliance with “—Limitations on Additional Indebtedness” that impose restrictions of the nature described in clause (c) above on the assets acquired;

(xi)	Restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(xii)
Encumbrances or restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of assets subject to such security agreements or mortgages;

(xiii)
Encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries, or municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds, permitted to be incurred under the Indenture; provided, that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the Senior Notes when due; and

(xiv)
Any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided, that such amendments or refinancings are no more materially restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Additional Note Guarantees
The Issuer will cause each Subsidiary (including any newly formed or newly acquired Subsidiary or newly designated Restricted Subsidiary) (other than any designated Unrestricted Subsidiary or Foreign Subsidiary), within twenty (20) days of its acquisition, formation or designation, to:

(i)	In case of a newly formed or newly acquired Subsidiary, be designated as a Restricted Subsidiary;

(ii)
Execute and deliver to the Trustee (a) a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Senior Notes and the Indenture, and (b) a notation of guarantee in respect of its Note Guarantee, in each case in form and substance reasonably satisfactory to the Trustee;

(iii)
Subject to the terms, conditions and provisions of “—Further Assurances” and the provisions in the Indenture relating to the Security Documents, pledge its assets and have its stock pledged as Collateral pursuant to the Security Documents and execute and deliver to the Trustee (a) a supplement to the Collateral Agreement, (b) a supplement to the Intercreditor Agreement and (c) other applicable Security Documents, in each case in form and substance reasonably satisfactory to the Trustee; and

(iv)
Deliver to the Trustee one or more opinions of counsel that such documents required under this covenant, (x) have been duly authorized, executed and delivered by such Restricted Subsidiary and (y) constitute a valid and legally binding obligation of such Restricted Subsidiary in accordance with their terms.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.
Each Guarantor will be automatically and unconditionally released and discharged from its obligations under its Note Guarantee and the Indenture under the circumstances set forth in “—General—The Note Guarantees—Release of a Guarantor.”
Further Assurances
To the extent required by applicable law or the Security Documents, or upon reasonable request of the Trustee, the Issuer will, and will cause each Guarantor to, at their sole expense, subject to the terms, conditions and provisions of the Intercreditor Agreement, and the Security Documents promptly: (1) execute, acknowledge and deliver such Security Documents, the Intercreditor Agreement, instruments, financing statements, certificates, notices and other documents, make such filings, recordations and take such other actions as may be reasonably required by applicable law or as may be reasonably necessary or advisable to create and perfect, protect, assure, transfer, confirm or enforce first priority and second priority (as applicable) Liens and security interests in respect of the Collateral (including, without limitation, the filing of financing statements under the Uniform Commercial Code, and customary short-

form security agreements with respect to Intellectual Property with the U.S. Patent and Trademark Office and the U.S. Copyright Office and recording of Mortgages on each Material Real Property or other real property constituting Collateral); and (2) subject to the terms, conditions and provisions of the Intercreditor Agreement and the Security Documents, promptly deliver to the Noteholder Collateral Agent certificates, if any, representing the capital stock and membership interests of the Guarantors. In addition, from time to time, the Issuer will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral, in each case to the extent reasonably requested by the Trustee, and in accordance with the Security Documents (including the Intercreditor Agreement). Such security interests and Liens will be created under the Security Documents in form and substance reasonably satisfactory to the Trustee, and the Issuer will deliver or cause to be delivered to Trustee all such instruments and documents (including certificates, legal opinions, title insurance policies and lien searches) as the Trustee shall reasonably request to evidence compliance with this covenant. The Issuer agrees to provide promptly after reasonable request by the Trustee such evidence as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Issuer will give prompt notice to the Trustee of the acquisition by it or any of the Guarantors after the Issue Date of any new Material Real Property. With respect to any fee interest in any Material Real Property located in the United States (individually and collectively, the “Premises”) owned by the Issuer or a Guarantor on the Issue Date or acquired by the Issuer or a Guarantor after the Issue Date, the Issuer or Guarantor will, in case of properties existing on the Issue Date, within 75 days after the Issue Date and, in case of future acquired properties, within 75 days of such acquisition, as applicable, deliver to the Noteholder Collateral Agent the following documents and instruments with respect to any such acquired Material Real Property that does not constitute an Excluded Asset:

a)
The Issuer will deliver to the Noteholder Collateral Agent, as mortgagee, fully executed counterparts of Mortgages duly executed by the Issuer or the applicable Guarantor, together with evidence of the completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Mortgages (and payment of any taxes or fees in connection therewith) as may be reasonably necessary to create a valid, perfected Lien against the properties purported to be covered thereby;

b)
The Issuer will deliver to the Noteholder Collateral Agent, at the Issuer’s sole cost and expense, mortgagee’s title insurance policies in favor of the Noteholder Collateral Agent, as mortgagee for the ratable benefit of itself and the Holders of the Senior Notes in an amount equal to 110% of the net book value of the applicable Material Real Property, and in the form necessary, with respect to the property purported to be covered by such Mortgage, to insure that that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens other than Permitted Liens, and such policies will also include, to the extent available, such other advisable lenders’ endorsements and shall be accompanied by evidence of the payment in full of all premiums thereon; and

c)
The Issuer will, or will cause the Guarantors to, deliver to the Noteholder Collateral Agent, at the Issuer’s sole cost and expense, with respect to each such Material Real Property, (i) corporate and local law Opinions of Counsel, as the Noteholder Collateral Agent or the Trustee shall reasonably request (which opinions shall confirm, among other things, the due authorization, execution and delivery and the enforceability of such Mortgages in accordance with their terms), (ii) ALTA surveys in form and substance reasonably acceptable to the title company to cause the title company to remove the standard survey exception and to issue a survey endorsement with respect to each of the title policies referenced in clause (b) above, and (iii) such affidavits that the title company shall reasonably request in connection with the issuance of the title policies referenced in clause (b) above.

Reports to Holders
Whether or not required by the SEC, so long as any Senior Notes are outstanding, the Issuer will furnish to the Holders of Senior Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(i)	All quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10- K if the Issuer were required to file these Forms; and

(ii)	All current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.
In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

If any direct or indirect parent of the Issuer has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Senior Notes, or filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to such parent (including any financial information required by Regulation S-X relating to the Issuer and the Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this covenant.
Limitations on Designation of Unrestricted Subsidiaries
The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(i)	No Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii)
Either (A) the Subsidiary to be so Designated has total assets of $1,000 or less; or (B) the Issuer would be permitted to make, at the time of such Designation, (x) a Permitted Investment or (y) an Investment pursuant to the first paragraph of “—Limitations on Restricted Payments,” in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

No Subsidiary may be Designated as an “Unrestricted Subsidiary” if such Subsidiary or any of its Subsidiaries (i) owns (A) any Equity Interests (other than Qualified Equity Interests) of the Issuer or (B) any Equity Interests of any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so Designated or (ii) is a Person with respect to which either the Issuer or any Restricted Subsidiary has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve the Person’s financial condition or cause the Person to achieve any specified levels of operating results, unless such obligation is a Permitted Investment or is otherwise permitted under “—Limitations on Restricted Payments.”
If, at any time, any Unrestricted Subsidiary fails to meet the requirements of the two preceding paragraphs as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under “—Limitations on Additional Indebtedness” or the Lien is not permitted under “—Limitations on Liens,” the Issuer shall be in default of the applicable covenant.
The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(i)	No Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(ii)
All Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee, certifying compliance with the foregoing provisions.
Information Regarding Collateral
The Issuer will furnish to the Noteholder Collateral Agent and the Trustee, with respect to the Issuer or any Guarantor, prompt written notice at least fifteen (15) days prior to any change in such Person’s (i) corporate name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Federal Taxpayer Identification Number. The Issuer will promptly notify the Noteholder Collateral Agent and the Trustee if any material portion of the Collateral is damaged or destroyed.
Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the prior delivered Perfection Certificate.
Impairment of Security Interest
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of Noteholder Secured Parties, except as expressly permitted by “—Amendment, Supplement and Waiver” or the provisions of the Indenture regarding the Security Documents, the Security Documents or the Intercreditor Agreement.

Insurance
The Issuer and Guarantors (x) will cause any insurance policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Trustee, which endorsement shall provide that, from and after the Issue Date, subject to the terms, conditions and provisions of the Intercreditor Agreement, if the insurance carrier shall have received written notice from the Trustee of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Grantors under such policies directly to the Trustee during the continuance of an Event of Default; (y) will cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Trustee (giving the Trustee the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Trustee; and (z) will deliver to the Trustee, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a draft copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Trustee) and reasonably promptly thereafter deliver a duplicate original copy of such policy together with evidence reasonably satisfactory to the Trustee of payment of the premium as required by such insurance.
The Grantors will notify the Trustee promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this covenant is taken out by any Grantor; and promptly deliver to the Trustee a duplicate copy of such policy or policies.
Consolidated Secured Debt Ratio
Commencing on the Issue Date, the Issuer will not permit the Consolidated Secured Debt Ratio as at the last day of each fiscal month for any period set forth below to exceed:

Period	Consolidated Secured Debt Ratio
Issue Date — March 31, 2013	7.50 : 1.00
April 1, 2013 — March 31, 2014	7.00 : 1.00
April 1, 2014 — March 31, 2015	6.75 : 1.00
April 1, 2015 — and thereafter	6.50 : 1.00
Limitations on Mergers, Consolidations, Etc.
The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (i) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States or forming a holding company for the Issuer (provided that such holding company becomes a Guarantor)), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (ii) adopt a Plan of Liquidation unless, in either case:

(i)	Either:

a)	The Issuer will be the surviving or continuing Person; or

b)
The Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States or the District of Columbia, and the Successor expressly assumes, by supplemental indenture, security documents and intercreditor agreement in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Senior Notes, the Indenture, the applicable Security Documents and the Intercreditor Agreement; provided, that if such Person is a limited liability company or a partnership, such Person will form a Wholly Owned Restricted Subsidiary that is a corporation and cause such Subsidiary to become a co-issuer of the Senior Notes; and

(ii)
Immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.
Except as provided in “—General—The Note Guarantees—Release of a Guarantor,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(i)	Either:

a)	Such Guarantor will be the surviving or continuing Person; or

b)
The Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture, security documents and intercreditor agreement in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture, the applicable Security Documents and the Intercreditor Agreement, and is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States or the District of Columbia; and

(ii)	Immediately after giving effect to such transaction, no Default shall have occurred and be continuing.
For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.
Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Senior Notes or its Note Guarantee, except as provided in “—General—The Note Guarantees—Release of a Guarantor,” the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Senior Notes, the Note Guarantees, the Security Documents and Intercreditor Agreement with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Senior Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Senior Notes, the Indenture and its Note Guarantee, if applicable.
Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary; provided, that if any party to any such transaction is a Note Party, the surviving entity, as the case may be, shall be a Note Party.
Events of Default
Each of the following will be an “Event of Default;”

(i)
Failure by the Issuer to pay (x) interest on any of the Senior Notes when it becomes due and payable and the continuance of any such failure for thirty (30) days or (y) any premium due in respect of any optional redemption of the Senior Notes when due and payable;

(ii)
Failure by the Issuer to pay the principal on any of the Senior Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon a Change of Control Purchase Date, upon acceleration or otherwise;

(iii)	Failure by the Issuer to comply with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” or in respect of its obligations to purchase Senior Notes upon a Change of Control;

(iv)
Failure by the Issuer or any Guarantor (A) to comply with any other agreement or covenant in the Indenture (other than the “Consolidated Secured Debt Ratio” covenant), the Security Documents or the Intercreditor Agreement and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Senior Notes then outstanding and (B) to comply with the “Consolidated Secured Debt Ratio” covenant and continuance of this failure to comply for 30 days after notice of the failure has been given to the Issuer by the Trustee or by Holders of at least 25% of the aggregate principal amount of the Senior Notes then outstanding;

(v)
Event of default under any mortgage, indenture or other instrument or agreement under which there is issued Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, if such event of default is a default relating to a failure to pay at stated maturity thereof or would enable or permit the holder or holders thereof or any trustee or agent on their behalf to cause such Indebtedness to become due and payable prior to scheduled maturity and such event of default continues for a period of twenty (20) days, provided, that the principal amount of such Indebtedness, together with any other Indebtedness with respect to which a default has occurred and is continuing, aggregates $10.0 million or more;

(vi)
One or more final non-appealable judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled, discharged or rescinded within 60 days after the applicable judgment becomes final and non-appealable;

(vii)	The Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

a)	Commences a voluntary case,

b)	Consents to the entry of an order for relief against it in an involuntary case,

c)	Consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

d)	Makes a general assignment for the benefit of its creditors;

(viii)	A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

a)	Is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

b)	Appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

c)	Orders the liquidation of the Issuer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days;

(ix)
Any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee); or

(x)
Any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $5.0 million at any time shall cease to be in full force and effect, or shall cease to give the Noteholder Collateral Agent, for the benefit of the applicable Noteholder Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in the Indenture, the Intercreditor Agreement or Security Documents)) in favor of the Noteholder Collateral Agent, or shall be asserted by the Issuer or any other Guarantor not to be, (or any action shall be taken by the Issuer or any Guarantor to discontinue unless otherwise permitted) a valid, perfected, first priority (except as otherwise expressly provided in the Indenture, the Intercreditor Agreement or Security Documents) security interest in or Lien on the Collateral covered thereby; except in each case to the extent that any such loss of perfection or priority results from the failure of the Trustee or Noteholder Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or take other actions required to maintain the creation, perfection or priority of such security interest and Lien.

If an Event of Default specified in clause (vii) or (viii) above with respect to the Issuer occurs, all outstanding Senior Notes will become due and payable without any further action or notice. If an Event of Default (other than an Event of Default specified in clause (vii) or (viii) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding, by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Senior Notes to be due and payable immediately. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Senior Notes will become due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Senior Notes may rescind and annul such acceleration:

(i)	if the rescission would not conflict with any judgment or decree;

(ii)	if all existing Events of Default have been cured or waived except nonpayment of principal and interest that has become due solely because of this acceleration;

(iii)
to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(iv)	if the Issuer has paid to the Trustee its reasonable compensation and reimbursed the Trustee of its expenses, disbursements and advances; and

(v)
in the event of a cure or waiver of an Event of Default of the type set forth in clause (vii) or (viii) in the first paragraph of this “—Events of Default” section, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.
Subject to the terms, conditions, and provisions of the Intercreditor Agreement, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Senior Notes or to enforce the performance of any provision of the Senior Notes or the Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Senior Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.
Subject to the provisions of the Indenture, the Holders of a majority in principal amount of the outstanding Senior Notes (which may include consents obtained in connection with a tender offer or exchange offer of Senior Notes) by notice to the Trustee may waive an existing Default and its consequences, except a continuing Default in the payment of principal of, or interest on, any Note as specified in clause (i) or (ii) of the first paragraph of this “—Events of Default” section; provided, however, that the Holders of a majority in aggregate principal amount of the then-outstanding Senior Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. When a Default is waived, it is cured and ceases.
The Holders of not less than a majority in principal amount of the outstanding Senior Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to the duties of the Trustee in the Indenture, however, the Trustee may refuse to follow any direction that conflicts with any law or the Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
In the event the Trustee takes any action or follows any direction pursuant to the Indenture, the Trustee will be entitled to indemnification against any loss or expense caused by taking such action or following such direction.
No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(i)
has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Senior Notes outstanding;

(ii)	has been offered indemnity satisfactory to it in its reasonable judgment; and

(iii)	has not received from the Holders of a majority in aggregate principal amount of the outstanding Senior Notes a direction inconsistent with such request.
However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (i) in the first paragraph of this “—Events of Default” section).

Notwithstanding any other provision of the Indenture, the right of any Holder to receive payment of principal of, premium in respect of, and interest on, a Senior Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.
The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and promptly (and in any event within 15 days) after any Officer of the Issuer becomes aware of the occurrence of any Default a statement specifying the Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.
If a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall send to each Holder notice of the uncured Default within 30 days after such Default occurs. Except in the case of a Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make a payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Net Proceeds Payment Date pursuant to a Net Proceeds Offer, or a Default in complying with the provisions of “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.
Amendment, Supplement and Waiver
Subject to certain exceptions, the Issuer, the Guarantors and the Trustee and Noteholder Collateral Agent together, with the written consent (which may include consents obtained in connection with a tender offer or exchange offer for Senior Notes) of the Holder or Holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding may amend or supplement the Indenture, the Senior Notes or the Note Guarantees or other Senior Note Documents, without notice to any other Holders. Subject to certain exceptions, the Holder or Holders of a majority in aggregate principal amount of the outstanding Senior Notes may waive compliance with any provision of the Indenture, the Senior Notes or the Note Guarantees or the other Senior Note Documents without notice to any other Holders.
Notwithstanding the above, without the consent of each Holder affected, no amendment or waiver may:

(i)	reduce, or change the maturity, of the principal of any Senior Note;

(ii)	reduce the rate of or extend the time for payment of interest on any Senior Note;

(iii)
reduce any amounts payable upon redemption or any Change of Control or change the date on, or the circumstances under, which any Senior Notes are subject to redemption or purchase (other than provisions of “—Purchase at the Option of Holders Upon a Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to repurchase the Senior Notes upon a Change of Control may be made without the consent of each Holder of the Senior Notes affected);

(iv)	make any Senior Note payable in money or currency other than that stated in the Senior Notes;

(v)	expressly subordinate in right of payment such Senior Note or any Note Guarantee to any other Indebtedness of the Issuer or any Guarantor;

(vi)	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Senior Notes;

(vii)
waive a continuing default in the payment of principal of or premium or interest on any Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(viii)
impair the rights of Holders to receive payments of principal of or interest on the Senior Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Senior Notes;

(ix)	release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(x)	make any change in these amendment and waiver provisions.
In addition, without the consent of the Holders of at least 66 2/3% in principal amount of the Senior Notes then outstanding, (a) no amendment to the Indenture, the Senior Notes, the Note Guarantees or other Senior Note Documents may release all or substantially all of the Collateral from the Liens securing the Senior Notes and (b) no amendment to, or waiver of, the provisions of the Indenture, the Senior Notes, the Note Guarantees or other Senior Note Documents may alter the priority of the Liens securing the Collateral in any manner that adversely affects the rights of the Holders of the Senior Notes, in each case other than in accordance with the terms of the applicable Senior Note Documents.
The Issuer and the Trustee and the Noteholder Collateral Agent together, may amend or supplement the Indenture, the Senior Notes, the Note Guarantees or any other Senior Note Documents without notice to or consent of any Holder:

(i)	to cure any ambiguity, defect or inconsistency;

(ii)	to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

(iii)
to provide for the assumption of the Issuer’s obligations to the Noteholder Secured Parties in the case of a merger, consolidation or sale of all or substantially all of the assets, in accordance with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.;”

(iv)	to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture);

(v)	to add any Subsidiary of the Issuer as a Guarantor;

(vi)	to make any change that would provide additional rights or benefits to the Holders or would not materially adversely affect the rights of any Holder;

(vii)	in the case of the Indenture, to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(viii)	to add additional assets as Collateral or otherwise enter into additional or supplemental Security Documents;

(ix)	to release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by such agreements;

(x)
to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or to the extent required under the Intercreditor Agreement, to conform any Security Documents to reflect amendments or other modifications to comparable provisions under ABL Facility security documents; or

(xi)	to amend the Intercreditor Agreement pursuant to Section 10.5 thereof or otherwise enter into an Intercreditor Agreement in respect of an ABL Facility permitted hereby.
Legal Defeasance and Covenant Defeasance
The Issuer may elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Senior Notes, Note Guarantees and the Security Documents. Upon the Issuer’s exercise of such option, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth below, be deemed to have been discharged from their obligations with respect to all outstanding Senior Notes, Note Guarantees and the Security Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes, the Note Guarantees, the Indenture and the Security Documents which shall thereafter be deemed to be “outstanding” only for the purposes of application of the trust money as set forth in the Indenture and the other sections of the Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Senior Notes and the Indenture and the Guarantors shall be deemed to have satisfied all of their obligations under the Note Guarantees, the Indenture and the Security Documents (and the Trustee and the Noteholder Collateral Agent, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged under the Indenture:

(i)
The rights of Holders of outstanding Senior Notes to receive, solely from the trust fund, and as more fully set forth in the Indenture, payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due;

(ii)
The Issuer’s obligations with respect to the Senior Notes under certain provisions in the Indenture relating to the Senior Notes and the covenant in the Indenture relating to the maintenance of office or agency;

(iii)	The rights, powers, trusts, duties and immunities of the Trustee and Noteholder Collateral Agent under the Indenture and the Issuer’s and Guarantors’ obligations in connection therewith; and

(iv)	The Legal Defeasance provisions of the Indenture.
In addition, the Issuer may elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture and the Security Documents, and thereafter any omission to comply with such obligations shall not constitute an Event of Default. Upon the Issuer’s exercise of such option, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions described below, be released from their respective obligations under the covenants under the Indenture and the Security Documents, except as described otherwise in the Indenture (hereinafter, “Covenant Defeasance”), and the Senior Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes under the Indenture (it being understood that such Senior Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Senior Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere to any such covenant or by reason of any reference in any such covenant to any other provision in the Indenture or in any other document and such omission to comply shall not constitute an Event of Default, but, except as described above, the remainder of the Indenture and such Senior Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise of Covenant Defeasance, certain Events of Default will no longer apply.
In order to exercise either Legal Defeasance or Covenant Defeasance:

(i)
the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Senior Notes on the stated date for payment or on the Redemption Date of the principal or installment of principal of or interest on the Senior Notes,

(ii)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

a)	the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

b)	since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(iii)
in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(iv)	no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(v)
the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(vi)
the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(vii)
the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (i) through (vi) and, in the case of the Opinion of Counsel, clauses (ii) and/or (iii) and (v) of this paragraph have been complied with.

The Collateral will be released from the Lien securing the Senior Notes, as provided under the caption “—Release of Collateral,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.
Discharge of Indenture
The Issuer may terminate its obligations under the Senior Notes, the Indenture and the Security Documents and the obligations of the Guarantors under the Note Guarantees, the Indenture and the Security Documents and the Indenture and the Security Documents shall cease to be of further effect (except for certain obligations regarding the registration of transfer or exchange of Senior Notes, covenants regarding payment and maintenance of existence and other provisions specified in the Indenture, which shall survive until all of the Senior Notes are no longer outstanding), if:

(i)
all the Senior Notes that have been authenticated and delivered (except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(ii)
(a) all Senior Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Senior Notes not theretofore delivered to the Trustee for cancellation,

a)	the Issuer has paid all sums then due and payable by it under the Indenture, and

b)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Notes at maturity or on the Redemption Date, as the case may be.
In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.
Calculations in Respect of Senior Notes
Except as otherwise provided in the Indenture, the Issuer (or its agents) will be responsible for making all calculations called for under the Indenture or the Senior Notes. The Issuer (or its agents) will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Issuer (or its agents) upon request will provide a schedule of its calculations to the Trustee, and the Trustee is entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Trustee will deliver a copy of such schedule to any Holder upon the written request of such Holder.
Trustee
U.S. Bank National Association will be the Trustee and Noteholder Collateral Agent under the Indenture and has been appointed as the Registrar and Paying Agent.
The Trustee will not be responsible for and will not make any representation as to the validity or adequacy of the Indenture or the Senior Notes, it will not be accountable for the Issuer’s use of the proceeds from the Senior Notes, and it will not be responsible for any statement of the Issuer in the Indenture or any document issued in connection with the sale of Senior Notes or any statement in the Senior Notes other than the Trustee’s certificate of authentication. The Trustee will not make any representations with respect to the effectiveness or adequacy of the Indenture.
If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Holders pursuant to the provisions of the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

Governing Law
The Indenture, the Senior Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreement will be governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture and the other Senior Note Documents for the full definition of all terms.
“ABL Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.
“ABL Debt” means all Indebtedness and letters of credit of the Issuer or any Subsidiary of the Issuer outstanding under any ABL Facility and all other Obligations under any ABL Facility (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Subsidiary of the Issuer, regardless of whether or not a claim for post-filing interest is allowed in such proceedings).
“ABL Facility” means one or more debt facilities (including the Credit Agreement), indentures or commercial paper facilities or other agreements, in each case with banks or other lenders or investors providing for credit loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, amended and restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding additional borrowers or guarantors thereunder), whether by the same or any other agent, lender or group of lenders (or any affiliate of such agent, lender or group of lenders).
“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Original Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary whether or not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, whether or not such Indebtedness was incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.
“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of “—Certain Covenants—Limitations on Transactions with Affiliates” only, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns 10% or more of any class of the Voting Stock of the referent Person or (2) of which 10% or more of the Voting Stock is beneficially owned by the referenced Person. For purposes of this definition and the definition of “Permitted Holder,” “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means any Registrar or Paying Agent.
“amend” means to amend, supplement, restate, amend and restate, renew, replace or otherwise modify; and “amendment” shall have a correlative meaning.
“asset” means any asset or property.
“Asset Acquisition” means

(1)
An Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2)	The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.
“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a sale and leaseback transaction or a merger or consolidation or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares))

(collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)	Transfers of cash or Cash Equivalents;

(2)
Transfers of assets (including Equity Interests) that are governed by, and made in accordance with, “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” or any transfer that constitutes a Change of Control under the Indenture;

(3)	Permitted Investments and Restricted Payments permitted under “—Certain Covenants—Limitations on Restricted Payments;”

(4)	The creation or realization of any Lien permitted under the Indenture;

(5)
Transfers of surplus, damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6)
Sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and the Restricted Subsidiaries;

(7)
Any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $5.0 million;

(8)
To the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of assets for like property (excluding any boot thereon) for use in a business similar to that of the Issuer or any Restricted Subsidiary; provided, that if any property that is so disposed is Collateral, the Issuer or the applicable Restricted Subsidiary will provide Liens on such exchanged for like property under and in accordance with the Indenture and the Security Documents;

(9)	The unwinding of any Hedging Obligations;

(10)	Any sale and leaseback transactions permitted by the Indenture;

(11)	Any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(12)	The lease or sublease of any real or personal property in the ordinary course of business;

(13)	The transfer, sale or other disposition resulting from any condemnation or other taking of, any property or assets of the Issuer or any Restricted Subsidiary; and

(14)	Termination of leases and subleases.
“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any sale or disposition of any Senior Notes Collateral.
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
“Bank Collateral Agent” means Bank of America, N.A. and any successor under the Credit Agreement, or if there is no Credit Agreement, the “Collateral Agent” designated pursuant to the terms of any ABL Facility.
“Banking Services” means each and any of the following bank services provided to the Issuer or any Subsidiary by any lender under an ABL Facility or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law to close.
“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting and in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person).
“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” means:

(1)
Marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(2)
Demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3)
Readily marketable direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(i)
the long-term debt of such state is rated, at the time of the Investment, “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(ii)	such obligations mature not more than one year from the date of acquisition thereof;

(4)
Commercial paper maturing no more than 270 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(5)
Repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(6)	Investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.
“Close of Business” means 5:00 p.m. New York City time.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents (which shall not include Excluded Assets).
“Collateral Agreement” means the Pledge and Security Agreement dated the Original Issue Date (as amended, amended and restated, supplemented renewed, refunded, replaced, restructured or otherwise modified from time to time, whether by the same or any other agent, lender or group of lenders (or any affiliate of such agent, lender or group of lenders) among the Issuer, the Guarantors party thereto and the Noteholder Collateral Agent.
“Consolidated Amortization Expense” for any period means the amortization expense and depletion expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1)	Consolidated Net Income, plus

(2)
In each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a)	Consolidated Income Tax Expense,

(b)	Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c)	Consolidated Depreciation Expense,

(d)	Consolidated Interest Expense,

(e)	Restructuring Expenses, and

(f)	All other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus

(3)
The aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding (i) the accrual of revenue consistent with past practice and (ii) reversals of prior accruals on reserves for cash items previously included in the calculation of Consolidated Cash Flow, in each case in accordance with GAAP).

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (less interest income) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1)	Imputed interest on Capitalized Lease Obligations,

(2)	Commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)	The net costs associated with Hedging Obligations,

(4)	The interest portion of any deferred payment obligations,

(5)	All other non-cash interest expense,

(6)	Capitalized interest,

(7)
The product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8)	All interest payable with respect to discontinued operations, and

(9)
All interest on any Indebtedness described in clause (7) or (8) of the definition of “Indebtedness”; provided, that such interest shall be included in Consolidated Interest Expense only to the extent that the amount of the related Indebtedness is reflected on the balance sheet of the Issuer or any Restricted Subsidiary, less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Transactions and the Exchange Transactions and (B) the amortization during such period of other capitalized financing costs.
Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.
“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(1)
The net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly Owned Restricted Subsidiaries during such period;

(2)
Except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1) or otherwise in accordance with the definition of Consolidated Secured Debt Ratio, the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)
The net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income at the date of determination is not permitted, directly or indirectly by operation of the terms of its charter or any agreement (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders during such period, unless otherwise waived, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4)	Net income (loss) from disposed or discontinued operations and any gain (or loss) in disposal of discontinued operations;

(5)
Any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6)	Gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)	Unrealized gains and losses with respect to Hedging Obligations;

(8)	The cumulative effect of any change in accounting principles;

(9)
Any amortization or write-offs of debt issuance or deferred financing costs, premiums and prepayment penalties, and all other costs and expenses, in each case, paid or charged during such period to the extent attributable to the Transactions or the Exchange Transactions;

(10)	Gains and losses realized upon the refinancing of any Indebtedness of the Issuer or any Restricted Subsidiary;

(11)
Any extraordinary, nonrecurring or unusual gain (or extraordinary, nonrecurring or unusual loss), together with any related provision for taxes on any such extraordinary, nonrecurring or unusual gain (or the tax effect of any such extraordinary, nonrecurring or unusual loss) (including, other than for purposes of “—Certain Covenants—Limitations on Restricted Payments,” any Restructuring Expenses, any expenses or charges related to any issuance of Equity Interests, Investments, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness) realized by the Issuer or any Restricted Subsidiary during such period;

(12)
Non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Equity Interests or other equity-based awards or any amendment or substitution of any such Equity Interests or other equity-based awards;

(13)	Any goodwill or asset impairment charges or write-offs subsequent to the Original Issue Date or amortization of other intangibles, in each case in accordance with GAAP;

(14)
Any expenses or reserves for liabilities to the extent that the Issuer or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided, that any liabilities for which the Issuer or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified;

(15)
Any restoration to income of any contingency reserve, except to the extent that provisions for such reserve was made out of Consolidated Net Income accrued at any time following the Original Issue Date;

(16)	Any charges or credits relating to the adoption of fresh start accounting principles;

(17)
Without duplication of clause (5) above, any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments entered in relation to the Indebtedness extinguished; and

(18)	Any gain or loss resulting from mark-to-market requirement of any derivative security, including the Convertible Notes.
In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (ii)(4) of the first paragraph of “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (16) the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.
“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Issuer (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under the Indenture or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Issuer and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.
“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination that constitutes the Senior Notes, any Other Pari Passu Lien Obligations and any indebtedness incurred under the Credit Agreement (including any letters of credit issued thereunder) to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available (the “Four-Quarter Period”) ending on or prior to the relevant date of determination (the “Relevant Determination Date”). For purposes of this definition, Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)
The incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, redemption, defeasance or other discharge of Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Relevant Determination Date, as if such incurrence, repayment, repurchase or redemption, defeasance or other discharge of or issuance, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2)
Any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Relevant Determination Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act and shall include, for the avoidance of doubt, synergies, operating improvements, operating expense reductions and other cost savings to the extent allowable, calculated in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Relevant Determination Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months as of the Relevant Determination Date).
“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount equal to the product of (i) the aggregate amount of cash contributions (other than Excluded Contributions, Restricted Payments made pursuant to clause (ii) of the second paragraph of “—Certain Covenants—Limitations on Restricted Payments” or Disqualified Stock) or cash contributed by the Issuer or a Restricted Subsidiary of the Issuer) made to the common equity capital of the Issuer or any Restricted Subsidiary after the Original Issue Date multiplied by (ii) 0.50.
“Convertible Notes” means the Issuer’s 9.5% Convertible Notes due 2015 issued pursuant to the Convertible Notes Indenture, in an aggregate principal amount outstanding on the Issue Date immediately prior the issuance of any Senior Notes of $55,000,000, as amended or supplemented from time to time.
“Convertible Notes Indenture” means that certain Indenture, dated as of August 31, 2010, by and among the Issuer, the guarantors party thereto, and U.S. Bank National Association, as trustee, governing the issuance of the Convertible Notes, as amended by a supplemental indenture dated as of October 30, 2012, a second supplemental indenture described in this Prospectus, and as may be further amended or supplemented from time to time after the Issue Date.
“Corporate Trust Office” means the corporate trust office of the Trustee located at 150 Fourth Avenue North, 2nd Floor, Nashville, Tennessee 37219, Attention: Corporate Trust Department, or such other office, designated by the Trustee by written notice to the Issuer, at which at any particular time its corporate trust business shall be administered.
“Credit Agreement” means the Credit Agreement dated as of the Original Issue Date by and among the Issuer, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders, book-runners, arrangers and other agents named therein, as replaced by the Loan and Security Agreement, dated as of August 31, 2012, by and among the Issuer, the subsidiaries of the Issuer from time to time party thereto as “Borrowers”, the subsidiaries of the Issuer from time to time party thereto as “Guarantors”, the financial institutions party thereto as “Lenders,” and Bank of America, N.A., a national banking association, as agent for the Lenders, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, amended and restated, supplemented, increased, extended, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.
“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.
“Depositary” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.
“Designated Preferred Stock” means preferred stock of the Issuer (other than Disqualified Equity Interests) that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in clause (ii)(2) of the first paragraph of “—Certain Covenants—Limitations on Restricted Payments.”
“Discharge of ABL Debt” means (a) the payment in cash of all obligations outstanding and unpaid under the ABL Facility (including, without limitation, principal, interest, break-funding and increased cost reimbursement, fees and expenses) and the cash collateralization or other satisfactory arrangement of letters of credit then outstanding thereunder, in each case, contemporaneously with or after the termination or expiration of commitments under such ABL Facility and (b) the payment in cash or cash collateralization of Swap Obligations and Banking Services Obligations that are secured by a Lien on ABL Collateral.
“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final Maturity Date of the Senior Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final Maturity Date of the Senior Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions set forth in “—Purchase at the Option of Holders Upon a Change of Control” and “—Certain Covenants—Limitations on Asset Sales” respectively, and such Equity Interests provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Senior Notes as required pursuant to the provisions set forth in “—Purchase at the Option of Holders Upon a Change of Control” and “—Certain Covenants—Limitations on Asset Sales,” respectively.
“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Transactions” means, collectively, (a) the execution and delivery by the Issuer and the Guarantors of the Indenture, an amendment to the Collateral Agreement, the Intercreditor Agreement Amendment and other related documents to which they are a party and the issuance of the Senior Notes thereunder, and the performance by the Issuer and the Guarantors of the Indenture, the Collateral Agreement as so amended, the Intercreditor Agreement as so amended and such other documents, (b) the execution, delivery and performance by the Issuer and the Guarantors of the second supplemental indenture to the Convertible Notes Indenture, (c) the performance by the Issuer and the Subsidiaries party thereto of the Credit Agreement and related security documents and borrowings thereunder and (d) the payment of related fees and expenses.
“Excluded Assets” means (a) Excluded Equity, (b) those assets that would constitute ABL Collateral but as to which the Bank Collateral Agent shall not have required a lien or security interest (other than such forbearance by the Bank Collateral Agent after the Discharge of ABL Debt), (c) any Trademark (as defined in the Collateral Agreement) applications filed in the United States Patent and Trademark Office on the basis of any Grantor’s, as applicable, “intent-to-use” such trademark, unless and until acceptable evidence of use of the Trademark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), provided that any such Trademark applications shall automatically be included in the Collateral upon the filing of acceptable evidence of use of such Trademark, (d) Equipment (as defined in the Collateral Agreement) and the related accessions and proceeds owned by any Grantor that is subject to a purchase money Lien or a Capital Lease to the extent such purchase money Lien or Capital Lease is a Permitted Lien if the contract to other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease or purchase money lien) prohibits or requires the consent of any Person other than a Grantor as a condition to the creation of any other Lien on such Equipment, (e) any interest in any real property (other than Material Real Property or Collateral constituting As-Extracted Collateral), including without limitation any leasehold interests (other than solely to the extent required to create and perfect a security interest in as-extracted collateral which is part of the ABL Collateral), (f) any assets the perfection of which would require notation of a lien on a certificate of title (other than solely to the extent such assets are part of the ABL Collateral) and (g) Special Property other than the following:

(a)
The right to receive any payment of money (including Accounts, General Intangibles and Payment Intangibles) or any other rights referred to in Sections 9-406, 9-407, 9-408, 9-409 of the UCC to the extent that such Sections of the UCC are effective to limit the prohibitions or restrictions which make such property “Special Property”; and

(b)	Any Proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

“Excluded Contributions” means the net cash proceeds or Cash Equivalents received by the Issuer after the Original Issue Date from:

(1)	contributions to its common equity capital; and

(2)
the sale (other than to the Issuer or to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary of the Issuer) of Qualified Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate, the proceeds of which are excluded from the calculation set forth in clause (ii)(2) of the first paragraph of “—Certain Covenants—Limitations on Restricted Payments.”
“Excluded Equity” means Equity Interests solely to the extent:

(a)	In excess of 66% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary; or

(b)
The inclusion of such Equity Interests in the Collateral would require separate financial statements for a Subsidiary of the Issuer to be filed with the SEC (or any successor federal agency) pursuant to Rule 3-16 of Regulation S-X (or any successor law or regulation), as in effect from time to time.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee. Fair Market Value (other than of any asset with a public trading market) in excess of $20.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Board of Directors of the Issuer and delivered to the Trustee.
“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia.
“Four-Quarter Period” has the meaning given to such term in the definition of “Consolidated Secured Debt Ratio.”
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.
“Grantors” means the Issuer and the Guarantors.
“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.
“Guarantors” means (1) each Restricted Subsidiary of the Issuer on the Issue Date (other than any Foreign Subsidiaries) and (2) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of the Indenture.
“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Senior Notes.
“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided, that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) the accrual of interest, the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.
“Indebtedness” of any Person at any date means, without duplication:

(1)	All liabilities, contingent or otherwise, of such Person for borrowed money;

(2)	All obligations of such Person evidenced by bonds, debentures, notes, other similar instruments or letters of credit (or reimbursement obligations with respect thereto);

(3)	All reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)
All obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than 60 days after such property is acquired or services completed, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5)	The amount of all Disqualified Equity Interests of such Person calculated in accordance with GAAP (whether classified as debt, equity or mezzanine);

(6)	All Capitalized Lease Obligations of such Person or Attributable Debt in respect of sale and leaseback transactions;

(7)	All Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)
All Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided, that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9)	To the extent not otherwise included in this definition, Hedging Obligations of such Person;

(10)
All obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, except trade payables incurred by such Person in the ordinary course of business; and

(11)
Indebtedness of any partnership in which such Person is a general partner (other than to the extent that the instrument or agreement evidencing such Indebtedness expressly provides that such Indebtedness is recourse only to the partnership and not to the general partner).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.
Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.
“Indenture” means the Indenture, as amended or supplemented from time to time in accordance with the terms hereof.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, disinterested and independent with respect to the Issuer and its Affiliates.
“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Original Issue Date among the Bank Collateral Agent, the Trustee, the Noteholder Collateral Agent, the Issuer and each Guarantor, as amended by the Intercreditor Agreement

Amendment, as it may be further amended, amended and restated, modified, supplemented, extended, renewed or replaced from time to time in accordance with the Indenture or other intercreditor agreements among the Trustee, the Noteholder Collateral Agent, an agent for lenders providing an ABL Facility from time to time, in each case as it may be amended, modified, supplemented, extended, renewed or replaced.
“Interest Payment Date” means the Stated Maturity of an installment of interest on the Senior Notes and shall mean April 1 and October 1 of each year, commencing on October 1, 2013.
“Investments” of any Person means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of:

(1)	All loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)
All purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3)	All other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4)	The Designation of any Subsidiary as an Unrestricted Subsidiary.
Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.
“Issue Date” means the date on which the Senior Notes are originally issued.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.
“Material Real Property” means any owned real property (or any interest in owned real property) having a net book value in excess of $700,000.
“Maturity Date” means October 1, 2015.
“Maximum ABL Debt Amount” means, on any date of determination, the amount of (i) (1) the aggregate principal amount of ABL Debt then outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and the Restricted Subsidiaries thereunder) which principal amount shall not exceed $102,500,000 less (2) to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of the application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreement in accordance with “—Certain Covenants—Limitations on Asset Sales,” plus (ii) the aggregate amount of all then outstanding Banking Services Obligations and the then applicable net aggregate obligation amount of all then outstanding Swap Obligations incurred with any lender under an ABL Facility (or an affiliate of such lender), in the case of each of the obligations under this clause (ii), to the extent secured under any ABL Facility, plus (iii) all accrued and unpaid interest accruing in respect of or attributable to, but only in respect of or attributable to, the aggregate principal amount of ABL Debt at any one time not to exceed the amount referred to in clause (i) above, fees, indemnities (other than unasserted, contingent indemnity obligations) and other obligations (other than principal and interest) relating to the foregoing.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgages” means mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to “—Certain Covenants—Further Assurances.”

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1)	Brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants, investment banks, consultants and placement agents) of such Asset Sale;

(2)	Provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)	Amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4)	Payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;

(5)
Appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds; and

(6)
Any portion of the purchase price from an Asset Sale placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Sale) in accordance with GAAP; provided, however, that at the termination of any such escrow, Net Available Proceeds shall be increased by the amount of any portion of funds released from escrow to the Issuer or any Restricted Subsidiary.

“Non-Recourse Indebtedness” means:

(1)
As to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)
No default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)
As to which the lenders have been notified or acknowledged in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Issuer or any Restricted Subsidiary) or assets of the Issuer and the Restricted Subsidiaries.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s payment obligations under the Indenture and the Senior Notes, executed pursuant to the Indenture.
“Noteholder Secured Parties” means the Trustee, the Noteholder Collateral Agent, each Holder and each other holder of, or obligee in respect of, any obligations in respect of the Senior Notes outstanding at such time and the beneficiaries of each indemnification obligation undertaken by a Note Party under any Note Document.
“Note Parties” means the Issuer and the Guarantors.
“Obligation” means any principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase or otherwise), premium, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.
“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Issuer, a Guarantor or the Trustee.
“Original Issue Date” means August 31, 2010.
“Other Pari Passu Lien Obligations” means any other Refinancing Indebtedness that refinances or refunds (or successive refinancings and refundings) any Senior Notes and all Obligations with respect to such Indebtedness; provided, that such Indebtedness shall (a) have a stated maturity date that is equal to or longer than the Senior Notes, (b) contain terms and covenants that are no more restrictive than the terms and covenants under the Senior Notes, (c) contain terms and covenants that are more restrictive than the terms and covenants under the Senior Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the Senior Notes and the Indenture are amended to contain any such more restrictive terms and covenants and (d) be secured by an interest in the Collateral that ranks pari passu or junior to the security interest and Liens of the Noteholder Collateral Agent in the Collateral for the benefit of the Noteholder Secured Parties.
“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Senior Notes or the Note Guarantees, as applicable.
“Perfection Certificate” shall mean any Perfection Certificate substantially in the form delivered on the Original Issue Date.
“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Prospectus and businesses that are reasonably related thereto, reasonable extensions thereof or necessary or desirable to facilitate any such business, and any unrelated business to the extent that it is not material in size as compared with the Issuer’s business as a whole.
“Permitted Investment” means:

(1)
(i) Investments by the Issuer or any Guarantor in (a) any Restricted Subsidiary that is a Guarantor or (b) any Person that will become immediately after such Investment a Restricted Subsidiary that is a Guarantor or that will merge or consolidate into the Issuer or any Restricted Subsidiary that is a Guarantor and (ii) Investments by any Restricted Subsidiary that is not a Guarantor in any other Restricted Subsidiary;

(2)	Investments in the Issuer by any Restricted Subsidiary;

(3)	Hedging Obligations incurred in compliance with “—Certain Covenants—Limitations on Additional Indebtedness;”

(4)	Cash and Cash Equivalents;

(5)
Receivables and trade credit owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(6)
Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(7)
Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with “—Certain Covenants—Limitations on Asset Sales;”

(8)	Lease, utility and other similar deposits in the ordinary course of business;

(9)	Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

(10)	Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(11)	Guarantees of Indebtedness permitted to be incurred under the Indenture;

(12)
Advances, loans, rebates and extensions of credit to suppliers, customers and vendors in the ordinary course of business in an aggregate amount, together with the aggregate amount of Indebtedness under clause (xv) of the definition of “Permitted Indebtedness” not to exceed $2.5 million at any time outstanding;

(13)
Payroll, travel, relocation, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business;

(14)
Investments in existence on the Original Issue Date or made pursuant to binding commitments existing on the Original Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on the Original Issue Date; provided that the amount of such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as may otherwise be permitted under the Indenture;

(15)	Prepaid expenses, negotiable instruments held for collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(16)
Investments in an aggregate amount, at any one time outstanding, not to exceed the greater of $5.0 million and 2.5% of Consolidated Net Tangible Assets at the time of such Investment (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(17)
Investments by the Issuer and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business, including such Investments in connection with the entry into any new hauling arrangements contemplated as of the date of the Indenture;

(18)
Any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(19)
Any Investment by the Issuer or a Restricted Subsidiary of the Issuer in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, not to exceed the greater of (a) $15.0 million and (b) 10% of Consolidated Net Tangible Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (19) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (19) for so long as such Person continues to be a Restricted Subsidiary;

(20)	Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(21)
Investments acquired after the date of the Indenture as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22)
Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business; and

(23)
Any acquisition of assets or Equity Interests solely in exchange for, or out of the net cash proceeds received from, the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or any contribution to the common equity of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (23) will be excluded from clause (ii)(2) of the first paragraph of “—Certain Covenants—Limitations on Restricted Payments.”

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clause (1) through (23) above, or is otherwise entitled to be incurred or made pursuant to “—Certain Covenants—Limitations on Restricted Payments,” the Issuer will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth above or pursuant to “—Certain Covenants—Limitations on Restricted Payments.”
The amount of Investments outstanding at any time pursuant to clause (16) above shall be deemed to be reduced:

(a)
Upon the disposition or repayment of or return on any Investment made pursuant to clause (16) above, as the case may be, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b)
Upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (16).

“Permitted Liens” means the following types of Liens:

(1)
Liens on the Collateral securing the ABL Debt not to exceed the Maximum ABL Debt Amount and Banking Services Obligations and Swap Obligations (whose priority shall be governed by the Intercreditor Agreement);

(2)
Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves or other appropriate provisions as may be required pursuant to GAAP;

(3)
Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)
Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(5)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)
Judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired, which are being contested in good faith and for which adequate reserves have been made to the extent required by GAAP;

(7)
Survey exceptions, easements, rights-of-way, zoning restrictions, non-monetary encumbrances and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(8)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(9)
Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(10)
(A) Bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and (B) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(11)	Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(12)	Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

(13)
Liens securing the Senior Notes, and Liens securing Other Pari Passu Lien Obligations, the Note Guarantees relating thereto and any Obligations with respect to such Senior Notes, Other Pari Passu Liens Obligations and Note Guarantees; provided, that such Liens with respect to Other Pari Passu Lien Obligations do not extend to any additional assets not securing the Senior Notes;

(14)	Liens existing on the Original Issue Date securing Indebtedness outstanding on the Original Issue Date;

(15)	Liens in favor of the Issuer or a Guarantor;

(16)
Liens securing Indebtedness and related obligations (including Hedging Obligations and cash management obligations incurred in the ordinary course and not for speculative purposes) permitted pursuant to clauses (iv) or (viii)(a) of the second paragraph of “—Certain Covenants—Limitations on Additional Indebtedness” and Refinancing Indebtedness of such, in each case, to the extent such Liens in respect of Hedging Obligations are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with and no less favorable to the Holders in any material respect than the Intercreditor Agreement and treated as “ABL Priority Liens” (as defined in the Intercreditor Agreement) under the applicable intercreditor agreement;

(17)
Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided, that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18)
Liens securing Indebtedness permitted to be incurred under clause (xi) of the second paragraph of “—Certain Covenants—Limitations on Additional Indebtedness;” provided, that the Liens securing such Indebtedness (i) are solely on acquired property or Equity Interests of the acquired entity, and the proceeds thereof or (ii) do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Indebtedness prior to the incurrence of such Indebtedness by the Issuer or a Restricted Subsidiary;

(19)
Liens, other than those securing Indebtedness permitted to be incurred under “—Certain Covenants—Limitations on Additional Indebtedness,” on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20)
Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16), (17), (18), (19) and this clause (20); provided, that such Liens (i) do not extend to any additional assets (other than improvements thereon and replacements thereof and proceeds) and (ii) are of the same priority as any such Liens prior to such refinancing;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)	Liens with respect to obligations that do not in the aggregate exceed $5.0 million at any one time outstanding;

(23)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or any of its Restricted Subsidiaries relating to such property or assets;

(24)
Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the Issuer or (B) such Person or such property is acquired by the Issuer or any Restricted Subsidiary; provided, that such Liens do not extend to any other assets of the Issuer or any Restricted Subsidiary and such Lien secures only those obligations which it secures on the date of such acquisition (and extensions, renewals, refinancings and replacements thereof);

(25)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(26)
Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(28)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(29)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(30)
Customary Liens granted in favor of a trustee (including the Trustee) to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the Indenture is issued including the Indenture and the Convertible Notes Indenture;

(31)	Liens on assets or the Capital Stock of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries to the extent not pledged as Notes Collateral; and

(32)
(i) With respect to real property owned by the Issuer or applicable Restricted Subsidiary, Liens encumbering any leases or subleases of real property leased to a third party and not incurred in connection with Indebtedness, which do not materially distract from the use of the property subject thereto and that do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries, taken as a whole and (ii) with respect to any real property leased by the Issuer or any Restricted Subsidiary, any Liens on the title of such property not created by the Issuer or the Restricted Subsidiary, as applicable.

For purposes of determining compliance with this definition, (a) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (b) in the event that a Lien (or any portion thereof) meets the criteria of one or more categories of Permitted Liens described above, the Issuer shall, in its sole discretion, classify (or later reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.
“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.
“principal” means, with respect to the Senior Notes, the principal of, and premium, if any, on the Senior Notes.
“Prospectus” means the prospectus of the Issuer relating to the offering of the Senior Notes dated February 6, 2013, as amended March 8, 2013, as further amended March 20, 2013 (including any documents incorporated by reference therein).
“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary, in each case, incurred for the purpose of financing all or any part of the purchase price, lease or mortgage financing (including such Indebtedness as lessee) of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and the payment of any sales or other taxes associated therewith; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and payment and (2) such Indebtedness shall be incurred within one year after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided, that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).
“Record Date” means the applicable Record Date specified in the Senior Notes; provided, that if any such date is not a Business Day, the Record Date shall be the first day immediately succeeding such specified day that is a Business Day.
“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.
“Redemption Date,” when used with respect to any Senior Note to be redeemed, means the date fixed for such redemption pursuant to the Indenture and the Senior Notes.
“Redemption Price,” when used with respect to any Senior Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to the Indenture and the Senior Notes.
“refinance” means to refinance, repay, prepay, replace, renew, refund, redeem, defease or retire.
“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to redeem, extend, renew, replace, defease, refund or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)
The principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premiums and defeasance costs paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)	The Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(3)
If the Refinanced Indebtedness was subordinated in right of payment to the Senior Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Senior Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu in right of payment with the Senior Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Senior Notes or the Note Guarantees, as the case may be;

(4)
The Refinancing Indebtedness has a final Stated Maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the Maturity Date of the Senior Notes; provided, that (x) if the Refinancing Indebtedness is subordinated in right of payment to the Senior Notes or the Note Guarantees, then such Refinancing Indebtedness shall have a final Stated Maturity after the Maturity Date of the Senior Notes and (y) if the Refinancing Indebtedness is with respect to Refinanced Indebtedness that was Subordinated Indebtedness, then such Refinancing Indebtedness shall have a maturity date no earlier than the Maturity Date of the Senior Notes; and

(5)
The portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Maturity Date of the Senior Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the Maturity Date of the Senior Notes; provided, that (x) if the Refinancing Indebtedness is subordinated in right of payment to the Senior Notes or the Note Guarantees, then no portion of such Refinancing Indebtedness shall mature until after the Maturity Date of the Senior Notes and (y) if the Refinancing Indebtedness is with respect to Refinanced Indebtedness that was Subordinated Indebtedness, then no portion of such Refinancing Indebtedness shall mature before the Maturity Date of the Senior Notes.

“Relevant Determination Date” has the meaning given to such term in the definition of “Consolidated Secured Debt Ratio.”
“Requirement of Law” means, collectively, any and all requirements of any governmental authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of the Indenture.
“Restricted Payment” means any of the following:

(1)
The declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary (provided that such dividends or distributions be to the Issuer or a Guarantor if made by a Guarantor);

(2)
The redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, or any equity holder of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3)	Any Investment other than a Permitted Investment; or

(4)
Any prepayment with respect to or redemption, repurchase, retirement, defeasance or other acquisition for consideration of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness, in each case prior to the scheduled payment date or maturity or prior to any scheduled repayment of principal or sinking fund payment.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary. As of the Issue Date, all Subsidiaries of the Issuer shall be Restricted Subsidiaries.
“Restructuring Expenses” means losses, expenses and charges incurred in connection with restructuring within the Issuer and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation, disposition or consolidation of facilities, including severance, curtailments or modifications of pension plans, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.
“SEC” means the United States Securities and Exchange Commission.
“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Security Documents” means the Collateral Agreement and any security agreements, pledge agreements, mortgages, collateral assignments and related agreements, in each case as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the property and assets (other than Excluded Assets) of each Grantor.
“Senior Note Documents” means the Senior Notes, the Note Guarantees, the Indenture, the Security Documents and the Intercreditor Agreement.
“Senior Notes” means, collectively, the Issuer’s 9.5% Senior Secured Notes due 2015 treated as a single class of securities under the Indenture, as amended or supplemented from time to time in accordance with the terms of the Indenture.
“Senior Notes Collateral” means substantially all of the assets (excluding all Excluded Assets) that are owned or hereafter acquired by the Issuer or by any Guarantor to the extent pledged or required to be pledged to secure the Senior Notes on a first-priority basis in favor of the Noteholder Secured Parties in accordance with the Intercreditor Agreement, the Indenture and the Security Documents, including, to the extent constituting Collateral, all to the extent owned or hereafter acquired by the Issuer or by any Guarantor, (i) Equity Interests in any Subsidiary of the Issuer, (ii) Material Real Property, (iii) Equipment (other than mixer trucks and mixing drums affixed thereto), (iv) Intellectual Property, (v) other Collateral to the extent not constituting ABL Collateral and (vi) Proceeds of Senior Notes Collateral, including the Asset Sale Proceeds Account; provided that after the Discharge of ABL Debt secured by the ABL Collateral and subject to the terms, conditions and provisions of the Intercreditor Agreement, the Indenture and the Security Documents, all Collateral shall constitute Senior Notes Collateral. All capitalized terms used in this definition and not otherwise defined in the Indenture shall have the meaning attributed thereto in the Uniform Commercial Code for the State of New York.
“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (vii) or (viii) under the first paragraph of “—Events of Default” has occurred and is continuing, or which are being released from their Note Guarantees (in the case of clause (ix) of the second paragraph of “—Amendment, Supplement and Waiver”), would constitute a Significant Subsidiary under clause (1) of this definition.
“Special Property” means:

(a)	Any contract, General Intangible, permit, lease or license held by any Grantor that validly prohibits the creation by such Grantor of a security interest therein;

(b)	Any contract, General Intangible, permit, lease or license held by any Grantor to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein;

(c)
Any contract, General Intangible, permit, lease or license held by any Grantor to the extent that the creation by such Grantor of a security interest therein is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; and

(d)
Any property owned on the date hereof or acquired after the date hereof by any Grantor that is subject to a Lien permitted by either clause (14), (18), (19) or (20) of the definition of Permitted Liens if the contract or agreement pursuant to which such Lien is granted validly prohibits the creation of any other Lien on such property or requires the consent of another party to create such Lien, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

provided, however, that to the extent such property constitutes Special Property due to a prohibition on the creation of any security interest or other Lien in the relevant permit, lease, license, contract or other agreement or by Requirement of Law applicable thereto, then in each case described in clauses (a), (b), (c) or (d) of this definition, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, license, contract or other agreement or Requirement of Law applicable thereto validly prohibits the creation of a security interest or Lien on such property in favor of the Noteholder Collateral Agent or such permit, lease, license, contract, other agreement or Requirement of Law validly requires any consent not obtained thereunder in order for the Issuer or a Guarantor to create a security interest therein and, upon the termination or waiver of such prohibition or requirement (howsoever occurring), such property shall cease to constitute “Special Property”; and provided, further, that clauses (a), (b), (c) and (d) of this definition shall not be construed to limit, impair or otherwise affect the Noteholder Secured Parties’ continuing security interests in any Grantor’s rights to or interests of any Grantor in (x) monies due or to become due under any such contract, license, agreement, instrument or other document (to the extent not prohibited by such contract, license, agreement, instrument or other document and applicable law), or (y) any proceeds from the sale, license, lease or other disposition of any such contract, license, agreement, instrument or other document.
“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Senior Notes or the Note Guarantees, respectively. For the avoidance of doubt, (i) unsecured Indebtedness is not subordinated to secured Indebtedness merely because it is unsecured and (ii) senior Indebtedness is not subordinated Indebtedness merely because it has a junior lien priority with respect to the same collateral.
“Subsidiary” means, with respect to any Person:

(1)
Any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
Any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.
“Swap Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or any Subsidiaries shall be a Swap Agreement.
“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Swap Agreements.
“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness (excluding the Capitalized Lease Obligations, Purchase Money Indebtedness and Non-Recourse Indebtedness) of the Issuer and its Restricted Subsidiaries to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available, in each case with such pro forma and other adjustments to such consolidated total Indebtedness and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of Consolidated Secured Debt Ratio.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Issuer and the Guarantors of the Convertible Notes Indenture, Collateral Agreement, Intercreditor Agreement and other related documents to which they are a party and the issuance of the Convertible Notes thereunder, (b) the execution, delivery and performance by the Issuer and the Subsidiaries party thereto of the Credit Agreement (as defined in the Convertible Notes Indenture), Intercreditor Agreement and related security documents on the Original Issue Date and borrowing thereunder, (c) the restructuring of the Issuer pursuant to the plan of reorganization confirmed and consummated under Chapter 11 of the Bankruptcy Code commenced by the Issuer in the United States Bankruptcy Court for the District of Delaware and (d) the payment of related fees and expenses.
“Trustee” means the party named as such in the Indenture until a successor replaces it in accordance with the provisions of the Indenture and thereafter means such successor.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code refer to the New York Uniform Commercial Code.
“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.
“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.
“U.S. Legal Tender” means such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public and private debts.
“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.
“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly Owned Restricted Subsidiaries.

DESCRIPTION OF THE OLD CONVERTIBLE NOTES, AS AMENDED BY THE AMENDMENTS
On August 31, 2010, U.S. Concrete, Inc. (the “Issuer”) issued $55,000,000 aggregate principal amount of 9.5% Convertible Secured Notes due 2015 (the “Old Convertible Notes”) under an indenture (the “Old Convertible Notes Indenture”), dated as of August 31, 2010, by and among itself, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”) and as noteholder collateral agent (together with any successor thereto in such capacity, the “Noteholder Collateral Agent”), as amended by the Supplemental Indenture, dated as of October 30, 2012. Immediately prior to the consummation of the exchange offer, the Issuer, the Guarantors and the Trustee will enter into a supplemental indenture (the “Second Supplemental Indenture”) to the Old Convertible Notes Indenture (as so amended, the “Amended Convertible Notes Indenture”) that will eliminate substantially all of the restrictive covenants and certain events of default contained in the Old Convertible Notes Indenture governing the Old Convertible Notes and provide for a release of all of the liens on the collateral securing the Old Convertible Notes and securing the related guarantees under the Old Convertible Notes Indenture and the security documents governing the Old Convertible Notes (as so amended, such notes the “Amended Convertible Notes”). The terms of the Amended Convertible Notes include those expressly set forth in the Amended Convertible Notes Indenture and those made part of the Amended Convertible Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”).
The following description is a summary of the material provisions of the Amended Convertible Notes and the Amended Convertible Notes Indenture and does not purport to be complete. This summary is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Old Convertible Notes, the Old Convertible Notes Indenture and the Second Supplemental Indenture, the Intercreditor Agreement and the amendment to the Intercreditor Agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the Amended Convertible Notes. You may request a copy of the Amended Convertible Notes, the Old Convertible Notes Indenture, the Second Supplemental Indenture and the other agreements described in this Description of the Amended Convertible Notes from us as described under “Where You Can Find More Information.”
For purposes of this description, references to the “Issuer,” “we,” “our” and “us” refer only to U.S. Concrete, Inc., a Delaware corporation, and not to its subsidiaries. You can find definitions of certain terms used in this description under the heading “-Certain Definitions.”
General
The Amended Convertible Notes
The Amended Convertible Notes will:

•	be the Issuer's senior obligations;

•	be unsecured;

•	rank senior in right of payment to any of the Issuer's Subordinated Indebtedness;

•	rank equally in right of payment with all of the Issuer's existing and future senior unsecured Indebtedness;

•
be effectively subordinated to all of the Issuer's obligations under the ABL Facility, the Senior Notes and any future secured Indebtedness to the extent of the value of the collateral securing those obligations; and

•	be structurally subordinated to Indebtedness and other liabilities of any of the Issuer's future non-guarantor subsidiaries.

The Amended Convertible Notes will be convertible at any time on or prior to maturity into shares of Common Stock. Holders of Amended Convertible Notes will have the right to convert all or any portion of their Amended Convertible Notes into the number of shares of Common Stock equal to the principal amount of the Amended Convertible Notes to be converted divided by the Conversion Rate then in effect. The initial conversion rate was 95.23809524 shares of Common Stock per $1,000 principal amount of Amended Convertible Notes, which rate remains the current conversion rate. The Conversion Rate is and will be subject to adjustment to prevent dilution resulting from stock splits, stock dividends, combinations or similar events. Upon conversion, the Issuer will deliver Common Stock as described below under “-Conversion-Settlement Upon Conversion.”
In connection with any conversion, Holders of the Amended Convertible Notes to be converted will also have the right to receive Accrued Interest on such Amended Convertible Notes to the date of conversion. The Issuer may elect to pay the Accrued Interest in cash or in shares of Common Stock. If the Issuer elects to satisfy its obligation to pay the Accrued Interest in shares, the number of shares issuable will be determined by dividing the Accrued Interest by 95% of the trailing 10-day VWAP of the Common Stock.
The Amended Convertible Note Guarantees
The Amended Convertible Notes will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest when and as the same shall become due and payable by each of our existing direct or indirect domestic Restricted Subsidiaries that guarantee the ABL Facility. As of the date of this prospectus, all of the Issuer's Subsidiaries are Restricted Subsidiaries. Future Restricted Subsidiaries will not be required to guarantee the Amended Convertible Notes.
The Amended Convertible Note Guarantees will:

•	be the Guarantors' senior obligations;

•	be unsecured;

•	rank senior in right of payment to any of the Guarantors' Subordinated Indebtedness;

•	rank equally in right of payment with all of the Guarantors' existing and future senior unsecured Indebtedness;

•
be effectively subordinated to all of the Guarantors' obligations under the ABL Facility, the Senior Notes and any future secured Indebtedness to the extent of the value of the collateral securing those obligations; and

•	be structurally subordinated to Indebtedness and other liabilities of any of the Issuer's future non-guarantor subsidiaries.
Release of a Guarantor
A Guarantor will be released from its obligations under its Amended Convertible Note Guarantee and its obligations under the Amended Convertible Notes Indenture:
(i)in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise;

(ii)in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition;

(iii)if such Guarantor ceases to be a Restricted Subsidiary; or

(iv)if the Issuer exercises its legal defeasance option or its covenant defeasance option pursuant to “-Legal Defeasance and Covenant Defeasance” if the Issuer's obligations under the Amended Convertible Notes Indenture are discharged in accordance “-Discharge of Amended Convertible Notes Indenture,” or with respect to Remaining Amended Convertible Notes, if a Conversion Event has occurred.

Payment on the Amended Convertible Notes; Paying Agent and Registrar; Transfer and Exchange
The Issuer will pay the principal of (and premium, if any) and interest on the Amended Convertible Notes in the manner described below. An installment of principal of, or interest on, the Amended Convertible Notes will be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds on that date U.S. Legal Tender (as defined below) designated for and sufficient to pay the installment.
The Issuer will maintain or cause to be maintained an office or agency in the Borough of Manhattan, The City of New York, where (a) Amended Convertible Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Amended Convertible Notes may, subject to the terms of the Amended Convertible Notes, be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuer in respect of the Amended Convertible Notes and the Amended Convertible Notes Indenture may be served. The Issuer may act as Registrar or Paying Agent, except that for the purposes of “-Legal Defeasance and Covenant Defeasance” and “- Discharge of Amended Convertible Notes Indenture,” neither the Issuer nor any Affiliate of the Issuer may act as Paying Agent. The Registrar will keep a register of the Amended Convertible Notes and of their transfer and exchange and the entries in such register will be conclusive as to the ownership of each of the Amended Convertible Notes, absent manifest error. The Issuer, upon notice to the Trustee, may have one or more co-registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Registrar” includes any co-registrar and the term “Paying Agent”

includes any additional paying agent. The Issuer initially appointed the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed. The Issuer may change any Paying Agent or Registrar without notice to any Holder.
A Holder may transfer or exchange Amended Convertible Notes at the office of the Registrar in accordance with the Amended Convertible Notes Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed for any registration of transfer or exchange of Amended Convertible Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
Without the prior written consent of the Issuer, the Registrar will not be required to register the transfer of or exchange of any Amended Convertible Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Amended Convertible Notes and ending at the Close of Business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to “-Conversion,” except the unredeemed portion of any Amended Convertible Note being redeemed in part, and (iii) beginning at the opening of business on any Record Date and ending on the Close of Business on the related Interest Payment Date.
Any Holder of a beneficial interest in a global note, by acceptance of such beneficial interest, agrees that transfers of beneficial interests in such global note may be effected only through a book-entry system maintained by the Holder of such global note (or its agent) in accordance with the applicable legends thereon, and that ownership of a beneficial interest in such global note shall be required to be reflected in a book-entry system.
The registered Holder of an Amended Convertible Note may be treated as the owner of it for all purposes.
Maturity; Interest
The Amended Convertible Notes will mature on August 31, 2015.
The Amended Convertible Notes will bear interest at rate of 9.5% per annum from August 31, 2010 until maturity. The Issuer will pay interest quarterly on March 1, June 1, September 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Amended Convertible Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the rate equal to 2% per annum in excess of the then applicable rate on the Amended Convertible Notes; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest on the Amended Convertible Notes is computed on the basis of a 360-day year of twelve 30-day months.
The Issuer will pay interest on the Amended Convertible Notes to the Persons who are registered Holders of Amended Convertible Notes at the Close of Business on the February 15, May 15, August 15 or November 15 next preceding the Interest Payment Date (each a “Record Date”), even if such Amended Convertible Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in the Amended Convertible Notes Indenture with respect to defaulted interest. The Issuer will pay principal, premium, if any, and interest on the Amended Convertible Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Amended Convertible Notes will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Holders of the Amended Convertible Notes at their respective addresses set forth in the register of Holders of Amended Convertible Notes; provided, that for Holders that have given wire transfer instructions to the Issuer at least three Business Days prior to the applicable payment date, the Issuer will make all payments of principal, premium and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose.
All references to “interest” with respect to the Amended Convertible Notes, unless the context requires otherwise, includes interest and Additional Interest, if any, on the Amended Convertible Notes.
Security
The Old Convertible Notes are secured by certain collateral, as more particularly described in the Old Convertible Notes Indenture and the Intercreditor Agreement, dated as of August 31, 2010, by and among the Bank Collateral Agent, the Trustee, the Noteholder Collateral Agent, the Issuer and each Guarantor (the “Intercreditor Agreement”). Contemporaneously with the execution and delivery of the Second Supplemental Indenture, the parties to the Intercreditor Agreement will enter into an amendment to the Intercreditor Agreement pursuant to which (i) the Obligations of the Issuer and the Guarantors under the Amended Convertible Notes will no longer constitute “Notes Obligations” under the Intercreditor Agreement and will no longer be secured by any Lien or security interest in any asset or property of the Issuer or any Guarantor, (ii) no asset or property of the Issuer or any Guarantor will be held in trust for the benefit of any “Noteholder Secured Party” (as defined in the Old Convertible Notes Indenture prior to the effect of the Second Supplemental Indenture), and all such trusts shall be deemed released, (iii) the Trustee and the Noteholder Collateral Agent (only with respect such capacity under the Amended Convertible Notes Indenture) and the Holders of the Amended Convertible Notes (only with respect to such capacity) will no longer be beneficiaries of the Notes Security Documents (as defined in the Intercreditor Agreement) and the Intercreditor Agreement, and will not constitute “Notes Secured Parties” under the Intercreditor Agreement, and (iv) the Amended Convertible Notes and the Amended Convertible Notes Indenture will no longer constitute “Notes Documents” under the Intercreditor Agreement. Effective as of the execution and delivery of the Second Supplemental Indenture, the Amended Convertible Notes and the Amended Convertible Note Guarantees will be unsecured.
Redemption
Optional Redemption
On or after the Conversion Termination Date, the Issuer may, at its option, redeem outstanding Amended Convertible Notes, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the procedures described below, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Conversion Termination Date, plus, the Cash Conversion Amount, if any, in respect of the Amended Convertible Notes to be redeemed; provided, that Amended Convertible Notes subject to redemption will not include any Amended Convertible Notes specified for conversion pursuant to an Election Notice as described in “-Conversion Event; Termination of Conversion Rights.” Subject to the Conversion Cap, the Issuer may elect to pay the Cash Conversion Amount, in whole or in part, in shares of its Common Stock if certain conditions specified in the Indenture have been satisfied.
If the Issuer exercises its right to redeem the Amended Convertible Notes, the Issuer will mail a notice of such redemption at least fifteen (15) and not more than forty-five (45) days prior to the Redemption Date to the Holders of the Amended Convertible Notes to be redeemed.
In addition to any information required by law, each such notice of redemption will specify the following:
(i)the principal amount of Amended Convertible Notes to be redeemed,

(ii)the date fixed for redemption;

(iii)the Redemption Price at which such Amended Convertible Notes are to be redeemed (including the Cash Conversion Amount);

(iv)the place or places of payment, and that payment will be made upon presentation and surrender of the physical certificate or certificates representing such Amended Convertible Notes;

(v)that the Redemption Price will be paid as specified in the notice and whether the Cash Conversion Amount will be paid in cash or in shares of Common Stock or a combination of cash and shares of Common Stock, and if payable all or in part in Common Stock, the method of calculating the amount of Common Stock to be delivered on the applicable payment date;

(vi)that interest on such Amended Convertible Notes ceased to accrue as of the Conversion Termination Date in accordance with the Amended Convertible Notes Indenture; and

(vii)the right to convert such Amended Convertible Notes expired on the Conversion Termination Date in accordance with the Amended Convertible Notes Indenture.

On or prior to the date fixed for redemption specified in the notice of redemption, the Issuer will deposit with a bank or trust company having an office or agency in the Borough of Manhattan, The City of New York an amount in cash sufficient to redeem on the date fixed for redemption all the Amended Convertible Notes so called for redemption at the appropriate Redemption Price, together with the Cash Conversion Amount, if any.
If fewer than all of the outstanding Amended Convertible Notes are to be redeemed, Amended Convertible Notes to be redeemed will be selected by the Issuer from outstanding Amended Convertible Notes not previously called for redemption by lot or pro rata (as near as may be) or by any other equitable method determined by the Issuer in its sole discretion. If fewer than all Amended Convertible Notes represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed Amended Convertible Notes without cost to the Holder thereof.
If notice of redemption has been given as described above, provided, on and after the date fixed for redemption (unless the Issuer shall default in the payment of the Redemption Price, together with the Cash Conversion Amount), such Amended Convertible Notes shall be deemed no longer outstanding and the Holders thereof shall have no right in respect of such Amended Convertible Notes except the right to receive the Redemption Price thereof and the Cash Conversion Amount, if any.
Mandatory Redemption
No sinking fund, mandatory redemption or other similar provision applies to the Amended Convertible Notes.
Conversion
General
Subject to and upon compliance with the provisions of the Amended Convertible Notes Indenture, each Holder has the right, at such Holder's option, at any time to convert the principal amount of its Amended Convertible Notes, or any portion of such principal amount which is $1,000 or an integral multiple thereof, into shares of Common Stock; provided, that a Holder's right to convert Amended Convertible Notes shall terminate upon the occurrence of a Conversion Event as described under “-Conversion Event-Termination of Conversion Rights.” The initial Conversion Rate is 95.23809524 shares of Common Stock per $1,000 principal amount of Amended Convertible Notes.
Conversion Procedures
In order to exercise the conversion right with respect to any interest in Global Notes, the Holder must complete the appropriate instruction form for conversion pursuant to the Depositary's book-entry conversion program, furnish appropriate endorsements and transfer documents if required by the Issuer or the Trustee or Conversion Agent and pay any transfer taxes if required by the Amended Convertible Notes Indenture. In order to exercise the conversion right with respect to any Physical Notes, the Holder of any such Amended Convertible Notes to be converted, in whole or in part, shall:
(i)complete and manually sign the conversion notice provided on the back of the Amended Convertible Note (the “Conversion Notice”) or facsimile of the Conversion Notice;

(ii)deliver such notice, which is irrevocable, and the Amended Convertible Note to a Conversion Agent;

(iii)if required, furnish appropriate endorsements and transfer documents; and

(iv)if required, pay any transfer or similar tax.

The date on which the Holder satisfies all of the applicable requirements set forth above is the “Conversion Date.”
Settlement Upon Conversion
Upon any conversion, the Issuer will, subject to the provisions under “-Conversion,” deliver to converting Holders, in respect of each $1,000 principal amount of Amended Convertible Notes being converted, a number of shares of Common Stock equal to the then Conversion Rate.
Upon conversion, on the Conversion Payment Date, Holders will receive separate cash payment for accrued and unpaid interest to, but excluding, the applicable Conversion Date (the “Accrued Interest”), unless such conversion occurs between a Record Date and the Interest Payment Date to which it relates in which case the following shall apply. If Amended Convertible Notes are converted after the Close of Business on a Record Date for the payment of interest but prior to the Open of Business on the related Interest Payment Date, Holders of such Amended Convertible Notes at the Close of Business on such Record Date will receive in cash the interest payable on such Amended Convertible Notes on the corresponding Interest Payment Date notwithstanding the conversion.
The Issuer may elect to pay the Accrued Interest to any Holder by delivery of shares of its Common Stock if and only if the following conditions have been satisfied:

(i)the shares of Common Stock deliverable in payment of the Accrued Interest have a fair market value as of the Conversion Date of not less than the Accrued Interest;
For purposes of this clause, the fair market value of shares of Common Stock will be determined by the Issuer and will be equal to 95% of the average of the 10-day VWAP of the Common Stock for the 10 consecutive Trading Days immediately preceding the Conversion Date. The Issuer will provide such Holder written notice prior to the Conversion Payment Date that it will pay all or a portion of the Accrued Interest in shares of Common Stock.
(ii)if the Issuer's Common Stock is listed on a United States national securities exchange, payment of the Accrued Interest may not be made in Common Stock unless such stock is, or shall have been, approved for listing on the United States national securities exchange on which the Issuer's Common Stock may then be listed prior to the Conversion Payment Date;

(iii)all shares of Common Stock which may be issued will be issued out of the Issuer's authorized but unissued Common Stock and, will upon issue, be duly and validly issued and fully paid and non-assessable free of any preemptive rights; and

(iv)payment of the Accrued Interest may not be made in Common Stock to any Person to the extent such payment would cause such Person to become a “beneficial owner” (as determined pursuant to Section 13 of the Exchange Act) of securities of the Issuer in excess of the Conversion Cap as provided in “-Conversion Cap;” provided, that the foregoing shall not prevent the Issuer from making a payment in Common Stock to any other Person.

If all the conditions set forth above are not satisfied, the Accrued Interest will be paid by the Issuer only in cash.
If any fractional share would be issuable upon the conversion of any Amended Convertible Notes, the Issuer will pay the current market value of the fractional shares in cash. The current market value of a fractional share will be determined (calculated to the nearest 1/1000th of a share) by multiplying the Last Reported Sale Price of the Common Stock on the relevant Conversion Date by such fractional share and rounding the product to the nearest whole cent. The Issuer will not issue fractional shares upon payment of Accrued Interest. If any fractional share would be issuable upon such payment, the Issuer shall make payment in an amount of such fractional share in cash.
Adjustment of Conversion Rate
The Conversion Rate will be adjusted from time to time by the Issuer for certain events, including:

1.
if the Issuer pays, at any time or from time to time while any of the Amended Convertible Notes are outstanding, a dividend in shares of Common Stock or makes a distribution in shares of Common Stock, in each case, to all or substantially all holders of Common Stock;

2.
if the outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock (in each case, other than in connection with a Fundamental Change of Control);

3.
if the Issuer issues rights (other than rights issued pursuant to a stockholder rights plan, and then in accordance with the last paragraph of this “-Adjustment of Conversion Rate” subsection), warrants or options to all or substantially all holders of Common Stock entitling them to purchase, for a period expiring within 60 calendar days of the date of issuance, Common Stock at an aggregate price per share less than the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the time of announcement of the distribution;

4.
if the Issuer, by dividend or otherwise, distributes to all or substantially all holders of its outstanding Common Stock, evidences of the Issuer's indebtedness or assets, including securities but excluding: (i) any dividends or distributions referred to in (1) above; (ii) shares delivered in connection with subdivisions of Common Stock referred to in (2) above; (iii) any rights, warrants or options referred to in (3) above; and, or (iv) any dividends or distributions referred to in (5) below (any of the foregoing hereinafter referred to as the “Distributed Assets”);

5.
if the Issuer pays a dividend or otherwise distributes to all or substantially all holders of its Common Stock a dividend or other distribution of exclusively cash excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Issuer; and

6.
purchases of Common Stock pursuant to a tender offer or exchange offer made by the Issuer or any Subsidiary of the Issuer for all or any portion of Common Stock, to the extent that the Fair Market Value of cash and any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”).

In cases where the Fair Market Value of Distributed Assets and cash, other than the payment of a dividend or other distribution on Common Stock that consists of shares of Capital Stock of any class or series of, or similar equity interests in, a Subsidiary or other business unit of the Issuer (i.e., a “spin-off”) that are, or when issued, will be, traded or listed on The Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or any other United States national securities exchange or market, applicable to one share of Common Stock, distributed to holders of Common Stock:
(i)equals or exceeds the average of Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution, or

(ii)the average of the Last Reported Sale Prices of Common Stock during the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution exceeds the Fair Market Value of such Distributed Assets or cash so distributed by less than $1.00, rather than being entitled to an adjustment in the Conversion Rate, the Holder of an Amended Convertible Note will be entitled to receive upon conversion, in addition to Common Stock, the Distributed Assets or cash, as applicable, that such Holder would have been entitled to receive if such Holder had been a record holder of Common Stock (on an as converted basis at the then applicable Conversion Rate) on the Record Date for determining the stockholders entitled to receive the distribution.
The Issuer is permitted to increase the Conversion Rate by a specified amount for a period of at least 20 Business Days if the increase is irrevocable during the period and the Issuer's Board of Directors determines that such increase would be in the best interest of the Issuer, which determination shall be conclusive. The Issuer may also (but is not required to) increase the Conversion Rate as the Issuer's Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of Common Stock (or rights to acquire Common Stock) or from any event treated as such for income tax purposes.
Without limiting the foregoing, the Conversion Rate will not be adjusted for (A) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer's securities or the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any of the Issuer's present or future employee, director, trustee or consultant benefit plans, employee agreements or arrangements or programs including the Management Incentive Plan; (C) a change in the par value of Common Stock or (D) the issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of the Issuer's Common Stock or rights to purchase shares of Common Stock or such convertible, exchangeable or exercisable securities or the payment of cash upon repurchase or redemption thereof, except as otherwise provided.
All calculations will be made by the Issuer and not by the Trustee or Conversion Agent, and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000th) of a share of Common Stock, as the case may be.
Whenever the Conversion Rate is adjusted as described above, the Issuer will publicly announce through a reputable national newswire in the United States the relevant information, file such press release with the SEC on Form 8-K and make this information available on the Issuer's website.
Notwithstanding any of the foregoing, the applicable Conversion Rate will not be adjusted if the Holders of the Amended Convertible Notes are permitted to participate (as a result of holding the Amended Convertible Notes and contemporaneously with holders of Common Stock) in any of the transactions that would otherwise give rise to adjustment as if such Holders of the Amended Convertible Notes held a number of shares of Common Stock equal to the applicable Conversion Rate one Business Day prior to the effective date of the applicable transaction, multiplied by the principal amount (expressed in thousands) of Amended Convertible Notes held by such Holder, without having to convert their Amended Convertible Notes.
If the Issuer has in effect a rights plan while any Amended Convertible Notes remain outstanding, Holders of Amended Convertible Notes will receive, upon a conversion of such Amended Convertible Notes, in addition to such shares of Common Stock, rights under the Issuer's stockholder rights plan unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from Common Stock. If the rights provided for in any rights plan that the Issuer's Board of Directors may adopt have separated from the Common Stock in accordance with the provisions of the rights plan so that Holders of Amended Convertible Notes would not be entitled to receive any rights in respect of Common Stock that the Issuer delivers upon conversion of Amended Convertible Notes, the Issuer will adjust the conversion rate at the time of separation as if the Issuer had distributed to all holders of the Issuer's Common Stock, shares of Capital Stock, evidences of indebtedness or other assets or property in accordance with this section, subject to readjustment upon the subsequent expiration, termination or redemption of such rights.
Effect of Reclassification, Consolidation, Merger or Sale
If the case of:
i.any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or

ii.any consolidation, merger or combination of the Issuer with or into another Person, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the Issuer's assets and those of the Issuer's Subsidiaries taken as a whole to any other Person or Persons (other than to one or more of its subsidiaries), in each case, as a result of which holders of all or substantially all of the Common Stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for such Common Stock, the Issuer or the successor or purchasing corporation, as the case may be, will execute with the Trustee a supplemental indenture providing that from and after the effective date of such transaction each such Amended Convertible Note shall, without the consent of any Holders of Amended Convertible Notes, become convertible into, in lieu of the Common Stock otherwise deliverable, the same type (in the same proportion) of the consideration that the holders of Common Stock received in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “Reference Property”).
In all cases, the conditions relating to conversion of Amended Convertible Notes will continue to apply following such transaction. If the transaction also constitutes a Fundamental Change of Control, a Holder converting Amended Convertible Notes in connection with the Fundamental Change of Control will be entitled to receive Additional Shares and the Make Whole Payment in accordance with “-Adjustment Upon Fundamental Change of Control” in the Fundamental Change of Control. If such transaction causes Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property shall be deemed to be the kind and amount of consideration elected to be received by a majority of shares of Common Stock voted for such an election (if electing between two types of consideration) or a plurality of shares of Common Stock voted for such an election (if electing between more than two types of consideration), as the case may be. The Issuer will not become a party to any such transaction unless its terms are consistent with the foregoing.
If, in the case of any such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, the stock or other securities and assets received thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition, then the supplemental indenture will also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Amended Convertible Notes as the Issuer's Board of Directors will reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the conversion rights.
The Issuer will cause notice of the execution of a supplemental indenture to be mailed or delivered to each Holder, within 20 calendar days after execution thereof. Simultaneously with providing such notice, the Issuer will announce through a reputable national newswire in the United States the relevant information and make this information available on the Issuer's website.
Adjustment Upon Fundamental Change of Control
If and only to the extent a Holder converts its Amended Convertible Notes in connection with a Fundamental Change of Control, the Issuer will (i) increase the Conversion Rate for the Amended Convertible Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”) as described below and (ii) pay to such Holder the Make Whole Payment as described below. A conversion of Amended Convertible Notes will be deemed for these purposes to be “in connection with” such Fundamental Change of Control if the notice of conversion of the Amended Convertible Notes is received by the Conversion Agent during the period from the Effective Date of the Fundamental Change of Control to Close of Business on the 29th Business Day after the related Fundamental Change of Control.
The number of Additional Shares, if any, by which the Conversion Rate will be increased will be determined by reference to the table below, based on the date on which the Fundamental Change of Control becomes effective (the “Effective Date”) and the price (the “Share Price”) paid (or deemed paid) per share of Common Stock in the Fundamental Change of Control. If the Holders of the Common Stock receive only cash in a Fundamental Change of Control, the Share Price will be the cash amount paid per share of

Common Stock. Otherwise, the Share Price shall be the 10-day VWAP preceding the Effective Date of such Fundamental Change of Control.
The Share Prices set forth in the column headings of the table below will be adjusted as of any date on which the Conversion Rate of the Amended Convertible Notes is otherwise adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the share price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table will be adjusted in the same manner as the Conversion Rate as set forth in “-Adjustment of Conversion Rate.”

		Stock Price
		$6.21	$7.00	$10.50	$14.00	$17.50	$21.00	$24.50	$28.00
Validation Date	8/31/2010	65.793	53.181	23.631	11.808	6.225	3.320	1.715	0.806
	8/31/2011	65.793	52.584	21.700	9.582	4.328	1.957	0.839	0.296
	8/31/2012	65.793	51.687	20.025	6.866	0.356	—	—	—
	8/31/2013	65.793	49.778	17.630	5.804	0.274	—	—	—
	8/31/2014	65.793	47.619	12.315	3.332	0.147	—	—	—
	8/31/2015	65.793	47.619	—	—	—	—	—	—
The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:
(i)if the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the earlier and later Effective Dates, as applicable, based on a 365-day year.

(ii)if the Share Price is greater than $28.00 per share (subject to adjustment as set forth above), no Additional Shares will be added to the Conversion Rate.

(iii)if the Share Price is less than $6.21 per share (subject to adjustment as set forth above), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the total number of Additional Shares added to the Conversion Rate exceed 65.793 per $1,000 principal amount of Amended Convertible Notes, subject to adjustments in the same manner as the Conversion Rate as set forth “-Adjustment of Conversion Rate.”
In connection with a Fundamental Change of Control, and if and only to the extent a Holder converts its Amended Convertible Notes in connection with such Fundamental Change of Control, in addition to the payment of the Additional Shares, the Issuer will be required to make an additional payment to such Holder in cash (the “Make Whole Payment”), which Make Whole Payment will equal the total amount of interest that would have accrued and become payable on such Amended Convertible Notes from, but excluding, the Effective Date through and including August 31, 2013 (but including any accrued and unpaid interest on the Amended Convertible Notes from the Issue Date through and including the Effective Date). The Make Whole Payment will be made on the applicable Conversion Payment Date. The Issuer may elect to pay the Make Whole Payment in Common Stock if certain conditions specified in the Amended Convertible Notes Indenture have been met.
A Purchaser Party will not be entitled to receive Additional Shares or the Make Whole Payment upon a Fundamental Change of Control, notwithstanding any conversion of such Purchaser Party's Amended Convertible Notes, if such Fundamental Change of Control (i) is a merger, consolidation or sale with or into such Purchaser Party, or any member of any “group” of which such Purchaser Party is a member or any of their respective Affiliates; (ii) is a transaction specified in clause (2) of the definition of “Fundamental Change of Control” if such Purchaser Party or any of its Affiliates is a “person” or a member of a “group” for purposes of such definition or (iii) if the nominees of any such Purchaser Party, or any member of any “group” of which such Purchaser Party is a member or any of their respective Affiliates constitutes one or more of new members of the Board of Directors effecting such Fundamental Change of Control. For purposes of this paragraph, “group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act and “person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act, in each case whether or not applicable.
The Issuer will notify Holders, the Trustee and the Conversion Agent of the anticipated Effective Date of any Fundamental Change of Control on or prior to the later of (i) 10 calendar days prior to such Effective Date and (ii) 10 calendar days following the date on which the Issuer becomes aware (or should have become aware) of such anticipated Effective Date. The Issuer will publicly announce such information through a reputable national newswire in the United States, file such press release with the SEC on Form 8-K and shall make such information available on the Issuer's website.
Conversion Event; Termination of Conversion Rights
If the Last Reported Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days equals or exceeds 150% of the Conversion Price (a “Conversion Event”), the Issuer may deliver a notice (the “Conversion Event Notice”) with respect to such Conversion Event at any time within 20 Business Days of such Conversion Event. Simultaneously with providing the Conversion Event Notice, the Issuer will publicly announce the relevant information through a reputable national newswire in the United States, file such press release with the SEC on Form 8-K and make such information available on the Issuer's website.
Except as set forth by a Holder in an Election Notice (as defined below), a Holder's right to convert Amended Convertible Notes shall automatically terminate, with no further action of the Issuer or any Holder, immediately prior to the Open of Business on the date that is 46 days following the date of the Conversion Event Notice (the “Conversion Termination Date”). A Holder may convert its Amended Convertible Notes at any time in connection with a Conversion Event during the 45-day period from the date of the Conversion Event Notice to the Close of Business on the Business Day immediately preceding the Conversion Termination Date. A conversion of Amended Convertible Notes will be deemed for these purposes to be in connection with a Conversion Event if notice of conversion is received by the Conversion Agent during the period from the date of the Conversion Event Notice to the Close of Business on the Business Day immediately preceding the Conversion Termination Date.
Any Amended Convertible Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap will be, at such Holder's election, upon written notice to the Issuer delivered by such Holder (an “Election Notice”), converted into shares of Common Stock of the Issuer on a date (or dates) prior to the date that is 180 days following the Conversion Termination Date (such date or dates as specified in the Election Notice, the “Cap Conversion Dates”).
The Conversion Event Notice delivered by the Issuer will state the amount of the Cash Conversion Amount and whether the payment of the Cash Conversion Amount shall be made in cash, shares of Common Stock or a combination of cash and shares of Common Stock and the method of calculating the Cash Conversion Amount payment.
In addition to any other information provided by the Issuer, a Conversion Event Notice will:
(i)state the events constituting the Conversion Event and the Conversion Rate then applicable to the Amended Convertible Notes;

(ii)state that the right to convert Amended Convertible Notes will terminate immediately prior to the Open of Business on the date that is 46 days following the date of Conversion Event Notice;

(iii)state that holders may convert Amended Convertible Notes up to the Conversion Cap at any time prior to the Close of Business on the Business Day immediately preceding the Conversion Termination Date;

(iv)state that any Holders who cannot convert the full amount of their Amended Convertible Notes prior to the Conversion Termination Date due to the Conversion Cap may send an Election Notice to the Issuer and may elect to convert such Amended Convertible Notes on any date or dates prior to the date that is 180 days following the Conversion Termination Date.

(v)state that except for Amended Convertible Notes specified for conversion pursuant to an Election Notice, any Amended Convertible Notes not otherwise converted prior to the Conversion Termination Date may be redeemed at the option of the Issuer at any time in accordance with “-Redemption” and will also state the Redemption Price therefor;

(vi)state that interest will cease to accrue on all Amended Convertible Notes as of the Conversion Termination Date;

(vii)state that certain covenants (to be specified in such Conversion Event Notice) contained in the Amended Convertible Notes Indenture will cease to have any further force or effect as of the Conversion Termination Date and will state such other provisions of the Amended Convertible Notes Indenture that shall no longer apply; and

(viii)state the amount of the Cash Conversion Amount, if any, payable on all Amended Convertible Notes as a result of the Conversion Event and the dates which such Cash Conversion Amount may be paid.

If a Conversion Event occurs on or prior to August 31, 2012, in addition to shares of Common Stock issuable upon conversion of the Amended Convertible Notes prior to the Conversion Termination Date, or amounts received upon redemption of the Amended Convertible Notes or upon maturity thereof, the Issuer will be required to make an additional payment in cash (the “Cash Conversion Amount”) in respect of the Amended Convertible Notes. The Cash Conversion Amount will be equal to the lesser of: (i) the aggregate amount of interest payable from (and including) the Conversion Termination Date to and including August 31, 2012 and (ii) an aggregate amount equal to 15 months of interest on the Amended Convertible Notes (in each case including any accrued and unpaid interest on the Amended Convertible Notes from the Issue Date to and including the Conversion Termination Date (or applicable Conversion Date, if earlier).
Notwithstanding the above, the Issuer may elect to pay the Cash Conversion Amount by delivery of shares of its Common Stock if and only if certain conditions specified in the Indenture are satisfied.
On and after the Conversion Termination Date, interest shall cease to accrue on the Amended Convertible Notes. In addition, and after the Conversion Termination Date, certain provisions of the Amended Convertible Notes Indenture will cease to have any further force and effect with respect to any Amended Convertible Notes not converted in connection with a Conversion Event (whether prior to the Conversion Termination Date or pursuant to an Election Notice) (the “Remaining Amended Convertible Notes”), including those described under: (i) “-Conversion” (other than certain provisions, including “-Conversion Cap”); and (ii) “- Events of Default” (other than clauses (i), (ii), (vi), (xi) and (xii) in the first paragraph thereof).
The Issuer will pay the Cash Conversion Amount as follows (each, a “Cash Conversion Payment Date”): (i) on the Conversion Termination Date for all Amended Convertible Notes converted during the period from the date of the Conversion Event Notice to the Close of Business on the Business Day immediately preceding the Conversion Termination Date; (ii) on the date or dates specified for conversion in an Election Notice; and (iii) on the date of redemption or at maturity, as applicable for any Remaining Amended Convertible Notes.
Conversion Cap
Notwithstanding anything to the contrary, (a) a Person or any Affiliate thereof holding the Amended Convertible Notes will not be entitled to convert any Amended Convertible Notes (and the Issuer will not so convert any Amended Convertible Notes), (b) the Issuer will not be entitled to settle any cash payments owing to any Person of Amended Convertible Notes in shares of its Common Stock and (iii) shares of any acquiror (or successor) will not be issued upon conversion pursuant to the adjustment mechanisms contained in “-Effect of Reclassification, Consolidation, Merger or Sale” in connection with a transaction governed by “-Effect of Reclassification, Consolidation, Merger or Sale” or upon a Fundamental Change of Control to the extent, and only to the extent, such conversion, share settlement or issuance would cause such Person, together with its Affiliates, to become a beneficial owner (as determined pursuant to Section 13 of the Exchange Act and Rules 13d-3 and 13d-5 thereunder) of more than 9.9% of the issued and outstanding shares of Common Stock (or such equivalent shares of an acquiror or successor) (the “Conversion Cap”). The Issuer will, within three Business Days of delivery by a Holder of a Conversion Notice, notify such Holder in writing of (i) the number of shares of Common Stock that would be issuable to such Holder if such conversion requested in such Conversion Notice were effected in full and (ii) the number of issued and outstanding shares of Common Stock of the Issuer as of the most recent date such information is available to the Issuer. Whereupon, within three Business Days of such notice, the Issuer will issue to such Holder the number of shares of Common Stock issuable upon conversion up to the Conversion Cap. In connection with the performance of this paragraph, such Holder must furnish to the Issuer any information reasonably requested by the Issuer in connection with the Conversion Cap amount calculations. Notwithstanding anything to the contrary, to the extent any such issuance would cause a Holder or an Affiliate thereof to be a “beneficial owner” of more than 9.9% of the issued and outstanding shares of Common Stock (or successor shares), such conversion, share settlement or issuance upon conversion as the case may be will be void and of no effect. The limitations may not be waived at any time by any Holder. Any acquiror (or successor) or the Issuer will expressly assume the obligations of the Issuer in this paragraph with respect to the Amended Convertible Notes in connection with any transaction governed by “-Effect of Reclassification, Consolidation, Merger or Sale” or otherwise in connection with a Fundamental Change of Control.
Certain Covenants
Upon the execution and delivery of the Second Supplemental Indenture, certain restrictive covenants in the Old Convertible Notes Indenture will be eliminated, as described in more detail under the caption “The Exchange Offer and Consent Solicitation-Amendments”. The Amended Convertible Notes Indenture will not contain negative covenants of the types found in the Old Convertible Notes Indentures and the Senior Notes Indenture.
Events of Default
Each of the following will be an “Event of Default;”

(i)Failure by the Issuer to pay interest on any of the Amended Convertible Notes when it becomes due and payable and the continuance of any such failure for thirty (30) days;

(ii)Failure by the Issuer to pay the principal on any of the Amended Convertible Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon acceleration or otherwise;

(iii)Failure by the Issuer to comply with its obligations to convert Amended Convertible Notes in accordance with the Amended Convertible Notes Indenture upon exercise of a Holder's conversion right and such failure continues for a period of ten (10) days;

(iv)[Reserved]

(v)Failure by the Issuer to issue Additional Shares or make the relevant Make Whole Payment in accordance with the Amended Convertible Notes Indenture and such failure continues for a period of ten (10) days;

(vi)Failure by the Issuer to pay the Cash Conversion Amount in accordance with the Amended Convertible Notes Indenture and such failure continues for a period of fifteen (15) days;

(vii)[Reserved]

(viii)[Reserved]

(ix)[Reserved]

(x)[Reserved]

(xi)The Issuer pursuant to or within the meaning of any Bankruptcy Law:

i.Commences a voluntary case,

ii.Consents to the entry of an order for relief against it in an involuntary case,

iii.Consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

iv.Makes a general assignment for the benefit of its creditors;

(xii)A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

i.Is for relief against the Issuer as debtor in an involuntary case,

ii.Appoints a Custodian of the Issuer or a Custodian for all or substantially all of the assets of the Issuer, or

iii.Orders the liquidation of the Issuer,
and the order or decree remains unstayed and in effect for 60 consecutive days; or
(xiii)Any Amended Convertible Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Amended Convertible Note Guarantee and the Amended Convertible Notes Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Amended Convertible Note Guarantee (other than by reason of release of a Guarantor from its Amended Convertible Note Guarantee in accordance with the terms of the Amended Convertible Notes Indenture and the Amended Convertible Note Guarantee).

If an Event of Default specified in clause (xi) or (xii) above with respect to the Issuer occurs, all outstanding Amended Convertible Notes will become due and payable without any further action or notice. If an Event of Default (other than an Event of Default specified in clause (xi) or (xii) above with respect to the Issuer) occurs and is continuing under the Amended Convertible Notes Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Amended Convertible Notes then outstanding, by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Amended Convertible Notes to be due and payable immediately. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Amended Convertible Notes will become due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Amended Convertible Notes may rescind and annul such acceleration:
(i)    if the rescission would not conflict with any judgment or decree;

(ii)if all existing Events of Default have been cured or waived except nonpayment of principal and interest that has become due solely because of this acceleration;

(iii)to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(iv)if the Issuer has paid to the Trustee its reasonable compensation and reimbursed the Trustee of its expenses, disbursements and advances; and

(v)in the event of a cure or waiver of an Event of Default of the type set forth in clause (xi) or (xii) in the first paragraph of this “-Events of Default” section, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.
If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Amended Convertible Notes or to enforce the performance of any provision of the Amended Convertible Notes or the Amended Convertible Notes Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Amended Convertible Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.
Subject to the provisions of the Amended Convertible Notes Indenture, the Holders of a majority in principal amount of the outstanding Amended Convertible Notes (which may include consents obtained in connection with a tender offer or exchange offer of Amended Convertible Notes) by notice to the Trustee may waive an existing Default and its consequences, except a continuing Default in the payment of principal of, or interest on, any Amended Convertible Note as specified in clause (i) or (ii) of the first paragraph of this “-Events of Default” section; provided, however, that the Holders of a majority in aggregate principal amount of the then-outstanding Amended Convertible Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. When a Default is waived, it is cured and ceases.
The Holders of not less than a majority in principal amount of the outstanding Amended Convertible Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions. Subject to the duties of the Trustee in the Amended Convertible Notes Indenture, however, the Trustee may refuse to follow any direction that conflicts with any law or the Amended Convertible Notes Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
In the event the Trustee takes any action or follows any direction pursuant to the Amended Convertible Notes Indenture, the Trustee will be entitled to indemnification against any loss or expense caused by taking such action or following such direction.
No Holder will have any right to institute any proceeding with respect to the Amended Convertible Notes Indenture or for any remedy thereunder, unless the Trustee:
(i)has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Amended Convertible Notes outstanding;

(ii)has been offered indemnity satisfactory to it in its reasonable judgment; and

(iii)has not received from the Holders of a majority in aggregate principal amount of the outstanding Amended Convertible Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Amended Convertible Note for enforcement of payment of the principal of or interest on such Amended Convertible Note on or after the due date therefor (after giving effect to the grace period specified in clause (i) in the first paragraph of this “-Events of Default” section).
Notwithstanding any other provision of the Indenture, the right of any Holder to receive payment of principal of, premium in respect of, and interest on, an Amended Convertible Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.
The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Amended Convertible Notes Indenture and promptly (and in any event within 15 days) after any Officer of the Issuer becomes aware of the occurrence of any Default a statement specifying the Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.
If a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall mail to each Holder notice of the uncured Default within 30 days after such Default occurs. Except in the case of a Default in payment of principal of, or interest on, any Amended Convertible Note, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.
Amendment, Supplement and Waiver
Subject to certain exceptions, the Issuer, the Guarantors and the Trustee together, with the written consent (which may include consents obtained in connection with a tender offer or exchange offer for Amended Convertible Notes) of the Holder or Holders of at least a majority in aggregate principal amount of the Amended Convertible Notes then outstanding may amend or supplement the Amended Convertible Notes Indenture, the Amended Convertible Notes or the Amended Convertible Note Guarantees or other Amended Convertible Note Documents, without notice to any other Holders. Subject to certain exceptions, the Holder or Holders of a majority in aggregate principal amount of the outstanding Amended Convertible Notes may waive compliance with any provision of the Amended Convertible Notes Indenture, the Amended Convertible Notes or the Amended Convertible Note Guarantees or the other Amended Convertible Note Documents without notice to any other Holders.
Notwithstanding the above, without the consent of each Holder affected, no amendment or waiver may:
(i)    reduce, or change the maturity, of the principal of any Amended Convertible Note;

(ii)    reduce the rate of or extend the time for payment of interest on any Amended Convertible Note;

(iii)    reduce any amounts payable upon redemption, conversion or any Fundamental Change of Control or Conversion Event or change the date on, or the circumstances under, which any Amended Convertible Notes are subject to redemption or purchase;

(iv)    reduce the number of Additional Shares or Make Whole Payment in connection with a Fundamental Change of Control or the Cash Conversion Amount in connection with a Conversion Event or amend or modify in any manner adverse to the Holders the Issuer's obligations to make such payments;

(v)    make any Amended Convertible Note payable in money or currency other than that stated in the Amended Convertible Notes;

(vi)    expressly subordinate in right of payment such Amended Convertible Note or any Amended Convertible Note Guarantee to any other Indebtedness of the Issuer or any Guarantor;

(vii)    reduce the percentage of Holders necessary to consent to an amendment or waiver to the Amended Convertible Notes Indenture or the Amended Convertible Notes;

(viii)    waive a continuing default in the payment of principal of or premium or interest on any Amended Convertible Notes (except a rescission of acceleration of the Amended Convertible Notes by the Holders thereof as provided in the Amended Convertible Notes Indenture and a waiver of the payment default that resulted from such acceleration);

(ix)    impair the rights of Holders to receive payments of principal of or interest on the Amended Convertible Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Amended Convertible Notes;

(x)    release any Guarantor that is a Significant Subsidiary from any of its obligations under its Amended Convertible Note Guarantee or the Amended Convertible Notes Indenture, except as permitted by the Amended Convertible Notes Indenture;

(xi)    make any change in these amendment and waiver provisions; or

(xii)    make any change that adversely affects the conversion rights of any Holder of the Amended Convertible Notes, including any change to the provisions set forth under “-Conversion.”

The Issuer and the Trustee together, may amend or supplement the Amended Convertible Notes Indenture, the Amended Convertible Notes, the Amended Convertible Note Guarantees or any other Amended Convertible Note Documents without notice to or consent of any Holder:
(i)    to cure any ambiguity, defect or inconsistency;

(ii)    to provide for uncertificated Amended Convertible Notes in addition to or in place of certificated Amended Convertible Notes;

(iii)    to provide for the assumption of the Issuer's obligations in the case of a merger;

(iv)    to release any Guarantor from any of its obligations under its Amended Convertible Note Guarantee or the Amended Convertible Notes Indenture (to the extent permitted by the Amended Convertible Notes Indenture);

(v)    to add any Subsidiary of the Issuer as a Guarantor;

(vi)    to make any change that would provide additional rights or benefits to the Holders or would not materially adversely affect the rights of any Holder; or

(vii)    in the case of the Amended Convertible Notes Indenture, to comply with requirements of the SEC in order to effect or maintain the qualification of the Amended Convertible Notes Indenture under the Trust Indenture Act.

Legal Defeasance and Covenant Defeasance
The Issuer may elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Amended Convertible Notes and Amended Convertible Note Guarantees. Upon the Issuer's exercise of such option, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth below, be deemed to have been discharged from their obligations with respect to all outstanding Amended Convertible Notes and Amended Convertible Note Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Amended Convertible Notes, the Amended Convertible Note Guarantees and the Amended Convertible Notes Indenture which shall thereafter be deemed to be “outstanding” only for the purposes of application of the trust money as set forth in the Amended Convertible Notes Indenture and the other sections of the Amended Convertible Notes Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Amended Convertible Notes and the Amended Convertible Notes Indenture and the Guarantors shall be deemed to have satisfied all of their obligations under the Amended Convertible Note Guarantees and the Amended Convertible Notes Indenture (and the Trustee and the Amended Convertible Noteholder Collateral Agent, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged under the Amended Convertible Notes Indenture:
(i)    The rights of Holders of outstanding Amended Convertible Notes to receive, solely from the trust fund, and as more fully set forth in the Amended Convertible Notes Indenture, payments in respect of the principal of, premium, if any, and interest on such Amended Convertible Notes when such payments are due;

(ii)    The Issuer's obligations with respect to the Amended Convertible Notes under certain provisions in the Amended Convertible Notes Indenture relating to the Amended Convertible Notes and the covenant in the Amended Convertible Notes Indenture relating to the maintenance of office or agency;

(iii)    The rights, powers, trusts, duties and immunities of the Trustee and Noteholder Collateral Agent under the Amended Convertible Notes Indenture and the Issuer's and Guarantors' obligations in connection therewith; and

(iv)    The Legal Defeasance provisions of the Amended Convertible Notes Indenture.

In addition, the Issuer may elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Amended Convertible Notes Indenture, and thereafter any omission to comply with such obligations shall not constitute an Event of Default. Upon the Issuer's exercise of such option, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions described below, be released from their respective obligations under the covenants under the Amended Convertible Notes Indenture, except as described otherwise in the Amended Convertible Notes Indenture (hereinafter, “Covenant Defeasance”), and the Amended Convertible Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes under the Amended Convertible Notes Indenture (it being understood that such Amended Convertible Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Amended Convertible Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere to any such covenant or by reason of any reference in any such covenant to any other provision in the Amended Convertible Notes Indenture or in any other document and such omission to comply shall not constitute an Event of Default, but, except as described above, the remainder of the Amended Convertible Notes Indenture and such Amended Convertible Notes shall be unaffected thereby. In addition, upon the Issuer's exercise of Covenant Defeasance, certain Events of Default will no longer apply.
In order to exercise either Legal Defeasance or Covenant Defeasance, the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Amended Convertible Notes on the stated date for payment or on the Redemption Date of the principal or installment of principal of or interest on the Amended Convertible Notes.
Discharge of Amended Convertible Notes Indenture
The Issuer may terminate its obligations under the Amended Convertible Notes and the Amended Convertible Notes Indenture and the obligations of the Guarantors under the Amended Convertible Note Guarantees and the Amended Convertible Notes Indenture and the Amended Convertible Notes Indenture shall cease to be of further effect (except for certain obligations regarding the registration of transfer or exchange of Amended Convertible Notes, conversion, covenants regarding payment and maintenance of existence and other provisions specified in the Amended Convertible Notes Indenture, which shall survive until all of the Amended Convertible Notes are no longer outstanding), if:
(i)    all the Amended Convertible Notes that have been authenticated and delivered (except lost, stolen or destroyed Amended Convertible Notes which have been replaced or paid and Amended Convertible Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(ii)    (a) all Amended Convertible Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Amended Convertible Notes not theretofore delivered to the Trustee for cancellation,

i.the Issuer has paid all sums then due and payable by it under the Amended Convertible Notes Indenture, and

ii.the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Amended Convertible Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.
Calculations in Respect of Amended Convertible Notes
Except as otherwise provided in the Amended Convertible Notes Indenture, the Issuer (or its agents) will be responsible for making all calculations called for under the Amended Convertible Notes Indenture or the Amended Convertible Notes. The Issuer (or its agents) will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Issuer (or its agents) upon request will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Trustee will deliver a copy of such schedule to any Holder upon the written request of such Holder.

Trustee
U.S. Bank National Association is and will continue to be the Trustee and Noteholder Collateral Agent under the Old Convertible Notes Indenture and the Amended Convertibles Notes Indenture, respectively, and has been appointed as, and will continue as, the Registrar, Paying Agent and Conversion Agent, as applicable.
The Trustee will not be responsible for and makes no, and will not make any, representation as to the validity or adequacy of the Amended Convertible Notes Indenture or the Amended Convertible Notes, it will not be accountable for the Issuer's use of the proceeds from the Amended Convertible Notes, and it will not be responsible for any statement of the Issuer in the Amended Convertible Notes Indenture or any document issued in connection with the sale of Amended Convertible Notes or any statement in the Amended Convertible Notes other than the Trustee's certificate of authentication. The Trustee makes no, and will not make any, representations with respect to the effectiveness or adequacy of the Amended Convertible Notes Indenture.
If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Amended Convertible Notes Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Amended Convertible Notes Indenture at the request, order or direction of any of the Holders pursuant to the provisions of the Amended Convertible Notes Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.
Governing Law
The Old Convertible Notes Indenture, the Old Convertible Notes, the Second Supplemental Indenture, the Amended Convertible Notes Indenture, the Amended Convertible Notes, the Amended Convertible Note Guarantees, the Registration Rights Agreement and the Intercreditor Agreement will be governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
Set forth below is a summary of certain defined terms used in the Amended Convertible Notes Indenture. Reference is made to the Amended Convertible Notes Indenture and the other Amended Convertible Note Documents for the full definition of all terms.
“10-day VWAP” means the average of the daily volume weighted average price of the Issuer's Common Stock on the national securities exchange or over-the-counter market (e.g., OTC Bulletin Board or Pink OTC Markets Inc.) on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on the Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the relevant 10 consecutive Trading Days when such formula is used.
“ABL Facility” means one or more debt facilities (including the Credit Agreement), indentures or commercial paper facilities or other agreements, in each case with banks or other lenders or investors providing for credit loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, amended and restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding additional borrowers or guarantors thereunder), whether by the same or any other agent, lender or group of lenders (or any affiliate of such agent, lender or group of lenders).
“Additional Interest” has the meaning set forth in the Registration Rights Agreement.
“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition and the definition of “Permitted Holder,” “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means any Registrar or Paying Agent.
“amend” means to amend, supplement, restate, amend and restate, renew, replace or otherwise modify; and “amendment” shall have a correlative meaning.
“Amended Convertible Note Documents” means the Amended Convertible Notes, the Amended Convertible Notes Guarantees, the Amended Convertible Notes Indenture and the Registration Rights Agreement.

“Amended Convertible Note Guarantee” means the guarantee by each Guarantor of the Issuer's payment obligations under the Amended Convertible Notes Indenture and the Amended Convertible Notes, executed pursuant to the Amended Convertible Notes Indenture.
“Amended Convertible Note Parties” means the Issuer and the Guarantors.
“Amended Convertible Notes” means, collectively, the Issuer's 9.5% Convertible Notes due 2015 treated as a single class of securities under the Amended Convertible Notes Indenture, as amended or supplemented from time to time in accordance with the terms of the Amended Convertible Notes Indenture.
“asset” means any asset or property.
“Attributable Debt” means in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
“Bank Collateral Agent” means Bank of America, N.A. and any successor under the Credit Agreement, or if there is no Credit Agreement, the “Collateral Agent” designated pursuant to the terms of any ABL Facility.
“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Fundamental Change of Control,” any duly authorized committee of such body.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law to close.
“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting and in such Person's equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person).
“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Close of Business” means 5:00 p.m. New York City time.
“Common Stock” means the common stock, $0.001 par value per share, of the Issuer as it exists on the date of the Amended Convertible Notes Indenture or any other shares of capital stock of the Issuer into which the Common Stock shall be reclassified or changed or, in the event of a merger, consolidation or other similar transaction involving the Issuer that is otherwise permitted under the Amended Convertible Notes Indenture in which the Issuer is not the surviving corporation, the common stock, common equity interests or depositary shares or other certificates representing common equity interests of such surviving corporation or its direct or indirect parent corporation.
“Conversion Agent” means the Trustee or such other office or agency designated by the Issuer where the Amended Convertible Notes may be presented for conversion.
“Conversion Event” shall be deemed to occur on the first Trading Day following the date that the closing price of the Issuer's Common Stock (as reported by Bloomberg L.P.) for at least 20 Trading Days in a period of 30 consecutive Trading Days exceeds 150% of the Conversion Price.
“Conversion Price” means, per share of Common Stock, $1,000 divided by the applicable Conversion Rate, subject to adjustment as set forth in the Amended Convertible Notes Indenture.

“Conversion Rate” means initially 95.23809524 shares of Common Stock per $1,000 principal amount of Amended Convertible Notes, subject to adjustment as set forth in the Amended Convertible Notes Indenture.
“Corporate Trust Office” means the corporate trust office of the Trustee located at 150 Fourth Avenue North, 2nd Floor, Nashville, Tennessee 37219, Attention: Corporate Trust Department, or such other office, designated by the Trustee by written notice to the Issuer, at which at any particular time its corporate trust business shall be administered.
“Credit Agreement” means the Loan and Security Agreement, dated as of August 31, 2012, by and among the Issuer, the subsidiaries of the Issuer from time to time party thereto as “Borrowers”, the subsidiaries of the Issuer from time to time party thereto as “Guarantors”, the financial institutions party thereto as “Lenders,” and Bank of America, N.A., a national banking association, as agent for the Lenders, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, amended and restated, supplemented, increased, extended, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time.
“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.
“Depositary” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.
“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final Maturity Date of the Amended Convertible Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests.
“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Joint Venture” means Superior Materials Holdings LLC and its direct and indirect Subsidiaries.
“Ex-Dividend Date” means the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant issuance or distribution.
“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee. Fair Market Value (other than of any asset with a public trading market) in excess of $20.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Board of Directors of the Issuer and delivered to the Trustee.
“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia.
“Fundamental Change of Control” means the occurrence of any of the following:
(1)    The Issuer consolidates with or merges with or into another Person (other than any Subsidiary of the Issuer and its outstanding Voting Stock is reclassified into, converted for or converted into the right to receive any other property or security, or the

Issuer sells, conveys, transfers or leases all or substantially all of its properties and assets to any Person (other than its Subsidiary); provided, that the foregoing shall not constitute a Fundamental Change of Control if (a) Persons that beneficially own the Issuer's Voting Stock immediately prior to the transaction own, directly or indirectly, a majority of the Voting Stock of the surviving or transferee Person immediately after the transaction in substantially the same proportion as their ownership of the Issuer's Voting Stock immediately prior to the transaction or (b) such transaction is a consolidation, merger or sale, lease, conveyance or other disposition the purpose of which is to effect the Issuer's redomiciling;
(2)    Any “person” or “group”, other than the Issuer or any of its Subsidiaries or any employee benefit plan of the Issuer or such Subsidiary, is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of the Issuer's capital stock then outstanding and entitled to vote generally in elections of directors; or
(3)    During any period of 12 consecutive months after the Issue Date, Persons who at the beginning of such 12 month period constituted the Issuer's Board of Directors, together with any new Persons whose election was approved by a vote of a majority of the Persons then still comprising its Board of Directors who were either members of the Board of Directors at the beginning of such period or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the Issuer's Board of Directors.
For purposes of this definition, (a) “beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, (b) “group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act and (c) “person” is used with the same meaning as that used within Rule 13d-3 under the Exchange Act, in each case whether or not applicable.
A “Fundamental Change of Control” shall be deemed not to have occurred in the case of a merger or consolidation described in clause (1) of the definition of Fundamental Change of Control if (a) at least 90% of the consideration paid for the Issuer's Common Stock (other than cash payments for fractional shares and cash payments pursuant to dissenter's appraisal rights) in the merger or consolidation consists of common stock of a United States or non-United States company traded on a United States national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction) and (b) the market capitalization of the acquiror in such merger or consolidation is at least equal to or greater than the market capitalization of the Issuer on the Trading Day immediately preceding the day on which such merger or consolidation is publicly announced.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.
“Grantors” means the Issuer and the Guarantors.
“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.
“Guarantors” means (1) each Restricted Subsidiary of the Issuer on the Issue Date (other than any Foreign Subsidiaries and the Excluded Joint Venture) and (2) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of the Amended Convertible Notes Indenture after the Issue Date, in each case, until such Person is released from its Amended Convertible Note Guarantee in accordance with the terms of the Amended Convertible Notes Indenture.
“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.
“Holder” means any registered holder, from time to time, of the Amended Convertible Notes.
“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided, that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) the accrual of interest, the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.
“Indebtedness” of any Person at any date means, without duplication:

1.	All liabilities, contingent or otherwise, of such Person for borrowed money;

2.	All obligations of such Person evidenced by bonds, debentures, notes, other similar instruments or letters of credit (or reimbursement obligations with respect thereto);

3.	All reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions;

4.
All obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than 60 days after such property is acquired or services completed, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

5.	The amount of all Disqualified Equity Interests of such Person calculated in accordance with GAAP (whether classified as debt, equity or mezzanine);

6.	All Capitalized Lease Obligations of such Person or Attributable Debt in respect of sale and leaseback transactions;

7.	All Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

8.
All Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided, that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

9.	To the extent not otherwise included in this definition, Hedging Obligations of such Person;

10.
All obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, except trade payables incurred by such Person in the ordinary course of business; and

11.
Indebtedness of any partnership in which such Person is a general partner (other than to the extent that the instrument or agreement evidencing such Indebtedness expressly provides that such Indebtedness is recourse only to the partnership and not to the general partner).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.
Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer's Board of Directors, disinterested and independent with respect to the Issuer and its Affiliates.
“interest” means, with respect to the Amended Convertible Notes, unless the context requires otherwise, interest and Additional Interest, if any, on the Amended Convertible Notes.
“Interest Payment Date” means the Stated Maturity of an installment of interest on the Amended Convertible Notes and shall mean each March 1, June 1, September 1 and December 1 of each year.
“Issue Date” means August 31, 2010.

“Last Reported Sale Price” of Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, the average of the average bid and the average ask prices) on that day as reported on the principal United States securities exchange on which shares of Common Stock are then traded. If the Common Stock is not listed for trading on a United States national securities exchange on the relevant date, the “Last Reported Sale Price” of Common Stock will be the last quoted bid price per share of Common Stock in the over-the-counter market on the relevant date as reported by the OTC Bulletin Board or Pink OTC Markets Inc. or similar organization on which the Common Stock is then quoted. If the Common Stock is not so quoted, the “Last Reported Sale Price” of Common Stock will be as determined by a United States nationally recognized securities dealer retained by the Issuer for that purpose. The “Last Reported Sale Price” of Common Stock will be determined without reference to extended or after hours trading.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.
“Maturity Date” means August 31, 2015.
“Moody's” means Moody's Investors Service, Inc. and its successors.
“Obligation” means any principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase or otherwise), premium, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.
“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.
“Officers' Certificate” means a certificate signed by two Officers.
“Open of Business” means 9:00 a.m. New York City time.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Issuer, a Guarantor or the Trustee.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.
“principal” means, with respect to the Amended Convertible Notes, the principal of, and premium, if any, on the Amended Convertible Notes.
“Purchaser Party” means any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) who acquired Amended Convertible Notes from the Issuer on the Issue Date.
“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided, that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).
“Record Date” means the applicable Record Date specified in the Amended Convertible Notes; provided, that if any such date is not a Business Day, the Record Date shall be the first day immediately succeeding such specified day that is a Business Day.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.
“Redemption Date,” when used with respect to any Amended Convertible Note to be redeemed, means the date fixed for such redemption pursuant to the Amended Convertible Notes Indenture and the Amended Convertible Notes.
“refinance” means to refinance, repay, prepay, replace, renew, refund, redeem, defease or retire.
“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the Purchaser Parties.
“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer's knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of the Amended Convertible Notes Indenture.
“Restricted Subsidiary” means all Subsidiaries of the Issuer as of the date of the Second Supplemental Indenture.
“S&P” means Standard & Poor's Ratings Services, a subsidiary of The McGraw Hill Companies, Inc., and its successors.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Senior Notes” means, collectively, the Issuer's 9.5% Senior Secured Notes due 2015 treated as a single class of securities under the applicable indenture, as amended or supplemented from time to time in accordance with its terms.
“Shelf Registration Statement” has the meaning assigned to it in the Registration Rights Agreement.
“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and which are being released from their Amended Convertible Note Guarantees (in the case of clause (x) of the second paragraph of “-Amendment, Supplement and Waiver,” would constitute a Significant Subsidiary under clause (1) of this definition.
“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Amended Convertible Notes or the Amended Convertible Note Guarantees, respectively. For the avoidance of doubt, (i) unsecured Indebtedness is not subordinated to secured Indebtedness merely because it is unsecured and (ii) senior Indebtedness is not subordinated Indebtedness merely because it has a junior lien priority with respect to the same collateral.
“Subsidiary” means, with respect to any Person:

1.
Any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

2.
Any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer. The Excluded Joint Venture shall not be a Subsidiary of the Issuer or any Restricted Subsidiary for purposes of the Amended Convertible Notes Indenture.

“Trading Day” means a day during which trading in securities generally occurs on the principal United States securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.
“Trustee” means the party named as such in the Amended Convertible Notes Indenture until a successor replaces it in accordance with the provisions of the Amended Convertible Notes Indenture and thereafter means such successor.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code refer to the New York Uniform Commercial Code.
“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.
“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.
Book-Entry; Delivery and Form
General
The Amended Convertible Notes were initially issued in fully registered global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The Amended Convertible Notes were initially represented by permanent global notes (the “Global Notes”).
The Global Notes were deposited upon issuance with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”)), as described below under “-Depository Procedures.”
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the depository or to a successor of the depository or its nominee. Beneficial interests in the Global Notes may not be exchanged for securities in certificated form except in the limited circumstances described below under “-Exchange of Global Notes for Certificated Securities.”
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Depository Procedures
The following is a description of the operations and procedures of DTC. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the registrar with portions of the principal amount of the Global Notes; and

•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note may be subject to the procedures and requirements of DTC.
The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE SECURITIES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SECURITIES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR “HOLDERS” THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Amended Convertible Notes Indenture. Under the terms of the Amended Convertible Notes Indenture, we and the Trustee will treat the Persons in whose names the Amended Convertible Notes, including the Global Notes, are registered as the owners of the Amended Convertible Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

•
any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Amended Convertible Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Amended Convertible Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Amended Convertible Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.
DTC has advised us that it will take any action permitted to be taken by a holder of Amended Convertible Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Amended Convertible Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Amended Convertible Notes Indenture, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
Although DTC has agreed to the preceding procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Exchange of Global Notes for Certificated Securities
A Global Note is exchangeable for definitive Amended Convertible Notes in registered certificated form (“Certificated Securities”) if:

•
DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depository;

•
we, at our option and subject to the procedures of DTC, elect to exchange the Global Notes (in whole but not in part) for definitive securities and deliver a written notice to such effect to the Trustee; or

•	there has occurred and is continuing a Default or Event of Default with respect to the Amended Convertible Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Securities upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Amended Convertible Notes Indenture. In all cases, Certificated Securities delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures) and will bear any applicable restrictive legend required by applicable law.

BOOK-ENTRY, DELIVERY AND FORM

General
The New Senior Notes will be initially issued in fully registered global form in minimum denominations of $1.00 and integral multiples of $1.00 in excess of $1.00. The New Senior Notes will be initially represented by permanent global notes (the “Global Notes”).
The Global Notes will be deposited upon issuance with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”)), as described below under “—Depository Procedures.”
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the depository or to a successor of the depository or its nominee. Beneficial interests in the Global Notes may not be exchanged for securities in certificated form except in the limited circumstances described below under “—Exchange of Global Notes for Certificated Securities.”
Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Depository Procedures
The following is a description of the operations and procedures of DTC. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the registrar with portions of the principal amount of the Global Notes; and

•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note may be subject to the procedures and requirements of DTC.
The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE SECURITIES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SECURITIES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR “HOLDERS” THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the New Senior Notes, including the Global Notes, are registered as the owners of the New Senior Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

•
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Senior Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Senior Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the New Senior Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
DTC has advised us that it will take any action permitted to be taken by a holder of New Senior Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Senior Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
Although DTC has agreed to the preceding procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.
Exchange of Global Notes for Certificated Securities
A Global Note is exchangeable for definitive New Senior Notes in registered certificated form (“Certificated Securities”) if:

•
DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depository;

•
we, at our option and subject to the procedures of DTC, elect to exchange the Global Notes (in whole but not in part) for definitive securities and deliver a written notice to such effect to the Trustee; or

•	there has occurred and is continuing a Default or Event of Default with respect to the New Senior Notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Securities upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Securities delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures) and will bear any applicable restrictive legend required by applicable law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the exchange offer and the ownership of the New Senior Notes acquired in the exchange offer that may be relevant to you, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (the "IRS"), or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary assumes that the Old Convertible Notes and the New Senior Notes are and will be held as capital assets within the meaning of Section 1221 of the Code. This summary is limited to the tax consequences of those persons who exchange Old Convertible Notes for New Senior Notes in this exchange offer which we refer to as “holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold the old or the New Senior Notes as part of a straddle, hedge, conversion transaction or other integrated investment or those deemed to sell the Old Convertible Notes or the New Senior Notes under the constructive sale provisions of the Code). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
For purposes of this discussion, you are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the Old Convertible Notes or the New Senior Notes (collectively, the "notes"), as the case may be, that is (i) a citizen or resident of the United States, (ii) a corporation that is organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a United States person.
If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Old Convertible Notes or the New Senior Notes, you should consult your tax advisor regarding the tax consequences of the exchange of Old Convertible Notes for New Senior Notes pursuant to this exchange offer.
THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Tax Consequences to U.S. Holders
Under U.S. federal income tax law, the exchange of old debt instruments for new debt instruments results in an exchange under section 1001 of the Code on which taxable gain or loss may be realized if the exchange constitutes a significant modification of the terms of the old debt instruments. The modification of a debt instrument is a significant modification if, based on all the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights and obligations under the debt instrument are altered in a manner that is economically significant. We believe, and the rest of this discussion assumes, that the exchange of the Old Convertible Notes for the New Senior Notes pursuant to the exchange offer will constitute a significant modification of the terms of the Old Convertible Notes under the applicable Treasury regulations, and, as a result, you will realize gain or loss for U.S. federal income tax purposes upon the exchange. The treatment of the gain or loss realized upon the exchange will depend on whether the exchange constitutes a recapitalization within the meaning of Section 368(a)(1)(E) of the Code and the Treasury regulations thereunder, as discussed below.
With respect to any holder of the Old Convertible Notes that will hold the Amended Convertible Notes following the Amendments, we believe that the modification of the Old Convertible Notes by the supplemental indenture effecting the Amendments will not constitute a significant modification of the terms of the Old Convertible Notes under the applicable Treasury regulations because we do not expect that the Amendments will result in a substantial impairment of our capacity to meet our payment obligations under the Amended Convertible Notes, which are the same as the Old Convertible Notes.  However, even if the Amendments were treated as a significant modification of the Old Convertible Notes and, thus, treated as a deemed exchange for U.S. federal income tax purposes, we believe that such deemed exchange will be treated as a recapitalization for U.S. federal income tax purposes, and, thus, will not result in the requirement to recognize gain or loss for U.S. federal income tax purposes.  This position is based on our belief that, although not free from doubt, the Old Convertible Notes before, and the Amended Convertible Notes after, the Amendments are and will be (as applicable) “securities” for recapitalization purposes.   Please refer to the discussion below as to your tax consequences as a result of the Amendments, if treated as a recapitalization, treating the references therein to New Senior Notes as references to the Amended Convertible Notes, except that it is expected that the “Excess Principal Amount” in that case will be zero.
Recapitalization
The exchange of Old Convertible Notes for New Senior Notes pursuant to the exchange offer will be treated as a recapitalization only if both the Old Convertible Notes and the New Senior Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the terms and conditions of, and other facts and circumstances relating to, the notes, and upon the application of numerous judicial and administrative decisions. Although not free from doubt, we intend to take the position that although the Old Convertible Notes may be “securities,” for recapitalization purposes the New Senior Notes are not “securities” for such purposes. You should consult your tax advisor as to whether the Old Convertible Notes and the New Senior Notes received in the exchange offer constitute securities and whether the exchange of such Old Convertible Notes for the New Senior Notes qualifies as a recapitalization for U.S. federal income tax purposes. If, contrary to our position, the exchange of the Old Convertible Notes for the New Senior Notes pursuant to the exchange offer qualifies as a recapitalization, generally, with respect to such exchange, you will not recognize loss, but you will recognize gain, if any, to the extent such gain does not exceed the “excess principal amount” received by you in the exchange. “Excess principal amount” means the fair market value of a portion of the New Senior Notes with a stated principal amount equal to the excess of (a) the stated principal amount of the New Senior Notes over (b) the stated principal amount of the Old Convertible Notes exchanged therefor. It is unclear whether “principal amount” of the New Senior Notes means issue price or stated principal amount payable at maturity. However, we believe, as further discussed below under “—Issue Price of the New Senior Notes,” that in our case, both are equal. Subject to the discussion under “—Market Discount” below, any gain recognized, generally, will be capital gain and generally will be long-term capital gain if your holding period for the Old Convertible Notes exchanged is more than one year at the time of the exchange. Subject to the discussion below regarding Medicare tax, if you are a non-corporate U.S. Holder, including an individual, your long-term capital gain is generally subject to a maximum tax rate of 20%. Your holding period for the New Senior Notes received (other than any portion representing excess principal amount, which will have a holding period beginning on the day after the exchange) will include your holding period for such Old Convertible Notes exchanged. Your initial tax basis in the New Senior Notes received (other than any portion representing excess principal amount, which will have a tax basis equal to the issue price of such portion) in exchange for such Old Convertible Notes will equal the adjusted tax basis of such Old Convertible Notes immediately prior to the exchange, increased by any gain recognized by you on the exchange and decreased by the issue price of any portion of the New Senior Notes representing excess principal amount.
Non-Recapitalization
If, as expected, the exchange of the Old Convertible Notes for the New Senior Notes does not qualify as a recapitalization, you will recognize gain or loss equal to the difference, if any, between the amount realized on the exchange and your adjusted tax basis in such Old Convertible Notes exchanged. The amount realized will be equal to the issue price of the New Senior Notes (discussed below). Subject to the discussion under “—Market Discount” below, any gain or loss generally will be capital gain or loss, and generally will be long-term capital gain or loss if your holding period for such Old Convertible Notes exchanged is more than one year at the time of the exchange. Subject to the discussion below regarding Medicare tax, if you are a non-corporate U.S. Holder, including an individual, your long-term capital gain is generally subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations. Your holding period for the New Senior Notes will not include your holding period for the Old Convertible Notes exchanged and will begin on the day after the exchange. Your initial tax basis in the New Senior Notes will be the issue price of the New Senior Notes on the date of the exchange.
Medicare Tax
For taxable years beginning after December 31, 2012, U.S. individuals with modified adjusted gross income that exceeds certain thresholds (for example, $250,000 for married individuals filing jointly, $200,000 for single individuals) will be subject to a Medicare tax of 3.8% on the lesser of (i) their investment income, net of deductions properly allocable to such income, or (ii) the excess of their modified adjusted gross income above such thresholds. Trusts and estates also may be subject to this Medicare tax. Any gain recognized on the exchange of the Old Convertible Notes generally will be treated as investment income that is subject to the 3.8% Medicare tax. This tax will be in addition to any U.S. federal income tax imposed on such U.S. individuals and estates and trusts with respect to any gain on the exchange of the Old Convertible Notes.
Issue Price of the New Senior Notes
Generally, the issue price of the New Senior Notes will be their stated redemption price at maturity unless either the New Senior Notes or the Old Convertible Notes are “traded on an established market” for U.S. federal income tax purposes. Under a recent exception for small debt issues, both the New Senior Notes and the Old Convertible Notes will not be treated as “traded on an established market” because, at the time of the exchange, the outstanding stated principal amount of the issue that includes, in each case, the Old Convertible Notes and the New Senior Notes does not exceed US$100 million.

The “stated redemption price at maturity” of a note is the total of all payments on the note that are not payments of “qualified stated interest.” For the New Senior Notes, all stated interest will be “qualified stated interest” and therefore the stated redemption price at maturity of the New Senior Notes will be the stated principal amount of the New Senior Notes.
These rules are complex and you should consult your tax advisor regarding the determination of the issue price of the New Senior Notes.
Market Discount
If you recognize any gain in the exchange and if your Old Convertible Notes were acquired at a market discount (generally, if acquired at a non-de minimis discount from principal amount), you generally will be required to treat a portion of any gain that you recognize on the exchange of such Old Convertible Notes for New Senior Notes as ordinary income to the extent of the amount of any accrued market discount that has not previously been included in income for U.S. federal income tax purposes.
Accrued Interest
To the extent that amounts you receive are attributable to accrued interest on the Old Convertible Notes, such amounts will be includable in your gross income as interest income if such accrued interest has not been included previously in your gross income for U.S. federal income tax purposes.
Ownership of the New Senior Notes by U.S. Holders
Stated Interest
Stated interest on the New Senior Notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes. Any such stated interest generally will be treated as investment income that is subject to the 3.8% Medicare tax. This tax will be in addition to any U.S. federal income tax imposed on such U.S. individuals and estates and trusts with respect to any such stated interest.
Original Issue Discount/Bond Premium
The New Senior Notes will be deemed issued with original issue discount (“OID”) if their issue price (discussed above) is less than their stated redemption price at maturity by more than a statutorily defined de minimis amount. Alternatively, the New Senior Notes will be deemed issued with “bond premium” if their issue price is in excess of their stated principal amount. Because the New Senior Notes’ stated redemption price at maturity will be their stated principal amount and will equal to their issue price, the New Senior Notes will not be considered to have been issued with original issue discount or bond premium for U.S. federal income tax purposes.
Market Discount
If you acquired your Old Convertible Notes at a market discount (generally acquired at a non-de minimis discount from principal amount) and, contrary to our position, the exchange of Old Convertible Notes for New Senior Notes qualifies as a recapitalization (as discussed above), any accrued market discount inherent in the Old Convertible Notes that is not recognized as ordinary income on the exchange and that was not included in income for U.S. federal income tax purposes prior to the exchange will carry over to the New Senior Notes. In addition, such New Senior Notes received by you in exchange for Old Convertible Notes will be treated as acquired at a market discount if the issue price of the New Senior Notes exceeds your adjusted tax basis for the New Senior Notes by more than a de minimis amount. Generally, upon any disposition (other than certain non-recognition transactions) of New Senior Notes treated as acquired at a market discount, you will be required to recognize the accrued market discount carried over from the Old Convertible Notes plus the market discount that has accrued on the New Senior Notes as ordinary income up to the amount of the gain realized on the disposition to the extent such accrued market discount has not been previously included in income.
Sale, Taxable Exchange, or Other Disposition of the New Senior Notes
Upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of New Senior Notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (less any amount received on account of accrued but unpaid interest, which will be taxed as such) and such U.S. Holder’s adjusted tax basis in the New Senior Notes. The adjusted tax basis in the New Senior Notes generally will equal the issue price of the New Senior Notes, as described above, with certain adjustments. Except to the extent of any accrued market discount on the New Senior Notes as described above under “—Market Discount,” any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Each exchanging U.S. Holder’s holding period in the New Senior Notes will begin on the day after the exchange offer is consummated. The deductibility of capital losses is subject to limitations under the Code.
Any gain recognized on the sale, exchange or other disposition of the New Senior Notes generally will be treated as investment income that is subject to the 3.8% Medicare tax. This tax will be in addition to any U.S. federal income tax imposed on such U.S. individuals and estates and trusts with respect to any gain on the sale, exchange or other disposition of the New Senior Notes.

Information Reporting and Backup Withholding
We are required to furnish to the record holders of the Old Convertible Notes and the New Senior Notes, other than corporations and other exempt holders, and to the IRS, information with respect to payments paid on such notes. You may be subject to backup withholding with respect to the consideration paid for the Old Convertible Notes in the exchange offer and interest paid (including OID and certain additional payments) on the New Senior Notes or with respect to proceeds received from a disposition of the New Senior Notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.
Tax Consequences to Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of the Old Convertible Notes or the New Senior Notes (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) who or which is not a U.S. Holder or a partnership. Special rules may apply if a Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company,” as defined under the Code, and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult your tax advisor regarding the tax consequences of the exchange offer and the ownership of the New Senior Notes.
As discussed above under “—Tax Consequences to U.S. Holders—Tax Consequences to U.S. Holders Who Participate in the Exchange Offer,” the exchange by a holder of the Old Convertible Notes for the New Senior Notes pursuant to the exchange offer will constitute an exchange under applicable Treasury regulations. However, you will only be subject to U.S. federal income tax on any gain recognized in the exchange to the extent described below under “—The Foreign Investment in Real Property Tax Act (“FIRPTA”) Provisions” and “—Ownership of the New Senior Notes by Non-U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the New Senior Notes,” treating the reference therein to the New Senior Notes as a reference to the Old Convertible Notes.
Amounts attributable to accrued and unpaid interest paid to you on the Old Convertible Notes will not be subject to U.S. federal income tax or withholding tax except to the extent described below under “—Ownership of the New Senior Notes by Non-U.S. Holders—Payments of Interest on the New Senior Notes,” treating the references therein to interest on the New Senior Notes as references to accrued and unpaid interest on the Old Convertible Notes.
The Foreign Investment in Real Property Tax Act (“FIRPTA”) Provisions
In general, any gain realized by a non-U.S. holder on the exchange of the Old Convertible Notes for the New Senior Notes may be subject to U.S. federal income tax if the Old Convertible Notes are treated as United States real property interests (as defined by FIRPTA). In general, convertible notes are treated as United States real property interests if they are issued by a corporation that is a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held such convertible notes. Generally, a U.S. corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe we were a USRPHC for U.S. federal income tax purposes. However, even if we are or were a USRPHC, because we believe that our stock is “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury regulations), the Old Convertible Notes will not be treated as a U.S. real property interest if (i) the Old Convertible Notes are considered to be “regularly traded on an established securities market” and the non-U.S. Holder does not own, actually or constructively, more than 5% of the outstanding Old Convertible Notes at any time during the shorter of the five-year period preceding the date of the exchange offer or the holding period of the non-U.S. Holder with respect to the Old Convertible Notes (the “Regularly Traded Test”); or (ii) the Old Convertible Notes are not considered to be “regularly traded on an established securities market” and the non-U.S. Holder does not own, actually or constructively, an amount of the Old Convertible Notes that had, on the last date that the non-U.S. Holder acquired any portion of the Old Convertible Notes, a fair market value greater than the fair market value on that date of 5% of our outstanding shares of publicly traded common stock (the “5% Acquisition Test”). Although not free from doubt, we believe that the Old Convertible Notes should not be treated as “regularly traded on an established securities market.” Any taxable gain generally would be taxed in the same manner as gain that is effectively connected with the conduct of a trade or business in the United States, except that the branch profits tax will not apply. Non-U.S. holders should consult their own advisors about the consequences that could result if we are, or were, a USRPHC.

Ownership of the New Senior Notes by Non-U.S. Holders
Payments of Interest on the New Senior Notes
Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, you will not be subject to the 30% U.S. federal withholding tax with respect to payments of interest (including OID) on the New Senior Notes, provided that: (i) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”; (iii) you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and (iv) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or you hold your New Senior Notes through certain foreign intermediaries or certain foreign partnerships and you and the foreign intermediaries (or foreign partnerships) satisfy the certification requirements of applicable Treasury regulations.
If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the New Senior Notes, unless you provide us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that the interest is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If you are engaged in a trade or business in the United States and interest on a New Senior Note is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.
Sale, Exchange, Redemption or Other Taxable Disposition of the New Senior Notes
Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, any gain realized by you on the sale, exchange, redemption or other disposition of a New Senior Note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with your conduct of a trade or business in the United States; or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.
If your gain is described in clause (i) above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any such effectively connected gain. If you are an individual described in clause (ii) above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. You should consult any applicable income tax treaties that may provide for different rules. In addition, you are urged to consult your tax adviser regarding the tax consequences of the acquisition, ownership and disposition of the New Senior Notes.
Foreign Account Tax Compliance Act (“FATCA”) Provisions
The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on “withholdable payments” as defined in Section 1473(1) of the Code, which include certain U.S. source payments, including interest and gross proceeds from a disposition of property of a type which can produce U.S. source interest, if paid to certain foreign entities on or after January 1, 2014.  However, under final regulations issued recently, because the New Senior Notes are issued prior to January 1, 2014, they will be treated as grandfathered and no such 30% U.S. withholding tax will be required with respect to interest paid on and gross proceeds from a disposition of the New Senior Notes unless such notes are materially modified on or after January 1, 2014.
Information Reporting and Backup Withholding
If you are a Non-U.S. Holder, in general, you will not be subject to backup withholding and information reporting upon the exchange of Old Convertible Notes for New Senior Notes or with respect to payments that we make to you on the New Senior Notes provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under “—Ownership of the New Senior Notes by Non-U.S. Holders—Payments of Interest on the New Senior Notes.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a New Senior Note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest (including OID and certain additional payments) paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

LEGAL MATTERS

The validity of the New Senior Notes and the validity of the subsidiary guarantees thereof, and the validity of the Amended Senior Notes and the validity of the subsidiary guarantees thereof, will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Certain matters relating to the validity of the Maryland subsidiary guarantees will be passed upon for us by Whiteford Taylor Preston LLP, of the Michigan subsidiary guarantees will be passed on for us by Honigman Miller Schwartz and Cohn LLP, of the New Jersey subsidiary guarantees will be passed on for us by Connell Foley LLP and of the Oklahoma subsidiary guarantees will be passed upon for us by Conner & Winters, LLP.

EXPERTS

The financial statements for the year ended December 31, 2011 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
U.S. Concrete, Inc.
We have audited the accompanying consolidated balance sheet of U.S. Concrete, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012, and the related consolidated statements of earnings, changes in equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Concrete, Inc. and subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Dallas, Texas
March 8, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of U.S. Concrete, Inc.:
In our opinion, the accompanying consolidated balance sheet as of December 31, 2011 and the related consolidated statement of operations, changes in equity and cash flows for the year ended December 31, 2011 present fairly, in all material respects, the financial position of U.S. Concrete, Inc. and its subsidiaries at December 31, 2011 and the results of their operations and their cash flows for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 14, 2012, except for the effects of discontinued operations discussed in Note 3 and the changes in reportable segments discussed in Note 20 to the consolidated financial statements, as to which the date is March 8, 2013

U.S. CONCRETE, INC. AND SUBSIDARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, including share amounts)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$4,751	$4,229
Trade accounts receivable, net	84,034	82,195
Inventories	25,001	33,156
Deferred income taxes	2,835	4,573
Prepaid expenses	3,651	3,785
Other receivables	4,414	3,224
Other current assets	3,080	2,738
Total current assets	127,766	133,900
Property, plant and equipment, net	120,871	126,225
Goodwill	10,717	1,481
Purchased intangible assets, net	15,033	—
Other assets	5,337	8,048
Total assets	$279,724	$269,654
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,861	$615
Accounts payable	48,880	46,749
Accrued liabilities	36,430	31,233
Derivative liabilities	22,030	2,305
Total current liabilities	109,201	80,902
Long-term debt, net of current maturities	61,598	60,471
Other long-term obligations and deferred credits	13,114	6,547
Deferred income taxes	3,287	5,654
Total liabilities	187,200	153,574
Commitments and contingencies (Note 23)
Equity:
Preferred stock, $0.001 par value per share (10,000 shares authorized; none issued)	—	—
Common stock, $0.001 par value per share (100,000 shares authorized; 13,358 and 12,867 shares issued and outstanding as of December 31, 2012 and 2011, respectively)	13	13
Additional paid-in capital	136,451	133,939
Accumulated deficit	(43,196)	(17,457)
Cost of treasury stock (118 and 60 common shares as of December 31, 2012 and 2011, respectively)	(744)	(415)
Total equity	92,524	116,080
Total liabilities and equity	$279,724	$269,654

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31, 2012	Year Ended December 31, 2011
Revenue	$531,047	$445,804
Cost of goods sold before depreciation, depletion and amortization	455,825	393,719
Selling, general and administrative expenses	58,978	49,152
Depreciation, depletion and amortization	15,676	18,586
Gain on sale of assets	(649)	(1,221)
Income (loss) from operations	1,217	(14,432)
Interest expense, net	(11,344)	(11,057)
Loss on early extinguishment of debt	(2,630)	—
Derivative (loss) income	(19,725)	13,422
Other income, net	2,973	1,138
Loss from continuing operations before income taxes	(29,509)	(10,929)
Income tax benefit	(3,760)	(779)
Loss from continuing operations	(25,749)	(10,150)
Income (loss) from discontinued operations, net of taxes	10	(1,553)
Net loss	$(25,739)	$(11,703)

Loss per share:
Loss from continuing operations	$(2.11)	$(0.84)
Income (loss) from discontinued operations, net of income tax	—	(0.13)
Net loss per share - basic and diluted	$(2.11)	$(0.97)

Weighted average shares outstanding:
Basic and diluted	12,203	12,029

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in thousands)

	Common Stock
	# of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Total Equity (Deficit)
BALANCE, January 1, 2011	11,928	$12	$131,875	$(5,754)	$—	$126,133
Stock-based compensation	—	1	2,064	—	—	2,065
Restricted stock unit vesting	164	—	—	—	—	—
Restricted stock grants	835					—
Purchase of treasury shares	(60)	—	—	—	(415)	(415)
Net loss	—	—	—	(11,703)	—	(11,703)
BALANCE, December 31, 2011	12,867	$13	$133,939	$(17,457)	$(415)	$116,080
Stock-based compensation	—	—	2,512	—	—	2,512
Restricted stock unit vesting	117	—	—	—	—	—
Restricted stock grants	432	—	—	—	—	—
Purchase of treasury shares	(58)	—	—	—	(329)	(329)
Net loss	—	—	—	(25,739)	—	(25,739)
BALANCE, December 31, 2012	13,358	$13	$136,451	$(43,196)	$(744)	$92,524

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31, 2012	Year Ended December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,739)	$(11,703)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	16,328	19,662
Debt issuance cost amortization	4,089	3,723
Amortization of discount on long-term incentive plan and other accrued interest	104	—
Loss on extinguishment of debt	2,630	—
Amortization of facility exit costs	(89)	—
Net gain on sale of assets	(2,803)	(1,221)
Net loss (gain) on derivative	19,725	(13,422)
Deferred income taxes	(4,014)	374
Provision for doubtful accounts	1,304	1,970
Facility exit costs	358	—
Stock-based compensation	2,512	2,065
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(4,858)	(9,631)
Inventories	(209)	(3,460)
Prepaid expenses and other current assets	(2,405)	879
Other assets and liabilities, net	(338)	(152)
Accounts payable and accrued liabilities	4,127	9,372
Net cash provided by (used in) operating activities	10,722	(1,544)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,405)	(6,361)
Payments for acquisitions	(28,578)	(250)
Proceeds from disposals of property, plant and equipment	5,155	2,682
Proceeds from disposals of business units	27,022	—
Net cash used in investing activities	(4,806)	(3,929)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	172,546	150,239
Repayments of borrowings	(174,509)	(143,442)
Debt issuance costs	(1,825)	(375)
Payments for seller financed debt and joint venture	(1,277)	(1,595)
Purchase of treasury shares	(329)	(415)
Net cash (used in) provided by financing activities	(5,394)	4,412

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	522	(1,061)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,229	5,290
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,751	$4,229

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$7,258	$7,180
Cash paid for income taxes	$263	$324

The accompanying notes are an integral part of these consolidated financial statements.

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Our Company, a Delaware corporation, provides ready-mixed concrete, aggregates and concrete-related products and services to the construction industry in several major markets in the United States. U.S. Concrete, Inc. is a holding company and conducts its businesses through its consolidated subsidiaries.  In these notes to consolidated financial statements, or these Notes, we refer to U.S. Concrete, Inc. and its subsidiaries as “we,” “us,” “the Company,” or “U.S. Concrete” unless we specifically state otherwise or the context indicates otherwise.

Basis of Presentation

The consolidated financial statements consist of the accounts of U.S. Concrete, Inc. and its wholly owned subsidiaries. All significant intercompany account balances and transactions have been eliminated.

On August 20, 2012, we completed the sale of substantially all of the Company's California precast operations to Oldcastle Precast, Inc., or Oldcastle (see Note 2). The results of operations for these units have been included in discontinued operations for the periods presented.

On September 14, 2012, we purchased four ready-mixed concrete plants and related assets and inventory from Colorado River Concrete L.P., Cindy & Robin Concrete, L.P. and E&R Artecona Family Limited Partnership, collectively CRC (see Note 2). Accordingly, all of the assets acquired were recorded at their respective fair values as of the date of the acquisition, and the results of operations are included in the consolidated financial statements from the date of acquisition.

On October 30, 2012, we completed the acquisition of all the outstanding equity interests of Bode Gravel Co., a California subchapter S corporation, or Bode Gravel, and Bode Concrete LLC, a California limited liability company, or Bode Concrete, and, together with Bode Gravel, the Bode Companies, pursuant to an equity purchase agreement (see Note 2). Accordingly, all of the assets acquired and liabilities assumed were recorded at their respective fair values as of the date of the acquisition, and the results of operations are included in the consolidated financial statements from the date of acquisition.

On December 17, 2012, we completed the sale of substantially all of our assets associated with our Smith Precast operations, or Smith, located in Phoenix, Arizona, to Jensen Enterprises, Inc., or Jensen (see Note 2). The results of operations for this unit have been included in discontinued operations for the periods presented.

Cash and Cash Equivalents

We record as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. Cash held as collateral or escrowed for contingent liabilities is included in other current and noncurrent assets based on the expected release date of the underlying obligation. As of December 31, 2012 our cash balances, excluding de minimus petty cash funds, were held in bank accounts which were fully insured by the Federal Deposit Insurance Corporation, or FDIC.

Inventories

Inventories consist primarily of cement and other raw materials, aggregates at our pits and quarries, precast concrete products and building materials that we hold for sale or use in the ordinary course of business. Inventories are stated at the lower of cost or fair market value using the average cost and first-in, first-out methods. We reduce the carrying value of our inventories for estimated excess and obsolete inventories equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future product demand and market conditions. Once the new cost basis is established, the value is not increased with any changes in circumstances that would indicate an increase after the remeasurement. If actual product demand or market conditions are less favorable than those projected by management, inventory write-downs may be required that could result in a material change to our consolidated results of operations or financial position.

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Prepaid Expenses

Prepaid expenses primarily include amounts we have paid for insurance, licenses, taxes, rent and maintenance contracts. We expense or amortize all prepaid amounts as used or over the period of benefit, as applicable.

Property, Plant and Equipment, Net

We state property, plant and equipment at cost and use the straight-line method to compute depreciation of these assets other than mineral deposits over the following estimated useful lives: buildings and land improvements, from 10 to 40 years; machinery and equipment, from 10 to 30 years; mixers, trucks and other vehicles, from one to 12 years; and other, from three to 10 years. We capitalize leasehold improvements on properties held under operating leases and amortize those costs over the lesser of their estimated useful lives or the applicable lease term.  We compute depletion of mineral deposits as such deposits are extracted utilizing the units-of-production method. We expense maintenance and repair costs when incurred and capitalize and depreciate expenditures for major renewals and betterments that extend the useful lives of our existing assets.  When we retire or dispose of property, plant or equipment, we remove the related cost and accumulated depreciation from our accounts and reflect any resulting gain or loss in our statements of operations.

Impairment of Long-lived assets

We evaluate the recoverability of our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Such evaluations for impairment are significantly impacted by estimates of future prices for our products, capital needs, economic trends in the applicable construction sector and other factors.  If we consider such assets to be impaired, the impairment we recognize is measured by the amount by which the carrying amount of the assets exceeds their fair value.  Assets to be disposed of by sale are reflected at the lower of their carrying amounts, or fair values, less cost to sell. We test for impairment using a multi-tiered approach that incorporates an equal weighting to a multiple of earnings and an equal weighting to discounted estimated future cash flows.

Intangible Assets Including Goodwill

Identifiable intangible assets with finite lives are amortized over their estimated useful lives. They are amortized on a straight-line approach based on the estimated useful life of each asset. Goodwill represents the amount by which the total purchase price we have paid for acquisitions exceeds our estimated fair value of the net tangible and identifiable intangible assets acquired.  Goodwill is not amortized, but is evaluated for impairment within the reporting unit on an annual basis. We generally test for intangible asset impairment in the fourth quarter of each year, because this period gives us the best visibility of the reporting units’ operating performances for the current year (seasonally, April through October are our highest revenue and production months), and our outlook for the upcoming year, since much of our customer base is finalizing operating and capital budgets during the fourth quarter.  The impairment test we use involves estimating the fair value of our reporting units and comparing the result to the reporting unit's carrying value. We estimate fair value using an equally weighted combination of discounted cash flows and multiples of revenue and EBITDA. The discounted cash flow model includes forecasts for revenue and cash flows discounted at our weighted average cost of capital. Multiples of revenue and EBITDA are calculated using the trailing twelve months results compared to the enterprise value of the Company, which is determined based on the combination of the market value of our capital stock and total outstanding debt. If the fair value exceeds the carrying value, the second step is not performed and no impairment is recorded. If however, the fair value is below the carrying value, a second step is performed to calculate the amount of the impairment by measuring the goodwill at an implied fair value. See Note 4 for further discussion of our goodwill and purchased intangible assets.

Debt Issue Costs

We amortize debt issue costs related to our $80.0 million asset-based revolving credit facility, or 2012 Revolving Facility, and our 9.5% Convertible Secured Notes due 2015, or Convertible Notes, as interest expense over the scheduled maturity period of the debt. Unamortized debt issuance costs were $4.2 million and $7.2 million as of December 31, 2012 and 2011, respectively. We include unamortized debt issue costs in other assets. See Note 9 for additional information regarding our debt, and Note 10 regarding our extinguishment of debt during 2012.

Allowance for Doubtful Accounts

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We provide an allowance for accounts receivable we believe may not be collected in full. A provision for bad debt expense recorded to selling, general and administrative expenses increases the allowance.  Accounts receivable are written off when we determine the receivable will not be collected.  Accounts receivable that we write off our books decrease the allowance.  We determine the amount of bad debt expense we record each period and the resulting adequacy of the allowance at the end of each period by using a combination of historical loss experience, a customer-by-customer analysis of our accounts receivable balances each period and subjective assessments of our bad debt exposure.

Revenue and Expenses

We derive substantially all of our revenue from the production and delivery of ready-mixed concrete, aggregates, precast concrete products, and related building materials.  We recognize revenue, net of sales tax, when products are delivered, selling price is fixed or determinable, pursuasive evidence of an arrangement exists, and collection is reasonably assured.  Amounts billed to customers for delivery costs are classified as a component of total revenues and the related delivery costs (excluding depreciation) are classified as a component of total cost of goods sold. Cost of goods sold consists primarily of product costs and operating expenses (excluding depreciation, depletion and amortization).  Operating expenses consist primarily of wages, benefits, insurance and other expenses attributable to plant operations, repairs and maintenance, and delivery costs.  Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, and trade show expenses. General and administrative expenses consist primarily of executive and administrative compensation and benefits, office rent, utilities, communication and technology expenses, provision for doubtful accounts, and legal and professional fees.

Deferred Rent

We recognize escalating lease payments on a straight-line basis over the term of each respective lease with the difference between cash payment and rent expense recognized being recorded as deferred rent (included in accrued liabilities) in the accompanying consolidated balance sheets.

Insurance Programs

We maintain third-party insurance coverage against certain risks. Under our insurance programs, we share the risk of loss with our insurance underwriters by maintaining high deductibles subject to aggregate annual loss limitations.  In connection with these automobile, general liability and workers’ compensation insurance programs, we have entered into standby letters of credit agreements totaling $12.2 million at December 31, 2012.  We fund our deductibles and record an expense for losses we expect under the programs.  We determine expected losses using a combination of our historical loss experience and subjective assessments of our future loss exposure.  The estimated losses are subject to uncertainty from various sources, including changes in claim reporting patterns, claim settlement patterns, judicial decisions, legislation and economic conditions.  The amounts accrued for self-insured claims were $9.0 million as of December 31, 2012 and $9.9 million as of December 31, 2011.  We include these accruals in accrued liabilities.

Income Taxes

We use the liability method of accounting for income taxes. Under this method, we record deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and use enacted tax rates and laws that we expect will be in effect when we recover those assets or settle those liabilities, as the case may be, to measure those taxes.  We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.  We have a valuation allowance of $44.9 million and $38.8 million as of December 31, 2012 and 2011, respectively.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, trade receivables, trade payables, long-term debt, other long-term obligations, and derivative liabilities.  We consider the carrying values of cash and cash equivalents, trade receivables and trade payables to be representative of their respective fair values because of their short-term maturities or expected settlement dates.  The carrying value of outstanding amounts under our 2012 Revolving Facility approximates fair value due to the floating interest rate, and the fair value of our Convertible Notes was approximately $68.8 million at December 31, 2012. The fair value of the embedded derivative in our Convertible Notes that was bifurcated and separately valued was $17.2 million at December 31, 2012 and the fair value of issued Warrants was $4.9 million at the same date. The fair value of our long-term incentive plan

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

associated with the acquisition of the Bode Companies was $7.0 million at December 31, 2012. See Note 11 to our consolidated financial statements for further information regarding our derivative liabilities, Note 12 regarding our other long-term obligations, and Note 13 regarding our fair value disclosures.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates and assumptions that we consider significant in the preparation of our financial statements include those related to our allowance for doubtful accounts, goodwill, intangibles, accruals for self-insurance, income taxes, the valuation of inventory and the valuation and useful lives of property, plant and equipment.

Stripping Costs

We include post-production stripping costs in the cost of inventory produced during the period these costs are incurred. Post-production stripping costs represent stripping costs incurred after the first salable minerals are extracted from the mine.

Loss Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period after giving effect to all potentially dilutive securities outstanding during the period. See Note 19 for additional information regarding our earnings (loss) per share.

Comprehensive Income

Comprehensive income represents all changes in equity of an entity during the reporting period, except those resulting from investments by and distributions to stockholders. For the years ended December 31, 2012 and December 31, 2011, no differences existed between our consolidated net income and our consolidated comprehensive income.

Stock-based Compensation

Stock-based employee compensation cost is measured at the grant date based on the calculated fair value of the award. We recognize expense over the employee’s requisite service period, generally the vesting period of the award, or in the case of performance-based awards, over the life of the derived service period. The related excess tax benefit received upon exercise of stock options or vesting of restricted stock, if any, is reflected in the statement of cash flows as a financing activity rather than an operating activity. See Note 18 for additional information regarding our stock-based compensation plans.

Recent Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board, or the FASB, issued an amendment to its indefinite-lived intangible assets impairment testing guidance to simplify how entities test for indefinite-lived intangible asset impairments. The objective of the amendment is to reduce cost and complexity by providing an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The amendment also enhances the consistency of impairment testing guidance amount long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset's fair value when testing an indefinite-lived intangible asset for impairment, which is equivalent to the impairment testing requirements for other long-lived assets. The amendment is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, although early adoption is permitted. The Company does not expect the adoption of this guidance on the first day of fiscal year 2013 to have a material impact on the Consolidated Financial Statements.

In September 2011, the FASB issued authoritative accounting guidance related to “Disclosures about an Employer's Participation in a Multiemployer Plan,” which amended existing authoritative accounting guidance related to “Compensation-Retirement Benefits-Multiemployer Plans.” The update requires additional disclosures regarding the significant multiemployer

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

plans in which an employer participates, the level of an employer's participation including contributions made, and whether the contributions made represent more than five percent of the total contributions made to the plan by all contributing employers. The expanded disclosures also address the financial health of significant multiemployer plans including the funded status and existence of funding improvement plans, the existence of imposed surcharges on contributions to the plan, as well as the nature of employer commitments to the plan. The guidance was effective for annual periods for fiscal years ending after December 15, 2011. The amendments have been applied for all prior periods presented. See Note 24 for this disclosure.

In September 2011, the FASB issued authoritative accounting guidance, which relates to testing goodwill for impairment and amends current guidance to simplify how entities test goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in existing authoritative accounting guidance. Under this amendment, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. This pronouncement became effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this guidance did not have a material effect on our consolidated financial statements.

2.     ACQUISITIONS, DISPOSITIONS AND ASSETS HELD FOR SALE

Sale of California Precast Operations

On August 2, 2012, we executed a definitive asset purchase agreement to sell substantially all of the Company's California precast operations to Oldcastle for $21.3 million in cash, plus net working capital adjustments. The assets purchased by Oldcastle included certain facilities, fixed assets, and working capital items. The transaction was completed on August 20, 2012. The results of operations for these units have been included in discontinued operations for the periods presented.

In conjunction with the Oldcastle agreement, we also entered into certain sublease and license agreements with Oldcastle for certain land and property that is leased or owned by us. As the sublease and license agreements provide payment for the full amount of our obligation under the leases, we did not record any liability for exit obligations associated with these agreements.

Purchase of Colorado River Concrete Assets

On September 14, 2012, we purchased four ready-mixed concrete plants and related assets and inventory from CRC in our west Texas market for $2.4 million in cash and a $1.9 million promissory note at an annual interest rate of 4.5%, which will be paid in twenty-four equal monthly installments beginning in January 2013. The purchase of these assets allows us to expand our business in two of our major markets; west Texas and north Texas. We acquired plant and equipment valued at $3.2 million, inventory valued at $0.2 million, and goodwill valued at $1.0 million. No liabilities were assumed in the purchase. The goodwill ascribed to the purchase is related to the synergies we expect to achieve with expansion of these areas in which we already operate. We expect the goodwill to be deductible for tax purposes.

Purchase of Bode Gravel and Bode Concrete Equity Interests

On October 30, 2012, we completed the acquisition of all the outstanding equity interests of the Bode Companies pursuant to an equity purchase agreement, dated October 17, 2012. Bode Gravel and Bode Concrete operated two ready-mixed concrete plants, one new portable plant, and 41 mixer trucks in the San Francisco area and produced approximately 243,000 cubic yards of ready-mix concrete in 2011. The purchase price for the acquisition, which is subject to specified post-closing adjustments, was $24.5 million in cash, plus working capital and closing adjustments of $1.6 million, plus potential earn-out payments, contingent upon reaching negotiated volume hurdles, with an aggregate present value of up to $7.0 million in cash payable over a six-year period, resulting in total consideration fair value of $33.1 million. We funded the acquisition from cash on hand and borrowings under our 2012 Credit Facility.

The assets acquired and liabilities assumed at the acquisition date based upon their respective fair values are summarized below (in thousands):

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Bode Companies
October 30, 2012
Accounts receivable	$7,194
Inventory	156
Property, plant and equipment	9,284
Customer relationships	13,500
Trade name	1,300
Backlog	800
Other assets	245
Assets acquired	$32,479
Accounts payable	2,920
Accrued expenses	1,329
Deferred tax liability	3,385
Long-term incentive plan	7,000
Liabilities assumed	$14,634
Goodwill	8,254
Net assets acquired	$26,099

The purchase price allocation has been prepared and recorded on a preliminary basis and may change as additional information becomes available regarding the fair value and tax basis of the assets and liabilities acquired. Changes to the purchase price allocation will be made as soon as practical, but no later than one year from the acquisition date of October 30, 2012. The excess of purchase price over the fair values of the assets acquired and liabilities assumed represents the goodwill resulting from the acquisition. The goodwill ascribed to the purchase is related to the synergies we expect to achieve, as well as expansion of our business in the San Francisco, California area in which we already operate. We expect a portion of the goodwill to be deductible for tax purposes. See Note 4 for additional information regarding the goodwill and finite-lived intangible assets. See Note 12 for additional information regarding the long-term incentive plan. See Note 17 for additional information regarding income taxes.

The following unaudited pro forma information presents the combined financial results for the years ended December 31, 2012 and 2011 as if the acquisition had been completed on January 1, 2011 (in thousands, except per share information):

	For the year ended December 31,
	(unaudited)
	2012	2011
Revenue from continuing operations	$563,706	$477,778
Net loss	$(23,966)	$(11,858)

Loss per share, basic and diluted	$(1.96)	$(0.99)

The above pro forma results were prepared based on the historical GAAP results of the Company and the Bode Companies, and are not necessarily indicative of what the Company's actual results would have been had the transaction occurred on January 1, 2011. The unaudited pro forma net loss and net loss per share amounts above reflect an adjustment for inclusion of an additional $0.9 million and $2.3 million in amortization of intangibles for the years ended December 31, 2012 and 2011, respectively; exclusion of $0.6 million for severance and related costs for former employees of the Bode Companies; and exclusion of $0.3 million of legal costs incurred by the Company in 2012 related to the acquisition. The unaudited pro forma results do not reflect any operational efficiencies or potential cost savings that may occur as a result of consolidation of the operations.

Sale of Smith Precast Operations

On December 17, 2012, we completed the sale of substantially all of our assets associated with Smith located in Phoenix,

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Arizona, to Jensen for $4.3 million in cash and the assumption of certain obligations. The assets purchased by Jensen included certain facilities, fixed assets, and working capital items. In addition, Jensen assumed the obligations of a capital lease previously held by Smith. The results of operations for this unit have been included in discontinued operations for the periods presented.

Other

In October 2006, we acquired certain aggregates product related assets located in New Jersey. As a condition of the purchase agreement, additional consideration would be due if we were able to receive permits that allowed us to mine the minerals from certain areas. In April 2012, we obtained the permits necessary to allow us to mine this area of property. Accordingly, we accrued $1.4 million in additional purchase consideration during the quarter ended June 30, 2012. On October 5, 2012, we signed an agreement with the seller to pay a total of $1.0 million in lieu of the $1.4 million contractual payment due to a lower volume of aggregate assets available to mine than originally contemplated in the agreement. We signed a promissory note for the $1.0 million settlement, payable in eight equal quarterly installments which began in November 2012 at an annual interest rate of 2.5%. We made cash payments on the promissory notes of approximately $0.1 million during the year ended December 31, 2012.

During the third quarter of 2012, we made the decision to sell certain of our land and buildings in northern California and classified these assets as held for sale. These assets were recorded at the estimated fair value less costs to sell, which approximated net book value of $2.6 million. This transaction closed during the fourth quarter of 2012 and we received $3.2 million in proceeds. Accordingly, we recorded a gain on sale of assets of $0.6 million, which is included in our statement of operations for the year ended December 31, 2012.

In April 2011, we purchased the assets of a one-plant ready-mixed concrete operation in our west Texas market for $0.2 million in cash. In October 2010, we acquired three ready-mixed concrete plants and related assets in our west Texas market for approximately $3.0 million, plus the value of the inventory on hand at closing. We made cash payments of $0.4 million at closing and issued promissory notes for the remaining $2.6 million at an annual interest rate of 5%. We made cash payments on these notes of approximately $0.4 million during the year ended December 31, 2012.

During the second quarter of 2010, we made the decision to dispose of some of our transport equipment in northern California, and classified these assets as held for sale. These assets were recorded at the estimated fair value less costs to sell of approximately $0.8 million. In March 2011, we completed the sale of our transport equipment for approximately $0.9 million.

In August 2010, we entered into a redemption agreement to have our 60% interest in our Michigan subsidiary, Superior Materials Holdings, LLC, or Superior, redeemed by Superior. At the closing of the redemption on September 30, 2010, the Company and certain of our subsidiaries paid $640,000 in cash and issued a $1.5 million promissory note to Superior as partial consideration for certain indemnifications and other consideration provided by the minority owner and their new joint venture partner pursuant to the redemption agreement. In each of January 2011 and January 2012, we made payments of $750,000 to complete payment of the promissory note.

The pro forma impacts of our 2012 and 2011 acquisitions, excluding the Bode Companies, have not been included as they were immaterial to our financial statements individually and in the aggregate.

3.     DISCONTINUED OPERATIONS

As disclosed in Note 2, we completed the sale of our California and Arizona precast units in August 2012 and December 2012, respectively. We have presented the results of operations for all periods as discontinued operations.

The results of discontinued operations included in the accompanying consolidated statements of operations were as follows (in thousands):

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Year Ended December 31, 2012	Year Ended December 31, 2011
Revenue	$34,055	$49,204
Depreciation, depletion and amortization, or DD&A	(652)	(1,076)
Operating expenses, excluding DD&A, and other income	(35,553)	(49,684)
Loss from discontinued operations	(2,150)	(1,556)
Gain on disposal of assets	2,154	—
Income (loss) from discontinued operations, before income taxes	4	(1,556)
Income tax benefit	6	3
Income (loss) from discontinued operations	$10	$(1,553)

Below is a summary of the assets and liabilities from our California precast operations on the date of sale with comparable balances as of December 31, 2011 (in thousands):

	August 20,	December 31,
	2012	2011
Cash and cash equivalents	$85	$317
Trade accounts receivable, net	7,864	8,742
Inventories	7,090	6,870
Property, plant and equipment, net	6,965	7,203
Other assets	674	482
Total assets	$22,678	$23,614

Accounts payable	$2,062	$3,412
Accrued liabilities	596	1,819
Total liabilities	$2,658	$5,231

Trade accounts receivable was net of allowances of $41 thousand and $0.1 million as of August 20, 2012 and December 31, 2011, respectively. Property, plant and equipment was net of accumulated depreciation of $1.4 million and $1.1 million as of August 20, 2012 and December 31, 2011, respectively.

Below is a summary of the assets and liabilities from our Smith operations on the date of sale with comparable balances as of December 31, 2011(in thousands):

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	December 17,	December 31,
	2012	2011
Cash and cash equivalents	$—	$2
Trade accounts receivable, net	1,045	1,125
Inventories	1,642	2,003
Property, plant and equipment, net	1,365	1,393
Other assets	—	89
Total assets	$4,052	$4,612

Current maturities of long-term debt	$156	$147
Accounts payable	463	539
Accrued liabilities	98	139
Long-term debt	137	293
Total liabilities	$854	$1,118

Trade accounts receivable was net of allowances of $31 thousand and $0.1 million as of December 17, 2012 and December 31, 2011, respectively. Property, plant and equipment was net of accumulated depreciation of $0.5 million and $0.3 million as of December 17, 2012 and December 31, 2011, respectively.

4.     GOODWILL AND PURCHASED INTANGIBLE ASSETS, NET

Goodwill

We record as goodwill the amount by which the total purchase price we pay in our acquisition transactions exceeds our estimated fair value of the identifiable net assets we acquire. We test goodwill for impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment.  We generally test for goodwill impairment in the fourth quarter of each year, because this period gives us the best visibility of the reporting units’ operating performances for the current year (seasonally, April through October are our highest revenue and production months) and our outlook for the upcoming year, since much of our customer base is finalizing operating and capital budgets during the fourth quarter.  The impairment test we use involves estimating the fair value of our reporting units and comparing the result to the reporting unit's carrying value. We estimate fair value using an equally weighted combination of discounted cash flows and multiples of revenue and EBITDA. The discounted cash flow model includes forecasts for revenue and cash flows discounted at our weighted average cost of capital. Multiples of revenue and EBITDA are calculated using the trailing twelve months results compared to the enterprise value of the Company, which is determined based on the combination of the market value of our capital stock and total outstanding debt.

We acquired three ready-mix concrete plants during October 2010 and four ready mix concrete plants during September 2012 which resulted in the recording of approximately $1.5 million and $1.0 million of goodwill, respectively, for our west Texas operations. We also acquired two ready-mixed concrete plants, one new portable plant, and 41 mixer trucks in the San Francisco area during October 2012 which resulted in the recording of approximately $8.2 million of goodwill. We completed our annual assessment of impairment during the fourth quarter of 2012, and there was no impairment.

All goodwill relates to our ready-mixed concrete reportable segment. The change in goodwill from January 1, 2011 to December 31, 2012 is as follows (in thousands):

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Total
Balance at January 1, 2011:
Goodwill	$1,481
Accumulated impairment	—
Balance at December 31, 2011	$1,481

Balance on January 1, 2012:
Goodwill	$1,481
Accumulated impairment	—
1,481
Acquisitions (See Note 2)	9,236
Balance at December 31, 2012	$10,717

Intangible Assets

Our intangible assets, which were fair valued and recorded as part of the acquisition of the Bode Companies, completed on October 30, 2012, are as follows (in thousands) as of December 31, 2012:

	Gross	Accumulated Amortization	Net	Weighted Average Remaining Life (in years)
Customer relationships	$13,500	$(225)	$13,275	9.83
Trade name	1,300	(22)	1,278	9.83
Backlog	800	(320)	480	0.25
Total intangible assets	$15,600	$(567)	$15,033	9.52

The values of the customer relationships and trade name are being amortized over a 10 year period from the date of acquisition. The backlog is being amortized over a period of five months from the date of acquisition. We recorded $0.6 million of amortization on our intangibles for the year ended December 31, 2012, which is included in our consolidated statement of operations.

The estimated remaining amortization of our finite-lived intangible assets as of December 31, 2012, is as follows (in thousands):

Total for year
2013	$1,960
2014	1,480
2015	1,480
2016	1,480
2017	1,480
Thereafter	7,153
Total	$15,033

5.     INVENTORIES

Inventory at December 31 consists of the following (in thousands):

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	December 31, 2012	December 31, 2011
Raw materials	$22,082	$22,936
Precast products	—	6,772
Building materials for resale	1,645	1,992
Other	1,274	1,456
	$25,001	$33,156

6.     PROPERTY, PLANT AND EQUIPMENT

A summary of property, plant and equipment is as follows (in thousands):

	December 31, 2012	December 31, 2011
Land and mineral deposits	$41,922	$43,108
Buildings and improvements	12,922	14,069
Machinery and equipment	65,448	62,100
Mixers, trucks and other vehicles	36,100	31,138
Other, including construction in progress	2,752	879
	159,144	151,294
Less: accumulated depreciation and depletion	(38,273)	(25,069)
	$120,871	$126,225

As of December 31, the net carrying amounts of mineral deposits were $13.2 million in 2012 and $12.9 million in 2011.

7.     ALLOWANCE FOR DOUBTFUL ACCOUNTS
Activity in our allowance for doubtful accounts receivable consists of the following (in thousands):

	December 31, 2012	December 31, 2011
Balance, beginning of period	$2,537	$567
Provision for doubtful accounts	1,304	1,970
Uncollectible receivables written off, net of recoveries	(1,473)	—
Balance, end of period	$2,368	$2,537

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

8.     ACCRUED LIABILITIES

A summary of accrued liabilities is as follows (in thousands):

	December 31, 2012	December 31, 2011
Accrued insurance reserves	$9,816	$10,649
Accrued compensation and benefits	7,381	4,496
Accrued materials	5,745	4,907
Accrued property, sales and other taxes	4,632	4,251
Accrued rent	1,904	1,933
Accrued interest	547	664
Other	6,405	4,333
	$36,430	$31,233

9.   DEBT

A summary of our debt and capital leases is as follows (in thousands):

	December 31, 2012	December 31, 2011
Senior secured credit facility due 2015	$13,300	$—
Senior secured credit facility due 2014	—	15,116
Convertible secured notes due 2015, net of discount	46,142	43,844
Notes payable and other financing	4,017	1,687
Capital leases	—	439
	63,459	61,086
Less: current maturities	1,861	615
Total long-term debt	$61,598	$60,471

The carrying value of outstanding amounts under our 2012 Revolving Facility and 2010 Credit Agreement (as defined below) approximates fair value due to the floating interest rate, and the fair value of our Convertible Notes was approximately $68.8 million, including the embedded derivative of $17.2 million, at December 31, 2012, and was $53.8 million, including the embedded derivative of $1.6 million, at December 31, 2011. The weighted average interest rate for the 2012 Credit Agreement was 4.08% as of December 31, 2012. The weighted average interest rate for the Convertible Notes was 17.38% as of December 31, 2012.

The principal amounts due under our debt agreements as of December 31, 2012, for the next five years are as follows (in thousands):

Year ending December 31,
2013	$1,861
2014	1,807
2015	68,649
2016	—
2017	—
Later years	—
$72,317

Senior Secured Credit Facility due 2015

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

On August 31, 2012, we and certain of our subsidiaries entered into a Loan and Security Agreement, or the 2012 Credit Agreement, with certain financial institutions named therein, as lenders, or the Lenders, and Bank of America, N.A. as agent and sole lead arranger, or the Administrative Agent, which provides for an $80.0 million asset-based revolving credit facility, referred to as the 2012 Revolving Facility. The 2012 Credit Agreement expires on July 1, 2015 and may be prepaid from time to time without penalty or premium. As of December 31, 2012, we had $13.3 million of outstanding borrowings and $12.2 million of undrawn standby letters of credit under the 2012 Revolving Facility. As of December 31, 2012, we had net borrowing availability of $52.4 million.

Our actual maximum credit availability under the 2012 Revolving Facility varies from time to time and is determined by calculating a borrowing base, which is based on the value of our eligible accounts receivable, inventory and vehicles, which serve as priority collateral on the facility, minus reserves imposed by the Lenders and other adjustments, all as specified in the 2012 Credit Agreement. The 2012 Credit Agreement also contains a provision for discretionary over-advances and involuntary protective advances by Lenders of up to $8 million in excess of the 2012 Revolving Facility commitments. The 2012 Credit Agreement provides for swingline loans, up to a $10 million sublimit, and letters of credit, up to a $30 million sublimit. The 2012 Credit Agreement also includes an uncommitted accordion feature of up to $45 million in the aggregate allowing for future incremental borrowings, subject to certain conditions, including the modification of the Indenture.

Advances under the 2012 Revolving Facility are in the form of either base rate loans or “LIBOR Loans” denominated in U.S. dollars. The interest rate for base rate loans denominated in U.S. dollars fluctuates and is equal to the greater of (a) Bank of America’s prime rate; (b) the Federal funds rate, plus 0.50%; or (c) the rate per annum for a 30 days interest period equal to the British Bankers Association LIBOR Rate, as published by Reuters at approximately 11:00 a.m. (London time) two business days prior (“LIBOR”), plus 1.0%; in each case plus 1.50%. The interest rate for LIBOR Loans denominated in U.S. dollars is equal to the rate per annum for the applicable interest period equal to LIBOR, plus 2.75%. Issued and outstanding letters of credit are subject to a fee equal to 2.75%, a fronting fee equal to 0.125% per annum on the stated amount of such letter of credit, and customary charges associated with the issuance and administration of letters of credit. Among other fees, we pay a commitment fee of 0.375% per annum (due monthly) on the aggregate unused revolving commitments under the 2012 Revolving Facility.

Up to $30 million of the 2012 Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the 2012 Revolving Facility. Advances under the 2012 Revolving Facility are limited by a borrowing base of (a) 90% of the face amount of eligible accounts receivable (reduced to 85% under certain circumstances), plus (b) ) the lesser of (i) 55% of the value of eligible inventory or (ii) 85% of the product of (x) the net orderly liquidation value of inventory divided by the value of the inventory and (y) multiplied by the value of eligible inventory, and (c) the lesser of (i) $20.0 million or (ii) the sum of (A) 85% of the net orderly liquidation value (as determined by the most recent appraisal) of eligible trucks plus (B) 80% of the cost of newly acquired eligible trucks since the date of the latest appraisal of eligible trucks minus (C) 85% of the net orderly liquidation value of eligible trucks that have been sold since the latest appraisal date and 85% of the depreciation amount applicable to eligible trucks since the date of the latest appraisal of eligible trucks, minus (D) such reserves as the Administrative Agent may establish from time to time in its permitted discretion. The Administrative Agent may, in its permitted discretion, reduce the advance rates set forth above, adjust reserves or reduce one or more of the other elements used in computing the borrowing base.

The 2012 Credit Agreement contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on our ability to consolidate or merge; substantially change the nature of our business; sell, lease or otherwise transfer any of our assets; create or incur indebtedness; create liens; pay dividends; and make investments or acquisitions. The negative covenants are subject to certain exceptions as specified in the 2012 Credit Agreement. The 2012 Credit Agreement also requires that we, upon the occurrence of certain events, maintain a fixed charge coverage ratio of at least 1.0 to 1.0 for each period of twelve calendar months, as determined in accordance with the 2012 Credit Agreement. For the trailing twelve month period ended December 31, 2012, our fixed charge coverage ratio was 2.97 to 1.0. As of December 31, 2012 the Company was in compliance with all covenants.

The 2012 Credit Agreement also includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control of the Company, material money judgments and failure to maintain subsidiary guarantees.

Senior Secured Credit Facility due 2014

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Simultaneously with entering into the 2012 Credit Agreement referenced above, we terminated the credit agreement that governed our Senior Secured Credit Facility due 2014, or the 2010 Credit Agreement, which previously provided for a $75.0 million asset-based revolving credit facility. See Note 10 for additional information.

Convertible Secured Notes due 2015

On August 31, 2010, we issued $55.0 million aggregate principal amount of Convertible Notes pursuant to a subscription offering contemplated by the Plan of Reorganization, also referred to as our Plan.  The Convertible Notes are governed by the Indenture, dated as of August 31, 2010. Under the terms of the Indenture, the Convertible Notes bear interest at a rate of 9.5% per annum and will mature on August 31, 2015. Interest payments are payable quarterly in cash in arrears. Additionally, we recorded a discount of approximately $13.6 million related to an embedded derivative that was bifurcated and separately valued (see Note 11). This discount is being accreted over the term of the Convertible Notes and included in interest expense.

Under the terms of the Indenture, we are required to meet a consolidated secured debt ratio test (as defined in the Indenture), which could restrict our ability to borrow the amount available under the 2012 Credit Agreement. The maximum consolidated secured debt ratio, as of the last day of each fiscal month, is shown below:

Consolidated
Period	Secured Debt Ratio
April 1, 2012 — March 31, 2013	7.50 : 1.00
April 1, 2013 — March 31, 2014	7.00 : 1.00
April 1, 2014 — March 31, 2015	6.75 : 1.00
April 1, 2015 — and thereafter	6.50 : 1.00

The consolidated secured debt ratio is the ratio of (a) our consolidated total indebtedness (as defined in the Indenture) on the date of determination that constitutes the Convertible Notes, any other pari passu lien obligations and any indebtedness incurred under the 2012 Credit Agreement (including any letters of credit issued thereunder) to (b) the aggregate amount of consolidated cash flow (as defined in the Indenture) for our most recent four fiscal quarters available at the date of determination. Based on our consolidated cash flows for the four fiscal quarters ended December 31, 2012, our consolidated secured debt ratio was 3.22 to 1.00. In the event that we are not able to meet this ratio in the future, we would need to seek an amendment to the Indenture to provide relief from this covenant.

The Convertible Notes are convertible, at the option of the holder, at any time on or prior to maturity, into shares of our common stock, at an initial conversion rate of 95.23809524 shares of Common Stock per $1,000 principal amount of Convertible Notes (the “Conversion Rate”).  The Conversion Rate is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, combinations or similar events.  In connection with any such conversion, holders of the Convertible Notes to be converted shall also have the right to receive accrued and unpaid interest on such Convertible Notes to the date of conversion (the “Accrued Interest”).  We may elect to pay the Accrued Interest in cash or in shares of Common Stock in accordance with the terms of the Indenture.

In addition, if a “Fundamental Change of Control” (as defined in the Indenture) occurs prior to the maturity date, in addition to any conversion rights the holders of Convertible Notes may have, each holder of Convertible Notes will have (i) a make-whole provision calculated as provided in the Indenture pursuant to which each holder may be entitled to additional shares of Common Stock upon conversion; which we refer to as the Make Whole Premium, and (ii) an amount equal to the interest on such Convertible Notes that would have been payable from the date of the occurrence of such Fundamental Change of Control; which we refer to as the Fundamental Change of Control Date, through the third anniversary of the Effective Date, plus any accrued and unpaid interest from the Effective Date to the Fundamental Change of Control Date (the amount in this clause (ii); which we refer to as the Make Whole Payment).  We may elect to pay the Make Whole Payment in cash or in shares of Common Stock.

If the closing price of the Common Stock exceeds 150% of the Conversion Price (defined as $1,000 divided by the Conversion Rate) then in effect for at least 20 trading days during any consecutive 30-days trading period, or the Conversion Event, we may provide, at our option, a written notice, or the Conversion Event Notice, of the occurrence of the Conversion Event to each holder of Convertible Notes in accordance with the Indenture.  Except as set forth in an Election Notice (as defined below), the right to convert Convertible Notes with respect to the occurrence of the Conversion Event shall terminate on the date that is 46 days following the date of the Conversion Event Notice, or the Conversion Termination Date, such that the holder shall have a 45-days

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

period in which to convert its Convertible Notes up to the amount of the Conversion Cap (as defined below).  Any Convertible Notes not converted prior to the Conversion Termination Date as a result of the Conversion Cap shall be, at the holder’s election and upon written notice to the Company, or the Election Notice, converted into shares of Common Stock on a date or dates prior to the date that is 180 days following the Conversion Termination Date.  The “Conversion Cap” means the number of shares of Common Stock into which the Convertible Notes are convertible and that would cause the related holder to “beneficially own” (as such term is used in the Exchange Act) more than 9.9% of the Common Stock at any time outstanding.

Any Convertible Notes not otherwise converted prior to the Conversion Termination Date or specified for conversion in an Election Notice shall be redeemable, in whole or in part, at our election at any time prior to maturity at par plus accrued and unpaid interest thereon to the Conversion Termination Date.

The Indenture contains certain covenants that restrict our ability to, among other things,

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	pay dividends or make other distributions or repurchase or redeem our stock or subordinated indebtedness or make investments;

•	sell assets and issue capital stock of our restricted subsidiaries;

•	incur liens;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

The Convertible Notes are guaranteed by each of our existing, and will be guaranteed by each of our future, direct or indirect domestic restricted subsidiaries. In connection with the Indenture, on August 31, 2010, we and certain of our subsidiaries entered into a Pledge and Security Agreement, or the Pledge and Security Agreement, with the noteholder collateral agent. Pursuant to the Pledge and Security Agreement, the Convertible Notes and related guarantees are secured by first-priority liens on certain of the property and assets directly owned by the Company and each of the guarantors, including material owned real property, fixtures, intellectual property, capital stock of subsidiaries and certain equipment, subject to permitted liens (including a second-priority lien in favor of the Administrative Agent) with certain exceptions, including a limitation that the capital stock will constitute collateral securing the Convertible Notes only if the inclusion of such capital stock as collateral will not require us to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X; which we refer to as the collateral cutback provision. In accordance with the collateral cutback provision, the collateral securing the Convertible Notes includes capital stock only to the extent that the applicable value of such capital stock is less than 20% of the principal amount of the notes outstanding. The applicable value of the capital stock of any subsidiary is deemed to be the greatest of its par value, book value or market value. Although we have not had an external third-party market valuation conducted as to the capital stock of our subsidiaries, we estimate that the value of the capital stock of the following subsidiaries and their respective parent companies exceeded 20% of the principal amount of the Convertible Notes as of December 31, 2012: Redi-Mix, LLC, Ingram Concrete, LLC, Eastern Concrete Materials, Inc., Central Concrete Supply Co., Inc., Bode Gravel Co., Bode Concrete, LLC, U.S. Concrete Texas Holdings, Inc., Alberta Investments, Inc. and USC Atlantic, Inc.  As a result, the pledge of the capital stock of these subsidiaries as it relates to the Convertible Notes is limited to capital stock of each such subsidiary with an applicable value of less than 20% of the outstanding principal amount of the Convertible Notes, or $11.0 million. The aggregate percentage of consolidated assets and revenues represented by these excluded subsidiaries as of December 31, 2012 is estimated to be 86% and 90%, respectively. As described above, assets of the excluded subsidiaries have been separately pledged as security for the Convertible Notes. The list of excluded subsidiaries was determined based upon internal company estimates of fair value and did not include third-party valuation of the subsidiaries, and should not be considered an indication as to what such subsidiaries might be able to be sold for in the market. The list of excluded subsidiaries may change as the applicable value of such capital stock or the outstanding principal amount of Convertible Notes changes. Obligations under the 2012 Revolving Facility and those in respect of hedging and cash management obligations owed to the lenders (and their affiliates) that are a party to the 2012 Credit Agreement; which we collectively refer to as the 2012 Revolving Facility Obligations, are secured by a second-priority lien on such collateral.

The Convertible Notes and related guarantees are also secured by a second-priority lien on the assets of the Company and the guarantors securing the 2012 Revolving Facility Obligations on a first-priority basis, including inventory (including as extracted collateral), accounts, certain specified mixer trucks, general intangibles (other than collateral securing the Convertible Notes on a first-priority basis), instruments, documents, cash, deposit accounts, securities accounts, commodities accounts, letter of credit rights and all supporting obligations and related books and records and all proceeds and products of the foregoing, subject to permitted liens and certain exceptions.

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

10.   EXTINGUISHMENT OF DEBT

As described in Note 9 above, in connection with entering into the 2012 Credit Agreement, we terminated our 2010 Credit Agreement. As such, during the third quarter of 2012, we wrote-off $2.6 million of previously deferred financing costs associated with the terminated 2010 Credit Agreement and recorded the charge as loss on extinguishment of debt on the accompanying condensed statements of operations.

In connection with the 2012 Credit Agreement, we have incurred $1.4 million of deferred financing costs, which are classified as Other Assets on the accompanying condensed consolidated balance sheet, and are being amortized over the term of the 2012 Credit Agreement using the straight line method, which approximates the effective interest method.

11.   DERIVATIVES

General

We are exposed to certain risks relating to our ongoing business operations.  However, derivative instruments are not used to hedge these risks.  We are required to account for derivative instruments as a result of the issuance of the Warrants and Convertible Notes on August 31, 2010. Due to the conversion features contained within our Convertible Notes, they are deemed to be an embedded derivative under Accounting Standards Codification, Topic 815, Derivatives and Hedging, or ASC 815.  In accordance with ASC 815, an embedded derivative related to the conversion features requires bifurcation from the debt component of the Convertible Notes and a separate valuation.  We recognize the embedded derivative as a liability on our balance sheet, measure it at its estimated fair value and recognize changes in its estimated fair value within our results of operations each quarter.  None of our derivative contracts manage business risk or are executed for speculative purposes.

Our derivative instruments are summarized as follows:

		Fair Value
Derivative Instruments not designated as hedging instruments under ASC 815	Balance Sheet Location	December 31, 2012	December 31, 2011
Warrants	Current derivative liabilities	$4,857	$662
Convertible Note embedded derivative	Current derivative liabilities	17,173	1,643
		$22,030	$2,305

The following table presents the effect of derivative instruments on the statement of operations for the year ended December 31, 2012 and December 31, 2011 excluding income tax effects:

Derivative Instruments not designated as hedging instruments under ASC 815	Location of Income/(Loss) Recognized	December 31, 2012	December 31, 2011
Warrants	Derivative income (loss)	$(4,195)	$2,562
Convertible Note embedded derivative	Derivative income (loss)	(15,530)	10,860
		$(19,725)	$13,422

Warrant and Convertible Note volume positions are presented in the number of shares underlying the respective instruments.  The table below presents our volume positions as of December 31, 2012 and December 31, 2011:

Derivative Instruments not designated as hedging instruments under ASC 815	Number of Shares
Warrants	3,000,000
Convertible Note embedded derivative	5,238,095
8,238,095

We do not have any derivative instruments with credit features requiring the posting of collateral in the event of a credit downgrade or similar credit event.

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

12. OTHER LONG-TERM OBLIGATIONS AND DEFERRED CREDITS

Other long-term obligations and deferred credits are comprised primarily of the Long-Term Incentive Plan, or LTIP, that we entered into with the former equity owners of the Bode Companies, as part of the acquisition of the Bode Companies during the fourth quarter of 2012. In accordance with the agreement, we are obligated to make certain annual payments to the former owners of the Bode Companies upon the achievement of certain pre-defined incremental sales volume milestones. The LTIP was valued based on the net present value of the expected future payments, using a discount rate of 7.0% and is capped at a net present value of $7.0 million. The total obligation of $7.0 million is classified as a long-term liability on our consolidated balance sheet at December 31, 2012, and reflects the portion we expect to pay beyond 2013 and within the six year term of the agreement. The discount on the LTIP will be accreted to interest expense over the period during which payments are expected to be made. Our first payment will be due in January 2014. We expect our obligation to cease during 2018.

The remaining other long-term obligations and deferred credits balances consists primarily of the long-term portion of our income tax liability (see Note 17).

13.   FAIR VALUE DISCLOSURES

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. Accounting guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the  full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. We review the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

The following table presents our fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011 (in thousands):

	As of December 31, 2012
	Total	Level 1	Level 2	Level 3
Derivative – Warrants(1)	$4,857	$—	$—	$4,857
Derivative – Convertible Notes Embedded Derivative(2)	17,173	—	—	17,173
Other Obligations - Long-Term Incentive Plan (3)	7,000	—	—	7,000
	$29,030	$—	$—	$29,030

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	As of December 31, 2011
	Total	Level 1	Level 2	Level 3
Derivative – Warrants(1)	$662	$—	$—	$662
Derivative – Convertible Notes Embedded Derivative(2)	1,643	—	—	1,643
	$2,305	$—	$—	$2,305

(1)	Represents the Warrants issued in conjunction with our Plan of Reorganization.

(2)
Represents the compound embedded derivative included in our Convertible Notes (see Note 11). The compound embedded derivative includes the value associated with the noteholders’ conversion option, as well as certain rights to receive “make-whole” amounts. The “make-whole” provision(s) provides that, upon certain contingent events, if conversion is elected on the Convertible Notes, we may be obligated to pay such holder an amount in cash, or shares of common stock to compensate noteholders who have converted early as a result of these contingent events, interest and time value of the conversion option foregone via the conversion.

(3)
Represents the fair value of our obligations to the Bode Companies' former owners as part of the acquisition of the Bode Companies in October 2012. The fair value was determined based on expected payouts that will be due to the former owners based on the achievement of certain incremental sales volume milestones, using a contractual discount rate of 7.0%. These payments are capped at a fair value of $7.0 million.

The Convertible Notes embedded derivative liability was valued using a lattice model for instruments with the option to convert into common equity. The liability for the Warrants was valued utilizing a Black-Scholes model. Inputs into the model were based upon observable market data where possible.  Where observable market data did not exist, the Company modeled inputs based upon similar observable inputs. The key inputs in determining fair value of our derivative liabilities include our stock price, stock price volatility, risk free interest rates and interest rates for conventional debt of similarly situated companies.

A reconciliation of the changes in Level 3 fair value measurements is as follows for December 31, 2012 and 2011 (in thousands):

	Warrants	Convertible Notes Embedded Derivative	Long-Term Incentive Plan, or LTIP
Balance at January 1, 2011	$3,224	$12,503	$—
Purchases, issuances, and settlements	—	—	—
Total (gains) losses included in net loss	(2,562)	(10,860)	—
Balance at December 31, 2011	662	1,643	—
Purchases, issuances, and settlements	—	—	—
LTIP liability recorded with acquisition of the Bode Companies	—	—	7,000
LTIP payments	—	—	—
Total (gains) losses included in net loss	4,195	15,530	—
Balance at December 31, 2012	$4,857	$17,173	$7,000

Our other financial instruments consist of cash and cash equivalents, trade receivables, trade payables and long-term debt.  We consider the carrying values of cash and cash equivalents, trade receivables and trade payables to be representative of their respective fair values because of their short-term maturities or expected settlement dates.  The carrying value of outstanding amounts under our 2012 Credit Agreement approximates fair value due to the floating interest rate and the fair value of our Convertible Notes was approximately $68.8 million, including $17.2 million related to the embedded derivative at December 31, 2012.

14.   STOCKHOLDERS’ EQUITY

Common Stock and Preferred Stock

The following table presents information regarding U.S. Concrete’s common stock (in thousands):

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	December 31, 2012	December 31, 2011
Shares authorized	100,000	100,000
Shares outstanding at end of period	13,358	12,867
Shares held in treasury	118	60

Under our restated certificate of incorporation, we are authorized to issue 100.0 million shares of common stock, par value $0.001, and 10.0 million shares of preferred stock, $0.001 par value. Additionally, we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors, or the Board. The Board, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences and restrictions applicable to each series of the preferred stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise affect the market price of our common stock. There was no preferred stock issued or outstanding as of December 31, 2012 and 2011.

Treasury Stock

Employees may elect to satisfy their tax obligations on the vesting of their restricted stock by having the required tax payments withheld based on a number of vested shares having an aggregate value on the date of vesting equal to the tax obligation.  As a result of such employee elections, we withheld approximately 58,000 shares during the year ended December 31, 2012, at a total value of approximately $0.3 million. We accounted for the withholding of these shares as treasury stock.

15.   WARRANTS

On August 31, 2010, or the Effective Date, we issued warrants to acquire Common Stock in two tranches: Class A Warrants to purchase an aggregate of approximately 1.5 million shares of common stock, and Class B Warrants to purchase an aggregate of approximately 1.5 million shares of common stock, collectively the Warrants.  The Warrants were issued to holders of our predecessor common stock pro rata based on a holder’s stock ownership as of the Effective Date. The Warrants have been included in derivative liabilities on the consolidated balance sheet in accordance with the authoritative accounting guidance (see Note 11).

In connection with the issuance of the Class A Warrants, we entered into a Class A Warrant Agreement with American Stock Transfer & Trust Company, LLC, as warrant agent, or AST.  Subject to the terms of the Class A Warrant Agreement, holders of Class A Warrants are entitled to purchase shares of Common Stock at an exercise price of $22.69 per share.  In connection with the issuance of the Class B Warrants, the Company entered into a Class B Warrant Agreement, and, together with the Class A Warrant Agreement, collectively the Warrant Agreements, with AST.  Subject to the terms of the Class B Warrant Agreement, holders of Class B Warrants are entitled to purchase shares of Common Stock at an exercise price of $26.68 per share.  Subject to the terms of the Warrant Agreements, both classes of Warrants will have a seven−year term and will expire on the seventh anniversary of the Effective Date.  The Warrants may be exercised for cash or on a net issuance basis.

If, at any time before the expiration date of the Warrants, we pay or declare a dividend or make a distribution on the Common Stock payable in shares of our capital stock, or make subdivisions or combinations of our outstanding shares of Common Stock into a greater or lesser number of shares or issue any shares of our capital stock by reclassification of Common Stock, then the exercise price and number of shares issuable upon exercise of the Warrants will be adjusted so that the holders of the Warrants will be entitled to receive the aggregate number and kind of shares that they would have received as a result of the event if their Warrants had been exercised immediately before the event.  In addition, if we distribute to holders of the Common Stock an Extraordinary Distribution (defined in each Warrant Agreement to include assets, securities or warrants to purchase securities), then the exercise price of the Warrants will be decreased by the amount of cash and/or the fair market value of any securities or assets paid or distributed on each share of Common Stock; however, no adjustment to the exercise price will be made if, at the time of an Extraordinary Distribution, we make the same distribution to holders of Warrants as we make to holders of Common Stock pro rata based on the number of shares of Common Stock for which the Warrants are exercisable.

In the event of a Fundamental Change (defined in each Warrant Agreement to include transactions such as mergers, consolidations, sales of assets, tender offers, exchange offers, reorganizations, reclassifications, compulsory share exchanges or

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

liquidations in which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets), if the consideration paid consists 90% or more of publicly traded securities, each holder of a New Warrant will have the right upon any subsequent exercise to receive the kind and amount of stock, other securities, cash and assets that such holder would have received if the New Warrant had been exercised immediately prior to such Fundamental Change.  If a Fundamental Change occurs (other than a Fundamental Change in which the consideration paid consists at least 90% of publicly traded securities), then each holder of a New Warrant will be entitled to receive an amount equal to the Fair Market Value (as defined in each of the Warrant Agreements) of their New Warrant on the date the Fundamental Change is consummated.

No adjustment in the exercise price of Warrants shall be required unless such adjustment would require an increase or decrease of at least $0.05 in the exercise price; provided that any adjustments that are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

16.   CORPORATE HEADQUARTERS RELOCATION AND LEASE EXIT COSTS

During the first quarter of 2012, we made the decision to relocate our corporate headquarters from Houston, Texas to Euless, Texas. The move was completed in July 2012. As a result of this decision, we have paid severance costs to employees that did not relocate with the Company and have paid or will pay other employee-related and general moving costs. For the year ended December 31, 2012, we recorded approximately $2.2 million, for these moving costs, which are included in SG&A expenses on the condensed consolidated statement of operations.

In connection with the relocation, we ceased use of our leased corporate office space in Houston effective July 21, 2012. Thus, during the third quarter of 2012, we recorded a $0.4 million non-cash charge to SG&A expenses for the net present value of the difference between the remaining lease payments and the market value we think we could obtain for a sublease of the space over the remainder of the term. We will continue to incur rent expense for the remainder of the lease term, which we include in SG&A expenses; however, the expense will be reduced by the amortization of the cease-use obligation over the remaining lease term. The associated nominal accretion expense will be included as a charge to SG&A expenses over the remaining lease term. We did not sublease the office space during 2012, thus no rental income is recorded during the period for this space. The lease ends in April of 2014.

As of December 31, 2012, the net present value of the difference between the remaining lease payments and the market value we think we could obtain for a sublease of the space over the remainder of the term is $0.3 million.

17.   INCOME TAXES

Our consolidated federal and state income tax returns include the results of operations of acquired businesses from their dates of acquisition.

A reconciliation of our effective income tax rate to the amounts calculated by applying the federal statutory corporate tax rate of 35% is as follows (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011
Tax (benefit) expense at statutory rate	$(10,328)	$(3,825)
Add (deduct):
State income taxes	(1,552)	1
Nondeductible items	2,095	1,949
Valuation Allowance	6,165	1,719
Unrecognized tax benefit	(51)	(1,226)
Other	(89)	603
Income tax provision (benefit)	$(3,760)	$(779)
Effective income tax rate	12.7%	7.1%

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The amounts of our consolidated federal and state income tax provision (benefit) from continuing operations are as follows (in thousands):

	Year Ended December 31, 2012	Year Ended December 31, 2011
Current:
Federal	$—	$(371)
State	304	(782)
	304	(1,153)
Deferred:
Federal	$(3,623)	$169
State	(441)	205
	(4,064)	374
Income tax provision (benefit) from continuing operations	$(3,760)	$(779)

Deferred income tax provisions result from temporary differences in the recognition of expenses for financial reporting purposes and for tax reporting purposes.  We present the effects of those differences as deferred income tax liabilities and assets, as follows (in thousands):

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	December 31, 2012	December 31, 2011
Deferred tax assets:
Derivatives	$2,176	$—
Goodwill and other intangibles	11,822	14,962
Receivables	1,208	1,862
Inventory	3,275	4,483
Accrued insurance	3,972	4,370
Other accrued expenses	6,027	3,899
Capital loss carryforwards	4,232	5,315
Net operating loss carryforwards	28,683	25,934
Other	291	291
Total gross deferred tax assets	61,686	61,116
Valuation allowance	(44,926)	(38,769)
Net deferred tax assets	16,760	22,347
Deferred income tax liabilities:
Property, plant and equipment, net	17,212	17,516
Derivatives	—	5,912
Total gross deferred tax liabilities	17,212	23,428
Net deferred tax liability	$452	$1,081
The allocation of deferred taxes between current and long-term as of December 31, 2012 and 2011 is as follows:
	2012	2011
Current deferred tax asset, net	$2,835	$4,573
Long-term deferred tax liability, net	3,287	5,654
Net deferred tax liability	$452	$1,081

In accordance with U.S. GAAP, the recognized value of deferred tax assets must be reduced to the amount that is more likely than not to be realized in future periods.  The ultimate realization of the benefit of deferred tax assets from deductible temporary differences or tax carryovers depends on the generation of sufficient taxable income during the periods in which those temporary differences become deductible.  We considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based on these considerations, we relied upon the reversal of certain deferred tax liabilities to realize a portion of our deferred tax assets and established valuation allowances as of December 31, 2012 and 2011 in the amount of $44.9 million and $38.8 million, respectively, for other deferred tax assets because of uncertainty regarding their ultimate realization.  Our total net deferred tax liability as of December 31, 2012 and 2011 was $0.5 million and $1.1 million, respectively.

We reorganized pursuant to Chapter 11 of the Bankruptcy Code under the terms of our Plan with an effective date of August 31, 2010.  Under our Plan, our Old Notes were canceled, giving rise to cancellation of indebtedness income, or CODI.  The Internal Revenue Code, or IRC, provides that CODI arising under a plan of bankruptcy reorganization is excludable from taxable income, but the debtor must reduce certain of its tax attributes by the amount of CODI realized under the Plan.  Based on the estimate of CODI and required tax attribute reduction, the effects of the Plan did not cause a significant change in our recorded net deferred tax liability.  Our required reduction in tax attributes, or deferred tax assets, was accompanied by a corresponding release of valuation allowance that was reducing the carrying value of such tax attributes.

We underwent a change in ownership for purposes of Section 382 of the IRC as a result of our Plan and emergence from Chapter 11 on August 31, 2010.  As a result, the amount of our pre-change net operating losses, or NOLs, and other tax attributes that are available to offset future taxable income are subject to an annual limitation.  The annual limitation is based on the value of the corporation as of the effective date of the Plan. As of December 31, 2012, approximately $27.5 million of our $64.7 million federal NOL’s are subject to annual Section 382 limitations. The ownership change and the resulting annual limitation on use of

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOLs are not expected to result in the expiration of our NOL carryforwards if we are able to generate sufficient future taxable income within the carryforward periods.  However, the limitation on the amount of NOL available to offset taxable income in a specific year may result in the payment of income taxes before all NOLs have been utilized.  Additionally, a subsequent ownership change may result in further limitation on the ability to utilize existing NOLs and other tax attributes.

As of December 31, 2012, we had deferred tax assets related to federal and state NOL and tax credit carryforwards of $33.2 million.  We have federal NOLs of approximately $64.7 million that are available to offset federal taxable income and will expire in the years 2028 through 2032, if not fully utilized.

At December 31, 2012, we had unrecognized tax benefits of $6.6 million of which $0.9 million, if recognized, would impact the effective tax rate. It is likely no reduction of unrecognized tax benefits will occur within the next 12 months. The unrecognized tax benefits are included as a component of other long-term obligations. During the years ended December 31, 2012 and December 31, 2011, we recorded interest and penalties related to unrecognized tax benefits of $(0.1) million and $(0.6) million, respectively.  Total accrued penalties and interest at December 31, 2012 and 2011 was approximately $0.2 million and $0.3 million, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance as of January 1, 2011	$8,016
Additions for tax positions related to prior years	102
Reductions for tax positions of prior years	(844)
Reductions due to lapse of statute of limitations	(718)
Balance as of December 31, 2011	$6,556
Additions for tax positions related to current year	145
Additions for tax positions related to prior years	508
Reductions due to lapse of statute of limitations	(611)
Balance as of December 31, 2012	$6,598

We recognize interest and penalties related to uncertain tax positions in income tax expense.

We conduct business domestically and, as a result, U.S. Concrete, Inc. or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. In the normal course of business, we are subject to examination in the U.S. federal jurisdiction, and generally in state jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local tax examinations for years before 2009.

18. STOCK-BASED COMPENSATION

Management Equity Incentive Plan

We adopted a management equity incentive plan, or the Incentive Plan, on the Effective Date, under which 9.5%of the equity of the Company, on a fully-diluted basis, is reserved for issuance as equity-based awards to management and employees, and 0.5% of such equity, on a fully-diluted basis, is reserved for issuance to directors of the Company. The Incentive Plan enables us to grant stock options, stock appreciation rights, stock awards, cash awards and performance awards.

We reserved 2.2 million shares of common stock for use in connection with the Incentive Plan and as of December 31, 2012, there were 0.5 million shares remaining for future issuance.  By no later than the fifth anniversary of the Effective Date, all shares of common stock reserved for issuance under the Incentive Plan are required to be subject to an outstanding award or to have been delivered pursuant to the settlement of an award.  Within thirty days following the Effective Date, thirty-five percent of the shares of common stock available for delivery pursuant to awards were required to be allocated to employee awards.  No more than five percent of the shares of Common Stock available for delivery pursuant to awards were to be allocated to director awards.  Each participant who receives an award in the form of restricted stock units will also concurrently receive an award for an equal amount of incentive restricted stock units (which represent the right to receive 0.35020 of a share of common stock upon satisfaction of certain criteria).

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Stock-Based Compensation

Under authoritative accounting guidance, share-based compensation cost is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the employee’s requisite service period, generally the vesting period of the award.  We have elected to use the long-form method of determining our pool of windfall tax benefits as prescribed under authoritative accounting guidance.

For the years ended December 31, 2012 and December 31, 2011, we recognized stock-based compensation expense related to restricted stock, restricted stock units and stock options of $2.5 million and $2.1 million, respectively. Stock-based compensation expense is reflected in SG&A expenses in our consolidated statements of operations.

As of December 31, 2012 and 2011, there was approximately $3.5 million and $5.0 million, respectively, of unrecognized compensation cost related to restricted stock units, restricted stock awards and stock options which we expect to recognize over a weighted average period of approximately 1.2 years.

Restricted Stock Units

Since August 31, 2010, we have issued restricted stock units under our Incentive Plan that generally vest over three years on a quarterly basis.  The restricted stock units are subject to restrictions on transfer and certain conditions to vesting.  During the restriction period, the holders of restricted stock units are not entitled to vote and receive dividends on those restricted units as the restricted stock units do not represent outstanding shares of our Common Stock.

Restricted stock unit activity for the years ending December 31, 2012 and December 31, 2011 was as follows (shares in thousands):

	For the years ended December 31,
	2012		2012
	Number of Units	Weighted- Average Grant Date Fair Value	Number of Units	Weighted- Average Grant Date Fair Value
Unvested restricted stock units outstanding at beginning of period	166	$8.03	406	$8.00
Granted	9	5.00	6	9.11
Vested	(117)	7.78	(164)	8.01
Canceled	(21)	7.99	(82)	8.00
Unvested restricted stock units outstanding at end of period	37	$8.09	166	$8.03

For every restricted stock unit that is granted, there is an equivalent number of incentive restricted stock units, or IRSU's, issued. These IRSU's represent the right to receive 0.35020 of a share of common stock upon satisfaction of certain criteria. The fair value of our restricted stock units was determined based upon the stock price of our common stock on the date of grant. Compensation expense associated with awards of restricted stock units was $0.7 million and $1.4 million for the years ended December 31, 2012 and December 31, 2011, respectively. The weighted average remaining contractual term for the restricted stock units was 0.39 years at December 31, 2012.

Restricted Stock Awards

We have issued restricted stock awards under our Incentive Plan. The restricted stock awards are subject to restrictions on transfer and certain conditions to vesting.  The restricted stock awards issued to date consist of a 60% time-vested component and a 40% stock performance hurdle component. The time-vested component vests over a three or four year period. The stock performance hurdle component triggers vesting upon our stock price reaching certain thresholds. During the restriction period, the holders of restricted stock are entitled to vote and receive dividends, thus these awards are included in our outstanding shares of common stock.

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Restricted stock award activity for the year ended December 31, 2012 and December 31, 2011 was as follows (shares in thousands):

	For the years ended December 31,
	2012		2011
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested restricted stock awards outstanding at beginning of period	750	$4.74	—	$—
Granted	492	3.51	836	4.87
Vested	(112)	6.00	(86)	6.00
Canceled	(60)	3.40	—	—
Unvested restricted stock awards outstanding at end of period	1,070	$4.18	750	$4.74

The fair value of restricted stock awards subject only to time-vesting restrictions was determined based upon the stock price of our common stock on the date of grant. The fair value of restricted stock subject to our common stock reaching certain price thresholds was determined utilizing a Monte Carlo financial valuation model which is appropriate for path-dependent options. Compensation expense determined utilizing the Monte Carlo simulation will be recognized regardless of whether the common stock reaches the defined thresholds. During 2012, we modified the terms of one of our restricted stock awards issued during 2011, resulting in a change in the stock performance hurdle and the valuation of the related shares. The incremental compensation expense associated with the modification of these 0.2 million of restricted stock awards was negligible for 2012. Compensation expense associated with restricted stock awards under our incentive compensation plan was $1.8 million and $0.6 million for the years ended December 31, 2012 and December 31, 2011, respectively.

Stock Options

Proceeds from the exercise of stock options are credited to common stock at par value, and the excess is credited to additional paid-in capital. We estimated the fair value of each of our stock option awards on the date of grant using a Black-Scholes option pricing model.  We determined the expected volatility using the historical and implied volatilities of a peer group of companies given the limited trading history of our successor common stock.  For each option awarded, the risk-free interest rate was based on the U.S. Treasury yield in effect at the time of grant for periods corresponding with the expected life of the option.  The expected life of an option represents the weighted average period of time that an option grant is expected to be outstanding, giving consideration to its vesting schedule and historical exercise patterns. We granted approximately 245,000 stock options during the fourth quarter of 2010.

There were no stock option grants in 2012, and stock option grants in 2011 were not material. Compensation expense related to stock options was $0.1 million during the year ended December 31, 2012 and $0.1 million during the year ended December 31, 2011.  Stock option activity information for the years ended December 31, 2012 and December 31, 2011 is as follows (shares in thousands):

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	For the years ended December 31,
	2012		2011
	Number of Shares Underlying Options	Weighted- Average Exercise Price	Number of Shares Underlying Options	Weighted- Average Exercise Price
Options outstanding at beginning of year	178	$17.23	240	$17.23
Granted	—	—	5	17.23
Exercised	—	—	—	—
Canceled	(71)	17.23	(67)	17.23
Options outstanding at end of year	107	$17.23	178	$17.23
Options exercisable at end of year	77	$17.23	88	$17.23

The following table summarizes information about stock options outstanding as of December 31, 2012 (shares in thousands):

	Options Outstanding			Options Exercisable
Range of exercise prices	Number of Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Outstanding	Weighted Average Exercise Price
$12.00 - $12.00	35	6.5	$12.00	25	$12.00
$15.00 - $15.00	36	6.5	15.00	26	15.00
$22.69 - $22.69	18	6.5	22.69	13	22.69
$26.68 - $26.68	18	6.5	26.68	13	26.68
$12.00 - $26.68	107	6.5	$17.23	77	$17.23

The aggregate intrinsic value of outstanding options and exercisable options at December 31, 2012 was zero.

19. NET (LOSS) EARNINGS PER SHARE

Basic (loss) earnings per share is computed by dividing net (loss) income by the weighted average number of common shares outstanding during the period. Diluted (loss) earnings per share is computed by dividing net (loss) income by the weighted average number of common shares outstanding during the period after giving effect to all potentially dilutive securities outstanding during the period.

For the years ended December 31, 2012 and 2011, our potentially dilutive shares include the shares underlying our Convertible Notes, restricted stock awards, restricted stock units, stock options, and Warrants. The Convertible Notes may be converted into 5.2 million shares of our common stock. The following table shows the type and number (in thousands) of potentially dilutive shares excluded from the diluted earnings (loss) per share calculations for the periods presented as their effect would have been anti-dilutive:

	December 31, 2012	December 31, 2011
Potentially dilutive shares:
Convertible notes	5,238	5,238
Unvested restricted stock awards and restricted stock units	1,107	916
Stock options	107	178
Warrants	3,000	3,000
Total potentially dilutive shares	9,452	9,332

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

20.   BUSINESS SEGMENTS

The sale of our California and Arizona precast operations during 2012 represented a disposal of a significant majority of our previously reported precast operating segment. These disposals were part of our strategy to become the premier focused domestic supplier of ready-mixed concrete in the United States. As such, during the 4th quarter of 2012 we made changes to better align our operating and reportable segments with our overall strategy and the manner in which we organize and manage our business. Our two reportable segments now consist of ready-mixed concrete and aggregate products as described below. Historical segment results have been reclassified to conform with these changes.

Our ready-mixed concrete segment produces and sells ready-mixed concrete.  This segment serves the following principal markets: north and west Texas, California, New Jersey, New York, Washington, D.C. and Oklahoma.  Our aggregate products segment includes crushed stone, sand and gravel products and serves the north and west Texas, New Jersey, and New York markets in which our ready-mixed concrete segment operates. Other products not associated with a reportable segment include our building materials stores, hauling operations, lime slurry, Aridus® rapid-drying concrete technology, brokered product sales, a recycled aggregates operation, and one remaining precast concrete plant in Pennsylvania.

In the fourth quarter of 2012, we changed the income measure used to evaluate performance of our segments to more closely align our reporting with the measure used to calculate the Company's compliance with debt covenants. Historical segment reporting has been recast to conform with this change.

We evaluate segment performance and allocate resources based on Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) from continuing operations excluding interest, income taxes, depreciation, depletion and amortization, derivative gain (loss), and loss on extinguishment of debt. Additionally, Adjusted EBITDA is adjusted for items similar to certain of those used in calculating the Company’s compliance with debt covenants. The additional items that are adjusted to determine our Adjusted EBITDA are:

•	Non-cash stock compensation expense;

•	Expenses associated with the relocation of our corporate headquarters; and

•	Expenses associated with the departure of our former President and Chief Executive Officer and hiring of our new President and Chief Executive Officer.

We consider Adjusted EBITDA an indicator of the operational strength and performance of our business. We have included Adjusted EBITDA because it is a key financial measure used by our management to (i) internally measure our operating performance and (ii) assess our ability to service our debt, incur additional debt and meet our capital expenditure requirements.

Adjusted EBITDA should not be construed as an alternative to, or a better indicator of, operating income or loss, is not based on GAAP, and is not necessarily a measure of our cash flows or ability to fund our cash needs. Our measurements of Adjusted EBITDA may not be comparable to similar titled measures reported by other companies.

We account for inter-segment sales at market prices.  Corporate includes executive, administrative, financial, legal, human resources, business development and risk management activities which are not allocated to reportable segments and are excluded from segment Adjusted EBITDA. Eliminations include transactions to account for intercompany activity.

The following table sets forth certain financial information relating to our continuing operations by reportable segment (in thousands):

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Year Ended December 31, 2012	Year Ended December 31, 2011
Revenue:
Ready-mixed concrete
Sales to external customers	$473,767	$387,979
Intersegment sales	40	77
Aggregate products
Sales to external customers	18,261	13,419
Intersegment sales	13,736	10,458
Total Reportable Segment Revenue	505,804	411,933
Other products and eliminations	25,243	33,871
Total revenue	$531,047	$445,804

Loss from Continuing Operations:
Reportable Segment Adjusted EBITDA:
Ready-mixed concrete	$41,486	$22,205
Aggregate products	4,142	3,203
Total reportable segment adjusted EBITDA	45,628	25,408

Other products and eliminations income (loss) from operations	116	(2,054)
Corporate loss from operations	(30,057)	(22,274)
Depreciation, depletion and amortization for reportable segments	(12,549)	(14,610)
Interest expense, net	(11,344)	(11,057)
Corporate loss on early extinguishment of debt	(2,630)	—
Corporate derivative (loss) income	(19,725)	13,422
Corporate, other products and eliminations other income, net	1,052	236
Loss from continuing operations before income taxes	$(29,509)	$(10,929)

Capital Expenditures:
Ready-mixed concrete	$5,232	$5,197
Aggregate products	1,752	478
Other products and corporate	1,036	248
Total capital expenditures	$8,020	$5,923

Revenue by Product:
Ready-mixed concrete	$473,767	$387,979
Aggregate products	18,261	13,419
Precast concrete products	13,826	17,768
Building materials	11,363	10,647
Lime	6,762	6,531
Hauling	4,729	6,169
Other	2,339	3,291
Total revenue	$531,047	$445,804

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	2012	2011
Identifiable Assets (as of December 31):
Ready-mixed concrete	$75,469	$69,508
Aggregate products	34,316	35,289
Other products and corporate	11,086	21,428
Total Identifiable assets	$120,871	$126,225

21.   RISK CONCENTRATION

We grant credit, generally without collateral, to our customers, which include general contractors, municipalities and commercial companies located primarily in Texas, California, New Jersey, New York, Pennsylvania, Washington D.C., and Oklahoma. Consequently, we are subject to potential credit risk related to changes in business and economic factors in those states.  We generally have lien rights in the work we perform, and concentrations of credit risk are limited because of the diversity of our customer base. Further, our management believes that our contract acceptance, billing and collection policies are adequate to limit potential credit risk.

Several of our subsidiaries are parties to various collective bargaining agreements with labor unions having multi-year terms.  As of December 31, 2012, approximately 606 of our employees, or 32.7% of our workforce, were represented by labor unions having collective bargaining agreements with us. Generally, these agreements have multi-year terms and expire on a staggered basis between 2013 and 2016. As of December 31, 2012, approximately 94 of our employees, or 5.1% of our workforce, were represented by agreements that expire within one year.

22.   SIGNIFICANT CUSTOMERS AND SUPPLIERS

We did not have any customers that accounted for more than 10% of our revenues or any suppliers that accounted for more than 10% of our cost of goods sold in 2012 or 2011.

23.   COMMITMENTS AND CONTINGENCIES

Legal Proceedings

From time to time, and currently, we are subject to various claims and litigation brought by employees, customers and other third parties for, among other matters, personal injuries, property damages, product defects and delay damages that have, or allegedly have, resulted from the conduct of our operations.  As a result of these types of claims and litigation, we must periodically evaluate the probability of damages being assessed against us and the range of possible outcomes.  In each reporting period, if we determine that the likelihood of damages being assessed against us is probable, and, if we believe we can estimate a range of possible outcomes, then we will record a liability. The amount of the liability will be based upon a specific estimate, if we believe a specific estimate to be likely, or it will reflect the low end of our range.

In May 2008, we received a letter from a multi-employer pension plan to which one of our subsidiaries is a contributing employer, providing notice that the Internal Revenue Service had denied applications by the plan for waivers of the minimum funding deficiency from prior years, and requesting payment of our allocable share of the minimum funding deficiency.

In April 2010, the multi-employer pension plan filed a civil complaint in the United States District Court for the District of New Jersey to collect approximately $1.8 million for this minimum funding deficiency. During the third quarter of 2011, we entered into a settlement agreement with the multi-employer pension plan to pay the $1.8 million over three years plus interest. The $1.8 million was accrued in prior periods. We may receive future funding deficiency demands from this particular multi-employer pension plan, or other multi-employer plans to which we contribute.  We are unable to estimate the amount of any potential future funding deficiency demands because the actions of each of the other contributing employers in the plans has an effect on each of the other contributing employers, the development of a rehabilitation plan by the trustees and subsequent submittal to and approval by the Internal Revenue Service is not predictable, and the allocation of fund assets and return assumptions by trustees are variable, as are actual investment returns relative to the plan assumptions.

As of March 8, 2013, there are no material product defect claims pending against us.  Accordingly, our existing accruals for claims against us do not reflect any material amounts relating to product defect claims.  While our management is not aware of

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

any facts that would reasonably be expected to lead to material product defect claims against us that would have a material adverse effect on our business, financial condition or results of operations, it is possible that claims could be asserted against us in the future.  We do not maintain insurance that would cover all damages resulting from product defect claims.  In particular, we generally do not maintain insurance coverage for the cost of removing and rebuilding structures, or so-called “rip and tear” coverage.  In addition, our indemnification arrangements with contractors or others, when obtained, generally provide only limited protection against product defect claims.  Due to inherent uncertainties associated with estimating unasserted claims in our business, we cannot estimate the amount of any future loss that may be attributable to unasserted product defect claims related to ready-mixed concrete we have delivered prior to December 31, 2012.

We believe that the resolution of all litigation currently pending or threatened against us or any of our subsidiaries will not materially exceed our existing accruals for those matters.  However, because of the inherent uncertainty of litigation, there is a risk that we may have to increase our accruals for one or more claims or proceedings to which we or any of our subsidiaries is a party as more information becomes available or proceedings progress, and any such increase in accruals could have a material adverse effect on our consolidated financial condition or results of operations.  We expect in the future that we and our operating subsidiaries will, from time to time, be a party to litigation or administrative proceedings that arise in the normal course of our business.

We are subject to federal, state and local environmental laws and regulations concerning, among other matters, air emissions and wastewater discharge. Our management believes we are in substantial compliance with applicable environmental laws and regulations. From time to time, we receive claims from federal and state environmental regulatory agencies and entities asserting that we may be in violation of environmental laws and regulations. Based on experience and the information currently available, our management does not believe that these claims will materially exceed our related accruals.  Despite compliance and experience, it is possible that we could be held liable for future charges, which might be material, but are not currently known to us or cannot be estimated by us.  In addition, changes in federal or state laws, regulations or requirements, or discovery of currently unknown conditions, could require additional expenditures.

As permitted under Delaware law, we have agreements that provide indemnification of officers and directors for certain events or occurrences while the officer or director is or was serving at our request in such capacity. The maximum potential amount of future payments that we could be required to make under these indemnification agreements is not limited; however, we have a director and officer insurance policy that potentially limits our exposure and enables us to recover a portion of future amounts that may be paid.  As a result of the insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, we have not recorded any liabilities for these agreements as of December 31, 2012.

We and our subsidiaries are parties to agreements that require us to provide indemnification in certain instances when we acquire businesses and real estate and in the ordinary course of business with our customers, suppliers, lessors and service providers.

Lease Payments

We lease certain mobile and other equipment, land, facilities, office space and other items which, in the normal course of business, are renewed or replaced by subsequent leases.  Total expense for such operating leases amounted to $13.8 million in 2012 and $12.6 million in 2011.

Future minimum rental payments with respect to our lease obligations as of December 31, 2012, are as follows:

Operating Leases
(in millions)
Year ending December 31:
2013	$8.8
2014	7.5
2015	6.1
2016	5.2
Later years	15.9
$43.5

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Insurance Programs

We maintain third-party insurance coverage against certain risks.  Under certain components of our insurance program, we share the risk of loss with our insurance underwriters by maintaining high deductibles subject to aggregate annual loss limitations.    Generally, our deductible retentions per occurrence for auto, workers’ compensation and general liability insurance programs are $1.0 million, although certain of our operations are self-insured for workers’ compensation.  We fund these deductibles and record an expense for expected losses under the programs.  The expected losses are determined using a combination of our historical loss experience and subjective assessments of our future loss exposure. The estimated losses are subject to uncertainty from various sources, including changes in claims reporting patterns, claims settlement patterns, judicial decisions, legislation and economic conditions.  Although we believe that the estimated losses we have recorded are reasonable, significant differences related to the items noted above could materially affect our insurance obligations and future expense. The amount accrued for self-insurance claims was $9.0 million as of December 31, 2012, compared to $9.9 million as of December 31, 2011, which is currently classified in accrued liabilities.

Performance Bonds

In the normal course of business, we and our subsidiaries are contingently liable for performance under $55.0 million in performance bonds that various contractors, states and municipalities have required as of December 31, 2012. The bonds principally relate to construction contracts, reclamation obligations and licensing and permitting.  We and our subsidiaries have indemnified the underwriting insurance company against any exposure under the performance bonds. No material claims have been made against these bonds.

24.   EMPLOYEE BENEFIT PLANS AND MULTI-EMPLOYER PENSION PLANS

Defined Contribution 401(k) Plan

We maintain a defined contribution 401(k) profit sharing plan for employees meeting various employment requirements. Eligible employees may contribute amounts up to the lesser of 60% of their annual compensation or the maximum amount IRS regulations permit.  During 2012, we matched 50% of employee contributions up to a maximum of 5% of their compensation.  We paid matching contributions of $1.0 million in 2012 and $0.6 million in 2011.
.
Multi-employer Pension Plans

Several of our subsidiaries are parties to various collective bargaining agreements with labor unions having multi-year terms that expire on a staggered basis.  Under these agreements, our applicable subsidiaries pay specified wages to covered employees, observe designated workplace rules and make payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees. The risks of participating in these multi-employer pension plans are different from single-employer plans. Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. If we choose to stop participating in some of these multi-employer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability. We did not have to record a liability in fiscal 2012 or 2011 for full and partial withdrawals from any multi-employer pension plans. For additional information regarding our potential future obligations, see Note 23.

The required disclosures and our participation in significant multi-employer pension plans are presented in the table below. The EIN/Pension Plan Number column provides the Employer Identification Number (“EIN”) and the three-digit plan number, if applicable. The Pension Protection Act zone status is based on information available from the plan or the plan’s public filings. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the orange or yellow zones are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. The last column lists the expiration date(s) of the collective-bargaining agreements to which the plans are subject. Our contributions did not represent more than 5% percent of total contributions to any of the significant plans shown below.

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Pension Fund	EIN/ PPN	Pension Protection Act Zone Status	FIP/RP Status Pending/ Implemented	Contributions (in Thousands)		Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
		2012		2012	2011
Western Conference Teamster Pension Plan	91-6145047/001	Green	No	$2,514	$2,382	No	6/30/2013
Operating Engineers Pension Trust Fund	94-60907064/001	Orange	No	534	511	No	7/1/2014
Local 282 Pension Trust Fund	011-6245313/001	Green	Yes	584	508	No	6/30/2016
Trucking Employees of New Jersey Pension Fund	22-6063701/001	Red	Yes	426	377	Yes	4/30/2013
Westchester Teamsters Pension Fund	13-6123973/001	Green	No	150	190	No	5/31/2014
Teamsters Local 445 Construction Division Pension Fund	22-1864489/001	Yellow	Yes	165	187	No	6/30/2014
Pension Fund of OE 825	22-6033380/001	Orange	Yes	124	129	No	5/31/2013 to 3/31/2016
Local No. 863 Pension Plan	22-1598194/001	Red	Yes	134	117	Yes	4/30/2013
Other	Various	Various	Various	316	347	Various	4/30/2013 to 8/31/2016
				$4,947	$4,748

25.   QUARTERLY SUMMARY (unaudited)

	2012
	(in thousands, except per share data)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue - continuing operations	$110,915	$138,177	$147,046	$134,909
Net income (loss)	$(10,230)	$(308)	$(3,211)	$(11,990)
Net income (loss) per share-basic	$(0.84)	$(0.03)	$(0.26)	$(0.98)
Net income (loss) per share-diluted	$(0.84)	$(0.03)	$(0.26)	$(0.98)

	2011
	(in thousands, except per share data)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue - continuing operations	$78,023	$117,439	$132,554	$117,788
Net income (loss)	$(24,714)	$2,548	$9,609	$854
Net income (loss) per share-basic	$(2.07)	$0.21	$0.80	$0.07
Net income (loss) per share-diluted	$(2.07)	$0.21	$0.67	$0.07

U.S. CONCRETE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During the fourth quarter of 2011, we reclassified $1.5 million of activity on the consolidated statement of cash flows to cash used in financing activities that had previously been included in cash used in investing activities in varying amounts during the first three quarters of 2011. This activity related to $0.7 million of principal note payments on the seller financed portion of the acquisition of assets in our west Texas market and a $0.8 million payment on the redemption of Superior. The amounts previously included in investing activities was approximately $1.3 million for the three months ended March 31, 2011, $1.4 million for the six months ended June 30, 2011 and $1.5 million for the nine months ended September 30, 2011.

26.   SUBSEQUENT EVENT

On February 6, 2013, we commenced an offer to exchange up to $69.3 million aggregate principal amount of newly issued 9.5% Senior Secured Notes due 2015, referred to as the New Notes, for all $55.0 million aggregate principal amount of the Company's existing, outstanding Convertible Notes due 2015. The exchange offer and related consent solicitation, referred to as the Exchange Offer, was made upon the terms and subject to the conditions set forth in the company's Preliminary Prospectus, dated February 6, 2013, and the related Letter of Transmittal & Consent. The Exchange Offer will expire at 12:00 midnight, New York City time, on Thursday, March 21, 2013, unless it is extended or earlier terminated by the Company, which we refer to as the Expiration Date. Upon the terms and subject to the conditions of the Exchange Offer, holders of the Convertible Notes who validly tender and do not properly withdraw their Convertible Notes prior to 12:00 midnight, New York City time, on the Expiration Date, will receive, for each $1,000 principal amount of Convertible Notes accepted for exchange, $1,260 principal amount of New Notes.

Bode Gravel Co. and Bode Concrete LLC
Combined Financial Statements and Report of
Independent Registered Public Accounting Firm
December 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Bode Gravel Co. and Bode Concrete LLC
We have audited the accompanying combined balance sheet of Bode Gravel Co. and Bode Concrete LLC (the “Company”) as of December 31, 2011, and the related combined statements of operations, changes in equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bode Gravel Co. and Bode Concrete LLC as of December 31, 2011, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Dallas, Texas
March 8, 2013

BODE GRAVEL CO. AND BODE CONCRETE LLC
COMBINED BALANCE SHEET
(in thousands)

December 31,
2011
ASSETS
Current assets:
Cash and cash equivalents	$1,106
Trade accounts receivable	4,249
Inventories	291
Prepaid expenses	91
Notes receivable, current portion	108
Total current assets	5,845
Property, plant and equipment, net	4,991
Notes receivable	92
Other assets	42
Total assets	$10,970

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,947
Accrued liabilities	930
Current maturities of long-term debt	547
Total current liabilities	3,424

Long-term debt	892

Total liabilities	4,316

Commitments and contingencies

Equity:
Common stock, $100 par value per share (500 shares authorized; 300 shares issued and outstanding)	30
Additional paid-in capital	50
Retained earnings	6,574
Total stockholders' equity	6,654
Total liabilities and equity	$10,970

The accompanying notes are an integral part of this combined financial statement

BODE GRAVEL CO. AND BODE CONCRETE LLC
COMBINED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)

Year Ended
December 31, 2011

Revenue	$31,974

Cost of goods sold	16,553

Selling, general and administrative expenses	5,681

Other operating costs	6,670

Depreciation expense	937

Income from operations	2,133

Interest expense, net	(17)

Other income, net	22

Net income before taxes	2,138

Income taxes	13

Net income	$2,125

Net income per share	$7,082

Weighted average shares outstanding	300

The accompanying notes are an integral part of this combined financial statement

BODE GRAVEL CO. AND BODE CONCRETE LLC
COMBINED STATEMENT OF CHANGES IN EQUITY
(in thousands, except share amounts)

	Common Stock		Additional	Retained	Stockholders'
	Shares	Amount	Paid-in Capital	Earnings	Equity

Balance at January 1, 2011	300	$30	$50	$5,529	$5,609

Net Income	—	—	—	2,125	2,125

Distributions	—	—	—	(1,080)	(1,080)

Balance at December 31, 2011	300	$30	$50	$6,574	$6,654

The accompanying notes are an integral part of this combined financial statement

BODE GRAVEL CO. AND BODE CONCRETE LLC
COMBINED STATEMENT OF CASH FLOWS
(in thousands)

Year Ended
December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,125
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	937
Gain on sale of assets	(11)
Changes in assets and liabilities
Accounts receivable	(1,441)
Inventory	(126)
Prepaid expenses and other current assets	(91)
Accounts payable	601
Accrued liabilities	283
Net cash provided by operating activities	2,277

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,257)
Notes receivable repayments	76
Proceeds from sale of equipment	11
Net cash used in investing activities	(1,170)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,100
Repayments of borrowings	(345)
Distributions paid	(1,080)
Net cash used in financing activities	(325)

NET INCREASE IN CASH AND CASH EQUIVALENTS	782
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	324
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,106

Supplemental disclosures of cash flow information:
Cash paid for interest	$49
Cash paid for income taxes	$13

Supplemental schedule of non-cash investing and financing activities:
Purchase of trucks with long-term financing	$313
Accounts receivable converted to long-term notes receivable	$120

The accompanying notes are an integral part of this combined financial statement

BODE GRAVEL CO. AND BODE CONCRETE LLC
Notes to Combined Financial Statements

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Bode Gravel Company (Gravel), located in San Francisco, California, rents equipment and sells raw materials to Bode Concrete LLC (Concrete), which mixes and sells ready-mixed concrete. Gravel and Concrete are collectively referred to as the Company.

Basis of Presentation

The Company is under common control and operations are dependent upon one another. Therefore, the accompanying combined financial statements include the accounts of both companies. All inter-company accounts and transactions have been eliminated.

Concrete is a limited liability company with four members, each having the same class of equity interest. All members of the LLC have equal rights, preferences and privileges. None of the members have personal liability for any expenses, liabilities or obligations of Concrete.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and judgments made by the management of the Company include the collectability of accounts receivable.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase and money market funds to be cash equivalents. The Company has deposited its cash and cash equivalents in a commercial bank which may at times exceed federally insured limits. As of December 31, 2011, cash held was fully insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

Accounts receivable are customer obligations due under normal trade terms. Management performs continuing credit evaluations of customers’ financial condition and generally does not require collateral. Management has a policy of sending preliminary notices on all orders over $1,500. Management reviews accounts receivable on a monthly basis to assess for collectability based on customers’ past credit history and current financial condition. It is management’s opinion that receivables are collectible and no allowance is warranted at December 31, 2011. If accounts receivable become uncollectible, the Company charges bad debt expense in the period the accounts receivable are written off.

Notes Receivables

Accounts receivable from certain customers have been converted to notes receivable, with monthly payments over the next one to three years. Such notes carry interest rates ranging from 6% to 8%. The Company has evaluated the collectability of the notes and determined that no allowance is warranted at December 31, 2011.

Inventory

Inventory consists of raw materials and is stated at the lower of cost, determined by first-in, first-out method (FIFO), or market.

Fair Value of Financial Instruments

The Company has financial instruments, including cash, accounts receivable, notes receivable and accounts payable. The carrying amounts of these financial instruments approximate fair value due to their short maturities.

Fixed Assets

Fixed assets are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of assets. Service lives for principal assets are 15 to 39 years for buildings, 5 to 15 years for improvements and 5 to 7 years for furniture, equipment and trucks. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized whenever fair value of expected future discounted cash flows are less than carrying values. No impairment loss was recognized for the year ended December 31, 2011.

Revenue Recognition

Revenue is recorded, net of sales taxes, when goods are delivered, the selling price is fixed or determinable and collectability is reasonably assured. Shipping and handling costs billed to customers are included in revenues. Shipping and handling expenses incurred by the Company are included in cost of goods sold.

Income Taxes

Effective April 1, 1995, Gravel elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, Gravel does not pay federal corporate income taxes on its taxable income. The stockholders are liable for individual federal income taxes on their pro-rata share of Gravel’s taxable income. Similar rules apply for state purposes, with the exception of the 1.5% California tax on Gravel’s net income.

Concrete, a limited liability company, is treated as a partnership for federal income tax purposes. Consequently, no federal income tax expense has been recorded in the combined financial statements. Income of Concrete is taxed to the members on their respective returns. Similar rules apply for state purposes, except that California imposes a tax on Concrete’s gross receipts.

The Company’s federal income tax returns for the years ended December 31, 2008 are subject to examination by the Internal Revenue Service. The Company’s California tax returns for the years ended December 31, 2007 and thereafter are subject to examination by state tax authorities.

2.	FIXED ASSETS

Fixed assets consist of the following (in thousands):

December 31,
2011

Land	$314
Plant equipment	9,845
Automobiles and trucks	5,922
Furniture and fixtures	166

16,247
Less: accumulated depreciation	(11,256)

$4,991

3.	BORROWINGS

The Company’s revolving line of credit, which expired July 2, 2012, and was subsequently renewed for a one year term, provides for maximum borrowings of $3,000,000. The line of credit is secured by substantially all Company assets. Outstanding borrowings accrue interest at LIBOR plus 2.5%. There was no outstanding balance at December 31, 2011. The Company is required to maintain certain financial ratios under provisions of the revolving line of credit. The Company was in compliance with these covenants as of December 31, 2011.

Long-term debt consists of the following (in thousands):

December 31,
2011

Note payable to bank, payable in monthly installments of $8,440, plus interest at 4.86%, through August 30, 2016, secured by all
bank accounts	$421

Note payable to bank, payable in monthly installments of $16,220, plus interest at 4.86%, through October 31, 2014, secured by
all bank accounts	513

Note payable to shareholder’s trust, payable in monthly
installments of $2,196, plus interest at 6.25%, through
March 6, 2016	98

Note payable to bank, payable in monthly installments of
$23,518, plus interest at 4.71%, through July 1, 2013
secured by all bank accounts	407

1,439
Less current maturities	(547)

Total long-term debt	$892

Maturities of long-term debt are:

2012	$547
2013	430
2014	271
2015	121
2016	70

Total	$1,439

4.	EMPLOYEE BENEFIT PLANS

The Company has a defined contribution 401(k) profit-sharing plan (the "Plan"), covering substantially all non-union employees meeting eligibility requirements. For the year ended December 31, 2011, the Company’s profit-sharing contribution was $247,352. The Plan allows eligible employees to make voluntary contributions up to the limits established by Federal law, subject to certain limitations of the Plan. The Company may make discretionary matching contributions. The Company did not make any discretionary matching contributions for the year ended December 31, 2011.

The Company participates in various collective bargaining agreements with labor unions having multi-year terms that expire on a staggered basis. As of December 31, 2011, approximately 86% of our employees were covered by such agreements. Under these agreements, the Company pays specified wages to covered employees, observes designated workplace rules and makes payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees. The risks of participating in these multi-employer pension plans are different from single-employer plans. Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. If we choose to stop participating in these multi-employer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability. We did not have to record a liability in fiscal 2011 for full and partial withdrawals from any multi-employer pension plans.

We are unable to estimate the amount of any potential future funding deficiency demands because the actions of each of the other contributing employers in the plans has an effect on each of the other contributing employers, the development of a rehabilitation plan by the trustees and subsequent submittal to and approval by the Internal Revenue Service is not predictable, and the allocation of fund assets and return assumptions by trustees are variable, as are actual investment returns relative to the plan assumptions.

The required disclosures and our participation in significant multi-employer pension plans are presented in the table below. The EIN/Pension Plan Number column provides the Employer Identification Number (“EIN”) and the three-digit plan number, if applicable. The Pension Protection Act zone status is based on information available from the plan or the plan’s public filings. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. The last column lists the expiration date(s) of the collective-bargaining agreements to which the plans are subject. Our contributions did not represent more than 5% percent of total contributions to any of the significant plans shown below.

Pension Fund	EIN/ PPN	Pension Protection Act Zone Status	FIP/RP Status Pending / Implemented	Contributions (in thousands)	Surcharge Imposed	Expiration Date of Collective Bargaining Agreement
		2011		2011
Western Conference Teamster Pension Plan	91-6145047/001	Green	No	$580	No	6/30/2013
Operating Engineers Pension Trust Fund	94-60907064/001	Green	No	300	No	6/30/2014
				$880

5.	COMMITMENTS AND CONTINGENCIES

From time to time we are subject to various claims and litigation brought by employees, customers and other third parties for, among other matters, personal injuries, property damages, product defects and delay damages that have, or allegedly have, resulted from the conduct of our operations.  As a result of these types of claims and litigation, we must periodically evaluate the probability of damages being assessed against us and the range of possible outcomes.  In each reporting period, if we determine that the likelihood of damages being assessed against us is probable, and, if we believe we can estimate a range of possible outcomes, then we will record a liability. The amount of the liability will be based upon a specific estimate, if we believe a specific estimate to be likely, or it will reflect the low end of our range.

We lease certain plant facilities and office space which, in the normal course of business, are renewed or replaced by subsequent leases. Rent expense under operating leases for the year ended December 31, 2011 was $432,744. Minimum future annual rental payments under non-cancelable operating leases for plant facilities and office space with terms in excess of one year are as follows (in thousands):

2012	$365
2013	436
2014	507
2015	508
2016	361
Thereafter	165
$2,342

6.	CONCENTRATION OF CREDIT RISK

We grant credit, generally without collateral, to our customers, substantially all of whom are involved in the construction sector of the San Francisco Bay area. Consequently, we are subject to potential credit risk related to changes in business and economic factors in that area.  We generally have lien rights in the work we perform, and concentrations of credit risk are limited because of the diversity of our customer base. Further, our management believes that our contract acceptance, billing and collection policies are adequate to limit potential credit risk.

One customer comprised 17% of receivables at December 31, 2011. No customers represented 10% or more of total revenue for the year ended December 31, 2011.

7.	RELATED PARTY TRANSACTIONS

The Company paid a related company, an entity under common control, delivery fees in the amount of $477,824 for the year ended December 31, 2011 and had an outstanding payable balance of $34,012 as of December 31, 2011.

8.	SUBSEQUENT EVENTS

On October 30, 2012, all of the members’ interests of Concrete and common stock of Gravel were purchased by U.S. Concrete, Inc for $24.5 million in cash plus potential earn-out payments, contingent upon reaching negotiated volume hurdles, with an aggregate present value of up to $7.0 million in cash, which is receivable over a six-year period.

Bode Gravel Co. and Bode Concrete LLC
Combined Financial Statements
(Unaudited)
For the Quarterly Period ended
March 31, 2012

BODE GRAVEL CO. AND BODE CONCRETE LLC
CONDENSED COMBINED BALANCE SHEETS
(Unaudited)
(in thousands)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,302	$1,106
Trade accounts receivable	4,570	4,249
Inventories	273	291
Prepaid expenses	69	91
Notes receivable, current portion	—	108
Total current assets	6,214	5,845
Property, plant and equipment	5,284	4,991
Notes receivable	181	92
Other assets	42	42
Total assets	$11,721	$10,970

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,979	$1,947
Accrued liabilities	632	930
Current maturities of long-term debt	547	547
Total current liabilities	3,158	3,424

Long-term debt	1,300	892

Total liabilities	4,458	4,316

Equity:
Common stock, $100 par value per share (500 shares authorized; 300 shares issued and outstanding)	30	30
Additional paid-in capital	50	50
Retained earnings	7,183	6,574
Total stockholders' equity	7,263	6,654
Total liabilities and equity	$11,721	$10,970

The accompanying notes are an integral part of these condensed combined financial statements.

BODE GRAVEL CO. AND BODE CONCRETE LLC
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands)

	Three months ended
	March 31,
	2012	2011

Revenue	$7,756	$6,925

Cost of goods sold	3,969	3,591

Selling, general and administrative expenses	1,113	947

Other operating costs	1,641	1,413

Depreciation expense	265	215

Income from operations	768	759

Interest expense, net	(11)	(4)

Other income, net	2	1

Net income before taxes	759	756

Income taxes	—	—

Net income	$759	$756

The accompanying notes are an integral part of these condensed combined financial statements.

BODE GRAVEL CO. AND BODE CONCRETE LLC
CONDENSED COMBINED STATEMENTS OF CASHFLOWS
(Unaudited)
(in thousands)

	Three months ended
	March 31,
	2012	2011
CASHFLOWS FROM OPERATING ACTIVITIES
Net income	$759	$756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	265	215
Changes in assets and liabilities
Accounts receivable	(321)	(1,075)
Accounts payable and accrued liabilities	(266)	560
Other assets and liabilities	40	(101)
Net cash provided by operating activities	477	355

CASHFLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(558)	(168)
Other investing activities	19	(10)
Net cash used in investing activities	(539)	(178)

CASHFLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	558	113
Repayments of borrowings	(150)	(91)
Distributions paid	(150)	(100)
Net cash used in financing activities	258	(78)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	196	99
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,106	324
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,302	$423

The accompanying notes are an integral part of these condensed combined financial statements.

BODE GRAVEL CO. AND BODE CONCRETE LLC
Notes to Condensed Combined Financial Statements

1.    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Bode Gravel Company (Gravel), located in San Francisco, California, rents equipment and sells raw materials to Bode Concrete LLC (Concrete), which mixes and sells ready-mixed concrete. Bode Gravel and Bode Concrete are collectively referred to as the Company.

Basis of Presentation

The accompanying condensed combined financial statements include the accounts of Gravel and Concrete and have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Some information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC’s rules and regulations. These unaudited condensed combined financial statements should be read in conjunction with the combined financial statements and related notes in our audited financial statements for the year ended December 31, 2011. In the opinion of our management, all adjustments necessary to state fairly the information in our unaudited condensed combined financial statements have been included.

For a description of our accounting policies, see Note 1 of the audited combined financial statements for the year ended December 31, 2011.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates Significant estimates and judgments made by the management of the Company include the collectability of accounts receivable and useful lives for its fixed assets.

2.    BORROWINGS

The Company’s revolving line of credit, which expired July 2, 2012, and was subsequently renewed for a one year term, provides for maximum borrowings of $3,000,000. The line of credit is secured by substantially all Company assets. Outstanding borrowings accrue interest at LIBOR plus 2.5%. There was no outstanding balance at March 31, 2012. The Company is required to maintain certain financial ratios under provisions of the revolving line of credit. The Company was in compliance with these covenants as of March 31, 2012.

BODE GRAVEL CO. AND BODE CONCRETE LLC
Notes to Condensed Combined Financial Statements

Long-term debt consists of the following (in thousands):

	March 31,	December 31,
	2012	2011

Note payable to bank, payable in monthly installments of $8,440, plus interest at 4.86%, through August 30, 2016, secured by all
bank accounts	$400	$421

Note payable to bank, payable in monthly installments of $16,220, plus interest at 4.86%, through October 31, 2014, secured by
all bank accounts	471	513

Note payable to shareholder’s trust, payable in monthly
installments of $2,196, plus interest at 6.25%, through
March 6, 2016	93	98

Note payable to bank, payable in monthly installments of
$23,518, plus interest at 4.71%, through July 1, 2013
secured by all bank accounts	342	407

Note payable to bank, payable in monthly installments of $10,431, plus interest at 4.5%, through January 15, 2017, secured by all
bank accounts	541	—

	1,847	1,439
Less current maturities	(547)	(547)

Total long-term debt	$1,300	$892

3.    COMMITMENTS AND CONTINGENCIES

The Company participates in various collective bargaining agreements with labor unions having multi-year terms that expire on a staggered basis. Under these agreements, the Company pays specified wages to covered employees, observes designated workplace rules and makes payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees. The risks of participating in these multi-employer pension plans are different from single-employer plans. Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. If we choose to stop participating in these multi-employer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

We are unable to estimate the amount of any potential future funding deficiency demands because the actions of each of the other contributing employers in the plans has an effect on each of the other contributing employers, the development of a rehabilitation plan by the trustees and subsequent submittal to and approval by the Internal Revenue Service is not predictable, and the allocation of fund assets and return assumptions by trustees are variable, as are actual investment returns relative to the plan assumptions.

4.    SUMMARY OF RELATED PARTY TRANSACTIONS

The Company paid a related company, an entity under common control, delivery fees in the amount of $108,960 and $111,754 for the three months ended March 31, 2012 and 2011, respectively.

Bode Gravel Co. and Bode Concrete LLC
Combined Financial Statements
(Unaudited)
For the Quarterly Period ended
June 30, 2012

BODE GRAVEL CO. AND BODE CONCRETE LLC
CONDENSED COMBINED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$2,027	$1,106
Trade accounts receivable	6,164	4,249
Inventories	257	291
Prepaid expenses	113	91
Notes receivable, current portion	—	108
Total current assets	8,561	5,845
Property, plant and equipment	5,020	4,991
Notes receivable	153	92
Other assets	42	42
Total assets	$13,776	$10,970

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,837	$1,947
Accrued liabilities	847	930
Current maturities of long-term debt	547	547
Total current liabilities	4,231	3,424

Long-term debt	1,139	892

Total liabilities	5,370	4,316

Equity:
Common stock, $100 par value per share (500 shares authorized; 300 shares issued and outstanding)	30	30
Additional paid-in capital	50	50
Retained earnings	8,326	6,574
Total stockholders' equity	8,406	6,654
Total liabilities and equity	$13,776	$10,970

The accompanying notes are an integral part of these condensed combined financial statements.

BODE GRAVEL CO. AND BODE CONCRETE LLC
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenue	$10,229	$7,395	$17,985	$14,320

Cost of goods sold	5,098	3,715	9,067	7,307

Selling, general and administrative expenses	1,111	980	2,224	1,928

Other operating costs	1,949	1,514	3,590	2,923

Depreciation expense	265	219	530	435

Income from operations	1,806	967	2,574	1,727

Interest expense, net	(12)	(3)	(23)	(8)

Other income, net	—	—	2	1

Net income before taxes	1,794	964	2,553	1,720

Income taxes	—	—	—	—

Net income	$1,794	$964	$2,553	$1,720

The accompanying notes are an integral part of these condensed combined financial statements.

BODE GRAVEL CO. AND BODE CONCRETE LLC
CONDENSED COMBINED STATEMENTS OF CASHFLOWS
(Unaudited)
(in thousands)

	Six months ended
	June 30,
	2012	2011
CASHFLOWS FROM OPERATING ACTIVITIES
Net income	$2,553	$1,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	530	435
Changes in assets and liabilities
Accounts receivable	(1,915)	(1,207)
Accounts payable and accrued liabilities	807	479
Other assets and liabilities	10	(84)
Net cash provided by operating activities	1,985	1,343

CASHFLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(558)	(175)
Other investing activities	47	(5)
Net cash used in investing activities	(511)	(180)

CASHFLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	558	113
Repayments of borrowings	(311)	(152)
Distributions paid	(800)	(250)
Net cash used in financing activities	(553)	(289)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	921	874
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,106	324
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,027	$1,198

The accompanying notes are an integral part of these condensed combined financial statements.

BODE GRAVEL CO. AND BODE CONCRETE LLC
Notes to Condensed Combined Financial Statements

1.    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Bode Gravel Company (Gravel), located in San Francisco, California, rents equipment and sells raw materials to Bode Concrete LLC (Concrete), which mixes and sells ready-mixed concrete. Bode Gravel and Bode Concrete are collectively referred to as the Company.

Basis of Presentation

The accompanying condensed combined financial statements include the accounts of Gravel and Concrete and have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Some information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC’s rules and regulations. These unaudited condensed combined financial statements should be read in conjunction with the combined financial statements and related notes in our audited financial statements for the year ended December 31, 2011. In the opinion of our management, all adjustments necessary to state fairly the information in our unaudited condensed combined financial statements have been included.

For a description of our accounting policies, see Note 1 of the audited combined financial statements for the year ended December 31, 2011.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates Significant estimates and judgments made by the management of the Company include the collectability of accounts receivable and useful lives for its fixed assets.

2.    BORROWINGS

The Company’s revolving line of credit, which expired July 2, 2012, and was subsequently renewed for a one year term, provides for maximum borrowings of $3,000,000. The line of credit is secured by substantially all Company assets. Outstanding borrowings accrue interest at LIBOR plus 2.5%. There was no outstanding balance at June 30, 2012. The Company is required to maintain certain financial ratios under provisions of the revolving line of credit. The Company was in compliance with these covenants as of June 30, 2012.

BODE GRAVEL CO. AND BODE CONCRETE LLC
Notes to Condensed Combined Financial Statements

Long-term debt consists of the following (in thousands):

	June 30,	December 31,
	2012	2011

Note payable to bank, payable in monthly installments of $8,440, plus interest at 4.86%, through August 30, 2016, secured by all
bank accounts	$380	$421

Note payable to bank, payable in monthly installments of $16,220, plus interest at 4.86%, through October 31, 2014, secured by
all bank accounts	428	513

Note payable to shareholder’s trust, payable in monthly
installments of $2,196, plus interest at 6.25%, through
March 6, 2016	88	98

Note payable to bank, payable in monthly installments of
$23,518, plus interest at 4.71%, through July 1, 2013
secured by all bank accounts	274	407

Note payable to bank, payable in monthly installments of $10,431, plus interest at 4.5%, through January 15, 2017, secured by all
bank accounts	516	—

	1,686	1,439
Less current maturities	(547)	(547)

Total long-term debt	$1,139	$892

3.    COMMITMENTS AND CONTINGENCIES

The Company participates in various collective bargaining agreements with labor unions having multi-year terms that expire on a staggered basis. Under these agreements, the Company pays specified wages to covered employees, observes designated workplace rules and makes payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees. The risks of participating in these multi-employer pension plans are different from single-employer plans. Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. If we choose to stop participating in these multi-employer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

We are unable to estimate the amount of any potential future funding deficiency demands because the actions of each of the other contributing employers in the plans has an effect on each of the other contributing employers, the development of a rehabilitation plan by the trustees and subsequent submittal to and approval by the Internal Revenue Service is not predictable, and the allocation of fund assets and return assumptions by trustees are variable, as are actual investment returns relative to the plan assumptions.

4.    SUMMARY OF RELATED PARTY TRANSACTIONS

The Company paid a related company, an entity under common control, delivery fees in the amount of $119,720 and $135,332 for the three months ended June 30, 2012 and 2011, respectively and $228,680 and $247,086 for the six months ended June 30, 2012 and 2011, respectively.

Bode Gravel Co. and Bode Concrete LLC
Combined Financial Statements
(Unaudited)
For the Quarterly Period ended
September 30, 2012

BODE GRAVEL CO. AND BODE CONCRETE LLC
CONDENSED COMBINED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$2,453	$1,106
Trade accounts receivable	6,838	4,249
Inventories	198	291
Prepaid expenses	188	91
Notes receivable, current portion	—	108
Total current assets	9,677	5,845
Property, plant and equipment	4,730	4,991
Notes receivable	120	92
Other assets	42	42
Total assets	$14,569	$10,970

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,487	$1,947
Accrued liabilities	797	930
Current maturities of long-term debt	547	547
Total current liabilities	3,831	3,424

Long-term debt	894	892

Total liabilities	4,725	4,316

Equity:
Common stock, $100 par value per share (500 shares authorized; 300 shares issued and outstanding)	30	30
Additional paid-in capital	50	50
Retained earnings	9,764	6,574
Total stockholders' equity	9,844	6,654
Total liabilities and equity	$14,569	$10,970

The accompanying notes are an integral part of these condensed combined financial statements.

BODE GRAVEL CO. AND BODE CONCRETE LLC
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue	$10,760	$9,339	$28,744	$23,659

Cost of goods sold	5,542	4,824	14,609	12,131

Selling, general and administrative expenses	1,252	1,062	3,476	2,990

Other operating costs	2,101	1,912	5,692	4,835

Depreciation expense	265	224	794	659

Income from operations	1,600	1,317	4,173	3,044

Interest expense, net	(12)	(2)	(35)	(10)

Other income, net	—	—	2	1

Net income before taxes	1,588	1,315	4,140	3,035

Income taxes	—	—	—	—

Net income	$1,588	$1,315	$4,140	$3,035

The accompanying notes are an integral part of these condensed combined financial statements.

BODE GRAVEL CO. AND BODE CONCRETE LLC
CONDENSED COMBINED STATEMENTS OF CASHFLOWS
(Unaudited)
(in thousands)

	Nine months ended
	September 30,
	2012	2011
CASHFLOWS FROM OPERATING ACTIVITIES
Net income	$4,140	$3,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	794	659
Changes in assets and liabilities
Accounts receivable	(2,589)	(3,019)
Accounts payable and accrued liabilities	407	1,728
Other assets and liabilities	22	(149)
Net cash provided by operating activities	2,774	2,254

CASHFLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(558)	(625)
Other investing activities	80	23
Net cash used in investing activities	(478)	(602)

CASHFLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	558	561
Repayments of borrowings	(557)	(228)
Distributions paid	(950)	(400)
Net cash used in financing activities	(949)	(67)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,347	1,585
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,106	324
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,453	$1,909

The accompanying notes are an integral part of these condensed combined financial statements.

BODE GRAVEL CO. AND BODE CONCRETE LLC
Notes to Condensed Combined Financial Statements

1.    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Bode Gravel Company (Gravel), located in San Francisco, California, rents equipment and sells raw materials to Bode Concrete LLC (Concrete), which mixes and sells ready-mixed concrete. Bode Gravel and Bode Concrete are collectively referred to as the Company.

Basis of Presentation

The accompanying condensed combined financial statements include the accounts of Gravel and Concrete and have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Some information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC’s rules and regulations. These unaudited condensed combined financial statements should be read in conjunction with the combined financial statements and related notes in our audited financial statements for the year ended December 31, 2011. In the opinion of our management, all adjustments necessary to state fairly the information in our unaudited condensed combined financial statements have been included.

For a description of our accounting policies, see Note 1 of the audited combined financial statements for the year ended December 31, 2011.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates Significant estimates and judgments made by the management of the Company include the collectability of accounts receivable and useful lives for its fixed assets.

2.    BORROWINGS

The Company’s revolving line of credit, which expired July 2, 2012, was subsequently renewed for a one year term and provides for maximum borrowings of $3,000,000. The line of credit is secured by substantially all Company assets. Outstanding borrowings accrue interest at LIBOR plus 2.5%. There was no outstanding balance at September 30, 2012. The Company is required to maintain certain financial ratios under provisions of the revolving line of credit. The Company was in compliance with these covenants as of September 30, 2012.

BODE GRAVEL CO. AND BODE CONCRETE LLC
Notes to Condensed Combined Financial Statements

Long-term debt consists of the following (in thousands):

	September 30,	December 31,
	2012	2011

Note payable to bank, payable in monthly installments of $8,440, plus interest at 4.86%, through August 30, 2016, secured by all
bank accounts	$359	$421

Note payable to bank, payable in monthly installments of $16,220, plus interest at 4.86%, through October 31, 2014, secured by
all bank accounts	384	513

Note payable to shareholder’s trust, payable in monthly
installments of $2,196, plus interest at 6.25%, through
March 6, 2016	—	98

Note payable to bank, payable in monthly installments of
$23,518, plus interest at 4.71%, through July 1, 2013
secured by all bank accounts	208	407

Note payable to bank, payable in monthly installments of $10,431, plus interest at 4.5%, through January 15, 2017, secured by all
bank accounts	490	—

	1,441	1,439
Less current maturities	(547)	(547)

Total long-term debt	$894	$892

3.    COMMITMENTS AND CONTINGENCIES

The Company participates in various collective bargaining agreements with labor unions having multi-year terms that expire on a staggered basis. Under these agreements, the Company pays specified wages to covered employees, observes designated workplace rules and makes payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of these employees. The risks of participating in these multi-employer pension plans are different from single-employer plans. Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. If we choose to stop participating in these multi-employer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

We are unable to estimate the amount of any potential future funding deficiency demands because the actions of each of the other contributing employers in the plans has an effect on each of the other contributing employers, the development of a rehabilitation plan by the trustees and subsequent submittal to and approval by the Internal Revenue Service is not predictable, and the allocation of fund assets and return assumptions by trustees are variable, as are actual investment returns relative to the plan assumptions.

4.    SUMMARY OF RELATED PARTY TRANSACTIONS

The Company paid a related company, an entity under common control, delivery fees in the amount of $109,597 and $97,340 for the three months ended September, 30, 2012 and 2011, respectively, and $338,277 and $344,426 for the nine months ended September 30, 2012 and 2011, respectively.